Filed Pursuant to File 424(b)(3)
Registration No. 333-145800

Offer to Exchange

THE SECURITIES LISTED BELOW FOR SUBSTANTIALLY IDENTICAL SECURITIES THAT HAVE
BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933:

$200,000,000 11% Senior Notes due 2014

Material Terms of Exchange Offer

•	We sold the outstanding senior notes on December 20, 2006, January 10, 2007 and September 5, 2007 to the initial purchasers who subsequently re-sold such securities to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

•	The terms of the new senior notes to be issued in the exchange offer are substantially identical to the outstanding senior notes, except that the transfer restrictions and registration rights relating to the outstanding senior notes will not apply to the new senior notes.

•	You may withdraw your tender of senior notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding senior notes that are validly tendered and not withdrawn.

•	Based upon interpretations by the Staff of the SEC, we believe that subject to some exceptions, the new senior notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

•	The exchange offer will expire at 5:00 p.m., New York City time, on December 18, 2007, unless we decide to extend it.

•	The exchange of senior notes will not be a taxable event for U.S. federal income tax purposes.

•	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

•	We will not receive any proceeds from the exchange offer.

•	The new senior notes will be guaranteed jointly and severally by certain our subsidiaries on a senior basis. The new senior notes and related guarantees will be secured by a first-priority lien on most of our telephone networks systems and equipment assets.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors.”

Neither the SEC nor any state securities commission has approved the senior notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 16, 2007

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

Until February 17, 2007, all dealers that, buy, sell or trade the new senior notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

This prospectus incorporates business and financial information about the company that is not included in or delivered with this prospectus. This information is available free of charge to security holders upon written or oral request to: Maxcom Telecomunicaciones, S.A.B. de C.V., Guillermo Gonzalez Camarena No. 2000, Colonia Centro de Ciudad Santa Fe, Mexico, D.F. 01210, Attention: Director, Investor Relations (general phone number (52) 55-1163-1005).

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PROSPECTUS SUMMARY

This summary highlights material information about our business and about participating in the exchange offer. This is a summary of material information contained elsewhere in this prospectus and is not complete and may not contain all of the information that may be important to you. For a more complete understanding of our business, you should read this entire prospectus, including the section entitled, “Risk Factors” and our audited and unaudited consolidated financial statements and related notes.

Our Company

We are an integrated telecommunication services operator providing widespread services to residential and small- and medium-sized business customers in four Mexican metropolitan markets, which consist of Mexico City, Puebla, Queretaro and Toluca and selected service in other markets. From December 31, 2002 to December 31, 2006, we achieved growth from 125,231 voice lines in service to 269,598 (a compound annual growth rate of 21.1%) while also reducing our churn level from 3.0% to 1.6% during this same period. We generated revenues of U.S.$155.4 million (Ps.1,678.6 million) and a net loss of U.S.$2.6 million (Ps.28.2 million) during 2006 and revenues of U.S.$99.7 million (Ps.1,075.5 million) and a net loss of U.S.$l.6 million (Ps.16.8 million) in the first six months of 2007. We provide a wide range of services including local and long-distance voice, data, high speed, dedicated and dial-up Internet access, public telephony and Voice over Internet Protocol telephony, and offer attractively priced service bundles. We also offer cable television and mobile voice service through resale and capacity leasing agreements with third parties. We recently launched multichannel television service over our own network, using Internet Protocol video transmission.

We operate our own telecommunications network and support infrastructure, including the critical “last mile,” or customers’ premise level infrastructure. As of June 30, 2007, our network encompasses 617 route kilometers of metropolitan fiber optic cable and over 3,177 kilometers of high-quality copper loops capable of high speed data transmission. We operate a 170-kilometer fiber optic link connecting the cities of Puebla and Mexico City and a 6,421-kilometer longhaul fiber optic backbone connecting Mexico City and Laredo, Texas. We also own microwave concessions for wireless transmission.

Competitive Strengths

We believe that the following strengths provide a basis upon which our business can continue to grow and achieve success in the highly competitive Mexican telecommunications market.

Wide Range of Service Offerings.  We are an integrated telecommunication services provider, offering individually and in bundles, voice and data and, in some areas, cable television and mobile services. In August 2007, we launched multichannel Internet Protocol video service in Puebla, entirely on our own network. We have a history of being the first provider in Mexico to introduce new services including digital subscriber line, Internet Protocol telephony, “triple-play” services, unbundled “quadruple-play” services and Internet Protocol Television.

History of High Penetration Rates.  Our business model is based on careful geographical targeting of certain underserved segments of the residential and business population in urban markets. As of June 30, 2007, in areas covered by our network where we own the last mile infrastructure, we have achieved residential penetration levels (measured by homes passed) of 37% in the city of Puebla, 35% in the city of Mexico City and 24% in the city of Queretaro. Since 2004, we have sold approximately 76% of built lines in our network clusters within 180 days after the completion of the buildout.

Cost Efficient, Flexible, Reliable Technology.  We combine optical fiber, broadband capable copper lines and microwave technology, deployed based on customer requirements, deployment cost, time to market, time to revenue and profitability potential. Our network infrastructure, with copper loops generally no more than 3 kilometers in length, allows us to deliver broadband data at speeds up to 20 Mbps. The flexibility of our network allows us to provide value-added services such as video without major outside plant upgrades.

Valuable Last-Mile Ownership.  Unlike many other markets worldwide, Mexican telecommunications regulations do not require the wireline incumbent, Telmex, to provide other telecommunication service providers with access to its unbundled local loops. As a result, access to last mile infrastructure presents a significant barrier to entry. Our own broadband-capable last-mile infrastructure passes by approximately 526,000 homes allowing us to offer our services without depending on other telecommunications carriers to reach our customers.

Recognized Brand Name and Customer Perception for Quality Services.  Because we control the entire process of network provisioning, service initiation and service quality, we are able to ensure the quality of our service and maintain customer loyalty. We monitor our customer satisfaction levels through surveys, commissioned by us, and utilize this information to enhance the quality of our services and the experience for our customers.

History of Developing Strategic Alliances.  We have a track record of developing strategic alliances, through revenue sharing agreements, capacity leasing, resale arrangements and business relationships, with cable television and mobile wireless operators, technology suppliers and real estate developers that has allowed us to expand our product offerings, ensure compatible network technologies and gain access to new customers.

Strategy

Our growth strategy includes the following components:

Increase Penetration of Niche Markets with Unmet Demand for Telecommunication Services.  We intend to continue to focus on residential customers and small- and medium-sized business customers in selected metropolitan areas that offer telecommunications growth potential due to a combination of a large population, low subscriber penetration and economic growth. We believe there is unmet demand for the services we offer among the lower and middle-low income socioeconomic classes and small- and medium-sized business customers.

Seize Wireline Opportunity Created by Highly Priced Wireless Offering.  Mobile wireless penetration in Mexico is approximately 54%, nearly triple the penetration rate of wireline telephony, according to the Mexican Federal Telecommunications Commission (Comisión Federal de Telecomunicaciones). Based on an average call duration of five minutes, current per-minute pricing of prepaid wireless services (used by 92% of Mexican mobile users according to the Mexican Federal Telecommunications Commission) is over ten times that of wireline. We believe the high cost of wireless services combined with the socio-demographic characteristics of Mexico presents a significant opportunity for lower cost wireline services.

Expand our Network on a Disciplined Demand-Driven, Modular Basis.  As part of our growth strategy, we intend to continue building our network on a carefully targeted, modular basis with a rigorous focus on return on investment. We will continue to invest network capital only when our planning process shows attractive expected returns.

Enhance Residential Penetration Rates and Average Revenue Per User Through Bundling.  We expect that our bundled services will enhance residential penetration levels, increase customer use of multiple services, enhance margins, lower churn and increase average revenue per user. We plan to expand our multichannel Internet Protocol Television service over the rest of our network coverage area. We believe that this will allow us to sell video subscriptions to non-customers already passed by our networks and to sell video service bundles to a substantial percentage of our existing subscribers.

Maintain Our Service Quality Differentiation and Focus.  We provide a differentiated customer experience based on high service quality and customer-focused product offerings. Key elements of our differentiation strategy include proactive marketing efforts with door-to-door personal sales and promotions, competitive pricing, fast and affordable installation and tailor made solutions for small- and medium-sized business customers. We also differentiate our services by providing accurate and timely billing, minimizing activation errors and delivering near real-time activations.

Risks Related to our Business

Our business involves various risks, including, amongst others, our ability to generate sufficient cash flows to meet our debt service obligations and implement our business plan, increasing competition in the Mexican telecommunications industry resulting in lower margins and/or our loss of market share, our ability to protect and maintain our network infrastructure from service interruptions, loss of our concessions due to the failure to successfully renew them or comply with their conditions, political and economic conditions in Mexico and changes in Mexican laws, regulations and decrees applicable to us. Additionally, we have a substantial amount of indebtedness that may limit our ability to operate our business. We also have a history of net losses and cannot be certain that we will achieve profitability.

You should carefully consider the information in the “Risk Factors” section of this prospectus before participation in the exchange offer.

Corporate Information

Maxcom Telecomunicaciones, S.A. B. de C.V. is a limited liability public stock corporation (sociedad anónima bursátil de capital variable), organized under the laws of Mexico and incorporated on February 28, 1996. We were originally organized under the name “Amaritel, S.A. de C.V.” We changed our corporate name to “Maxcom Telecomunicaciones, S.A. de C.V.” on February 9, 1999. In connection with our initial public offering, our corporate name was changed to “Maxcom Telecommunicaciones, S.A.B. de C.V.” on October 19, 2007.

Our principal offices are located at Guillermo Gonzalez Camarena No. 2000, Colonia Centro de Ciudad Santa Fe, Mexico, D.F. 01210 and our general phone number is (52) 55-5147-1111. Our website address, the contents of which are not part of, or incorporated into, this prospectus or the registration statement of which this prospectus is a part, is www.maxcom.com. Our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

The following chart summarizes our current corporate structure:

All of our subsidiaries are wholly-owned, directly or indirectly, by us.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes.	On December 20, 2006, the Company sold U.S.$150,000,000 of 11% Senior Notes due 2014 to Morgan Stanley & Co. Incorporated and Merrill Lynch, Fenner, Pierce & Smith Incorporated, as initial purchasers. On January 10, 2007, the Company sold U.S.$25,000,000 of 11% Senior Notes due 2014 to Morgan Stanley & Co. Incorporated, as the initial purchaser. On September 5, 2007, the Company sold U.S.$25,000,000 of 11% Senior Notes due 2014 to Morgan Stanley & Co. Incorporated, as the initial purchaser. These senior notes constitute a single class of notes under the indenture dated December 20, 2006. These senior notes were offered only to (1) qualified institutional buyers under Rule 144A and (2) outside the United States in compliance with Regulation S.

Registration Rights Agreement	Simultaneously with each initial sale of the outstanding senior notes, we entered into registration rights agreements for the exchange offer. In the registration rights agreements, we agreed, among other things, to cause a registration statement under the Securities Act to be declared effective for:

• an offer to exchange the senior notes for a new issue of registered senior notes, or

• registration of the senior notes for resale.

The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding senior notes.

The Exchange Offer	We are offering to exchange the new senior notes, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for your outstanding senior notes, which were issued on December 20, 2006, January 10, 2007 or September 5, 2007, in the initial offerings. In order to be exchanged, an outstanding senior secured note must be properly tendered and accepted. All outstanding senior notes that are validly tendered and not validly withdrawn will be exchanged. We will issue new senior notes promptly after the expiration of the exchange offer. The outstanding senior notes may be tendered only in integral multiples of $1,000.

Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to unrelated parties, we believe that the new senior notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• the new senior notes are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new senior notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any new senior notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new senior notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued new senior notes in the exchange offer for its own account in exchange for outstanding senior notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new senior notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new senior notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding senior notes on November 16, 2007.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 18, 2007, unless we decide to extend it.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	We issued the outstanding senior notes as global securities. When the outstanding senior notes were issued, we deposited the Global Notes with the custodians for the book-entry depositary. The book-entry depositary issued depositary interests in respect of each Global Note to DTC and then recorded such interests in their respective books and records in the name of DTC’s nominee.

If you wish to tender your outstanding senior notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

• an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding senior notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

• if the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your outstanding senior notes and update your account to reflect the issuance of the new senior notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the outstanding senior notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

• a timely confirmation of book-entry transfer of your outstanding senior notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or

• if necessary, the documents required for compliance with the guaranteed delivery procedures. Do not send letters of transmittal and certificates representing outstanding senior notes to us. Send these documents only to an exchange agent. See “Exchange Offer — Exchange Agent” for more information.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding senior notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding senior notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding senior notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding senior notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding senior notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.

Withdrawal Rights	You may withdraw the tender of your outstanding senior notes at any time prior to 5:00 p.m., New York City time, on December 18, 2007.

Acceptance of Outstanding Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of outstanding senior notes, we will accept any and all outstanding senior notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding senior notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the new senior notes as promptly as practicable after the expiration date and acceptance of the outstanding senior notes for exchange. See “Exchange Offer — Terms of Exchange Offer.”

Federal Income Tax Considerations	We believe that the exchange of outstanding senior notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds; Fees and Expenses	We will not receive any proceeds from the issuance of new senior notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the New Notes

The form and terms of the new senior notes are the same as the form and terms of the outstanding senior notes, except that the new senior notes will be registered under the Securities Act. As a result, the new senior notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding senior notes. The new senior notes represent the same debt as the outstanding senior notes. Both the outstanding senior notes and the new senior notes are governed by the same indenture. Unless the context otherwise requires, we use the term “senior notes” in this prospectus to collectively refer to the outstanding senior notes and the new senior notes.

Issuer	Maxcom Telecomunicaciones, S.A.B. de C.V.

Guarantors	Maxcom Servicios Administrativos, S.A. de C.V., Outsourcing Operadora de Personal, S.A. de C.V., TECBTC Estrategias de Promoción, S.A. de C.V. (formerly “Técnicos Especializados en Telecomunicaciones, S.A. de C.V.,”) Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V. and Maxcom USA, Inc.

New Notes Offered	U.S.$200,000,000 aggregate principal amount of 11% senior senior notes due 2014, Series B.

Issue Price	100%

Maturity Date	December 15, 2014.

Interest	The new senior notes will bear interest at the annual rate of 11%, payable in arrears on each interest payment date.

Interest Payment Dates	June 15 and December 15 of each year, commencing on June 15, 2008.

Optional Redemption	The Issuer may redeem some or all of the senior notes prior to December 15, 2010 by paying a “make-whole” premium and at any time thereafter at the redemption prices listed in the section under the heading “Optional Redemption,” plus accrued and unpaid interest and additional interest, if any. See “Description of Notes — Optional Redemption.”

Optional Redemption After Public Equity Offerings	At any time (which may be more than once) before December 15, 2009, the Issuer can choose to redeem up to 35% of the aggregate principal amount of the senior notes originally issued with money that the Issuer raises in one or more public equity offerings, as long as:

• the Issuer pays 111% of the face amount of the senior notes, plus accrued and unpaid interest, if any;

• the Issuer redeems the senior notes within 90 days of completing the public equity offering; and

• at least 65% of the aggregate principal amount of senior notes originally issued remains outstanding afterwards. See “Description of Notes — Optional Redemption.”

Redemption for Tax Reasons	Under certain circumstances, we may redeem the senior notes in whole but not in part upon not less than 30 and no more than 60 days prior notice at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption plus any additional amounts. See “Description of Notes — Optional Tax Redemption.”

Change of Control	Upon a change of control, as defined under the section entitled “Description of the Notes — Certain Definitions,” we will be required to make an offer to purchase the senior notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the senior notes). See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Asset Sale Offer	If we or our Restricted Subsidiaries engage in asset sales and we do not apply the proceeds as required under the indenture, we may be required to make an offer to repurchase the new senior notes. See “Description of Notes — Repurchase at the Option of Holders — Asset Sales.”

Guarantees	Guarantors will unconditionally guarantee, jointly and severally, on a senior unsecured basis, all of the Issuer’s obligations under the senior notes. See “Description of Notes — Note Guarantees.”

Security	The new senior notes will be secured by first-priority liens on most of our telephone network systems and equipment assets. See “Description of Notes — Security.”

Ranking	The new senior notes will be secured senior obligations of the Issuer and will rank:

• senior in right of payment to all of our existing and future subordinated indebtedness;

• equally in right of payment with any of our existing and future senior indebtedness;

• effectively junior in right of payment to all of our secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the senior notes.

Similarly, the guarantee of each guarantor of the new senior notes will rank:

• senior in right of payment to all of such guarantor’s existing and future subordinated indebtedness;

• equally in right of payment with any existing and future senior unsecured indebtedness of such guarantor;

• effectively junior in right of payment to all of such guarantor’s secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the senior notes.

As of June 30, 2007:

• the Issuer and the Guarantors had approximately U.S.$177.8 million in senior unsecured indebtedness outstanding, including approximately

U.S.$1.9 million of indebtedness under various vendor financing facilities;

• the Issuer and the Guarantors had no subordinated indebtedness and no secured indebtedness; and

• subsidiaries of ours that do not guarantee the senior notes had U.S.$4.8 million of liabilities, including trade payables, but excluding intercompany liabilities.

Under Mexican law, holders of the senior notes will not have any claim whatsoever against the Issuer’s or the Guarantors’ non-guarantor subsidiaries.

Certain Indenture Provisions	The indenture governing the new senior notes contains covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries to:

• incur additional debt;

• pay dividends on, redeem or repurchase our capital stock;

• issue or sell stock of certain subsidiaries;

• make investments;

• create certain liens;

• transfer and sell assets;

• enter into sale and leaseback transactions;

• enter into transactions with affiliates;

• create unrestricted subsidiaries;

• guarantee other debt; and

• merge or consolidate with another company.

See “Description of Notes — Certain Covenants.”

Risk Factors

Before making an investment decision, you should carefully consider all of the information in this prospectus, including the discussion under the caption “Risk Factors,” for a discussion of certain risks of participating in the exchange offer.

Recent Developments

On October 24, 2007, we completed an initial public offering of shares of our Series A common stock in the form of Ordinary Participation Certificates (Certificados de Participación Ordinarios), or CPOs, including American Depositary Shares, or ADSs, comprised of CPOs. In connection with the initial public offering, each issued and outstanding share of our Series A, Series B and Series N common stock was converted into one new share of Series A common stock. We issued a total of 304,608,201 shares of Series A common stock in the initial public offering and, immediately following the closing of our initial public offering, our outstanding capital stock consisted of788,965,237 shares of Series A common stock, 1,528,827 shares of which represent the fixed portion of our capital stock and 787,436,410 shares of which represent the variable portion of our capital stock. We received U.S.$240.9 million in net proceeds from the initial public offering. The principal purpose of the initial public offering was to raise capital resources which we currently intend to use for capital expenditures to further expand our network. However, we currently have no commitments or agreements to use the net proceeds of this offering for capital expenditures, and we may use net proceeds of the offering for general corporate purposes, including repayment of debt, investment in our subsidiaries, working capital, repurchases of stock or the financing of possible acquisitions or business opportunities. We have not determined the amounts we plan to spend on any of the uses described above or the timing of these expenditures. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for other purposes.

In January 2006, the Mexican tax authorities commenced tax audits of our subsidiary, Telereunión, S.A. de C.V., for tax payments corresponding to the fiscal year of 2004. These audits were completed on September 6, 2007. On September 11, 2007, the Mexican tax authorities assessed Telereunión, S.A. de C.V. a Ps.59,375,541.25 (approximately U.S.$5.5 million) debt (credito fiscal) for differences and omissions in the Telereunión, S.A. de C.V. tax returns for fiscal year 2004. Also as part of this audit, the Mexican tax authorities determined that Telereunión, S.A. de C.V. was liable for paying Ps.8,239,605.09 (U.S.$750,000) to former employees in connection with employees’ statutory profit sharing laws. We are currently assessing the validity of these claims and, to the extent any of them lack merit, intend to vigorously defend against such claim. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC Investors agreed to indemnify us for any out-of-pocket costs and expenses incurred in connection with the negotiation, settlement and/or resolution of these tax claims. To the extent we are ultimately found to have liability following our appeal with respect to the matters described above, we expect to obtain full indemnity from the Grupo VAC Investors.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus includes our audited consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and also includes our unaudited consolidated financial statements as of June 30, 2007 and for the six months ended June 30, 2007 and 2006, which have been prepared in accordance with Mexican Financial Reporting Standards, which we refer to as MFRS, NIF, or Mexican GAAP, which differs in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Pursuant to Mexican GAAP, we have prepared the financial statements and certain financial data in accordance with Bulletin B-10 “Recognition of Effects of Inflation on Financial Information,” of the Mexican Institute of Public Accountants, or MIPA, which requires a restatement of all full year comparative financial statements to constant Mexican pesos as of the date of the balance sheet for the most recently completed fiscal year. We publish our financial statements in pesos that are adjusted to reflect changes in purchasing power due to inflation. Pursuant to Mexican GAAP, except for the financial data as of and for the six months ended June 30, 2007 and 2006, which has been restated in constant pesos as of June 30, 2007, and except as otherwise indicated, the financial data for all other periods throughout this section have been restated in constant pesos as of December 31, 2006. According to the Central Bank of Mexico (Banco de México), the inflation rate from December 31, 2006 to June 30, 2007 was 0.6%. See note 22 to our full-year audited consolidated financial statements for a description of the principal differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP applicable to us and for a reconciliation of our net income and stockholders’ equity to U.S. GAAP as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 and note 12 to our interim unaudited consolidated financial statements for a description of the principal differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP applicable to us and for a reconciliation of our net income and stockholders’ equity to U.S. GAAP as of June 30, 2007 and 2006 and for the six months ended June 30, 2007 and 2006.

Unless otherwise specified, all references to “U.S. dollars,” “dollars,” “U.S.$” or “$” are to United States dollars, the legal currency of the United States, and references to “pesos” or “Ps.” are to Mexican pesos, the legal currency of Mexico. Except as otherwise indicated, peso amounts as of and for the six months ended June 30, 2007 and 2006 have been converted to U.S. dollars at the exchange rate of Ps.10.79 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate on June 29, 2007, the business day immediately preceding June 30, 2007. Except as otherwise indicated, peso amounts as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 have been converted to U.S. dollars at the exchange rate of Ps.10.80 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 29, 2006, the business day immediately preceding December 31, 2006. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all. For more information on exchange rates, see “Exchange Rates.” Amounts presented in this prospectus may not add up due to rounding.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables present our summary consolidated financial information as of and for the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements, including the notes thereto, and the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See note 22 to our full-year audited consolidated financial statements, which have been audited by PricewaterhouseCoopers, S.C., registered public accounting firm, as stated in their report included in this prospectus, and note 12 to our interim unaudited consolidated financial statements for a discussion of the significant differences between Mexican GAAP and U.S. GAAP as they relate to our business. Results of the interim periods are not necessarily indicative of results that may be expected for a full fiscal year or any other future period.

We have derived this summary consolidated financial information for the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2005 and 2006 from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. The summary consolidated financial information as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 has been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

As reported by the Banco de México, the rate of inflation was 0.6% for the period from December 31, 2006 to June 30, 2007 and 3.9% for the period from June 30, 2006 to June 30, 2007.

	Year Ended December 31,								Six Months Ended June 30,
	2004		2005		2006		2006(2)		2006		2007		2007(3)
							(unaudited)
	(thousands of constant December 31,								(unaudited, thousands of constant June 30,
	2006 pesos and thousands of U.S. dollars,								2007 pesos and thousands of U.S. dollars,
	except per share and share amounts)(1)								except per share and share amounts)(1)

Statement of Operations Data:
Mexican GAAP
Net revenues	Ps.	933,513	Ps.	1,197,104	Ps.	1,678,593	U.S.$	155,432	Ps.	739,408	Ps.	1,075,507	U.S.$	99,676
Operating costs and expenses:
Network operating costs		(329,439)		(399,320)		(652,452)		(60,415)		(265,676)		(456,471)		(42,305)
Selling, general and administrative expenses		(402,551)		(487,250)		(585,496)		(54,215)		(273,001)		(320,310)		(29,686)
Depreciation and amortization		(360,071)		(293,051)		(289,582)		(26,814)		(130,908)		(190,345)		(17,641)

Total operating costs and expenses		(1,092,061)		(1,179,621)		(1,527,530)		(141,445)		(669,585)		(967,126)		(89,632)

Operating (loss) income		(158,548)		17,483		151,063		13,988		69,823		108,381		10,045
Integral cost (income) of financing:
Interest expense, net		(40,303)		(101,058)		(130,534)		(12,087)		(46,858)		(90,111)		(8,351)
Exchange (loss) gain, net		(1,510)		20,783		6,511		603		(30,781)		18,430		1,708
Gain on net monetary position		92,649		22,985		20,724		1,919		3,966		5,330		494

Total integral cost of financing		50,836		(57,290)		(103,299)		(9,565)		(73,673)		(66,351)		(6,149)
Other income (expense), net		(852)		9,354		(1,065)		(99)		666		(2,777)		(257)
Special item(4)		—		(15,988)		(17,031)		(1,577)		—		—		—
Tax		(30,144)		(27,685)		(57,875)		(5,359)		(3,710)		(56,054)		(5,195)

Net income (loss) for the period	Ps.	(138,708)	Ps.	(74,126)	Ps.	(28,207)	U.S.$	(2,612)	Ps.	(6,894)	Ps.	(16,801)	U.S.$	(1,557)

Basic earnings (loss) per share(5)	Ps.	(0.47)	Ps.	(0.18)	Ps	.(0.06)	U.S.$	(0.006)	Ps.	(0.017)	Ps.	(0.035)	U.S.$	(0.003)
Diluted earnings (loss) per share(5)		(0.47)		(0.18)		(0.06)		(0.006)		(0.017)		(0.032)		(0.003)
Weighted average number of shares outstanding (thousands of shares)(5)
Basic		293,032		403,521		442,928		442,928		403,521		482,934		482,934
Diluted		293,032		403,521		467,628		467,628		403,521		529,016		529,016

	Year Ended December 31,								Six Months Ended June 30,
	2004		2005		2006		2006(2)		2006		2007		2007(3)
							(unaudited)
	(thousands of constant December 31,								(unaudited, thousands of constant June 30,
	2006 pesos and thousands of U.S. dollars,								2007 pesos and thousands of U.S. dollars,
	except per share and share amounts)(1)								except per share and share amounts)(1)

U.S. GAAP
Operating (loss) gain	Ps.	(207,965)	Ps.	(5,678)	Ps.	(48,775)	U.S.$	(4,516)	Ps.	(69,602)	Ps.	98,046	U.S.$	9,087
Net (loss) gain		1,271,427		178,890		12,009	1,112			(22,771)		(38,729)		(3,589)
Basic earnings (loss) per share(5)		4.34		0.44		0.03	0.003			(0.06)		(0.08)		(0.007)
Diluted earnings (loss) per share(5)		4.34		0.44		0.03	0.003			—		—		—
Ratio of earnings to fixed charges under U.S. GAAP(8)		—		2.92		1.55	1.55			—		1.42		1.42
Other Financial Data:
Mexican GAAP
EBITDA(6)		201,523		310,534		440,645	40,802			200,731		298,726		27,685
Capital expenditures(7)		373,926		465,183		1,004,131	92,979			440,932		652,583		60,480
Ratio of earnings to fixed charges(8)		—		—		1.05	1.05			—		1.06		1.06
Total debt(9)		866,574		1,174,735		1,993,541	184,587			1,433,006		1,918,620		177,815
Total interest expense		40,303		105,389		138,814	12,853			43,692		111,939		10,374

	As of June 30, 2007
	Actual		Pro Forma(11)		Actual(3)		Pro Forma(3)(11)
	(unaudited, thousands of constant June 30, 2007
	pesos and thousands of U.S. dollars)(1)

Balance Sheet Data
Mexican GAAP
Cash and temporary investments	Ps.	152,832	Ps.	3,019,406	U.S.$	14,164	U.S.$	279,823
Working capital(10)		83,971		83,971		7,782		7,782
Total assets		4,986,151		7,852,907		462,108		727,767
Total liabilities		2,789,239		3,059,104		258,502		283,502
Total shareholders’ equity		2,196,912		4,793,803		203,606		444,265

(1)	Pursuant to Mexican GAAP, except for the financial data as of June 30, 2007 and for the six month periods ended June 30, 2006 and 2007, which have been restated in constant pesos as of June 30, 2007, and except as otherwise indicated, the financial data for all other periods throughout this section have been restated in constant pesos as of December 31, 2006. Since financial data as of June 30, 2007 and for the six month periods ended June 30, 2006 and 2007 is presented in constant pesos in purchasing power as of June 30, 2007, it is not directly comparable to our audited consolidated year-end financial information included elsewhere in this prospectus. Restatement into December 31, 2006 pesos is made by multiplying the relevant nominal peso amount by the accumulated inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 2006. We use the inflation index 1.0519 for December 31, 2004 figures, 1.0333 for December 31, 2005 figures, 1.0405 for December 31, 2006 figures, 1.039 for June 30, 2006 and 1.000 for June 30, 2007 figures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(2)	Peso amounts were converted to U.S. dollars at the exchange rate of Ps.10.80 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 29, 2006, the business day immediately preceding December 31, 2006. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(3)	Peso amounts were converted to U.S. dollars at the exchange rate of Ps.10.79 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate on June 29, 2007, the business day immediately preceding June 30, 2007. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(4)	Special item refers to (a) expenses we incurred in connection with the sale of our subsidiary, Mijolife, S.A. de C.V., on November 22, 2005 and (b) the recognition of Ps.17.0 million, derived from the total amortization of the debt issuance costs related to the repayment of the 13 3/4% series bonds, the 2009 senior step-up notes and the 2007 senior notes. As of January 1, 2007, we adopted Mexican FRS NIF B-3, “Statement of Income,” which incorporates, among other things, a new approach to classifying income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and eliminates the cumulative effect of accounting changes. The adoption of this standard will affect our year end 2007 financial statements through the reclassification into general expenses of the special items that were previously presented in a separated line in the income statement. Our unaudited interim financial statements as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 already reflect the application of this standard.
(5)	Earnings per share data give effect to the reclassification of all classes and series of outstanding stock into a single class of Series A common stock immediately prior to the completion of this offering.
(6)	EBITDA for any period is defined as consolidated net income (loss) excluding depreciation and amortization, total integral cost of financing, other (income) expenses, special items and tax. EBITDA is not a recognized financial measure under Mexican GAAP or U.S. GAAP and does not purport to be, and should not be considered to be, an alternative to net income as a measure of operating performance or to cash flows from operating activity as a measure of liquidity. The following table sets forth a reconciliation of EBITDA to net income (loss) under Mexican GAAP for each of the periods presented above.

	Year Ended December 31,								Six Months Ended June 30,
	2004		2005		2006		2006		2006		2007		2007
							(unaudited)
	(thousands of constant December 31,								(unaudited, thousands of constant
	2006 pesos and thousands of U.S. dollars)								June 30, 2007 pesos and thousands
									of U.S. dollars)

Net income (loss)	Ps.	(138,708)	Ps.	(74,126)	Ps.	(28,207)	U.S.$	(2,612)	Ps.	(6,894)	Ps.	(16,801)	U.S.$	(1,557)
Depreciation and amortization		360,071		293,051		289,582		26,814		130,908		190,345		17,641
Total integral cost of financing		(50,836)		57,290		103,299		9,565		73,673		66,351		6,149
Other income (expense) net		852		(9,354)		1,065		99		(666)		2,777		257
Special item(4)		—		15,988		17,031		1,577		—		—		—
Tax		30,144		27,685		57,875		5,359		3,710		56,054		5,195

EBITDA	Ps.	201,523	Ps.	310,534	Ps.	440,645	U.S.$	40,802	Ps.	200,731	Ps.	298,726	U.S.$	27,685

EBITDA has been included solely because we believe it is a meaningful indication of our operating performance. We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies because it excludes the effect of (i) depreciation and amortization, which represents a non-cash charge to earnings, (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates and inflation rates, which have little or no bearing on our operating performance, (iii) income tax and tax on assets and statutory employee profit sharing, which is similar to a tax on income and (iv) other expenses or income not related to the operation of the business. EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure and taxes. You should review EBITDA, along with consolidated net income (loss) and resources arising from (used in) operating activities, investing activities and financing activities, when trying to understand our operating performance. However, companies define EBITDA in different ways and caution must be used in comparing this measurement to EBITDA of other companies.

(7)	Capital expenditures include frequency rights, telephone network systems and equipment, intangible assets and other assets. Investing activities in the consolidated statements of changes in financial position are net of dispositions. In accordance with our capital expenditures policy, any acquisition of a subsidiary will be considered a capital expenditure since our investment in subsidiaries is part of our strategy to incorporate new network systems.
(8)	Our earnings were insufficient to cover fixed charges for the periods 1998 through 2005 and the six month period ended June 30, 2006. Fixed charges include interest expense, capitalized interest and the portion of operating lease rental expense that represents the interest factor. The fixed charge coverage deficiency under Mexican GAAP was Ps.108.0 million in 2004, Ps.46.0 million in 2005 and Ps.31.9 million for the six-month period ended June 30, 2006. Under U.S. GAAP, the fixed charge deficiency was Ps.1,301 million in 2004 and Ps.58.8 million in the six-month period ended June 30, 2006.
(9)	Total debt is as of the end of the period indicated.
(10)	Working capital is defined as current assets (excluding cash and temporary investments and restricted cash) less current liabilities (excluding current maturities of long-term debt, which includes interest payable).
(11)	Pro forma amounts as of June 30, 2007 give effect to the private placement of U.S.$25 million aggregate principal amount of our senior notes completed on September 5, 2007 and the initial public offering of our Series A common stock in the form of CPOs, including ADSs comprised of CPOs, which was completed on October 24, 2007.

RISK FACTORS

You should carefully consider the following risks, as well as other information contained in this prospectus when deciding whether to participate in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

The risks described below are not the only ones that may affect us or the senior notes. In general, investing in the securities of issuers in emerging market countries such as Mexico involves risks not typically associated with investing in the securities of U.S. companies.

Risk Factors Associated with the Exchange Offer

Because there is no public market for the senior notes, you may not be able to resell your senior notes.

The new senior notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new senior notes; or

•	the price at which the holders would be able to sell their new senior notes.

If a trading market were to develop, the new senior notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intend to make a market in the senior notes. However, they are not obligated to do so, and any market-making activity with respect to the senior notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. We currently intend to list the new senior notes on the PORTAL market, Luxembourg Stock Exchange, however, we cannot assure you that a PORTAL, Luxembourg Stock Exchange listing will be obtained. There can be no assurance that an active trading market will exist for the senior notes or that any trading market that does develop will be liquid.

In addition, any holder of outstanding senior notes who tenders in the exchange offer for the purpose of participating in a distribution of the new senior notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding senior notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your senior notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding senior notes.

We will not accept your senior notes for exchange if you do not follow the exchange offer procedures. We will issue new senior notes as part of this exchange offer only after a timely receipt of your outstanding senior notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding senior notes, please allow sufficient time to ensure timely delivery. If we do not receive your senior notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your senior notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding senior notes for exchange. If there are defects or irregularities with respect to your tender of outstanding senior notes, we may not accept your outstanding senior notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding senior notes, your outstanding senior notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding senior notes.

We did not register the outstanding senior notes, nor do we intend to do so following the exchange offer. Outstanding senior notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding senior notes, you will lose your right to have your outstanding senior notes registered under the federal securities laws. As a result, if you hold outstanding senior notes after the exchange offer, you may not be able to sell your outstanding senior notes.

Risks Relating to the Notes and the Guarantees

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the senior notes, and to fund planned capital expenditures will depend on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including those described in this prospectus.

Our business plan, including the expansion of our network and services, requires significant capital expenditures. In turn, our ability to fund these planned capital expenditures as well as our operating expenses and our debt service obligations will depend on our ability to develop a significantly larger customer base and increase our operating cash flows. However, we may not succeed in attracting more customers and as a result our business may not generate sufficient operating cash flows to implement our business plan or even meet our existing debt service obligations. For example, from our incorporation in 1996 through 2003 we generated negative cash flows from operating activities. We may need to refinance or restructure all or a portion of our indebtedness, including the senior notes, on or before maturity. We may not be able to refinance any of our indebtedness, including the senior notes, on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity investments or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could inhibit the implementation of our business plan and materially harm our operating results and financial condition. We may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all. Under such circumstances, our ability to generate sufficient cash flow could adversely effect our ability to continue as a going concern.

Our substantial indebtedness could have a material adverse effect on our financial condition, including our ability to fulfill our obligations under the senior notes and our ability to operate our business and implement our business plan.

We are highly leveraged. As of June 30, 2007, we had total indebtedness in the amount of Ps.1,918.6 million (U.S.$177.8 million), which consists primarily of U.S.$175 million aggregate principal of senior notes. In addition, on September 5, 2007, we issued an additional U.S.$25 million aggregate principal amount of our senior notes. We will use approximately U.S.$23.1 million annually from our cash flows to service our senior notes. For the six months ended June 30, 2007, our ratio of earnings to fixed charges was 1.06. Despite our current level of indebtedness, we may be able to incur substantial additional indebtedness, including secured indebtedness. Although the terms of the indenture governing the senior notes restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications including with respect to our ability to incur additional senior secured indebtedness. If we or our subsidiaries incur additional indebtedness to finance working capital, capital expenditures, investments or acquisitions or for other purposes, the risks related to our business associated with our high level of indebtedness could be intensified. Specifically, our high level of indebtedness could have important consequences to our business, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments, reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in the telecommunications industry;

•	limiting our ability to take advantage of opportunities for acquisitions and other business combinations;

•	placing us at a competitive disadvantage compared to our less leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•	limiting our ability to obtain additional financing or obtain it on commercially reasonable terms, to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

If we and our subsidiaries incur substantial additional indebtedness in the future, the leverage-related risks that we now face could intensify and have a material adverse effect on business, results of operation and financial condition.

The indenture governing the senior notes contains restrictions on our ability to operate our business and to pursue our business strategies. Our failure to comply with these covenants could result in an acceleration of our indebtedness.

The indenture governing the senior notes contains covenants that may restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in certain transactions or business activities that may be important to our growth strategy, necessary to remain competitive or otherwise important to us. The indenture restricts, among others, our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions on our capital stock or repurchase our capital stock or subordinated indebtedness;

•	make investments or other specified restricted payments;

•	create liens;

•	enter into mergers, consolidations, sales of substantially all of our assets and other forms of business combinations;

•	enter into change of control transactions;

•	sell assets and subsidiary stock; and

•	enter into transactions with affiliates.

If we do not comply with these restrictions, we could be in default despite our ability to service our indebtedness. If there were an event of default under the indenture for the senior notes, holders of the senior notes could demand immediate payment of the aggregate principal amount and accrued interest on the senior notes outstanding which, as of August 31, 2007, was an amount equal to U.S.$179.1 million, not including the U.S.$25 million aggregate principal amount of senior notes issued on September 5, 2007. This could lead to our inability to pay our obligations or to our bankruptcy or reorganization for the benefit of our creditors. Any additional financings we obtain in the future would most likely contain similar or more restrictive covenants.

The terms of the indenture governing our senior notes restricting us and our restricted subsidiaries from incurring additional indebtedness are subject to certain exceptions and qualifications including exceptions allowing us to incur capital lease, financing and purchase money obligations not exceeding U.S.$10 million and additional indebtedness not exceeding U.S.$10 million. If we or our subsidiaries incur additional indebtedness to finance working capital, capital expenditures, investments or acquisitions or for other purposes, the risks related to our business associated with our high level of indebtedness could be intensified.

You may not be able to enforce the guarantees of our subsidiaries under the senior notes.

The subsidiary guarantees provide a basis for a direct claim against the subsidiary guarantors; however, it is possible that the subsidiary guarantees will not be enforceable. The laws of Mexico do not prevent the subsidiary guarantees from being valid, binding and enforceable against the subsidiary guarantors in accordance with their terms, provided they are in compliance with certain requirements under Mexican law. However, the obligation of each subsidiary guarantor may be subject to review under Mexican or U.S. state or federal fraudulent transfer laws. Under such laws, in a lawsuit by an unpaid creditor or representative of creditors of one of our subsidiaries such as a trustee in bankruptcy or the subsidiary guarantor as debtor-in-possession, if a court were to find that at the time such obligation was incurred, the subsidiary guarantor, among other things:

•	did not receive fair consideration or reasonably equivalent value, and

•	(1) was insolvent, (2) was rendered insolvent, (3) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (4) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, the court could void the subsidiary guarantor’s obligation and direct the return of any payments made to the subsidiary guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the prior clauses (1) through (4), the court could void such obligation and direct repayment if it found that the obligation was incurred with an intent to hinder, delay or defraud the creditors.

In addition, under Mexican Bankruptcy Law (Ley de Concursos Mercantiles), if any of the Guarantors that are located in Mexico are judicially declared bankrupt, such Guarantors’ obligations under its note guarantee will be subordinated to secured creditors and certain statutorily preferred creditors, such as those holding labor, tax and social security related claims, which will have preference over any other claims, including claims related to the senior notes described in this prospectus.

The senior notes may be effectively subordinated to our obligations under other secured indebtedness to the extent that these obligations are secured by collateral that does not secure the senior notes.

To the extent that our assets secure other indebtedness, but do not secure the senior notes, the senior notes will be effectively subordinated to such other obligations. In the event of a bankruptcy, liquidation, reorganization or the winding up of our business, assets securing other indebtedness would not be available to pay obligations under the senior notes unless and until payment in full of the obligations under such other secured indebtedness. Likewise, if the lenders under such other indebtedness accelerate such obligations, then those creditors would be entitled to exercise the remedies to secured creditors under applicable law.

Payments on the senior notes and the guarantees will be effectively junior to the liabilities of any non-guarantor subsidiaries.

The senior notes and the guarantees will constitute secured unsubordinated obligations of the Issuer and the Guarantors and will rank equal in right of payment with all of the other existing and future unsubordinated indebtedness of the Issuer and the Guarantors. Payment on the senior notes will be effectively subordinated to the payment of secured and unsecured debt and other creditors of our and the Guarantors’ non-guarantor subsidiaries. In addition, under Mexican law, the obligations of the Guarantors under the guarantees are subordinated to certain statutory preferences, including claims for salaries, wages, secured obligations, social security, taxes, court fees, expenses and costs. In the event of the Guarantors’ liquidation, such statutory preferences will have preference over any other claims, including claims by any holder of the senior notes.

As of June 30, 2007, the Issuer had Ps.1,918.6 million indebtedness and the Guarantors had no consolidated indebtedness. As of June 30, 2007, Ps.2.7 million of our cash was held in reserve pursuant to a trust arrangement in connection with our IXE Banco and Banco Mercantil del Norte loan facilities (this amount equals approximately one month’s interest under such credit facilities).

Not all of our subsidiaries are guarantors of the senior notes. However, our financial information (including our financial statements included herein) is presented on a consolidated basis. For the six month period ended June 30,

2007, our non-guarantor subsidiaries accounted for approximately 5.8% of our net revenue. As of June 30, 2007, our non-guarantor subsidiaries had liabilities in the amount of U.S.$4.8 million.

The provisions of the indenture governing the senior notes generally do not apply to our Unrestricted Subsidiaries and therefore their ability to incur debt, encumber their assets and make payments and distributions, among other matters, is not limited thereby.

Generally, the covenants and events of default included in the indenture do not apply to the Unrestricted Subsidiaries. See “Description of Notes.” As a result, the indenture imposes no limitations on the ability of the Unrestricted Subsidiaries to incur debt, make restricted payments, pledge their assets, make assets sales, and permit restrictions on their ability to pay dividends or make other distributions to us or issue their stock to third parties. Moreover, our Unrestricted Subsidiaries will not guarantee the senior notes. Thus, the senior notes will be effectively subordinated to all obligations, including indebtedness and trade payables, of our Unrestricted Subsidiaries. As a result, when evaluating our credit risk and making an investment decision with respect to the senior notes, you should not expect that the assets or cash flow of, if any, or our equity interest in, the Unrestricted Subsidiaries or those Restricted Subsidiaries will be available to repay the principal of, or pay interest on, the senior notes. As of June 30, 2007, we currently do not have any Unrestricted Subsidiaries. Subject to the limitations described under “Description of Notes — Certain Covenants — Restricted Payments,” however, we will be permitted to designate new or existing subsidiaries as Unrestricted Subsidiaries.

Laws affecting creditors’ rights and contractual restrictions of the subsidiary guarantors may limit the remedies of holders of the senior notes.

Under Mexican law, there are provisions that affect or may affect creditors’ rights generally or the rights of some creditors in particular. Those provisions include, among other things:

•	a creditor’s right to request the nullification of an action taken by a debtor to the prejudice of such creditor; and

•	priority given to preferred creditors, pursuant to which labor claims, claims of tax authorities for unpaid taxes and claims of secured creditors or creditors with a special privilege under the law will have priority over claims of unsecured creditors.

The measure of insolvency will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts is greater than all of its property (including collection rights) at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

In addition, the subsidiary guarantors may be or become subject to contractual restrictions on their ability to make payments on the subsidiary guarantees. If a subsidiary guarantor is sold, merged or consolidated in a transaction in which it is not the surviving entity, it will be released from all obligations under its subsidiary guarantee. See “Description of Notes — Note Guarantees” and “Description of Notes — Limitation on the Sale or Issuance of Capital Stock of Restricted Securities.”

If the subsidiary guarantees are held not to be enforceable, the senior notes would effectively be subordinated to all liabilities of the subsidiary guarantors, including trade payables and accrued liabilities.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

In connection with the transaction described in this prospectus, we have consented to the jurisdiction of the courts of the State of New York in the Borough of Manhattan and the United States Federal District Courts in the Southern District of New York. We are organized under the laws of Mexico as a sociedad anónima de capital variable. Some of our directors and officers named herein reside outside of the United States and some or a significant portion of the assets of such persons may be, and substantially all of our assets are, located outside of the United States. As a result, it may not be possible for investors to effect service of process upon such persons or entities outside of Mexico or to enforce judgments against us or them in the courts of jurisdictions other than Mexico or enforce any judgments obtained in such courts that are predicated upon the laws of such other jurisdictions. There is doubt as to the enforceability against such persons in Mexico, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities predicated solely on U.S. federal securities laws because Mexican courts may determine that the obligations for which enforcement is sought contravenes or goes beyond Mexican law (and public policy (órden público) thereunder).

We may not be able to finance the repurchase of all of the senior notes should there be a change of control offer.

If there is a change of control, as defined under “Description of Notes — Change of Control,” for any reason, we would have the obligation to offer to repurchase the senior notes at 101% of their principal amount, plus accrued and unpaid interest, if any. The source of funds for any repurchase of the senior notes and any such other payments due upon the occurrence of a change of control will be our available cash or cash equivalents, if any. We cannot assure you, however, that we will have access to sufficient funds to purchase all of the senior notes that might be delivered by holders of the senior notes seeking to accept the offer to purchase, as well as such other amounts that may be due and payable at such time.

Some events involving a change of control may also cause an event of default under our other existing indebtedness or indebtedness that we may incur in the future. If a change of control occurs at a time when we are prohibited from purchasing the senior notes under other debt agreements, we could seek the consent of our lenders to purchase the senior notes or could attempt to refinance the borrowings that prohibit our repurchase of the senior notes. If we do not obtain that consent or repay those borrowings, we would remain prohibited from purchasing the senior notes. In that case, our failure to purchase any of the tendered senior notes would constitute an event of default under the indenture governing the senior notes, which would likely cause a default under other indebtedness. In that event, we would be required to repay all senior debt, including any secured debt, before we could repurchase the senior notes.

You may not be able to receive your payments on the senior notes in U.S. dollars in certain circumstances.

We are required to make payments of amounts owed under the senior notes in U.S. dollars. However, in the event that proceedings are brought against us or the subsidiary guarantors in Mexico, either to enforce a judgment or as a result of an action brought in Mexico, neither we nor the subsidiary guarantors would be required to discharge our obligations in a currency other than Mexican currency. Under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), obligations to make payments in Mexico in foreign currency may be discharged in pesos at the rate of exchange for pesos prevailing at the time and place of payment. Although we are contractually required, and intend, to make all payments of amounts owed under the senior notes in U.S. dollars, we are legally entitled to pay in pesos if payment of the senior notes is sought in Mexico (through the enforcement of a non-Mexican judgment or otherwise). In the event that we make payment in pesos, you may experience a U.S. dollar shortfall when converting the pesos into U.S. dollars.

You may suffer a U.S. dollar shortfall if you obtain a judgment against us.

In the event you are awarded a judgment from a Mexican court enforcing our U.S. dollar-denominated obligations under our senior notes, we will have the right to discharge our obligations by paying you in pesos at the exchange rate in effect on the date of payment of such judgment. The exchange rate is currently determined by the Central Bank of Mexico (Banco de México) every banking day in Mexico and published the following banking day in the Official Gazette of the Federation (Diario Oficial de la Federación). As a result of such currency conversion, you could face a shortfall in U.S. dollars. No separate actions exist or are enforceable in Mexico for compensation for any such shortfall.

If we were to be declared in bankrupt, holders of senior notes may find it difficult to collect payment on the senior notes.

Under the Mexican Bankruptcy Law (Ley de Concursos Mercantiles), if we or any of the guarantors of the senior notes were declared bankrupt (en quiebra) by a Mexican court, or were to become subject to reorganization proceeding (concurso mercantil), our obligations under the senior notes and the applicable guarantor’s obligations under the guarantee of the senior notes: (i) would be converted into pesos at the exchange rate published by the Central Bank of Mexico prevailing at the time of the declaration of reorganization proceeding and then from pesos into a Unidades de Inversión, or UDIs, inflation indexed units, and would not be adjusted to take into account any devaluation of the peso relative to the U.S. dollar occurring after such conversion, (ii) would be subject to the outcome of, and priorities recognized in, the relevant proceedings, (iii) would be satisfied at the time claims of all of our creditors are satisfied after the relevant proceedings have been substantially advanced, (iv) would cease to accrue interest from the date a reorganization proceeding or bankruptcy is declared and, (v) would be subject to certain statutory preferences including tax, social security and labor claims and claims of secured creditors.

We cannot assure you that an active trading market for the exchange senior notes will develop.

The new senior notes constitute a new issue of securities, for which there is no existing market. We have agreed to file an application to admit the new senior notes to listing on the Official List of the Luxembourg Stock Exchange and to trading on the EuroMTF market, the alternative market of the Luxembourg Stock Exchange. We cannot provide you with any assurances that the application will be accepted. Further, no assurance can be provided regarding the development of a market for the new senior notes, the ability of holders of the new senior notes to sell their new senior notes, or the price at which such holders may be able to sell their new senior notes.

The initial purchasers are not obligated to facilitate trading in the new senior notes and any such activities, if commenced, may be discontinued at any time, for any reason, without notice. If the initial purchasers do not facilitate trading in the senior notes for any reason, there can be no assurance that another firm or person will do so. In addition, trading or resale of the new senior notes may be negatively affected by others factors described in this prospectus or the market for securities of Mexican issuers generally.

Accordingly, we cannot assure you that an active trading market for the new senior notes will develop or, if a trading market develops, that it will continue. The lack of an active trading market for the new senior notes would have a material adverse effect on the market price and liquidity of the new senior notes. Even if a market for the new senior notes develops, the new senior notes may trade at a discount from their initial offering price.

We may not be able to make payments in U.S. dollars as a result of restrictions and limitations imposed by the Mexican government.

In the past, the Mexican economy has experienced balance of payments deficits, shortages in foreign exchange reserves and other events that have resulted in restrictions on obtaining foreign currencies in exchange for pesos. While the Mexican government does not currently restrict the ability of Mexican or foreign persons to convert pesos to foreign currencies, or to U.S. dollars in particular, it has done so in the past and could do so again in the future. We cannot assure you that the Mexican government will not implement a restrictive exchange control policy in the future. Any such restrictive exchange control policy could prevent or restrict our access to U.S. dollars to meet our U.S. dollar obligations.

Risks Relating to the Collateral

The value of the Collateral securing the senior notes may not be sufficient to satisfy our obligations under the senior notes.

The Collateral subject to liens perfected after the date of issuance of the outstanding senior notes constitutes most of the Company’s telephone network systems and equipment assets. In the event of a foreclosure on the Collateral, we would be required to pay certain fees and other amounts prior to distribution of any amount in respect of the senior notes, which amounts would then be shared on an equal and ratable basis among the senior notes. We can provide no assurance as to the amount that would be distributed in respect of the senior notes upon any foreclosure or otherwise, or that the proceeds from the sale of the Collateral would be sufficient to satisfy our obligations under the senior notes.

The value of the Collateral and any amount to be received at foreclosure will depend upon many factors including, among others, the condition of the Collateral, changes in our industry, the ability to sell the Collateral in an orderly sale, the availability of buyers, the condition of the Mexican economy and exchange rates. No appraisal of any of the Collateral has been prepared by us or on our behalf in connection with the offering and sale of the senior notes. Given the limited number of participants in the Mexican telecommunications market, and because a telecommunications concession title is required to operate some of the assets that comprise the Collateral, there may not be any buyer willing and able to purchase a significant portion of our assets or the Collateral in the event of foreclosure. In addition, since we are not pledging all of our assets, it will not be possible to sell our business as a going concern upon foreclosure. Each of these factors could reduce the likelihood of a foreclosure as well as reduce the amount of any proceeds in the event of foreclosure.

Rights of holders of senior notes in the Collateral may be adversely affected by the failure to perfect security interests in certain Collateral acquired in the future.

The security interest in the Collateral securing the senior notes includes specified classes of assets whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the Trustee or the Collateral Agent will monitor, or that we will inform the Trustee or the Collateral Agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the senior notes against third parties.

We will in most cases have control over the Collateral securing the senior notes, and the sale of particular assets by us or the guarantors could reduce the pool of assets securing the senior notes and the guarantees.

The Collateral Documents allow us and the guarantors to remain in possession of, retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the Collateral securing the senior notes. To the extent we sell any assets that constitute such Collateral, the proceeds from such sale will be subject to the liens securing the senior notes only to the extent such proceeds would otherwise constitute “Collateral” securing the senior notes and the guarantees under the security documents. To the extent the proceeds from any such sale of Collateral do not constitute “Collateral” under the security documents, the pool of assets securing the senior notes and the guarantees would be reduced and the senior notes and the guarantees would not be secured by such proceeds.

Impediments exist to any foreclosure on the Collateral, which may adversely affect the proceeds of any foreclosure.

Substantially all of the documents that create liens on the Collateral for the benefit of the senior notes, which we refer to as the Collateral Documents, are governed by the laws of Mexico, and substantially all of the Collateral is located in Mexico. Any foreclosure would therefore be required to comply with Mexican legal and procedural requirements, which differ substantially from those in the United States. In particular, Mexican law does not allow for self-executing liens or expedited foreclosure proceedings. Any proceeding against the Collateral in Mexico would be required to be initiated in a Mexican court, and could involve significant delays. A Mexican court would require a judgment regarding the existence of an event of default under the indenture governing the senior notes from a U.S. court prior to any foreclosure. We may also have available to us defenses under Mexican law not available under U.S. law to any foreclosure proceeding. In addition, foreclosure proceedings would need to be brought under the laws of the United States, which govern the remainder of the Collateral. These delays could result in a deterioration of the Collateral and a decrease in the value that would otherwise be realizable upon foreclosure.

Third parties’ rights may affect the ability of the Collateral Agent to foreclose on the Collateral and the priority of the senior notes with respect to the Collateral.

Third parties may have rights and be entitled to remedies that diminish the ability of the Collateral Agent to foreclose upon the Collateral or that affect the priority of the senior notes with respect to the Collateral. Under Mexican law, amounts owed to employees or, with some limited exceptions, to tax authorities, must be paid by a debtor prior to the satisfaction of any other claims, including secured claims. In addition, under the terms of the senior notes, certain third-party Collateral Permitted Liens may be senior to the liens securing the senior notes. See “Description of Notes — Certain Definitions — Collateral Permitted Liens.” The rights and remedies to which these and other third party creditors are entitled may limit the ability of foreclosure on the Collateral or may otherwise reduce the proceeds available to satisfy our obligations under the senior notes.

We may incur additional secured indebtedness, which would dilute the value of the Collateral securing the senior notes.

Under the indenture governing the terms of the senior notes, we are permitted in the future to incur specified additional obligations that may share in the liens on the Collateral securing the senior notes. If we incur any additional debt that is secured on an equal and ratable basis with the senior notes, the holders of that debt will be entitled to share ratably with the holders of the senior notes and the value of the Collateral securing the senior notes will be diluted. Any such dilution will increase the risk of the proceeds from the sale of the Collateral not being sufficient to satisfy the amounts outstanding under the senior notes and all other obligations secured by such Collateral. If such proceeds were not sufficient to repay amounts due on the senior notes, then holders of the senior notes (to the extent the senior notes are not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our remaining assets.

Since not all of our assets are included in the Collateral, the ability to sell the Collateral as a going concern may be limited.

The Collateral pledged as security for our obligations under the senior notes is limited. The Collateral consists of a significant portion, but not all, of our tangible assets. The Collateral subject to liens constitutes most of the Company’s telephone network systems and equipment assets. In light of the fact that the Collateral is closely related to assets that are not pledged as Collateral, the ability of the Collateral Agent to sell the Collateral as a going concern may be limited.

A Mexican or U.S. bankruptcy may limit the ability to realize value from the Collateral.

The rights of the Collateral Agent upon a foreclosure on the Collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us before the foreclosure on the Collateral.

The Mexican bankruptcy law, which we refer to as the Ley de Concursos Mercantiles, may prevent the foreclosure or selling all or any part of the Collateral prior to our liquidation. In addition, during the pendency of insolvency proceedings, Mexican law does not require the debtor to provide adequate protection or assurances to secured creditors, although the bankruptcy court could adopt precautionary measures to such effect. A proceeding under Mexican bankruptcy law is divided into stages: an initial mediation stage and a second bankruptcy stage. The initial stage cannot last more than one year, and during this stage, a mediator (conciliador) is to be appointed within five days of the initial court ruling initiating a concurso mercantil. The mediator has certain powers to protect the enterprise as a going concern and initiate bankruptcy proceedings. During the second bankruptcy stage, a receiver (síndico) is appointed to proceed with the sale of assets. The receiver has additional powers to protect the enterprise. Neither the mediator nor the receiver, however, is specifically required to protect the rights of secured creditors. No proceeds would be distributed in respect of the senior notes prior to this sale of assets, and any amounts owed to our employees would be paid prior to the distribution of any amounts in respect of the senior notes. Generally, claims for taxes would also rank senior to the senior notes, other than with respect to certain portions of the Collateral to the extent perfected and recorded prior to notification of a federal tax claim.

In addition, significant uncertainties are inherent in Mexican bankruptcy proceedings that may result in further delays that could adversely impact the value of the Collateral. The Ley de Concursos Mercantiles was recently enacted, and only a few companies have completed a concurso mercantil under the amended law. There have been a limited number of final judicial decisions under the new law relating to critical bankruptcy issues such as the relative treatment and priority of debts, criteria for recognition of claims, the filing of the petition for reorganization, the role of the creditors in overseeing business operations during insolvency proceedings, criteria for court approval of a reorganization plan and the effect of the process on subsidiaries. Creditors’ rights in a bankruptcy proceeding are therefore not well-established in Mexico, and this may result in substantial delays beyond those contemplated by the Ley de Concursos Mercantiles as well as the inability of the mediator and the receiver to exercise the remedies and powers granted to them. Delays in proceedings, the inadequacy of available remedies and the inability of the mediator or receiver to exercise available remedies could result in a substantial deterioration of the Collateral during the pendency of any such proceeding.

Under applicable U.S. federal bankruptcy law, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Applicable U.S. federal bankruptcy law also permits the debtor to continue to retain and to use Collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the Collateral is declining during the pendency of the bankruptcy case. Given the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict:

•	how long payments under the senior notes could be delayed following commencement of a bankruptcy case;

•	whether or when the Collateral Agent could repossess or dispose of the Collateral; or

•	whether or to what extent holders of the senior notes would be compensated for any delay in the payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the senior notes, the holders of the senior notes would hold “undersecured claims.” Applicable U.S. federal bankruptcy law does not permit the payment or accrual of interests, costs and attorney’s fees for “undersecured claims” during the debtor’s bankruptcy case.

The value of the Collateral may decrease because of obsolescence, impairment or certain casualty events.

We can provide no assurances that the value of the Collateral will not be adversely affected by obsolescence, changes in the technology in our industry, other changes in equipment or certain casualty events.

The Collateral Documents do not require us to improve the Collateral. In addition, our existing equipment may become obsolete or be replaced by new equipment that may not be part of the Collateral. Although we are obligated under the Collateral Documents to maintain insurance with respect to the Collateral, we can provide no assurances that the proceeds of such insurance will be sufficient to repurchase adequate replacement Collateral or will equal the fair market value of the damaged Collateral. Our insurance policies also do not cover all events that may result in damage to the Collateral. Additionally, a loss arising from a title defect with respect to the Collateral may adversely affect the value of the Collateral.

The guarantees granted by and the pledges of assets of our subsidiaries may be held to be unenforceable under fraudulent conveyance laws.

Our obligations under the senior notes are guaranteed by certain of our subsidiaries and are secured by the pledge of certain of our and our subsidiaries’ assets. The guarantees and the pledges may be subject to review under various laws for the protection of creditors. It is possible that the creditors of a guarantor or a grantor may challenge a guarantee or a pledge as a fraudulent transfer under relevant U.S. federal and state laws by claiming, for example, that, since the guarantee or pledge was incurred for our benefit (and only indirectly, if at all, for the benefit of the guarantor or a grantor), the obligations of the guarantor or a grantor were incurred for less than reasonable equivalent value or fair consideration. A similar doctrine could apply under Mexican law if the guarantee or pledge is granted within 270 days of the commencement of insolvency proceedings, which period may be extended upon the reasonable request of the mediator or any creditor. Moreover, laws for the protection of creditors of other jurisdictions also provide similar remedies to creditors of a guarantor or a grantor. Under certain circumstances, including a finding that a guarantor or a grantor was insolvent at the time its guarantee or pledge was issued or granted, a court could hold that the obligations of the guarantor or a grantor under the guarantee or the pledge may be voided or are subordinate to other obligations of the guarantor or a grantor or that the amount for which a guarantor or a grantor is liable under a guarantee or for a debt secured by a pledge may be limited. Different jurisdictions define “insolvency” differently. However, a guarantor or a grantor generally would be considered insolvent at the time it guaranteed the senior notes or secured the senior notes with a pledge of its assets if:

•	the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability of contingent liabilities) as they become absolute or mature; or

•	the guarantor or a grantor were incurring debts beyond its ability to pay as such debts mature.

We cannot assure you what standard a court would apply to determine whether a guarantor or a grantor was “insolvent” as of the date the senior notes were guaranteed or secured by a pledge of assets. Irrespective of the method of valuation, a court may determine that the guarantees or the pledges constituted fraudulent transfers on another ground whether or not the guarantor or a grantor was insolvent on the date the guarantee was issued or the pledge was granted. In addition, although the indenture will limit the amount of the senior secured note guarantees to the amount that will result in the guarantees not constituting fraudulent transfers or improper corporate distributions, we cannot be certain which standard a court would apply in determining the maximum liability of the guarantors or the grantors.

Risks Relating to Mexico

Political conditions in Mexico may significantly affect our business, results of operations and financial condition.

We are incorporated in Mexico and substantially all of our assets and operations are located in Mexico. As a result, we are subject to political, legal and regulatory risks specific to Mexico which can have a significant impact on our business, results of operations and financial condition.

Political situation

The Mexican federal elections were held on July 2, 2006. The Federal Electoral Court of the Federal Judicial Power (Tribunal Federal Electoral del Poder Judicial de la Federación) determined on September 5, 2006 that Felipe de Jesús Calderón Hinojosa of the Partido Acción Nacional won the presidential elections and formally declared him to be president elect, with a very narrow margin over Andrés Manuel López Obrador of the Partido de la Revolución Democrática. Citing electoral fraud, Mr. López Obrador refused to concede the election. On December 1, 2006, Felipe Calderón officially became President of Mexico. Although the Partido Acción Nacional won a plurality of the seats in the Mexican Congress after the election, no party succeeded in securing a majority in either chamber of the Mexican Congress. We believe that the absence of a clear majority by a single party and the lack of alignment between the president and the legislature is likely to continue. This situation may result in government gridlock and political uncertainty, which could result in changes to existing laws and regulations relating to, among other areas, taxation, labor and the telecommunications industry. Any of these changes could have a significant impact on the telecommunications industry and harm our business.

Legal and regulatory situation

Effective April 11, 2006, the Mexican Congress enacted amendments to the Federal Law on Radio and Television (Ley Federal de Radio y Televisión) and to the Federal Telecommunications Law. Pursuant to these amendments, which were highly controversial, the Mexican Federal Telecommunications Commission now also has the ability to regulate broadcasting (radio and television). We cannot predict how the Mexican Ministry of Communications and Transportation (Secretaria de Comunicaciones y Transportes) or the Mexican Federal Telecommunications Commission will interpret and implement the amendments to the Federal Law on Radio and Television and the Federal Telecommunications Law and thus how these new rules could affect our business. This uncertainty could adversely affect our business and subject us to additional legal liabilities or obligations. Furthermore, the Mexican Supreme Court recently resolved that several articles of the Federal Law on Radio and Television and to the Federal Telecommunications Law are unconstitutional. Although we believe that this Supreme Court ruling does not directly affect us, we cannot predict the impact that the future interpretation and implementation by the Mexican Ministry of Communications and Transportation or the Mexican Federal Telecommunications Commission of this ruling, or the amendment by the Mexican Congress of these laws as a result of the Mexican Supreme Court ruling could have on the regulation of the telecommunications industry and on our business, results of operations and financial condition.

If Mexico experiences future economic crises, our business could be affected negatively.

We are a Mexican company with all of our operations in Mexico. Accordingly, the economic environment within Mexico can have a significant impact on our business, results of operations and financial condition.

The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican federal governmental actions and policies concerning the economy could have a significant impact on private sector entities in general and on us in particular and on market conditions, prices and returns on Mexican securities, including our securities.

In the past, Mexico has experienced economic crises caused by internal and external factors, characterized by exchange rate instability, high inflation, high domestic interest rates, economic contraction, a reduction of international capital flows, a reduction of liquidity in the banking sector and high unemployment. These economic conditions could substantially reduce the purchasing power of the Mexican population and, as a result, the demand for telecommunications services that we offer.

Changes to Mexican laws, regulations and decrees applicable to us could have a material adverse effect on our business, results of operations and financial condition.

The telecommunications sector in Mexico is subject to numerous laws and extensive regulations by a number of governmental authorities, including the Mexican Ministry of Communications and Transportation and the Mexican Federal Telecommunications Commission, which are responsible for, among others, formulating policy, granting licenses, setting tariff schemes, regulating interconnection among providers, levying taxes on services and supervising the provision of services. Laws applicable to our business may be enacted, amended or repealed and governmental agencies may make regulatory interpretations or take regulatory actions that could damage our business, increase competition, increase our costs of operation, decrease our revenues, limit our ability to grow our operations, or otherwise adversely impact our business.

Peso devaluation relative to the U.S. dollar could make it more difficult for us to service our indebtedness and could decrease the value of our securities.

While our revenues are almost entirely denominated in pesos, the majority of our obligations and all of our long-term indebtedness are denominated in U.S. dollars. In addition, substantially all of our capital expenditures are denominated in U.S. dollars. We are, and will be, exposed to peso devaluation risk. The peso has devalued substantially against the U.S. dollar in the past and may devalue significantly in the future. For example, the noon buying rate rose from Ps.3.45 per U.S.$1.00 on December 19, 1994 to Ps.5.00 per U.S.$1.00 on December 31, 1994 and Ps.7.74 per U.S.$1.00 on December 31, 1995, representing a 124.6% devaluation of the peso relative to the U.S. dollar from December 19, 1994 to December 31, 1995. In 2003, the peso depreciated 9.0% relative to the U.S. dollar. The peso depreciated relative to the U.S. dollar 0.3% in 2004, appreciated 4.9% in 2005 and depreciated 1.5% in 2006.

The peso-to-dollar exchange rate may experience significant devaluations in the future. Further declines in the value of the peso relative to the U.S. dollar could adversely affect our ability to meet our U.S. dollar-denominated obligations, including our senior secured notes. In addition, any further decrease in the value of the peso may negatively affect the value of Mexican securities such as ours.

Exchange rate control rules enacted in the future could make it more difficult for us to service our U.S. dollar-denominated debt, raise capital outside of Mexico and make capital expenditures.

In the past, the Mexican government has issued exchange control rules that, although not in effect today, may be enacted in the future. If so enacted, exchange control rules could make it more difficult to service our U.S. dollar-denominated debt, raise capital outside of Mexico and make capital expenditures.

The price of our securities could decrease due to events in other countries, especially the United States and emerging market countries.

We cannot assure you that the price of our securities will not be adversely affected by events elsewhere, especially in the United States and in emerging market countries. Mexican financial and securities markets are, to varying degrees, influenced by economic and market conditions in other countries. Although economic conditions are different in each country, investor reaction to developments in one country has had and can have significant effects on the prices of securities of issuers in other countries, including Mexico. For example, each of the 1997 Asian economic crisis, the 1998 Russian debt moratorium and currency devaluation, the 1999 Brazilian currency devaluation and the 2001 Argentine debt default and currency devaluation triggered market volatility in Latin America. The economic slowdown in the United States, the military conflict in Iraq, the threat of terrorism and political and financial crises in certain emerging markets have had a significant negative impact on the financial and securities markets in many emerging market countries, including Mexico.

Less information about our company may be publicly available because we are subject to different corporate disclosure and accounting standards than U.S. companies.

A principal objective of the securities laws of the United States and Mexico is to promote full and fair disclosure of all material corporate information. However, there may be less publicly available information about foreign issuers of securities listed in the United States and of Mexican issuers in Mexico than is regularly published by or about U.S. issuers of listed securities. In addition, we prepare our consolidated financial statements in accordance with Mexican GAAP. Mexican GAAP differs in significant respects from U.S. GAAP, including in the treatment of deferred income taxes, employees’ profit sharing accounting for retirement obligations, the capitalization of preoperating expenses and interest, the restructuring of troubled debt and the presentation of cash flow information. In particular, all Mexican companies must incorporate the effects of inflation directly in their accounting records and in published financial statements. We cannot assure you that these will be the only differences in the future. See note 22 to the consolidated financial statements for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to us.

You may suffer a U.S. dollar shortfall if you obtain a judgment against us.

In the event you are awarded a judgment from a Mexican court enforcing our U.S. dollar-denominated obligations under our senior notes, we will have the right to discharge our obligations by paying you in pesos at the exchange rate in effect on the date of payment of such judgment. The exchange rate is currently determined by the Central Bank of Mexico (Banco de México) every banking day in Mexico and published the following banking day in the Official Gazette of the Federation (Diario Oficial de la Federación). As a result of such currency conversion, you could face a shortfall in U.S. dollars. No separate actions exist or are enforceable in Mexico for compensation for any such shortfall.

If we were to be declared bankrupt, holders of the senior notes may find it difficult to collect payment on the notes.

Under the Mexican Bankruptcy Law (Ley de Concursos Mercantiles), if we or any of the guarantors of our senior notes were declared bankrupt (en quiebra) by a Mexican Court, or were to become subject to reorganization proceeding (concurso mercantil), our obligations under the notes and the applicable guarantor’s obligations under the guarantee of the senior notes: (i) would be converted into pesos at the exchange rate published by the Central Bank of Mexico prevailing at the time of the declaration of reorganization proceeding and then from pesos into Unidades de Inversión, or UDIs, inflation indexed units and would not be adjusted to take into account any devaluation of the peso relative to the U.S. dollar occurring after such conversion, (ii) would be subject to the outcome of, and priorities recognized in, the relevant proceedings, (iii) would be satisfied at the time claims of all of our creditors are satisfied after the relevant proceedings have been substantially advanced, (iv) would cease to accrue interest from the date a reorganization proceeding or bankruptcy is declared and, (v) would be subject to certain statutory preferences including tax, social security and labor claims and claims of secured creditors.

High inflation rates in Mexico may decrease demand for our services while increasing our costs.

In recent years, Mexico has experienced high levels of inflation relative to the United States, its main commercial partner. Mexico’s annual rate of inflation was 5.7% in 2002, 4.0% in 2003, 5.2% in 2004, 3.3% in 2005 and 4.1% in 2006. High inflation rates can adversely affect us as follows:

•	inflation can adversely affect consumer purchasing power, thereby adversely affecting consumer demand for our services and products; and

•	to the extent inflation exceeds our price increases, our prices and revenues will be adversely affected in real terms.

High interest rates in Mexico could increase our financing costs.

Mexico has, and is expected to continue to have, high real and nominal interest rates, relative to the United States, its main commercial partner. The interest rates on 28-day Mexican government treasury securities averaged, 7.1% in 2002, 6.2% in 2003, 6.8% in 2004, 9.2% in 2005 and 7.2% in 2006. Although we do not currently have any peso-denominated indebtedness, if we need to incur such indebtedness in the future, it will likely be at high interest rates.

As a result of a recently enacted alternative minimum tax, our tax expenses could increase and our net income could decrease.

On September 14, 2007, the Mexican Congress approved a new federal tax applicable to all Mexican corporations, including us, known as the Single Rate Corporate Tax (Impuesto Empresarial a Tasa Única), which is a form of alternative minimum tax and replaces the asset tax that has applied to corporations and other taxpayers in Mexico for several years. This tax will be imposed at a rate of 16.5% for calendar year 2008, 17% for calendar year 2009 and 17.5% for calendar year 2010 and thereafter. A Mexican corporation is required to pay the tax if the amount payable under the alternative minimum tax exceeds the income tax payable by the corporation under the Mexican income tax law. In general terms, the alternative minimum tax is determined by applying the rates specified above to the amount resulting from deducting from a company’s taxable income, among other items, goods acquired (consisting of raw materials and capital investments), services provided by independent contractors and lease payments required for the performance of the activities taxable under the alternative minimum tax. Salaries and interest payments arising from financing transactions are not deductible for purposes of determining the alternative minimum tax. However, salaries subject to income tax and social security contributions paid to employees are creditable for purposes of determining the alternative minimum tax. If the amount of alternative minimum tax payable by us significantly exceeds the income tax we would have paid, our tax expenses will increase and we could suffer a material decrease in net income.

Risks Relating to the Mexican Telecommunications Industry

The telecommunications industry in Mexico is increasingly competitive, which may result in lower prices for telecommunications services, lower margins and/or a loss of market share.

The Mexican telecommunications industry is increasingly competitive and rapidly changing. We face significant competition from Telmex (the incumbent wireline telecommunications provider in Mexico) as well as other telecommunications providers and new market entrants such as cable operators. The Mexican government has been taking action to increase competition by, among other things, enacting regulations allowing certain concessionaries of media (including cable operators) and telecommunication services to provide services not included in their original concessions. In particular, cable operators who have substantial coverage of cities we currently serve may offer the same voice and data services we provide at lower prices since telephony income represents incremental revenue to cable operators. See “Industry Overview — Market Liberalization.” Many of our current and potential competitors have significantly more employees and greater financial, technical, marketing and other resources than we do. Increased competition could result in fewer customers, reduced pricing, reduced gross and operating margins and loss of market share, any of which could harm our business.

If the Mexican government grants more concessions, the value of our concessions could be severely impaired.

The telecommunications industry is regulated by the Mexican government. Our concessions are not exclusive and the Mexican government is granting concessions covering the same geographic regions and frequency bands to other entrants. We cannot assure you that additional concessions to provide similar services to those we provide or plan to provide will not be granted to other competitors and that the value of our concessions will not be adversely affected.

We could lose our concessions if we do not fully comply with their terms or if we are not able to renew our existing concessions.

We hold concessions that enable us to provide telecommunications services. Under the terms of our concessions, we are required to meet a number of technical, buildout and financial conditions and in the past, we have failed to meet some of these conditions. We subsequently obtained a modification from the Mexican Federal Telecommunications Commission to the concessions and are now in compliance with all material aspects. However, we cannot assure you that we will not be fined for our past failure to comply with the terms of our concessions. In addition, any failure to comply with any of the terms of our concessions or to obtain a waiver or modification could result in the termination of those concessions, the imposition of fines or the loss of performance bonds that we have issued to the Mexican Ministry of Communications and Transportation. The Mexican government is not required to compensate us in the event of such termination. See “Regulation — Concessions and Permits — Termination.”

Furthermore, all of our concessions have a specified duration and are scheduled to expire between 2016 and 2028. Mexican law provides that concessions, except for the microwave transmission concessions which will be re-auctioned, may be renewed for a period equal to the duration of the original concession if certain requirements are met and at the discretion of the Mexican Ministry of Communications and Transportation. There can be no assurances that any of our concessions will be renewed or under what terms they would be renewed or that we will successfully bid for and retain the microwave transmission concessions.

If any of our key concessions, including our local and long distance telephony concession, were terminated or not renewed, we would be unable to engage in our business.

Fraudulent use of telecommunications networks increases our expenses.

The fraudulent use of telecommunications networks imposes a significant cost upon service providers, who must bear the cost of services provided to fraudulent users. We suffer a loss of revenue as a result of fraudulent use and a cash cost due to our obligation to reimburse carriers for the cost of services provided to fraudulent users. Although we have installed technology to combat fraudulent use and will continue to evaluate and select amongst new fraud detection technologies as they become available, technology does not eliminate fraud entirely. In addition, since we rely on other long-distance carriers for interconnection, some of which do not have anti-fraud technology in their networks, we are particularly exposed to this risk in our long-distance service and in traffic originating in our network to mobile users under the mode of “calling party pays.” In 2006, our expenses for the prevention and detection of fraud were not significant. Due to cost reduction measures, we may elect not to upgrade our licenses relating to anti-fraud software or to cover maintenance fees.

Rapid technological advances may require us to make significant capital expenditures to maintain and improve the competitiveness of our service offerings.

The telecommunications industry is subject to rapid and significant changes in technology and requires the introduction of new products and services. Like other operators, we cannot predict the effect of technological changes on our business. New services and technological advances may offer additional opportunities for competitors to compete against us on the basis of cost, quality or functionality. While we have been installing what we believe to be a technologically advanced fiber optic network with a microwave overlay, we cannot assure you that this technology will not be challenged by competition from new or improved digital or other technologies in the near future. Our future success depends, in part, on our ability to anticipate and respond in a timely manner to technological changes. This may require us to devote significant capital to the development, procurement or implementation of new technologies. Additionally, our adoption of new imported technology may be dependent upon the final cost and our ability to obtain additional financing. There can be no assurance as to the nature and extent of the impact of technological change on our viability or competitiveness. If any future technological change places at risk our viability or competitiveness, the cost of upgrading our products and technology to remain competitive could be significant and our ability to fund this upgrading may depend on our ability to obtain additional financing on terms acceptable to us.

Under Mexican law, our concessions could be expropriated or temporarily seized.

Pursuant to the Mexican law, the public telecommunications networks are considered public domain. Holders of concessions to install, operate and develop public telecommunications networks are subject to the provisions of the Mexican Federal Telecommunications Law (Ley Federal de Telecomunicaciones) and any other provision contained in the concession title. The Mexican Federal Telecommunications Law and other applicable laws provide, among other things, the following:

•	rights and obligations granted under the concessions to install, operate and develop public telecommunications networks may only be assigned with the prior authorization of the Mexican Ministry of Communications and Transportation;

•	neither the concession nor the rights thereunder or the related assets may be assigned, pledged, mortgaged or sold to any government or country; and

•	the Mexican government (through the Mexican Ministry of Communications and Transportation) may permanently expropriate any telecommunications concession and claim any related asset for reason of public interest or may temporarily seize the assets related to the concessions in the event of natural disasters, war, significant public disturbance or threats to internal peace or for other reasons relating to economic or public order.

Mexican law sets forth the process for indemnification for direct damages arising out of the expropriation or temporary seizure of the assets related to the concessions, except in the event of war. However, in the event of expropriation, we cannot assure you that the indemnification will equal the market value of the concessions and related assets or that we will receive such indemnification in a timely manner.

Mexican law does not prohibit a grant of a security interest in the concessions and the assets by the concessionaire to its creditors (except for security granted to a foreign government or country), provided, however, that all applicable procedural laws are followed. In the event such security interest is enforced, the assignee must comply with the Mexican Federal Telecommunications Law’s provisions related to concessionaires, including, among others, the requirement to receive the authorization of the Mexican Ministry of Communications and Transportation to be a holder of the concession.

“Long-distance Calling Party Pays” system could result in a loss of customer traffic and revenue.

On December 18, 2006, the Mexican Federal Telecommunications Commission implemented the “Long-distance Calling Party Pays” system, whereby the customer originating the domestic or international call, from either a fixed line or mobile phone to a mobile phone, pays the entire fee for placing the call rather than the mobile telephone subscriber who receives such call. Even though the mobile telephone subscriber receiving the call does not pay to receive the call, the network from which the call originates must still compensate the terminating mobile network. Maxcom has negotiated with mobile carriers the “Long-distance Calling Party Pays” interconnection tariff for local and long-distance calls to be terminated in such mobile operators’ network, achieving a significant reduction of the original tariff contemplated by the agreements implementing this system issued by the Mexican Federal Telecommunications Commission. The per minute tariffs will be Ps.1.34 in 2007, Ps.1.21 in 2008, Ps.1.09 in 2009 and Ps.1.00 in 2010. Even though we have negotiated better interconnection tariffs than those proposed by the Mexican Federal Telecommunications Commission, we believe that the expense associated with the interconnection tariff could result in loss of customer traffic and revenue.

Foreign ownership restrictions may limit our ability to raise equity capital.

Mexican law currently provides that no more than 49% of the full voting stock of a Mexican corporation holding a concession to provide telecommunications services, other than mobile services, may be held by non-Mexicans. In addition, Mexican authorities have mandated that our shares held by the CPO trustee, which are also referred to as neutral investment shares, may not represent more than 95% of our total capital stock. Because of such restrictions, we have limited flexibility to raise equity capital from non-Mexican investors. As a result, any future sales of equity securities may require substantial participation by Mexicans, the issuance of non-voting securities to foreign investors or a modification of Mexican foreign investment laws and regulations. We cannot assure you that such a modification would be passed.

Risks Relating to Maxcom

We may not be able to generate sufficient cash flows to meet our debt service obligations and implement our business plan.

Our business plan, including the expansion of our network and services, requires significant capital expenditures. In turn, our ability to fund these planned capital expenditures as well our operating expenses and our debt service obligations will depend on our ability to develop a significantly larger customer base and increase our operating cash flows. However, we may not succeed in attracting more customers and as a result our business may not generate sufficient operating cash flows to implement our business plan or even meet our existing debt service obligations. For example, from our incorporation in 1996 through 2003 we generated negative operating cash flows. If we cannot service our debt obligations, we may have to take actions such as selling assets, seeking additional equity investments, reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, or restructuring our indebtedness pursuant to in court or out of court procedures, any of which could inhibit the implementation of our business plan and materially harm our operating results and financial condition.

Because we have a history of losses and may continue to incur significant expenses, we cannot be certain that we will achieve profitability.

We incurred net losses of U.S.$2.6 million (Ps.28.2 million) for the year ended December 31, 2006 and U.S.$1.6 million (Ps.16.8 million) for the six months ended June 30, 2007. Our losses may continue, and possibly increase, as we invest in the expansion of our network and the implementation of our business strategy. Because we expect to continue to incur significant expenses in connection with the expansion of our network, we will need to generate significant revenues to achieve and maintain profitability. We cannot be certain that we will ever achieve profitability and, if we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. If we fail to achieve profitability within the time frame expected by our investors, the market price of our securities will be adversely affected.

We may be unable to build out our network in a timely manner or without undue cost.

Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective buildout of our network. Factors that could affect such buildout include:

•	municipal or regional political events or local rulings;

•	our ability to obtain permits to use public rights of way;

•	our ability to generate cash flow or to obtain future financing necessary for such buildout;

•	unforeseen delays, costs or impediments relating to the granting of municipal and state permits for our buildout;

•	delays or disruptions resulting from physical damage, power loss, defective equipment or the failure of third-party suppliers or contractors to meet their obligations in a timely and cost-effective manner; and

•	regulatory and political risks relating to Mexico, such as the revocation or termination of our concessions, the temporary seizure or permanent expropriation of assets, import and export controls, political instability, changes in the regulation of telecommunications and any future restrictions or easing of restrictions on the repatriation of profits or on foreign investment.

Although we believe that our cost estimates and buildout schedule are reasonable, we cannot assure you that the actual construction costs or time required to complete the buildout will not substantially exceed our current estimates. Any significant cost overrun or delay could hinder or prevent the successful implementation of our business plan, including the development of a significantly larger customer base, and result in revenues and net income being less than expected.

The loss of key personnel could harm our business, results of operations and financial condition.

Our operations are managed by a small number of executive officers and key management personnel. Our continued success, including our ability to effectively expand our network, provide existing services and develop and introduce new services, largely depends on the efforts and abilities of our executive officers and other key management employees, as well as our ability to hire and retain highly skilled and qualified management personnel. Between 2000 and 2004, we experienced significant turnover in our executive ranks, including in the positions of chief executive officer, chief marketing officer and chief financial officer, which adversely affected our ability to develop and execute our business strategies during such period. The competition for highly qualified management personnel in the telecommunications industry is intense and, accordingly, we cannot assure you that we will be able to hire or retain the necessary management personnel. Our business could be materially and adversely affected if, for any reason, a number of our officers including our Chief Executive Officer, René Sagastuy, our Chief Financial Officer, José Antonio Solbes, our Chief Operating and Technology Officer, Ricardo Arévalo Ruiz and our Vice President of Sales and Marketing, Alejandro Díaz y Díaz, or key employees do not remain with us and we were unable to promptly replace them with qualified personnel.

We may not have sufficient personnel to grow as rapidly as we would like.

Our expected rate of growth will place a significant strain on our administrative, operational and financial personnel. We anticipate that continued growth will require us to recruit and hire a significant number of new non-executive managerial, finance, sales and marketing, accounting and support personnel. If we are unable to attract and retain qualified personnel who can support the implementation of our business plan, our growth may be limited and the quality of our services may be impaired.

If we have to pay Telmex local interconnection fees, we may not be able to provide services at competitive rates.

Teléfonos de México, S.A.B. de C.V., or Telmex, and its affiliates exert significant influence on all aspects of the telecommunications market in Mexico, including interconnection agreements for local and long-distance services. We use Telmex’s network for call termination to service virtually all of our customers’ calls to Telmex’s customers. Our current local interconnection agreement with Telmex incorporates a “bill and keep” procedure under which we do not pay Telmex an interconnection fee unless we exceed a certain level of traffic imbalance. Under the “bill and keep” arrangement, if the imbalance between calls originated by Telmex and terminated by Maxcom and calls originated by Maxcom and terminated by Telmex during a month does not exceed 5%, excluding commercial traffic and customers who have had contracts for less than 180 days, then no interconnection fee amounts are payable by the net carrier of interconnection services. The interconnection rate is currently Ps.0.1052 (U.S.$0.00975) per minute. If the allowed percentage for imbalance of traffic for the “bill and keep” procedure is exceeded and/or if the “bill and keep” procedure is eliminated and we have to pay Telmex for local interconnection, our operating costs may increase and we may not be able to offer services at competitive rates.

Our inability to successfully upgrade our accounting, billing, customer service and management information systems as new technology becomes available could increase our churn rates, inhibit our ability to attract new customers and result in decreased revenue and increased costs.

Sophisticated information and processing systems are important to our existing operations and future growth and our ability to monitor costs, deliver invoices, process customer orders, provide customer service and achieve operating efficiencies. While we have installed systems we deem necessary to conduct our operations efficiently, we intend to upgrade our accounting, information and processing systems as new and more cost efficient technology becomes available. We believe we have budgeted for the applicable expenditures and will have sufficient resources to make such investments. However, we cannot assure you that we will be able to successfully upgrade such systems as technology advances and any inability to do so could increase our churn rates, inhibit our ability to attract new customers and result in decreased revenue and increased costs.

Service interruptions due to natural disasters or unanticipated problems with our network infrastructure could result in customer loss.

Natural disasters or unanticipated problems with our network infrastructure could cause interruptions in the services we provide. The failure of a switch would result in the interruption of service to the customers served by that switch until necessary repairs are completed or replacement equipment is installed. The successful operation of our network and its components is highly dependent upon our ability to maintain the network and its components in reliable enough working order to provide sufficient quality of service to attract and maintain customers. Any damage or failure that causes interruptions in our operations or lack of adequate maintenance of our network could result in the loss of customers and increased maintenance costs that would adversely impact our results of operations and financial condition.

We could be negatively affected by “by-pass” international traffic.

Pursuant to Mexican Federal Telecommunications Commission regulations, international long-distance traffic in Mexico must be routed and terminated through authorized international gateways at established international settlement rates. However, less expensive alternatives which by-pass authorized gateways exist, particularly in the case of countries with whom Mexico exchanges a significant amount of traffic. Given the disparity between the government-authorized and alternative long-distance interconnection and termination rates through local service routes and/or Internet Protocol services, an increasing portion of the long-distance market between Mexico and the United States is served by entities that circumvent or “by-pass” the international long-distance interconnection system. This practice is illegal under applicable law.

Maxcom cannot confirm whether any of its high-volume customers are engaging in “by-pass” activities because it is not required to make such a determination under Mexican regulations and therefore has not implemented a system to detect such activity. Maxcom is required, however, to comply with any Mexican Federal Telecommunications Commission order to disconnect a customer deemed to be engaged in “by-pass” activities by the Mexican Federal Telecommunications Commission. In 2000, Mexican regulatory authorities announced their intention to conduct more rigorous audits of persons or companies believed to be engaged in “by-pass” activities. In December 2000, some of the major Mexican long-distance carriers, including Maxcom, signed a cooperation agreement to combat “by-pass” activities. If, as a consequence of such actions, the regulatory authorities determine that any of our high-volume customers are engaged in “by-pass” activity, Maxcom would be required to disconnect their service and our revenues could be negatively affected.

Our telecommunications network infrastructure has several vulnerabilities and limitations.

Our telecommunications network is the source of all our revenues. Any problem with or limitation of our network may result in a reduction in the number of our customers or usage level by our customers, our inability to attract new customers or increased maintenance costs, all of which would have a negative impact on our revenues and net income. The development and operation of our network is subject to problems and technological risks, including:

•	physical damage;

•	power loss;

•	capacity limitations;

•	software defects as well as hardware and software obsolescence;

•	breaches of security, whether by computer virus, break-in or otherwise;

•	failure to interconnect with carriers linking us with our customers;

•	denial of access to our sites for failure to obtain required municipal or other regulatory approvals; and

•	other factors which may cause interruptions in service or reduced capacity for our customers.

Our results may be negatively impacted by high levels of churn.

A high rate of residential or business customer lines attrition, or “churn,” decreases revenue, reduces our ability to recoup installation costs and increases our operating costs. Churn may be impacted by:

•	customer delinquency;

•	our limited coverage area that restricts our ability to continue providing service when a customer moves;

•	our failure to meet service levels required by our customers;

•	our failure to provide, efficiently or on competitive terms, other services demanded by our customers;

•	promotional and pricing strategies of our competitors; and

•	macroeconomic conditions in Mexico.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “targets,” “will” and similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Accordingly, our actual results of operations may be different from our current expectations, and prospective investors should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

These statements are based on management’s current expectations, assumptions and beliefs in light of the information currently available to us. These expectations, assumptions and beliefs also involve risks and uncertainties which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Potential risks and uncertainties include, without limitation:

•	competition in local services, data, Internet, Voice over Internet Protocol and Internet Protocol Television services;

•	our ability to service our debt;

•	limitations on our access to sources of financing on competitive terms;

•	significant economic or political developments in Mexico and the United States;

•	changes in our regulatory environment, particularly developments affecting the regulation of the telecommunications industry;

•	our need for substantial capital;

•	general economic conditions, including the economic slow-down in Mexico and the United States;

•	the global telecommunications downturn;

•	performance of financial markets and thus our ability to refinance our financial obligations when they come due;

•	our history of operating losses;

•	the risks associated with our ability to implement our growth strategy;

•	customer attrition;

•	technological innovations;

•	currency fluctuations and inflation in Mexico;

•	changes in the policies of central banks and/or foreign governments; and

•	the risks factors discussed under “Risk Factors.”

INDUSTRY AND MARKET DATA

We obtained the industry and market data used in this prospectus from research, surveys or studies conducted by third parties on our behalf, information contained in third-party publications, such as Pyramid Research (an Economist Intelligence Unit subsidiary), and other publicly available sources. Additionally, certain market share data for the Mexican states is based on published information available. There is no comparable data available relating to the particular cities we serve. In presenting market share estimates for these cities, we have estimated the size of the market on the basis of the published information for the state in which the particular city is located. We believe this method is reasonable, but the results have not been verified by any independent source.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the period-end, average, high and low noon buying rates, in each case for the purchase of U.S. dollars, all expressed in nominal pesos per U.S. dollar. The noon buying rate on October 25, 2007 was Ps.10.84 per U.S.$1.00.

	Noon Buying Rate(1)
	Period End	Average(2)	High	Low

2002	10.43	9.75	10.43	9.00
2003	11.24	10.85	11.41	10.11
2004	11.15	11.31	11.64	10.81
2005	10.63	10.87	11.41	10.41
2006	10.80	10.90	11.46	10.43
January 2007	11.04	10.96	11.09	10.77
February 2007	11.16	11.00	11.16	10.92
March 2007	11.04	11.11	11.18	11.01
April 2007	10.93	10.98	11.03	10.92
May 2007	10.74	10.82	10.93	10.74
June 2007	10.79	10.83	10.98	10.71
July 2007	10.93	10.81	11.01	10.73
August 2007	11.03	11.04	11.27	10.93
September 2007	10.93	11.04	11.15	10.93
October 2007 (through October 25th)	10.84	10.84	10.91	10.79

(1)	Source: Federal Reserve Bank of New York.
(2)	Represents the average rates for each period indicated, calculated by using the average of the exchange rates on the last day of each month during the years presented and by using the daily average of the exchange rates during the months presented.

Our inclusion of these exchange ratios is not meant to suggest that the peso amounts actually represent such U.S. dollars or that such amounts could have been converted into U.S. dollars at such rate or any other rate.

Except for the period from September through December 1982, during a liquidity crisis, the Mexican Central Bank has consistently made foreign currency available to Mexican private-sector entities (such as us) to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, there can be no assurance that foreign currency would continue to be available to private-sector companies or that foreign currency needed by us to service foreign currency obligations or to import goods could be purchased in the open market without substantial additional cost.

EXCHANGE OFFER

All acceptances of the exchange offer and withdrawals of tendered outstanding senior notes must be made as set forth in this prospectus.

Purpose and Effect of the Exchange Offer

The Issuer and the Guarantors entered into a registration rights agreement with Morgan Stanley & Co. Incorporated, as representative of the initial purchasers, on each of the original issue dates of the outstanding senior notes. In that agreement, the Issuer and the Guarantors agreed for the benefit of the holders of the outstanding senior notes that the Issuer and the Guarantors will file with the SEC and use their reasonable best efforts to cause to become effective a registration statement relating to an offer to exchange the outstanding senior notes for an issue of SEC-registered senior notes with terms identical to the outstanding senior notes (except that the new senior notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

If the exchange offer is not completed on or before September 30, 2007, the annual interest rate borne by the outstanding senior notes will be increased by 0.50% per annum. This increase in the interest rate will end upon the earlier of (i) completion of the exchange offer, (ii) the effectiveness of the shelf registration or (iii) the outstanding senior notes being freely tradable under the Securities Act.

Following the consummation of the exchange offer, holders of the outstanding senior notes who were eligible to participate in the exchange offer but who did not tender their outstanding senior notes will not have any further registration rights and their outstanding senior notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding senior notes could be adversely affected.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal, we will accept any and all outstanding senior notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange senior notes in exchange for each $1,000 principal amount of outstanding senior notes accepted in the exchange offer. Any holder may tender some or all of its outstanding senior notes pursuant to the exchange offer. However, outstanding senior notes may be tendered only in integral multiples of $1,000.

The form and terms of the new senior notes are the same as the form and terms of the outstanding senior notes except that:

•	the new senior notes bear a Series B designation and different ISIN, CUSIP and Common Code numbers, as the case may be, from the outstanding senior notes;

•	the new senior notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

•	the holders of the new senior notes will not be entitled to certain rights under the registration rights agreements, all of which rights will terminate when such exchange offer is completed.

The new senior notes will evidence the same debt as the outstanding senior notes and will be entitled to the benefits of the applicable indenture. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding senior notes being tendered for exchange.

$200.0 million in aggregate principal amount of the outstanding senior notes are subject to the exchange offer. We have fixed close of business on November 16, 2007 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letters of transmittal will be mailed initially.

Holders of outstanding senior notes do not have any appraisal or dissenters’ rights under Mexican law or the indentures relating to the senior notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered outstanding senior notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new senior notes from us.

If any tendered outstanding senior notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding senior notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

Holders who tender outstanding senior notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on December 18, 2007, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and by mailing to the registered holders an announcement thereof or by means of a press release or other public announcement, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding senior notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the New Notes

For each of the outstanding senior notes surrendered in the exchange offer, the holder who surrendered the senior secured note will receive a new senior secured note, having a principal amount equal to that of the surrendered senior secured note. Interest on each new senior secured note will accrue from the later of:

•	the last interest payment date on which interest was paid on the outstanding senior secured note surrendered; and

•	if no interest has been paid on the outstanding senior secured note, from the date on which the outstanding senior notes were issued.

If the outstanding senior secured note is surrendered for exchange on a date after the record date for an interest payment date to occur on or after the date of the exchange offer expiration date, interest on the new senior secured note will accrue from that interest payment date.

Interest on the new senior notes is payable semi-annually on each June 15 and December 15. For more information regarding the terms of the new senior notes, see “Description of the Notes.”

Procedures for Tendering

Only a holder of outstanding senior notes may tender the outstanding senior notes in the exchange offer.

In all cases, issuance of new senior notes for outstanding senior notes that are accepted for exchange pursuant to the exchange offer will be made only after timely, prior to the expiration date, receipt by an exchange agent of:

•	certificates for such outstanding senior notes or a timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such outstanding senior notes into the exchange agent’s account at DTC (the “book-entry transfer facility”), as the case may be;

•	a duly executed letter of transmittal (with the signature thereon guaranteed if required by the terms fo the letter of transmittal) or a properly transmitted agent’s message, as defined below, as applicable; and

•	all other required documents.

To be tendered effectively, the outstanding senior notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding senior notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date. If any tendered outstanding senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding senior notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding senior notes will be credited to an account maintained with DTC as promptly as practicable after the expiration of the exchange offer.

If you hold outstanding senior notes through DTC and wish to accept the exchange offer, you must do so through DTC’s Automated Tender Offer Program, or ATOP, pursuant to which you will agree to be bound by the terms of the applicable letter of transmittal. See “— Book-Entry Transfer.” If you wish to tender such senior notes and cannot complete the procedures for book-entry transfer prior to the expiration date, you may tender such senior notes according to the guaranteed delivery procedures set forth below under “— Guaranteed Delivery Procedures.”

To participate in the exchange offer, each holder will be required to make the following representations to us:

•	Any new senior notes to be received by the holder and, if applicable, each beneficial owner of senior notes held by such holder, will be acquired in the ordinary course of the holder’s, and, if applicable, each beneficial owner’s business;

•	The holder is not participating or engaging in, does not intend to participate in or engage in and has no arrangement or understanding with any person to participate or engage in the distribution, within the meaning of Securities Act, of the new senior notes in violation of the Securities Act;

•	Neither the holder nor any beneficial owner of senior notes held by such holder is our affiliate as defined in Rule 405 promulgated under the Securities Act;

•	The holder is not a broker-dealer tendering outstanding senior notes directly acquired from us for its own account;

•	If the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of new senior notes;

•	If the holder or, if applicable, any beneficial owner of senior notes held by such holder is a broker-dealer that will receive new senior notes for its own account in exchange for outstanding senior notes that were acquired as a result of market-making or other trading activities, such broker dealer will deliver a prospectus in connection with any resale of the new senior notes (in this prospectus, we refer to these broker-dealers as participating broker-dealers); and

•	The holder is not acting on behalf of any person or entity that could not truthfully make these representations.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The delivery of outstanding senior notes and delivery of all other required documents is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider facsimile, overnight courier or hand delivery service. In all cases, sufficient time should be allowed to assure delivery of the letter of transmittal or agent’s message to an exchange agent before the required time on the expiration date. No letter of transmittal or agent’s message should be sent to issuer or any book-entry transfer facility. If applicable, holders should request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders. A holder that tenders outstanding senior notes by use of the guaranteed delivery procedures, however, must provide to an eligible institution (as defined below) the information required on page 2 of the notice of guaranteed delivery. See “— Guaranteed Delivery Procedures.”

Any beneficial owner whose outstanding senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligibile Institute (as defined below) unless the outstanding senior notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an Eligible Institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding senior notes listed in this prospectus, the outstanding senior notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding senior notes with the signature thereon guaranteed by an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered outstanding senior notes will be determined by us in our sole discretion, subject to compliance with the applicable rules of the SEC, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding senior notes not properly tendered or any outstanding senior notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding senior notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letters of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding senior notes must be cured within such time as we shall determine, in our sole discretion and subject to compliance with the applicable rules of the SEC. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding senior notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding senior notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding senior notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding senior notes by causing DTC to transfer the outstanding senior notes into the exchange agent’s account with respect to the outstanding senior notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding senior notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents or instructions to DTC does not constitute delivery to the exchange agent.

DTC’s ATOP program is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the applicable letter of transmittal to the applicable exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender outstanding senior notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by a letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent. In order for an acceptance of the exchange offer through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of documents or instructions to DTC does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by the book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding senior notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to a guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and (3) that we may enforce the agreement against the participant.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding senior notes and whose outstanding senior notes are not immediately available, who cannot deliver their outstanding senior notes, the letter of transmittal or any other required documents to the exchange agent or who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

•	the tender is made through a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”);

•	prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding senior notes and the principal amount of outstanding senior notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding senior notes or a confirmation of book-entry transfer of the outstanding senior notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•	the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding senior notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding senior notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding senior notes according to the guaranteed delivery procedures set forth above.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all outstanding senior notes properly tendered will be accepted, promptly after the expiration date, and the new senior notes will be issued promptly after acceptance of the outstanding senior notes. See “— Conditions” below. For purposes of the exchange offer, outstanding senior notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

In all cases, issuance of new senior notes pursuant to the exchange offer will be made only after timely receipt by an exchange agent of certificates for such outstanding senior notes or a timely Book-Entry Confirmation of such outstanding senior notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as the case may be, a properly completed and duly executed letter of transmittal, unless an agent’s message is transmitted in lieu thereof, and all other required documents. If we do not accept any tendered outstanding senior notes for any reason set forth in the terms and conditions of the exchange offer or if you submit outstanding senior notes for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged outstanding senior notes will be returned without expense to you as promptly as practicable after the exchange offer expires or terminates. In the case of outstanding senior notes tendered by the book-entry transfer procedures described above, the non-exchanged outstanding senior notes will be credited to an account maintained with DTC.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding senior notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding senior notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal (or in the case of outstanding senior notes transferred by book-entry transfer, an electronic ATOP transmission notice of withdrawal) must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person having deposited the outstanding senior notes to be withdrawn;

•	identify the outstanding senior notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding senior notes, or, in the case of outstanding senior notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding senior notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding senior notes register the transfer of the outstanding senior notes into the name of the person withdrawing the tender; and

•	specify the name in which any outstanding senior notes are to be registered, if different from that of the person depositing the outstanding senior notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding senior notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new senior notes will be issued with respect thereto unless the outstanding senior notes so withdrawn are validly retendered. Any outstanding senior notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding senior notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or new senior notes issued for, any outstanding senior notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding senior notes, if:

•	prior to the expiration of the exchange offer, any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

•	prior to the expiration of the exchange offer, any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

•	any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we reasonably determine that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding senior notes and return all tendered outstanding senior notes, (2) extend the exchange offer and retain all outstanding senior notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding senior notes (see “— Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding senior notes which have not been withdrawn.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By facsimile (for eligible guarantor institutions only):
(615) 835-3701

Confirm by telephone:
(800) 735-7777

By Regular, Registered or Certified Mail:
DB Services Tennessee, Inc. Reorganization Unit
P.O. Box 305050
Nashville, TN 37229-2731 Attn: SPU-Reorg

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new senior notes will be recorded at the same carrying value as the outstanding senior notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the remaining term of the new senior notes.

Consequences of Failure to Exchange

The outstanding senior notes that are not exchanged for new senior notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding senior notes may be resold only:

•	to us upon redemption thereof or otherwise;

•	so long as the outstanding senior notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

•	pursuant to an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the New Notes

With respect to resales of new senior notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives new senior notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding senior notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new senior notes, will be allowed to resell the new senior notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new senior notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires new senior notes in the exchange offer for the purpose of distributing or participating in a distribution of the new senior notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives new senior notes for its own account in exchange for outstanding senior notes, where the outstanding senior notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new senior notes.

Notices

We currently intend to list the new senior notes on the Luxembourg Stock Exchange. The new senior notes will have new CUSIP, Common Code and ISIN numbers which will be transmitted to the Luxembourg Stock Exchange. The Listing agent in Luxembourg appointed for these purposes is Deutsche Bank Trust Luxembourg S.A.

All notices relating to the exchange offer will be published in accordance with the notice provisions of the senior notes indentures. See “Description of the Notes — Notices.” So long as the senior notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall require, notice of the results of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), in each case as promptly as practicable, following the completion of the exchange offer.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new senior notes. In consideration for issuing the new senior notes contemplated in this prospectus, we will receive outstanding senior notes in like principal amount, the form and terms of which are the same as the form and terms of the new senior notes, except as otherwise described in this prospectus.

The gross proceeds from the offering of the outstanding senior notes were $201.8 million before deducting discounts to the initial purchasers and the fees and expenses. We used the net proceeds of the offering of the outstanding senior notes primarily to redeem or repay substantially all of our existing indebtedness and for general corporate purposes. General corporate purposes may include capital expenditures, the repayment of debt, investments in our subsidiaries, working capital, repurchases of stock, or the financing of possible acquisitions or business opportunities.

CAPITALIZATION

The following table sets forth our consolidated capitalization at August 31, 2007 on an actual basis and pro forma to reflect the private placement of U.S.$25 million aggregate principal amount of our senior notes on September 5, 2007 and the initial public offering of our Series A common stock in the form of CPOs, including ADSs comprised of CPOs, which was completed on October 24, 2007. This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the notes thereto and “Selected Consolidated Financial Information” included elsewhere in this prospectus.

	August 31, 2007
	Actual				Pro Forma
	Pesos		Dollars		Pesos		Dollars
	(thousands of constant August 31,
	2007 pesos and thousands of U.S. dollars)(1)

Short-term debt:
Short-term bank loans	Ps.	70,000.0	U.S.$	6,456.5	Ps.	70,000.0	U.S.$	6,456.5
Notes payable vendors and leasing		9,933.4		916.2		9,933.4		916.2
Accrued Interest		47,459.9		4,377.6		52,039.9		4,799.9

Total short-term debt		127,393.3		11,750.2		131,973.3		12,172.6
Long-term debt:
Notes payable vendors		7,754.3		715.2		7,754.3		715.2
Long-term bank loans		107,000.0		9,869.2		107,000.0		9,869.2
Senior secured notes due 2014		1,943,585.0		179,257.7		2,198,681.3		202,796.7

Total long-term debt		2,058,339.3		189,852.1		2,313,435.6		213,381.1
Total debt		2,185,732.6		201,602.3		2,445,408.9		225,553.7
Stockholders’ equity:
Capital stock		3,253,660.6		300,103.4		5,907,058.3		544,841.1
Additional paid-in capital		262,866.1		24,245.6		218,645.0		20,166.9
Deficit		(1,222,569.8)		(112,764.5)		(1,222,569.8)		(112,764.5)
Total shareholders’ equity		2,293,956.9		211,584.5		4,903,133.5		452,243.5

Total capitalization	Ps.	4,479,689.5	U.S.$	413,186.8	Ps.	7,348,542.4	U.S.$	677,797.2

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.10.8418 per U.S.$1.00 as reported by the Banco de Mexico on October 18, 2007. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of the total of (i) the following: (a) pretax income from continuing operations, (b) fixed charges, and (c) amortization of capitalized interest, minus interest capitalized. Fixed charges are defined as the sum of the following: (a) interest expensed and capitalized, (b) rental expenses, and (c) an amortization of debt issuance costs.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Ratio of Earnings to Fixed Charges(1)	1.06	—	1.05	—	—	—	—

(1)	Our earnings were insufficient to cover fixed charges for the period 1998 through 2005. The fixed charged coverage deficiency under Mexican GAAP was Ps.852.7 million 2002, Ps.400.0 million in 2003, Ps.108.0 million in 2004, Ps.46.0 million in 2005 and Ps.3.0 million for the six-months ended June 30, 2006.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables present our selected consolidated financial information for each of the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See note 22 to our audited financial statements for the year ended December 31, 2006 and note 12 to our interim unaudited consolidated financial statements for a discussion of the significant differences between Mexican GAAP and U.S. GAAP as they relate to our business. Results of the interim periods are not necessarily indicative of results that may be expected for a full fiscal year or any other future period.

We have derived the selected financial information for the years ended December 31, 2002 and 2003 and as of December 31, 2002, 2003 and 2004 from our historical audited consolidated financial statements that are not included in this prospectus. We have derived the selected financial information for the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2005 and 2006 from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial information as of and for the six months ended June 30, 2006 and June 30, 2007, has been derived from our historical unaudited consolidated financial statements.

As reported by the Banco de México, the rate of inflation was 0.6% for the period from December 31, 2006 to June 30, 2007 and 3.9% for the period from June 30, 2006 to June 30, 2007.

	Year Ended December 31,												Six Months Ended June 30,
	2002		2003		2004		2005		2006		2006(2)		2006		2007		2007(3)
											(unaudited)
	(thousands of constant December 31, 2006 pesos and thousands of U.S. dollars,												(unaudited, thousands of constant
	except per share and share amounts)(1)												June 30, 2007 pesos and
													thousands of U.S. dollars, except
													per share and share amounts)(1)

Statement of Operations Data:

Mexican GAAP

Net revenues	Ps.	630,263	Ps.	865,944	Ps.	933,513	Ps.	1,197,104	Ps.	1,678,593	U.S.$	155,432	Ps.	739,408	Ps.	1,075,507	U.S.$	99,676

Operating costs and expenses:

Network operating costs		(244,706)		(311,105)		(329,439)		(399,320)		(652,452)		(60,415)		(265,676)		(456,471)		(42,305)

Selling, general and administrative expenses		(504,183)		(436,002)		(402,551)		(487,250)		(585,496)		(54,215)		(273,001)		(320,310)		(29,686)

Depreciation and amortization		(373,454)		(380,222)		(360,071)		(293,051)		(289,582)		(26,814)		(130,908)		(190,345)		(17,641)

Total operating costs and expenses		(1,122,344)		(1,127,329)		(1,092,061)		(1,179,621)		(1,527,530)		(141,445)		(669,585)		(967,126)		(89,632)

Operating (loss) income		(492,080)		(261,385)		(158,548)		17,483		151,063		13,988		69,823		108,381		10,045

Integral cost (income) of financing:

Interest expense, net		(238,927)		(29,457)		(40,303)		(101,058)		(130,534)		(12,087)		(46,858)		(90,111)		(8,351)

Exchange (loss) gain, net		(242,976)		(195,814)		(1,510)		20,783		6,511		603		(30,781)		18,430		1,708

Gain on net monetary position		118,326		86,136		92,649		22,985		20,724		1,919		3,966		5,330		494

Total integral cost of financing		(363,577)		(139,135)		50,836		(57,290)		(103,299)		(9,565)		(73,673)		(66,351)		(6,149)

Other income (expense), net		3,108		(171)		(852)		9,354		(1,065)		(99)		666		(2,777)		(257)

Special item(4)		—		—		—		(15,988)		(17,031)		(1,577)		—		—		—

Tax		(9,110)		(14,602)		(30,144)		(27,685)		(57,875)		(5,359)		(3,710)		(56,054)		(5,195)

Net income (loss) for the period	Ps.	(861,659)	Ps.	(415,292)	Ps.	(138,708)	Ps.	(74,126)	Ps.	(28,207)	U.S.$	(2,612)	Ps.	(6,894)	Ps.	(16,801)	U.S.$	(1,557)

Basic earnings (loss) per share(5)	Ps.	(5.48)	Ps.	(1.62)	Ps.	(0.47)	Ps.	(0.18)	Ps.	(0.06)	U.S.$	(0.006)	Ps.	(0.017)	Ps.	(0.035)	U.S.$	(0.003)

Diluted earnings (loss) per share(5)		(5.48)		(1.62)		(0.47)		(0.18)		(0.06)		(0.006)		(0.017)		(0.032)		(0.003)

Weighted average number of shares outstanding (thousands of shares)(5)

Basic		157,146		256,202		293,032		403,521		442,928		442,928		403,521		482,934		482,934

Diluted		157,146		256,202		293,032		403,521		467,628		467,628		403,521		529,016		529,016

U.S. GAAP

Operating (loss) gain	Ps.	(553,188)	Ps.	(297,721)	Ps.	(207,965)	Ps.	(5,678)	Ps.	(48,775)	U.S.$	(4,516)	Ps.	(69,602)	Ps.	98,046	U.S.$	9,087

Net (loss) gain		(410,075)		(428,337)		1,271,427		178,890		12,009		1,112		(22,771)		(38,729)		(3,589)

	Year Ended December 31,												Six Months Ended June 30,
	2002		2003		2004		2005		2006		2006(2)		2006		2007		2007(3)
											(unaudited)
	(thousands of constant December 31, 2006 pesos and thousands of U.S. dollars,												(unaudited, thousands of constant
	except per share and share amounts)(1)												June 30, 2007 pesos and
													thousands of U.S. dollars, except
													per share and share amounts)(1)

Basic earnings (loss) per share(5)	Ps.	(2.61)	Ps.	(1.67)	Ps.	4.34	Ps.	0.44	Ps.	0.03	U.S.$	0.003	Ps.	(0.06)	Ps.	(0.08)	U.S.$	(0.007)

Diluted earnings (loss) per share(5)		(2.61)		(1.67)		4.34		0.44		0.03		0.003		—		—		—

Other Financial Data:

Mexican GAAP

Capital expenditures(6)	Ps.	621,098	Ps.	141,790	Ps.	373,926	Ps.	465,183	Ps.	1,004,131	U.S.$	92,979	Ps.	440,932	Ps.	652,583	U.S.$	60,480

Total debt(7)		2,188,991		2,308,102		866,574		1,174,735		1,993,541		184,587		1,433,006		1,918,620		177,815

Total interest expense		238,927		29,457		40,303		105,389		138,814		12,853		43,692		111,939		10,374

Ratio of earnings to fixes charges		—		—		—		—		1.05		1.05		—		1.06		1.06

Resources arising from (used in) operating activities		(400,002)		(53,288)		287,930		310,675		84,714		7,844		28,569		185,598		17,201

Resources derived from (used in) financing activities		942,671		106,188		103,451		322,279		1,399,446		29,854		238,599		(96,836)		8,975

Resources used in investing activities		(621,098)		(141,790)		(373,926)		(465,183)		(1,004,131)		(92,979)		(440,932)		(652,583)		(60,480)

Balance Sheet Data:

Mexican GAAP

Cash and temporary investments	Ps.	136,094	Ps.	47,205	Ps.	64,708	Ps.	232,479	Ps.	712,508	U.S.$	65,976	Ps.	60,067	Ps.	152,832	U.S.$	14,164

Restricted cash		—		—		5,973		—		22,612		2,094		—		2,700		250

Working capital(8)		(21,161)		15,041		(23,583)		121,819		28,029		2,613		137,834		83,971		7,782

Restricted cash to long term		—		—		13,636		7,983		—		—		14,350		—		—

Frequency rights, net		122,797		108,886		101,368		89,592		85,172		7,887		88,387		81,869		7,587

Telephone network systems and equipment, net		1,867,703		1,738,864		1,856,138		2,167,218		3,042,816		281,755		2,520,861		3,552,660		329,255

Preoperating expenses, net		240,350		203,161		165,036		127,262		94,777		8,776		111,446		76,194		7,062

Intangible assets, net		500,884		442,080		393,665		315,829		322,371		29,851		300,976		318,035		29,475

Labor obligations upon retirement		—		—		—		15,398		14,522		1,345		15,378		14,522		1,346

Rent deposits and other assets		34,801		31,848		22,488		10,924		22,069		2,044		15,422		18,635		1,727

Total assets		3,114,084		2,796,601		2,864,009		3,287,790		4,882,375		452,093		3,576,404		4,986,151		462,109

Long-term liabilities		2,170,268		2,289,767		739,370		906,773		1,813,918		167,963		862,800		2,085,339		193,266

Total liabilities		2,407,963		2,504,607		1,160,491		1,431,639		2,687,949		248,896		1,716,349		2,789,239		258,502

Capital stock		1,982,227		1,982,227		2,602,328		2,855,853		3,206,932		296,952		2,872,467		3,226,227		299,002

Additional paid-in capital		494		1,660		931,791		228,524		243,927		22,587		229,854		251,227		23,283

Accumulated deficit		(1,276,602)		(1,691,894)		(1,830,600)		(1,228,228)		(1,256,433)		(116,342)		(1,242,266)		(1,280,542)		(118,679)

Total shareholders’ equity		706,120		291,994		1,703,519		1,856,151		2,194,426		203,197		1,860,055		2,196,912		203,606

U.S. GAAP

Long-term liabilities		1,785,158		1,928,468		499,008		729,499		1,813,918		167,963		1,729,232		2,085,339		193,266

Total shareholders’ equity (deficit)		(3,259)		(430,430)		1,051,711		1,230,601		1,615,871		149,625		1,221,808		1,593,064		147,643

(1)	Pursuant to Mexican GAAP, except for the financial data as of June 30, 2007 and for the six month periods ended June 30, 2006 and 2007, which have been restated in constant pesos as of June 30, 2007, and except as otherwise indicated, the financial data for all other periods throughout this section have been restated in constant pesos as of December 31, 2006. Since financial data as of and for the six-month periods ended June 30, 2006 and 2007 is presented in constant pesos in purchasing power as of June 30, 2007, it is not directly comparable to our audited consolidated year-end financial information included elsewhere in this prospectus. Restatement into December 31, 2006 pesos is made by multiplying the relevant nominal peso amount by the accumulated inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 2006. We use the inflation index 1.0570 for December 31, 2002 figures, 1.0398 for December 31, 2003 figures, 1.0519 for December 31, 2004 figures, 1.0333 for December 31, 2005 figures, 1.0405 for December 31, 2006 figures, 1.039 for June 30, 2006 and 1.000 for June 30, 2007 figures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(2)	Peso amounts were converted to U.S. dollars at the exchange rate of Ps.10.80 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 29, 2006, the business day immediately preceding December 31, 2007. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(3)	Peso amounts were converted to U.S. dollars at the exchange rate of Ps.10.79 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate on June 29, 2007, the business day immediately preceding June 30, 2007. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(4)	Special item refers to (a) expenses we incurred in connection with the sale of our subsidiary, Mijolife, S.A. de C.V., on November 22, 2005 and (b) the recognition of Ps.17.0 million, derived from the total amortization of the debt issuance costs related to the repayment of the 13 3/4% series bonds, the 2009 senior step-up notes and the 2007 senior notes. As of January 1, 2007, we adopted Mexican FRS NIF B-3, “Statement of Income,” which incorporates, among other things, a new approach to classifying income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and eliminates the cumulative effect of accounting changes. The adoption of this standard will affect our year end 2007 financial statements through the reclassification into general expenses of the special items that were previously presented in a separated line in the income statement. Our unaudited interim financial statements as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 already reflect the application of this standard.
(5)	Earnings per share data give effect to the reclassification of all classes and series of outstanding stock into a single class of Series A common stock immediately prior to the completion of this offering.
(6)	Capital expenditures include frequency rights, telephone network systems and equipment, intangible assets and other assets. Investing activities in the consolidated statements of changes in financial position are net of dispositions. In accordance with our capital expenditures policy, any acquisition of a subsidiary will be considered a capital expenditure since our investment in subsidiaries is part of our strategy to incorporate new network systems.
(7)	Total debt is as of the end of the period indicated.
(8)	Working capital is defined as current assets (excluding cash and temporary investments and restricted cash) less current liabilities (excluding current maturities of long-term debt, which includes interest payable).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to facilitate an understanding and assessment of significant changes and trends in our historical consolidated results of operations and financial condition and factors affecting our financial resources and should be read in conjunction with our audited and unaudited financial statements, together with the notes thereto, included elsewhere in this prospectus. Our audited and unaudited financial statements have been prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See note 22 to our full-year audited consolidated financial statements as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 for a discussion of the significant differences between Mexican GAAP and U.S. GAAP. No reconciliation of our unaudited financial statements to U.S. GAAP has been performed. Any such reconciliation would likely result in material quantitative differences. See “Presentation of Financial and Other Information.”

Our financial statements that constitute a part of this prospectus include the following:

•	The audited consolidated financial statements of Maxcom Telecomunicaciones, S.A. de C.V., as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006; and

•	The unaudited consolidated financial statements of Maxcom Telecomunicaciones, S.A. de C.V., as of June 30, 2007 and for the six month periods ended June 30, 2006 and 2007.

Except for the unaudited financial data and the unaudited consolidated financial statements as of and for the six months ended June 30, 2006 and 2007, which have been restated in constant pesos as of June 30, 2007 purchasing power, and except otherwise indicated, the financial data for all other periods throughout this section have been restated in constant pesos as of December 31, 2006. The peso/U.S. dollar exchange rate, as reported by the Federal Reserve Bank of New York, at December 29, 2006 was Ps.10.80 per U.S.$1.00 and at June 29, 2007 was Ps.10.79 per U.S.$1.00. In addition, the rate of inflation was 0.6% from December 31, 2006 to June 30, 2007 and 3.9% from June 30, 2006 to June 30, 2007.

Recent Developments

Private Placement of Senior Notes due 2014

On December 20, 2006, we completed a private placement of U.S.$150 million aggregate principal amount of our senior notes. Additionally, on January 10, 2007 and September 5, 2007, we completed supplemental private placements of our senior notes, each in the amount of U.S. $25 million. The proceeds of these offerings were used to refinance existing indebtedness and fund capital expenditures. As part of these offerings, Maxcom pledged certain fixed assets, defined as “systems and telephone network equipment,” which included construction, transportation equipment and vehicles, computers, information electronic processing equipment, telecommunications and office furniture and equipment. We implemented the pledge on February 13, 2007 through a first priority voluntary mortgage. Our concessions to provide telecommunication services are not subject to the mortgage mentioned above and remain free of liens or restrictions of use and ownership. Additionally, although the assets mentioned above have been pledged in favor of the holders of our senior notes, we may be able to dispose of such assets so long as we comply with the requirements and conditions established in the indenture governing the senior notes.

In December 2006, we delivered irrevocable notices of redemption with respect to approximately U.S.$36.1 million aggregate principal amount of our senior step-up notes due 2009, which we refer to as 2009 senior step-up notes (representing all such notes outstanding), and approximately U.S.$5.1 million aggregate principal amount of our senior notes due 2007, which we refer to as 2007 senior notes (representing all such notes outstanding), in each case at a redemption price equal to 101% of the aggregate principal amount plus accrued and unpaid interest. At the same time, we effected a satisfaction and discharge under the terms of the relevant indentures by transmitting payment of the aggregate principal amount of the redeemed notes together with the premium amount and accrued interest through the redemption date. As a result, we recognized a loss on extinguishment of debt in the amount of Ps.17 million in 2006. On April 1, 2007, we repaid an aggregate principal amount of U.S.$11.6 million of our 13 3/4% B series bonds. On May 16, 2007, we also repaid Ps.150 million of our short-term commercial paper program.

Capital Stock Increase and Acquisition of Grupo Telereunión

On July 21, 2006, we reached an agreement with certain members of the Vázquez family, whom we refer to as the Grupo VAC Investors, to acquire Telereunión, S.A. de C.V., or Telereunión, Telscape de México, S.A. de C.V. and Sierra USA Communications, Inc., which together we refer to as Grupo Telereunión. The purchase price for Grupo Telereunión was U.S.$8.5 million, which was paid with the issuance of 21,579,658 of our common shares to the Grupo VAC Investors. As part of this transaction, the Grupo VAC Investors subscribed for 57,233,845 of our common shares for a purchase price of U.S.$22.7 million, which was paid in cash. As a result of these transactions, the Grupo VAC Investors became owners of 16.34% of our equity. The proceeds from the sale of our common shares and the acquired Grupo Telereunión network enabled us to continue the expansion of our product offering into both those areas we currently served as well as new areas previously unserved by our network.

The acquisition provides us with a broader national footprint by adding long-term rights over approximately 4,300 additional kilometers of national fiber optic backbone, including a border crossing into McAllen, Texas, approximately 480 kilometers of urban and suburban fiber optic rings and 680 kilometers of fiber optic infrastructure in the Gulf region. The acquisition also provided us with local interconnection in 59 cities and increased our switching capabilities.

As part of the agreement with the Grupo VAC Investors, our shareholders converted all of the preferred shares into common shares by eliminating the liquidation preference of those shares, which at the time of the conversion, such shares represented approximately 92.5% of the capital stock. As consideration for elimination of the liquidation preference, our shareholders approved the payment of a stock dividend to the preferred shareholders equal to the deemed liquidation price of the preferred stock at the date of payment. The aggregate payment to the preferred shareholders was 126,297,257 common shares. After giving effect to the capital stock increase, the acquisition of Grupo Telereunión and the capital stock restructuring, there were 482,334,778 shares outstanding as of December 31, 2006. In accordance with the provisions of NIF C-11 (Capital Contable), the increase in the number of outstanding shares resulting from this stock dividend payment had no accounting effect since the value of capital stock remained the same.

In connection with the recapitalization, we amended certain of our stock option plans. This amendment resulted in a compensation cost of Ps.30.1 million that will be recognized over the three-year requisite service period of the amended award. The cost recognized for the twelve months ended December 31, 2006 was Ps.15.4 million. See “Description of Capital Stock” for a further description of our outstanding capital stock.

Currency Swap Transaction

During May 2007, we entered into currency swap transactions with Bank Morgan Stanley A.G. and Merrill Lynch Capital Markets A.G. to minimize the exchange rate risks related to the coupon payments with respect to U.S.$150 million aggregate principal amount of the senior notes due 2014, for payments during the period from June 2008 to December 2010.

Devaluation and Inflation

Relative to the U.S. dollar, the peso depreciated 12.8% in 2002, depreciated 9.0% in 2003, depreciated 0.3% in 2004, appreciated 4.9% in 2005 and depreciated 1.5% in 2006. Peso depreciations contribute to increases in inflation. The following table summarizes the general economic conditions and inflation in Mexico for the periods specified below:

			Mexican GDP	Gross International
Year Ended	Inflation	Average	Annual Growth	Reserves as of the
December 31,	Rate	28-Day Cetes	Rate	End of Each Year
				(In billions)

2002	5.7%	7.1%	0.8%	U.S.$	50.7
2003	4.0	6.2	1.4		59.0
2004	5.2	6.8	4.2		64.2
2005	3.3	9.2	3.0		74.1
2006	4.1	7.2	4.8		76.3

Source: Central Bank of Mexico

For the first six months of 2007, the peso depreciated 0.8%. Our principal foreign currency fluctuation risk involves changes in the value of the peso relative to the U.S. dollar. Although U.S. dollar-denominated revenues and expenses, including capital expenditures, are exposed to foreign currency fluctuations, we believe our greatest exposure to currency fluctuations is on our U.S. dollar-denominated indebtedness. As of June 30, 2007, the amount of our debt denominated in U.S. dollars was Ps.1,902.3 million (U.S.$176.3 million).

The general economic conditions in Mexico resulting from a peso devaluation and consequential inflation may have a negative impact on our results of operations by:

•	increasing the peso-carrying costs of our U.S. dollar-denominated debt and capital expenditure requirements;

•	decreasing the purchasing power of Mexican consumers, resulting in a decrease in demand for telephony services; and

•	resulting in our inability, due to competitive pressures, to increase our prices in response to such inflation.

We also record non-cash gains or losses on net monetary position, which represent the erosion of purchasing power resulting from the effect of inflation on our holdings of monetary assets and liabilities. Our monetary liabilities, consisting primarily of our senior notes and accounts payable, have exceeded, and are expected to continue to exceed, our monetary assets, which consist primarily of cash and cash equivalents and accounts receivable. As a result, inflation will likely produce gains to monetary position.

Capitalization of Pre-operating Expenses

We commenced commercial operations on May 1, 1999. As permitted under Mexican GAAP, during our pre-operating stage, we capitalized all of our general and administrative expenses and our net integral cost of financing.

We were required to begin amortizing all previously capitalized pre-operating costs. Capitalized pre-operating expenses are amortized on a straight-line basis for a period not exceeding ten years. Net pre-operating capitalized balance amounted to Ps.165.0 million at December 31, 2004, Ps.127.3 million at December 31, 2005 and Ps.94.8 million at December 31, 2006.

Customer Attrition (Churn)

We historically have experienced customer attrition, which we refer to as churn. Churn results in the loss of future revenue from lost customers as well as the inability to recover the costs incurred to acquire those customers, such as installation costs and commissions. Churn occurs for several reasons which include disconnection of a customer for non-payment, disconnection of a customer who switches to a competing company and disconnection of a customer who requests termination of service.

The following table summarizes our average monthly churn rates for the periods specified below:

Average Monthly
Year	Churn Rate

2002	3.0%
2003	2.6
2004	2.0
2005	1.8
2006	1.6
2007 (through June 30th)	1.6

We attribute the improvement in our average monthly churn rate to proportionately fewer service terminations as a result of our strategic focus on customer service, our enhanced customer base knowledge, the efforts of a multidisciplinary team dedicated to analyzing churn trends and to implementing actions to reduce it, and a retention team that negotiates and offers special plans to customers planning to voluntarily terminate our services. However, this improvement was partially offset when one cable television operator with whom we have a strategic alliance discontinued its service in certain parts of its network during the first three months of 2007. As a result, we decided to sell the customers in service in such network, which represented 1,689 lines disconnected.

Revenues

Our net revenues primarily include monthly fees, usage fees, installation charges, interconnection fees and the sales of telephone sets.

Voice services constitute our core business. Revenues from voice services include:

•	installation charges of voice lines;

•	monthly fees for the rental of voice lines, which depending on the product, include a certain number of free local calls;

•	usage charges of voice lines, which can include a combination of local calls above those already included in the monthly fees, long distance minutes, as well as minutes to mobile numbers under the “Long Distance Calling Party Pays” system;

•	charges relating to value-added services such as voice mail, call waiting, call forwarding, three-way calling and caller identification;

•	public telephony services;

•	revenues derived from our strategic and commercial alliances with cable television operators, which are offset by the corresponding amount we are charged by the cable television operator; and

•	the sale of telephone sets.

Revenues from data services include:

•	Internet dial-up access;

•	asymmetric digital subscriber line;

•	dedicated Internet access;

•	managed services;

•	digital private lines; and

•	lease of backbone capacity.

Revenues from wholesale services are related primarily to the sale of bulk minutes where the cost of minutes depends on the volume of traffic. We also include interconnection fees and other miscellaneous revenues in this group.

Average Revenue Per User

Average revenue per user is used as an industry-standard measurement of the average amount of revenue a telecommunications company derives from each customer of its voice business. We calculate average revenue per user by dividing the total voice revenues for a given period by the average number of voice lines, excluding wholesale lines, in service during such period. Revenues from data and wholesale services are reported separately and are not a factor in calculating average revenue per user.

We calculate the average revenue per user for voice lines for each of our business and residential segments. Blended average revenue per user is affected by our business/residential line mix because business lines tend to generate higher average revenue per user than residential lines. Total Company average revenue per user includes public telephony revenues and lines.

Operating Costs and Expenses

Our operating costs and expenses include:

•	network operating costs, which include: (i) technical expenses (comprised of electric power, site leases and maintenance of telecommunications equipment); (ii) installation expenses, when applicable; and (iii) disconnection expenses;

•	selling, general and administrative expenses, which primarily include: (i) salaries, wages and benefits; (ii) fees, which are primarily related to consulting, legal and accounting services; (iii) leasing costs, which are primarily related to our headquarters, warehouses and other facilities; (iv) marketing expenses, which are primarily related to the implementation of our branding campaign, general advertising and promotions; and (v) bad debt (related to past due accounts receivable); and

•	depreciation and amortization mainly related to pre-operating expenses, frequency rights, telephone network systems and equipment and intangibles.

We anticipate that our operating costs and expenses will generally increase with the size of our network infrastructure and the number of customers served. Our network operating costs, which are composed primarily of interconnection fees, are expected to grow at approximately the same rate as revenues. We expect technical expenses will generally increase as the size and capacity of our network increases. Selling, general and administrative expenses are indirectly related to the number of customers served and some of these expenses are directly related with the acquisition of new customers. Historically, sales commissions, advertising and promotion expenses will increase at approximately the same rate as the number of new customers acquired. Our depreciation and amortization expenses are directly related to our existing fixed assets and to the expansion of our network and acquisition of equipment as well as the increase of intangible assets.

Integral Cost of Financing

For presentation purposes, “integral cost of financing” refers to the combined financial effects of:

•	net interest expense and interest income;

•	net foreign exchange gains or losses; and

•	net gains or losses on monetary position.

Critical Accounting Policies

Applications of Critical Accounting Policies and Estimates

We have identified certain key accounting estimates on which our consolidated financial condition and results of operations are dependent. These key accounting estimates most often involve complex matters or are based on subjective judgments or decisions that require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. In addition, estimates routinely require adjustment based on changing circumstances and the receipt of new or better information. In the opinion of our management, our most critical accounting estimates under both Mexican GAAP and U.S. GAAP are those that require management to make estimates and assumptions that affect the reported amounts related to the accounting for the allowance for doubtful accounts receivable, revenue recognition, installation revenues and costs, valuation of long-lived assets, stock-based compensation and fair value of our common stock and deferred taxes. For a full description of all of our accounting policies, see notes 5 and 22 to the consolidated financial statements included in this document.

There are certain critical estimates that we believe require significant judgment in the preparation of our consolidated financial statements. We consider an accounting estimate to be critical if:

•	it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making the estimate; and

•	changes in the estimate or different estimates that we could have selected would have had a material impact on our financial condition or results of operations.

Fair Value of Stock Options and Warrants

Stock options and warrants granted to members of our board of directors, officers and employees require a fair value-based accounting at the grant date. The total amount of compensation costs recognized for an award of stock-based employee compensation is based on the fair value so determined. Fair value is defined as the amount for which an asset could be exchanged, or a liability settled, between knowledgeable willing parties in an arm’s-length transaction. We estimate fair values using option pricing models, which requires the use of certain assumptions, such as expected term of the option, expected volatility, risk-free interest rate during expected term and expected dividend yield. Those assumptions are subjective and involve management judgment. The imprecision in estimating these factors may affect the amount of compensation cost recorded for stock-based employee compensation.

Allowance of Doubtful Accounts Receivable

The allowance for doubtful accounts represents our estimate of losses resulting from the failure or inability of our customers to make required payments. Determining our allowance for doubtful accounts receivable requires significant estimates. Due to the large number of customers that we serve, it is impractical to review the credit-worthiness of each of our customers, although a credit review is performed for business customers that request more than two lines. We consider a number of factors in determining the proper size and timing for the recognition of and the amount of the allowance, including historical collection experience, customer base, current economic trends and the aging of the accounts receivable portfolio. From this analysis, our current policy is to reserve in the amount of 90% and 100% of account receivable balance due over 90 but less than 119 days, and over 120 days, respectively, except when there is a negotiated agreement with a customer. In such cases, a reserve is created based on the agreement with the client. We periodically review this policy to ensure that it accurately reflects current collection patterns.

In addition, in order to mitigate collection risk, our collection procedures include, but are not limited to, periodic reminder phone calls once a customer is past due, suspension of service, use of a collection agency and disconnection of service, if needed. Furthermore, within our network we have systems to detect fraudulent call activity. If these systems fail to identify this activity, we may have to recognize a higher degree of uncollectible accounts. While we believe that our estimates are reasonable, changes in our customer trends or any of the factors mentioned above could materially affect our bad debt expense. At December 31, 2006, our provision for bad debt was Ps.89.4 million. We consider this provision sufficient to cover the potential risk of uncollectible accounts, however, we cannot assure that we will not be required to increase the amount of this provision in the future.

Revenue Recognition

We recognize revenues from telephone services provided to our clients, the sale of telephone equipment, services provided to other telephone-service companies (such as interconnection services) and installation charges.

Revenues from services provided to clients, including installation and maintenance, are recognized in the month the service is rendered. Revenues from the sale of telephone equipment to clients are recognized at the time of the sale and/or delivery and installation of such equipment. Revenues for public telephony services are recognized when we collect cash from the coin boxes of the public telephones. Revenues from mobile telephone services are recognized when the traffic with suppliers of cellular phone has been reconciled and the charge to the client has been done.

Revenues from interconnection services are recognized on an accrual basis. We entered into local interconnection agreements with various telephone companies under the “bill and keep” compensatory clause. In accordance with these agreements, if the imbalance between local calls originated from the other telephony company and completed by us, and the calls originated from us and completed by the other telephony company over the course of one month do not exceed a determined percentage, there will be no payment of an interconnection rate charge to the net carrier for the interconnection services. However, if the imbalance exceeds that percentage in a determined month, the net carrier will be subject to a per minute charge. The percentage of imbalance was 15% from December 31, 2005 through December 31, 2006 and has been 5% since January 1, 2007.

In 2003, we started a new business line consisting of the lease of transmission capacity through our fiber optic ring. Revenues from lease of capacity are recorded in deferred revenue as billed and then recognized ratably into revenue over the term of the contract.

During 2005, we entered into strategic and commercial alliances with two companies that render cable television and Internet services to also render telephony services using cable television infrastructure. We issue a monthly invoice to the end-customer and record the three services (voice, data and video) as revenue. Likewise, we receive from cable television companies an invoice for television and Internet services (for the pertinent month), which is recorded as a decrease of our revenue so that only revenue for voice services is recognized.

Advances from customers are classified as current liabilities until they are refunded. When the contract is rescinded, these deposits are applied to any outstanding balance with the respective customer.

Under U.S. GAAP, customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are separable, each value is assigned based on the relative fair value of each separate element and the revenue associated with such element is recognized as earned. If the elements are not deemed separable, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period. We believe that the accounting estimates related to customer relationship periods and to the assessment of whether bundled elements are separable are “critical accounting estimates” because: (i) they require management to make assumptions about how long we will retain customers; (ii) the assessment of whether bundled elements are separable can be subjective; (iii) the impact of changes in actual retention periods versus these estimates on the revenue amounts reported in our consolidated statements of operations could be material; and (iv) the assessment of whether bundled elements are separable may result in revenues being reported in different periods than significant portions of the related costs.

Installation Revenues and Costs

Installation costs include labor, tools and materials. Through December 31, 2002, before we waived installation costs to our customers, installation costs were capitalized and amortized on a straight-line basis over a period of 20 years. Since 2003, when we started waiving installation costs, we capitalize and amortize them on a straight-line basis over a period equal to the remaining original term of the microwave concessions, which expire in October

2017. When we charge installation fees to our customers, we recognize this cost as an expense and do not capitalize or amortize it. Once service with a customer is terminated, the capitalized installation cost is expensed. Under U.S. GAAP, installation revenues and the related direct installation costs are deferred and amortized over the expected customer’s relationship period. According to U.S. GAAP, when installation costs are not billed to customers, the related costs are expensed immediately.

Valuation of Long-Lived Assets

We review fixed, definite lived intangible and other long-lived assets at least annually under NIF C-15, “Impairment of the Value of Long Lived Assets and their Disposal.” Impairment reviews require a comparison of the estimated future undiscounted cash flows to the carrying value of the asset for U.S. GAAP reporting and discounted cash flows to the carrying value of the asset for Mexican GAAP. If the total of the undiscounted cash flows is less than the carrying value under U.S. GAAP or discounted cash flows is less than the carrying value under Mexican GAAP, an impairment charge is recorded for the difference between the estimated fair value and the carrying value of the asset. In making such evaluations, we estimated the fair value of the long-lived assets as well as the undiscounted and discounted cash flows. In determining our undiscounted and discounted cash flows, we make significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as estimating remaining useful lives and the possible impact that inflation may have on our ability to generate cash flow, as well as customer growth and the appropriate discount rate. Although we believe that our estimates are reasonable, different assumptions regarding such remaining useful lives or future cash flows could materially affect the valuation of our long-lived assets.

We also evaluate the useful lives used to depreciate our long-lived assets, periodically considering their operating and use conditions. As a result, we changed the useful lives of our long-lived assets during 2005 based on reports from an independent third party appraiser. The useful lives were extended and we recognized less depreciation amounting to Ps.76.2 million.

We also evaluate our operating leases for utilization. Spaces leased in buildings with low occupancy have been reserved based on the contractual penalty for early termination, which is calculated as the maximum amount that would be paid upon termination of the contract.

Upon adoption of the Statement of Financial Account Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” and NIF C-15 we were required to reassess the useful lives of our intangible assets, which primarily consist of Mexican government telecommunications concessions and infrastructure rights. Upon reassessment, we concluded that our concessions would be definite lived intangibles. We will periodically reassess the useful lives of our concessions. As of December 31, 2006, no indicators of impairment existed, therefore we did not undertake any study to determine the value in use of such assets.

Deferred Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income tax liability. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from the different treatment for tax and accounting purposes of several items, such as depreciation, amortization and allowance for doubtful accounts. These differences result in deferred tax assets and liabilities that are included in our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely to occur, we must include an expense within the tax provision in the statement of operations.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The valuation allowance is based on management projections of future financial results. Accordingly, we have created a valuation account for the full balance of our deferred tax asset as we feel it is unlikely we will use our net operating loss carry forwards before they expire. If actual results differ from these estimates or we adjust the projections in future periods, we may need to materially adjust the valuation allowance, which may materially impact our results of operations in future periods.

As of December 31, 2006, the company had cumulative tax losses in aggregate of Ps.672.9 million that will be carried forward against future taxable income as follows:

			Year of
Year of Loss	Amount		Maturity
	(in thousands of pesos)

1999	Ps.	15,857	2009
2000		71,980	2010
2001		74,481	2011
2002		246,857	2012
2003		30,978	2013
2004		69,621	2014
2005		101,108	2015
2006		61,996	2016

Total	Ps.	672,878

Results of Operations

The following table sets forth, for the periods indicated, selected statement of operations data calculated in accordance with Mexican GAAP and expressed as a percentage of net revenue:

				Six Months
	Year Ended December 31,			Ended June 30,
	2006	2005	2004	2007	2006
				(unaudited)

Net revenues	100%	100%	100%	100.0%	100.0%
Operating cost and expenses:
Network operating costs	38.9	33.4	35.3	42.4	35.9
Selling, general and administrative expenses	34.9	40.7	43.1	29.8	36.9
Depreciation and amortization	17.3	24.5	38.6	17.7	17.7

Total operating cost and expenses	91.0	98.4	117.0	89.9	90.5
Operating profit (loss)	9.0	1.6	(17.0)	10.1	9.5
Integral (income)/cost of financing	(6.2)	(4.8)	5.4	(6.2)	(10.0)
Special item(1)	(0.1)	(1.3)	0.0	—	—
Other income (expense), net	(0.1)	0.8	(0.1)	(0.3)	0.1
Tax provisions and asset tax	(3.4)	(2.3)	(3.2)	(5.2)	(0.5)

Net loss for the year	(1.7)	(6.2)	(14.9)	(1.6)	(0.9)

(1)	In connection with the issuance of the senior notes on December 20, 2006, the company recognized a special item in the amount of Ps.17.0 million, derived from the total amortization of the debt issuance costs related to the repayment of the 13 3/4% B series bonds, the 2009 senior step-up notes and the 2007 senior notes.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Net revenues

Our net revenues increased 45.5%, from Ps.739.4 million in the six months ended June 30, 2006 to Ps.1,075.5 million in 2007. The increase primarily resulted from:

•	a Ps.205.7 million, or 33.8%, increase in voice revenues from Ps.608.2 million in 2006 to Ps.813.9 million in 2007, that we attribute to a 28.8% increase in the average number of voice lines in service during the period as we continued the buildout of our network infrastructure (this increase in voice lines produced a 26.0% increase in monthly fee revenues and a 43.6% increase in overall usage fees);

•	a Ps.17.5 million, or 57.8%, increase in data revenues from Ps.30.3 million in 2006 to Ps.47.8 million in 2007, which primarily resulted from increased sales of backbone capacity; and

•	a Ps.113.0 million, or 112.0%, increase in wholesale revenues from Ps.100.9 million in 2006 to Ps.213.9 million in 2007, driven by an increase in our long distance termination business size unit, primarily as a result of the Grupo Telereunión acquisition.

The following table sets forth our revenues for the periods indicated below:

	Six Months
	Ended June 30,
	2007		2006		% Change
	(In millions)

Voice	Ps.	813.9	Ps.	608.2	33.8%
Data		47.8		30.3	57.8
Wholesale		213.9		100.9	112.0

Total revenues	Ps.	1,075.5	Ps.	739.4	45.5

The following table presents a breakdown of our average revenue per user for the periods indicated below:

	Six Months
	Ended June 30,
	2007	2006	% Change
	(In U.S. dollars)

Company
Monthly charges	$15.7	$16.1	(2.5)%
Usage	29.5	27.8	6.1
Subtotal	45.2	43.9	3.0
Non-recurring	2.4	2.6	(7.7)

Total company	$47.6	$46.5	2.4

The following table presents a breakdown of our lines by type of customer at June 30, 2007 and 2006 and the percentage variation:

	Six Months
	Ended June 30,
	2007	2006	% Change
Voice lines

Business lines	61,150	43,729	39.8%
Residential lines	204,259	170,381	19.9
Public Telephony	24,415	12,709	92.1
Wholesale lines	9,920	10,360	(4.2)

Total lines	299,744	237,179	26.4

Operating Costs and Expenses

Our operating costs and expenses increased 44.4% to Ps.967.1 million for the six months ended June 30, 2007 from Ps.669.6 million for the six months ended June 30, 2006. This increase was a result of:

•	a Ps.176.5 million, or 85.5% increase in network operating services, as a result of Ps.75.3 million higher long distance interconnection fees, Ps.48.4 million higher cost of operation of public telephones, Ps.36.0 million higher calling party pays interconnection fees, Ps.13.1 million higher leases of circuits and ports, Ps.3.2 million increase in other services costs, such as cable television and cellular operations and Ps.0.5 higher Internet services costs;

•	a Ps.14.0 million, or 27.4% increase in technical expenses;

•	a Ps.59.4 million, or 45.4%, increase in depreciation and amortization; and

•	a Ps.0.4 million, or 4.5%, increase in installation expenses and cost of disconnected lines.

Selling, general and administrative expenses increased Ps.47.2 million, or 17.3% primarily due to:

•	Ps.14.2 million higher salaries, wages and benefits as a result of larger headcount;

•	Ps.12.0 million higher external advisors expenses;

•	Ps.10.3 million higher advertising and promotion expenses;

•	Ps.5.6 million higher bad debt reserve;

•	Ps.3.4 million higher sales commissions;

•	Ps.1.5 million higher maintenance expenses; and

•	Ps.0.2 million higher general and corporate expenses.

Integral Cost of Financing

Our integral cost of financing was Ps.66.4 million in the six months ended on June 30, 2007, a 9.9% decrease compared to Ps.73.7 million for the six months ended June 30, 2006.

The following table sets forth our integral cost of financing for the periods indicated below:

	Six Months
	Ended June 30,
	2007		2006		% Change
	(In millions)

Interest expense — Net	Ps.	(90.1)	Ps.	(46.9)	92.3%
Exchange gain (loss) — Net		18.4		(30.8)	(159.9)
Gain on monetary position		5.3		4.0	34.4

Total integral cost of financing	Ps.	(66.4)	Ps.	(73.7)	9.9

The decrease of integral cost of financing was primarily due to:

•	a Ps.43.2 million, or 92.3%, increase in interest paid as a result of a higher average outstanding balance of debt during the first six months of 2007 compared to the same period in 2006;

•	a Ps.49.2 million, or 159.9%, increase in exchange gain on our dollar-denominated debt due to the effect of a 0.8% peso appreciation during the first six months of 2007 compared to a 6.0% peso depreciation during the same period in 2006; and

•	a Ps.1.3 million, or 34.4%, increase in gain on net monetary position, as a result of the effect on monetary liabilities of a higher inflation rate during the first six months of 2007 when compared to the same period in 2006.

Tax Provisions

Beginning January 2007, assets tax is incurred at the rate of 1.25% over the net amount of certain assets only when this tax exceeds the Income Tax incurred.

The assets tax provision of Ps.16.4 million was computed from the valuation allowance on the monthly installments paid in 2007 due to the change in the assets tax law. The deferred income tax for the six month period ended June 30, 2007 was Ps.39.6 million which resulted from the application of the effective tax rate for the year 2007, which was estimated to be 101%.

Employees’ profit sharing is estimated by applying the procedures set forth in the Mexican Income Tax Law. As of June 30, 2007 and 2006 the Company did not generate employee’s profit sharing.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net revenues

Our net revenues increased 40.2%, from Ps.1,197.1 million in 2005 to Ps.1,678.6 million in 2006. The increase primarily resulted from:

•	a Ps.335.0 million, or 34.6%, increase in voice revenues from Ps.967.9 million in 2005 to Ps.1,302.9 million in 2006, that we attribute to a 28.7% increase in the average number of voice lines in service during the period as we continued the buildout of our network infrastructure (this increase in voice lines produced a 23.0% increase in monthly fee revenues and a 51.2% increase in overall usage fees);

•	a Ps.23.0 million, or 43.0%, increase in data revenues from Ps.53.5 million in 2005 to Ps.76.5 million in 2006, which primarily resulted from increased sales of backbone capacity; and

•	a Ps.123.5 million, or 70.2%, increase in wholesale revenues from Ps.175.7 million in 2005 to Ps.299.2 million in 2006, driven by an increase in our long distance termination business size unit, primarily as a result of the Grupo Telereunión acquisition.

The following table sets forth our revenues for the periods indicated below:

	Year Ended December 31,
	2006		2005		% Change
	(in millions)

Voice	Ps.	1,302.9	Ps.	967.9	34.6%
Data		76.5		53.5	43.0
Wholesale		299.2		175.7	70.3

Total revenues	Ps.	1,678.6	Ps.	1,197.1	40.2

The following table presents a breakdown of our average revenue per user for the periods indicated below:

	Year Ended December 31,
	2006	2005	% Change
	(in U.S. dollars)

Company:
Monthly charges	$15.5	$17.1	(9.4)%
Usage	24.9	22.4	11.2
Subtotal	40.4	39.5	2.0
Non-recurring	2.4	2.7	(11.1)

Total company	$42.8	$42.2	1.2

The following table presents a breakdown of our lines by type of customer at December 31, 2006 and 2005 and the percentage variation:

	At December 31,
	2006	2005	% Change

Voice lines:
Business lines	51,503	36,680	40.4%
Residential lines	190,340	154,233	23.4
Public Telephony	16,815	5,289	217.9
Wholesale lines	10,940	10,090	8.4

Total lines	269,598	206,292	30.7

Operating Costs and Expenses

Our operating costs and expenses increased 29.5% from Ps.1,179.7 million in 2005 to Ps.1,527.6 million in 2006. This increase was primarily a result of:

•	a Ps.240.7 million, or 84.3%, increase in network operating services resulting mainly from: (i) a Ps.40.7 million increase in local-to-mobile interconnection costs associated with a significant increase in local-to-mobile traffic; (ii) a Ps.88.8 million increase in long distance interconnection costs as a result of increased long distance traffic; (iii) a Ps.61.9 million higher operational cost of public telephony services due to a 218% increase in lines in service; (iv) a Ps.33.1 million increase in costs related to the lease of ports and circuits required for our backbone and last-mile connectivity as a result of our network growth; (v) a Ps.10.5 million increase in costs associated with the operation of the cable television network; (vi) a Ps.4.5 million increase in Internet service costs; and (vii) a Ps.1.2 million increase in cost of other services;

•	a Ps12.2 million, or 12.5%, increase in technical expenses primarily due to: (i) a Ps.5.5 million, or 13.2%, increase in maintenance costs as a result of our larger telephone network; (ii) a Ps.2.9 million, or 9.0%, increase in the cost of sites leasing and expenses related to the operation of our telephone network; and (iii) a Ps.3.8 million, or 15.9%, increase in other expenses;

•	a Ps.3.5 million, or 1.2%, decrease in depreciation and amortization expenses mainly related to a supplementary adjustment in the depreciation of certain fixed assets in accordance with Bulletin B-10 of the Mexican Institute of Public Accountants and NIF C-6, “Property, Machinery and Equipment”; and

•	a Ps.0.3 million, or 1.8%, increase in installation expenses.

Selling, general and administrative expenses increased Ps.98.2 million, or 20.2% primarily due to:

•	a Ps.70.0 million increase in salaries, wages and benefits related to increased headcount;

•	a Ps.15.6 million increase in sales commissions as a result of higher gross installed lines;

•	a Ps.10.5 million increase in advertising expenses;

•	a Ps.6.4 million increase in bad debt;

•	a Ps.3.7 million increase in other general and administrative expenses; and

•	a Ps.0.8 million increase in lease expenses.

This increase was partially offset by a Ps.8.9 million decrease in fees paid to external advisors.

Integral Cost of Financing

Our integral cost of financing was Ps.103.3 million in 2006, an 80.3% increase compared to Ps.57.3 million in 2005.

The following table sets forth our integral cost of financing for the periods under review:

	Year Ended December 31,
	2006		2005		% Change
	(in millions)

Interest expense — Net	Ps.	(122.7)	Ps.	(101.1)	21.4%
Exchange gain (loss) — Net		(1.4)		20.8	(106.7)
Gain on monetary position		20.7		23.0	(10.0)

Total integral cost of financing	Ps.	(103.3)	Ps.	(57.3)	80.3

The increase of integral cost of financing was primarily due to:

•	a Ps.21.6 million, or 21.4%, increase in interest paid as a result of a higher average outstanding balance of debt during 2006 compared to 2005;

•	a Ps.22.2 million exchange loss on our dollar-denominated debt due to the effect of a 1.5% peso depreciation during 2006 compared to a 4.7% peso appreciation during 2005; and

•	a Ps.2.3 million, or 10.0%, decrease in gain on net monetary position, as a result of (i) the effect on liabilities of a higher inflation rate during 2006 when compared to 2005 and (ii) supplementary adjustments in the value of fixed assets according to Bulletin B-10.

Tax Provisions

Our 2006 tax provision represented 195% of our income before taxes in 2006 compared to 59% in 2005. The increase was mainly caused by the effect of the change in our valuation allowance on tax on assets amounting to Ps.30.5 million. Additionally in 2006, we had higher permanent differences that affected our effective tax rate such as the effects of inflation and non-deductible expenses.

According to the applicable tax law in 2006, we incur an asset tax at a rate of 1.8% over the net amount of certain assets and liabilities when the calculated amount of the tax exceeds the income tax we incur. During the fiscal year ended December 31, 2006, we did not generate a tax base for the asset tax.

Employees’ profit sharing is estimated by applying the procedures set forth in the Mexican law. In 2006, we paid Ps.0.12 million in employee profit sharing.

Year ended December 31, 2005 compared to year ended December 31, 2004

Net Revenues

Our net revenues increased 28.2% in 2005 as compared to 2004, from Ps.933.5 million in 2004 to Ps.1,197.1 million in 2005. This increase primarily resulted from:

•	a Ps.198.5 million, or 25.8%, increase in voice revenues from Ps.769.4 million in 2004 to Ps.967.9 million in 2005 that we attribute to a 23.0% increase in the number of average voice lines in service during the period, as we continued the buildout of our network infrastructure (this increase in voice lines produced a 13.3% increase in monthly fee revenues and a 27.7% increase in overall usage fees); and

•	a Ps.56.5 million, or 47.4%, increase in wholesale revenues, from Ps.119.2 million in 2004 to Ps.175.7 million in 2005, primarily due to a 20.6% increase in traffic from 980.7 million minutes in 2004 to 1,183.1 million minutes in 2005 together with a 22% increase in the average cost per minute.

The following table presents a breakdown of our revenues by source for 2005 and 2004:

	Year Ended December 31,
	2005		2004		% Change
	(in millions)

Voice	Ps.	967.9	Ps.	769.4	25.8%
Data		53.5		44.9	19.2
Wholesale		175.7		119.2	47.4

Total revenues	Ps.	1,197.1	Ps.	933.5	28.2

The following table presents a breakdown of our average revenue per user for 2005 and 2004:

	Year Ended December 31,
	2005	2004	% Change
	(in U.S. dollars)

Company:
Monthly charges	$17.1	$18.6	(8.1)%
Usage	22.4	21.6	3.7
Subtotal	39.5	40.2	(1.7)
Non-recurring	2.7	2.3	17.4

Total company	$42.2	$42.5	(0.7)

The following table presents a breakdown of our lines by type of customer at December 31, 2005 and 2004 and the percentage variation:

	At December 31,
	2005	2004	% Change

Voice lines:
Business lines	36,680	28,249	29.8%
Residential lines	154,233	125,934	22.5
Public Telephony	5,289	492	975.0
Wholesale lines	10,090	10,220	(1.3)

Total lines	206,292	164,895	25.1

Operating Costs and Expenses

Our operating costs and expenses increased 8.0% from Ps.1,092.0 million in 2004 to Ps.1,179.7 million in 2005. This increase was primarily a result of:

•	a Ps.55.1 million, or 23.9%, increase in network operating services resulting mainly from: (i) a Ps.31.6 million increase in local-to-mobile interconnection costs associated with a significant increase in local-to-mobile traffic; (ii) a Ps.14.3 million increase in long distance interconnection as a result of increased long distance traffic; (iii) a Ps.6.2 million increase in costs associated with the operation of the cable television network; (iv) a Ps.4.2 million increase in costs related to the lease of ports and circuits required for our backbone and last-mile connectivity as a result of the growth of our network; and (v) a Ps.1.0 million decrease in other costs, primarily the reduction of Internet service costs as a result of lower rates obtained from new suppliers of Internet access;

•	a Ps.10.2 million, or 11.8%, increase in technical expenses primarily due to: (i) a Ps.4.5 million, or 12.2%, increase in maintenance as a result of our larger telephone network; (ii) a Ps.2.3 million, or 7.8%, increase in leases of sites and expenses related to the operation of our telephone network; and (iii) a Ps.3.4 million increase in other expenses;

•	a Ps.67.0 million, or 18.6%, decrease in depreciation and amortization expenses mainly related to changes in the estimated useful life of certain assets and the recalculation of the depreciation for the year 2005; and

•	a Ps.4.5 million, or 37.3%, increase in installation expenses, primarily as a result of lines installed on the cable television network. During 2004 and 2005, as a result of competitive pressures, we waived installation fees in many instances and we expect to continue to do so in the future. We record installation expense at the time of installation only when we bill our customers for installation fees. Otherwise, we capitalize and amortize the installation costs.

Selling, general and administrative expenses increased Ps.84.7 million, or 21.0%, primarily due to:

•	a Ps.60.4 million increase in salaries, wages and benefits related to increased headcount;

•	a Ps.20.4 million increase in sales commissions as a result of higher gross installed lines which increased from 62,579 in 2004 to 82,112 in 2005;

•	a Ps.8.1 million increase in fees paid to external advisors; and

•	a Ps.11.8 million decrease in other general and administrative expenses.

These increases were offset in part by:

•	a Ps.8.1 million decrease in bad debt provisioning as a result of improved collection efforts;

•	a Ps.6.0 million decrease in office building leases as a result of a renegotiation with the landlord of our headquarters;

•	a Ps.1.8 million decrease in advertising expenses; and

•	a Ps.11.8 million decrease in other general and administrative expenses.

Integral Cost of Financing

Our integral cost of financing was Ps.57.3 million in 2005, a 212.8% decrease as compared to an integral financing gain of Ps.50.8 million in 2004. The following table sets forth our integral cost of financing for the periods under review:

	Year Ended December 31,
	2005		2004		% Change
	(in millions)

Interest expense — Net	Ps.	(101.1)	Ps.	(40.3)	150.9%
Exchange gain (loss) — Net		20.8		(1.5)	1,486.7
Gain on monetary position		23.0		92.6	(75.2)

Total Integral cost of financing	Ps.	(57.3)	Ps.	50.8	(212.8)

The increase in the integral cost of financing was primarily due to:

•	a Ps.60.8 million, or 150.8%, increase in interest paid on debt including interest paid on financing obtained from local banks and suppliers during 2005;

•	a Ps.22.3 million reduction in exchange loss on our dollar-denominated debt due to the effect of a 4.9% peso appreciation during 2005 compared to 0.3% peso depreciation during 2004, as well as lower dollar-denominated indebtedness due to our October 2004 debt exchange offer; and

•	a Ps.69.6 million, or 75.2%, decrease in gain on net monetary position, as a result of the effect of lower inflation on our net monetary position in 2005 as compared to the inflation during 2004.

Tax Provisions

As of December 31, 2005, we had deferred tax liabilities of Ps.27.6 million generated mainly by the decrease in our cumulative tax losses carry forwards. As of December 31, 2004, we had deferred income tax assets generated by the cumulative tax losses carry forwards; however, since there was no certainty that they would be realized within a reasonable term, such benefit was reserved.

According to the applicable tax law in 2005, asset tax is incurred at the rate of 1.8% over the net amount of certain assets and liabilities only when this tax exceeds the income tax incurred. During the fiscal year that ended on December 31, 2005, we did not generate a tax base for the asset tax. At the close of the fiscal year of 2004, the provision for the asset tax was of Ps.28.9 million.

Employees’ profit sharing is estimated by applying the procedures set forth in Mexican law. During 2005, we did not pay any amount as employee’s profit sharing as no amount was payable after applying such procedures. During 2004, we paid Ps.0.5 million in employee’s profit sharing.

Liquidity and Capital Resources

Financing Sources and Liquidity

Our business is capital intensive. We have historically met our working capital and capital expenditure requirements through our various debt arrangements, vendor financings and the sale of equity to investors. As of June 30, 2007, we had Ps.155.5 (U.S.$14.4 million) million of cash and cash equivalents including Ps.2.7 million of restricted cash. As of June 30, 2007 we had Ps.84.0 million (U.S.$7.8 million) in working capital. We maintain the majority of our cash in U.S. dollar currency accounts with financial institutions in the United States of America. These security accounts bear interest at money market levels. The remainder of our cash is deposited with Mexican banks and invested daily in Mexican peso denominated interest bearing securities.

Our principal uses of cash have included debt service, capital expenditures and working capital. We expect that these will remain our principal uses of cash in the future; however, we may use cash to pursue acquisitions. We expect to use approximately U.S.$92.3 million of cash during 2007 to fund capital expenditures in connection the expansion of our network, of which we have expended U.S.$55.6 million as of June 30, 2007. We believe that cash flow from operating activities and proceeds from the initial public offering of our shares of Series A common stock in the form of American Depository Shares composed of Ordinary Participation Certificates will be sufficient to fund currently anticipated working capital, planned capital spending and debt service requirements for the twelve to eighteen months following this exchange offer, including at least the next twelve months. From time to time we review acquisition and other strategic opportunities, which may require additional debt or equity financing. We currently do not have any pending agreements or understandings with respect to any material acquisition or other strategic opportunity.

On July 21, 2006, the Grupo VAC Investors subscribed for 78,813,503 common shares resulting in a U.S.$31.2 million increase in our equity, equivalent to 16.34% of Maxcom’s total shares. As part of the transaction, we received U.S.$22.7 million in cash. For more information, see note 3 to our consolidated financial statements.

On December 20, 2006, we completed a private placement of U.S.$150 million aggregate principal amount of our senior notes. In addition, on January 10, 2007 and September 5, 2007, we completed supplemental private placements of our senior notes, each in the amount of U.S.$25 million. Interest on the senior notes accrues at the rate of 11% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2007. We used approximately U.S.$100.5 million of the proceeds from these offerings to redeem our outstanding 2007 senior notes and 2009 senior step-up notes and to repay our 13 3/4% B series bonds, our then existing credit facilities and certain vendor financings. The indenture governing our senior notes contains certain covenants that, among other things, limit our ability to incur additional indebtedness and issue preferred stock, pay dividends, make other restricted payments and investments, create liens, incur restrictions on the ability of our subsidiaries to pay dividends or other payments by them, sell assets, merge or consolidate with other entities and enter into transactions with affiliates. As of June 30, 2007, we believe we are in compliance with all of the covenants contained in the indenture governing our senior notes.

The indenture governing the senior notes prohibits us from incurring additional indebtedness (other than permitted indebtedness) unless our leverage coverage ratio would be no greater than (i) 4.25 to 1 in the case of any incurrence or issuance on or before December 31, 2007, (ii) 4.00 to 1 in the case of any incurrence or issuance on or after January 1, 2008 and on or before December 31, 2009 and (iii) 3.50 to 1 in the case of any incurrence or issuance on or after January 1, 2010, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom). Our leverage ratio as of a specific date is the ratio of (i) the aggregate principal amount of our outstanding indebtedness plus the amount of all obligations in respect of the repayment of certain specified stock and the liquidation preference of preferred stock of our restricted subsidiaries (none such stock was outstanding as of June 30, 2007) to (ii) our aggregate EBITDA for the period consisting of the last two full fiscal quarters for which financial statements are publicly available multiplied by two. Regardless of our leverage ratio, we may incur permitted indebtedness, which includes, among other things:

•	indebtedness, not to exceed U.S.$10.0 million at any time outstanding, represented by capital lease obligations, financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the permitted business of the company, in an aggregate principal amount, including all permitted refinancing indebtedness incurred to renew, refund, refinance, replace, defease or discharge any such indebtedness;

•	hedging obligations for the purpose of managing our exposure to fluctuations in interest rates with respect to indebtedness permitted to be incurred by us pursuant to the indenture or protecting us against currency fluctuations in the ordinary course of business and not for speculative purposes; and

•	indebtedness not to exceed U.S.$10.0 million in an aggregate principal amount at any time outstanding, including all permitted refinancing indebtedness incurred to renew, refund, refinance, replace, defease or discharge such indebtedness.

The indenture contains events of default, including, without limitation, (subject to customary grace periods, cure rights and materiality thresholds) defaults based on (i) the failure to make payments of interest or principal when due, (ii) breaches of covenants, (iii) cross-defaults and cross acceleration to other material indebtedness, (iv) bankruptcy events, (v) material judgments and (vi) the actual or asserted invalidity of any guarantee. If any such event of default occurs, the notes could be declared due and immediately payable.

Subject to certain exceptions, the indenture prohibits us and any of our restricted subsidiaries from entering into an affiliate transaction, unless (i) the transaction is on terms no less favorable to us or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by the Company or such restricted subsidiary with an unrelated entity; (ii) in transactions involving in excess of U.S.$1.0 million, a majority of the disinterested directors have determined that the transaction complies with (i); and (iii) in transactions involving in excess of U.S.$6.0 million, we deliver to the trustee a fairness opinion from an investment banking firm of national standing.

Indebtedness

Our consolidated debt as of June 30, 2007 was Ps.1,918.6 million (U.S.$177.8 million), of which Ps.1,899.5 million was long-term debt. Ps.1,902.3 million (U.S.$176.3 million) of our consolidated debt outstanding as of June 30, 2007 was denominated in U.S. dollars and Ps.16.3 million was denominated in Mexican pesos. Our leverage ratio, as defined by the indenture governing our senior notes, was 3.38 as of June 30, 2007. During 2007, we entered into currency swap transactions with Bank Morgan Stanley A.G. and Merrill Lynch Capital Markets A.G. to minimize the exchange rate risks related to the coupon payments with respect to

$150 million aggregate principal amount of the senior notes due 2014, for the payments during period from June 2008 to December 2010.

The following table presents a breakdown of our consolidated debt as of the dates indicated below:

	As of June 30, 2007(1)		As of December 31, 2006(2)
	Pesos	Dollars	Pesos	Dollars
	(In thousands)

Short Term Commercial Paper Denominated in Pesos:
Short term commercial paper	—	—	150,000.0	13,792.5
Accrued interest	—	—	1,500.0	137.9

Total short term commercial paper denominated in pesos	—	—	151,500.0	13,930.4

Short Term and Long Term Vendor Financing:
Vendor financing denominated in pesos	16,297.8	1,510.1	23,655.8	2,175.1
Vendor financing denominated in dollars	4,513.9	418.2	54,199.8	4,983.7

Total vendor financing	20,811.7	1,928.3	77,855.6	7,158.8

Short Term Payable Bonds Denominated in U.S. Dollars:
U.S.$11.6 million 13 3/4% notes (issued on March 17, 2000) bearing interest at a rate of 13.75% maturing on April 1, 2007	—	—	126,047.0	11,590.0

Total short term payable bonds denominated in U.S. Dollars	—	—	126,047.0	11,590.0

Long Term Payable Bonds Denominated in U.S. Dollars:
U.S.$175 million senior secured notes (U.S.$150 million issued on December 20, 2006 and U.S.$25 million issued on January 10, 2007) bearing interest at a rate of 11%, maturing on December 15, 2014	1,888,705.0	175,000.0	1,631,325.0	150,000.0
Accrued interest	9,102.6	843.4	6,813.0	626.5

Total long term payable bonds denominated in U.S. dollars	1,897,807.6	175,843.4	1,638,138.0	150,626.5

(1)	Constant pesos as of June 30, 2007. Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.10.7926 per U.S.$1.00 as reported by the Banco de México on June 30, 2007. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(2)	Constant pesos as of December 31, 2006. Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.10.8755 per U.S.$1.00 as reported by the Banco de México on December 31, 2006. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

Resources from Operating, Financing and Investing Activities

	At December 31,			At December 31,			Six Months Ended June 30,
	2005	2004	% Change	2006	2005	% Change	2007	2006	% Change
	(thousands of constant pesos)			(thousands of constant pesos)			(thousands of constant pesos)

Net resources provided by operating activities	Ps.310,675.2	Ps.287,930.0	7.9%	Ps.84,714.3	Ps.310,675.2	(72.7)%	Ps.185,598.0	Ps.28,569.0	549.7%
Net resources used in investing activities	(465,183.3)	(373,925.8)	24.4	(1,004,131.4)	(465,183.3)	115.9	(652,583.0)	(440,932.0)	48.0
Net resources provided by (used in) financing activities	322,279.1	103,450.7	211.5	1,399,446.4	322,279.1	334.2	(96,836.0)	238,599.0	(140.6)

Historically, our resources generated from operating activities have not been sufficient to meet our debt service, working capital and capital expenditure requirements. We have relied on private equity, capital markets and vendor financing. Our earnings were insufficient to cover our fixed charges by Ps.852.7 million (U.S.$79.0 million) in 2002, Ps.400.0 million (U.S.$37.0 million) in 2003, Ps.108.0 million (U.S.$10.0 million) in 2004 and Ps.46.0 million (U.S.$4.3 million) in 2005. In 2006 and for the first six months of 2007, we had positive ratios of 1.05 and 1.06, respectively.

As of June 30, 2007, we had Ps.155.5 million of cash and cash equivalents including Ps.2.7 million of restricted cash. As of June 30, 2006, we had Ps.74.4 million of cash and cash equivalents including Ps.14.4 million of restricted cash.

Resources Provided by Operating Activities

For the six months ended June 30, 2007, net resources generated in operating activities amounted to Ps.185.6 million compared to Ps.28.6 million for the six months ended June 30, 2006. The resources increase in 2007 from 2006 was mainly attributable to a Ps.92.7 million higher resources coming from operations and Ps.64.3 million higher resources coming from an increase in accounts receivable, and a decrease on restricted cash, liabilities and other assets, mainly attributable to:

•	Ps.108.4 million lower resources coming from an increase in accounts receivable as a result of the increase in our operations;

•	Ps.0.8 million higher resources from an increase on interest payable;

•	Ps.108.2 million higher resources from a increase on accounts payable;

•	Ps.20.0 million higher resources from a decrease on restricted cash;

•	Ps.8.4 million higher resources from a decrease in other accounts receivables combined with an increase in other accounts payable;

•	Ps.18.9 million higher resources from a decrease in inventory; and

•	Ps.16.4 million higher resources from an decrease in prepaid expenses.

For the year ended December 31, 2006, the resources provided by operating activities were Ps.226.0 million lower than in 2005. This decrease was mainly driven by a Ps.108.2 million increase in cash resulting from a reduction in operating losses, offset by a Ps.334.2 million decrease in cash resulting from an increase in accounts receivable, restricted cash, liabilities and other assets, mainly attributable to:

•	a Ps.176.8 million decrease in cash resulting from an increase in accounts receivable as a result of our incremental operations;

•	a Ps.171.7 million decrease in cash resulting from a decrease in short term liabilities;

•	a Ps.14.6 million decrease in cash resulting from an increase in inventory; and

•	a Ps.28.9 million increase in case resulting from a decrease in prepaid expenses.

For the year ended December 31, 2005, net resources used in operating activities was Ps.310.7 million compared to Ps.287.9 million for the year ended December 31, 2004. The increase of Ps.22.8 million between 2005 and 2004 was mainly attributable to a Ps.26.5 million increase in cash resulting from a decrease in losses from operations and a Ps.3.7 million decrease in cash resulting from an increase in accounts receivable, restricted cash, liabilities and other assets, mainly attributable to:

•	a Ps.47.9 million decrease in cash resulting from an increase in accounts receivable as a result of the increase in our operations;

•	a Ps.11.6 million decrease in cash resulting from a decrease in restricted cash as a result of the repayment of credit facilities to Banco Santander Serfin, S.A.;

•	a Ps.69.3 million increase in cash resulting from an increase in short term liabilities;

•	a Ps.12.7 million decrease in cash resulting from an increase in inventory; and

•	a Ps.0.8 million decrease in cash resulting from an increase in prepaid expenses.

For the year ended December 31, 2004, net resources used in operating activities amounted to Ps.287.9 million compared to a negative Ps.53.3 million for the year ended December 31, 2003. The increase in 2004 from 2003 was mainly attributable to a Ps.234.6 million increase in cash resulting a decrease in losses from operations, Ps.79.5 million increase in cash resulting from an increase in restricted cash, liabilities and other assets, mainly attributable to:

•	a Ps.19.6 million increase in cash resulting from an increase in restricted cash under the Banco Santander financing;

•	a Ps.99.2 million increase in cash resulting from an increase in short term liabilities;

•	a Ps.7.1 million increase in cash resulting from a decrease in inventory as we improved our inventory management;

•	a Ps.5.9 million increase in cash resulting from a reduction in prepaid expenses primarily related to the recognition in 2003 of the agreement with the landlord at our former headquarters in Magdalena to retain a leasehold interest through 2013; and

•	a Ps.7.7 million decrease in cash resulting from an increase in accounts receivable as a result of the growth of our operations in 2003.

Resources Provided by Financing Activities

For the six months ended June 30, 2007, net resources generated by financing activities decreased Ps.335.4 million mainly driven by:

•	Ps.247.9 million resources generated from the additional issuance of U.S.$25.0 million of the senior notes on January 10, 2007;

•	Ps.150.0 million resources used to pay short term financing denominated in pesos with commercial paper;

•	Ps.126.8 million resources used to pay $11,590 13 3/4% notes (issued on March 17, 2000); and

•	Ps.306.5 million resources used to pay vendor financing and other liabilities. This amount includes all the exchange rate impacts over the total debt denominated in U.S. dollars (Ps.33.8 million) and other bank loans payments for Ps.13.1 million paid on 2006.

For the year ended December 31, 2006, net resources generated by financing activities increased by Ps.1,077.2 million compared to 2005, due to:

•	Ps.351.1 million provided by the sale of our common stock to Grupo VAC Investors for U.S.$31.2 million;

•	Ps.1,631.3 million provided by the senior notes issuance;

•	Ps.465.9 million used to pay (i) U.S.$5.1 million of 2007 senior notes and (ii) U.S.$36.1 million of 2009 senior step-up note;

•	Ps.151.6 million used to pay (i) Ps.49.5 million on the Ixe Banco short term credit facility, (ii) Ps.19.8 million on the Banco Mercantil del Norte short term credit facility, (iii) Ps.26.0 million on the Ixe Banco long term credit facility, and (iv) Ps.56.2 million on the Banco Mercantil del Norte long term credit facility;

•	Ps.226.8 million used for the capitalization of liabilities held with a related party in connection with the acquisition and sale of a subsidiary; and

•	Ps.60.9 million used for other operating activities.

For the year ended December 31, 2005, net resources generated by financing activities amounted to Ps.322.2 million compared to Ps.103.5 million in 2004, due to:

•	Ps.226.8 million provided by the capitalization of liabilities held with a related party in connection with the acquisition of a subsidiary;

•	Ps.157.6 million provided by a short term financing denominated in pesos with commercial paper including Ps.1.6 million of accrued interest;

•	Ps.75.5 million provided by a bank financing denominated in pesos obtained from Ixe Banco;

•	Ps.76.1 million provided by a bank financing denominated in pesos obtained from Banco Mercantil del Norte;

•	Ps.19.6 million provided an exchange rate stability hedging transaction obtained from Ixe Banco;

•	Ps.186.5 million used for the repayment of a bank financing denominated in pesos to Banco Santander; and

•	Ps.46.9 million used for the inflationary effect on our long term payable bonds.

For the year ended December 31, 2004, net resources generated by financing activities amounted to Ps.103.5 million, driven by a Ps.186.5 million increase in bank financing as a result of the financing obtained from Banco Santander, partially offset by the non-cash effect of the 2004 recapitalization comprised of:

•	a Ps.2,068.2 million decrease in the aggregate principal amount of our 2007 senior notes;

•	a Ps.437.4 million increase in 2009 senior step-up notes; and

•	a Ps.620.0 million and Ps.930.1 million increase on issuance of capital stock and additional paid-in capital from the exchange U.S.$126.4 million aggregate principal amount of 2007 senior notes for 96.8 million N-1 shares and 4.3 million B-1 series shares. This increase in resources generated by financing activities in 2004 compares to resources provided of Ps.105.0 million for the year ended December 31, 2003, due primarily to the inflationary effect (non-cash).

Resources Used for Investing Activities

For the six months ended June 30, 2007, net resources used for investing activities amounted to Ps.652.6 million compared to Ps.440.9 million for the six months ended June 30, 2006. The increase was mainly attributable to a Ps.188.1 million increase in investment in telephone equipment as a result of Maxcom’s strategy of infrastructure growth during 2007.

For the year ended December 31, 2006, resources used for investing activities increased Ps.538.9 million. This increase was mainly attributable to a Ps.441.4 million increase in investment in telephone equipment as a result of our strategy of infrastructure growth during 2006, including the investment in intangible assets and other assets. Also, we acquired Grupo Telereunión for Ps.97.6 million.

For the year ended December 31, 2005, net resources used for investing activities amounted to Ps.465.2 million compared to Ps.374.0 million for the year ended December 31, 2004. The increase of Ps.91.2 million was mainly attributable to a Ps.110.0 million increase in investment in telephone equipment as a result of the implementation of our growth strategy during 2005 and a Ps.18.5 million decrease in investment in intangible and other assets resulting primarily from a non-cash inflationary effect.

For the year ended December 31, 2004, net resources used for investing activities amounted to Ps.374.0 million compared to Ps.141.8 million for the year ended December 31, 2003. The increase was mainly attributable to a Ps.225.0 million increase in investment in telephone equipment as a result of our strategy of infrastructure growth during 2004 and a Ps.7.2 million increase in investment in intangible and other assets resulting primarily from a non-cash inflationary effect.

Capital Expenditures

Through June 30, 2007, we have invested Ps.5,873.2 million in the buildout of our network operating support system and other capital expenditures, excluding cumulative pre-operating expenses and the expenses related to the issuance of several debt instruments and to private equity investments. This amount includes Ps.150.6 million paid to obtain all of our frequency rights. During 2007, we plan to make capital expenditures of approximately U.S.$92.3 million, mainly to continue to buildout our network. During the six-months ended June 30, 2007, we spent U.S. $55.6 million (Ps.599.7 million).

Principal Differences between Mexican GAAP and U.S. GAAP

The financial information included in this prospectus is prepared and presented in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See note 22 to the full-year audited consolidated financial statements for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to us; for a reconciliation of stockholders’ equity to U.S. GAAP as of December 31, 2006 and 2005 and for each of the two years then ended; for a reconciliation of our net income as of December 31, 2006, 2005 and 2004 and for each of the three years then ended; and for a description of the principal differences in classification between the statements of changes in financial position under Mexican GAAP and the requirements under U.S. GAAP for statements of cash flows. See note 12 to the interim unaudited consolidated financial statements for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to us; for a reconciliation of stockholders’ equity to U.S. GAAP as of June 30, 2007 and 2006, and for the six months then ended; for a reconciliation of our net income for the six months ended June 30, 2007 and 2006; and for a description of the principal differences in classification between the statements of changes in financial position under Mexican GAAP and the requirements under U.S. GAAP for statements of cash flows.

During 2006, the company applied Staff Accounting Bulletin, or SAB, No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” has always been applied or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006, with an offsetting adjustment recorded to the opening balance of retained earnings. We elected to record the effects of applying SAB No. 108 using the cumulative effect transition method. The initial application of this guidance represented a reduction in the U.S. GAAP retained earnings of the company as of January 1, 2006 of Ps.6.8 million (see note 22 to the audited annual financial statements).

Tabular Disclosure of Contractual Obligations

The following table summarizes our minimum payments as of June 30, 2007 relating to long-term debt, operating leases, unconditional purchase obligations and other commercial commitments for the periods indicate. Certain provisions of our obligations could result in such payments being made in earlier periods than indicated below. For example, if a default exists under the indenture governing our senior notes, the holders of the senior notes could, subject to the terms of the indenture, cause the acceleration of all principal and accrued interest payable in respect of the senior notes.

	Payment Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(in thousands of pesos)

Contractual Obligations:
Long-Term Debt Obligations	1,888,705.0	—	—	—	1,888,705.0
Capital (Finance) Lease Obligations	14,497.5	2,917.8	11,579.7	—	—
Vendor Financing	3,961.5	3,961.5	—	—	—
Capital Lease and Vendor Financing Accrued Interest	11,456.0	10,105.6	1,350.4	—	—
Accounts Payable to the Mexican Federal Power Commission	37,114.5	638.1	2,552.3	2,552.3	31,371.8
Debt Obligations Interest	1,557,806.3	103,853.8	415,415.0	415,415.0	623,122.5
Operating Lease Obligations	365,156.5	48,299.0	157,556.4	132,019.0	27,282.1
Interest on Account Payable to the Mexican Federal Power Commission	54,125.2	1,842.4	7,050.7	6,540.2	38,691.9

Total	3,932,822.5	171,618.3	595,504.4	556,526.5	2,609,173.3

Off-Balance Sheet Arrangements

We did not have off-balance sheet arrangements as of June 30, 2007.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Our primary foreign currency exposure relates to our U.S. dollar-denominated debt. A substantial portion of this debt is incurred to finance U.S. dollar-denominated capital expenditures. The majority of our debt obligations at June 30, 2007, were denominated in U.S. dollars. Therefore, we are exposed to currency exchange rate risks that could significantly affect our ability to meet our obligations. During 2007, we entered into currency swap transactions with Bank Morgan Stanley A.G. and Merrill Lynch Capital Markets A.G. to minimize the exchange rate risks related to the coupon payments with respect to $150 million aggregate principal amount of the senior notes due 2014, for the payments during period from June 2008 to December 2010.

Recent United States Accounting Pronouncements

SFAS No. 157, “Fair Value Measurements,” was issued in September 2006. This statement defines fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. The definition of fair value retains the exchange price notion in earlier definitions of fair value. This statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. Therefore, the definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). This Statement also emphasizes that fair value is a market-based measurement, not an entity-specific measurement. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to have any impact on our current financial condition or results of operations.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” which provides a fair value option to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS No. 159 is effective for us beginning in the 2008 first quarter. The adoption of SFAS No. 159 is not expected to have any impact on our financial condition or results of operations.

Recent Mexican Accounting Pronouncements

Beginning January 1, 2007, the following NIFs issued by the CINIF became effective. These NIFs will not have a significant impact on the financial information.

NIF B-3, “Income Statement,” incorporates, amongst other things, a new approach to classify income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and establishes employees’ profit sharing as an ordinary expense rather than a profit tax.

NIF B-13, “Subsequent Events,” requires, amongst other things, recognition of asset and liability restructuring items in the period in which they actually take place and the effect of obtaining waivers for covenant defaults. These issues will only be disclosed in the notes to the financial statements.

NIF C-13, “Related Parties,” increases, amongst other things, the scope of the definition of the related parties concept and the disclosure requirements in the notes to the financial statements.

NIF D-6, “Capitalization of the Financing Integral Result,” establishes, amongst other things, the obligation of capitalization of net interest, gain or loss of monetary position and effects of devaluation.

INDUSTRY OVERVIEW

The Mexican telecommunications industry has been undergoing significant change since 1990 due to market liberalization as well as the introduction of new technologies and the construction of additional infrastructure, which together have resulted in increased competition and demand for telecommunications services.

The modernization of the Mexican telecommunications infrastructure began with the privatization of Telmex, the former government-controlled telecommunications monopoly. Since the privatization, Telmex and several concessionaires have begun deploying modern fiber and wireless networks throughout Mexico. To meet the demand for higher volume and higher quality wireline services, new copper cables and wireless networks are being installed and backbones are being replaced largely by fiber optic transmission systems that provide greater capacity at lower cost with higher quality and reliability.

Additionally, technology and service convergence is allowing bundle offers to customers and promoting alliances and synergies among concessionaires of different media and telecommunications services, manufacturers and technology developers. Last-mile connectivity capability continues to be one of the most valuable assets for telecommunication service providers in Mexico because current regulation does not permit the unbundling of the local loop, which would allow others to use this access.

Market Liberalization

Due to its previous government-owned monopoly status, Telmex has historically dominated the Mexican telecommunications industry. Following the privatization of Telmex in 1990, the Mexican government opened the wireless market by granting nine regional cellular concessions in Band “A” in order to allow additional market participants to compete with Telmex and its mobile service provider affiliate, Radiomóvil Dipsa, S.A. de C.V., or Telcel. In connection with the privatization of Telmex, the Mexican government amended Telmex’s nationwide concession and granted Telmex a six-year implied monopoly over local and long-distance telephony services. As a result, Telmex’s local and long-distance service monopoly was eliminated in 1996 after the Mexican Ministry of Communications and Transportation enacted several regulations and competition commenced in this market shortly thereafter.

On October 4, 2006, the federal government enacted a new directive known as the “Convergence Regulations,” (Acuerdo de Convergencia de Servicios Fijos de Telefonía Local y Televisión y/o Audio Restringidos que se Proporcionan a través de Redes Públicas Alámbricas e Inalámbrìcas). These regulations allow certain concessionaries of media and telecommunication services to provide other services not included in their original concessions through voluntary adherence to the regulations. Upon compliance with certain regulations, cable television providers are now allowed to provide voice and data services. Likewise, voice and data service providers, such as Maxcom and Telmex, upon compliance with certain regulations, are now allowed to provide television services. In addition, the Mexican government is allowing cable companies to act as “carriers of carriers” by providing bi-directional data, Internet broadband services and voice services, including Voice over Internet Protocol services. Additionally, these regulations have opened the opportunity for Telmex to request an amendment to its concessions to enable it to provide cable TV services. Several cable television network providers have requested that the Mexican Ministry of Communications and Transportation modify their concession titles to allow them to offer telephone services directly to the public. As a result, the successful implementation of our business plan may be impeded by cable operators who have substantial coverage of cities we currently serve and may offer the same services we provide at lower prices since telephony income represents incremental revenue to cable operators. We believe that we may face significant competition from new entrants providing telephony services, including cable television providers. Several companies without legal authorization have begun to target the Mexican telecommunications market to offer telephone services through the Internet. Moreover, although we have obtained the authorization to provide cable television services in most of our service areas, we are uncertain about our ability to provide profitably these new services due to the market penetration of current competitors providing similar services in such areas. In addition, the Mexican Ministry of Communications and Transportation is contemplating auctioning certain licenses to operate in the 3.6-3.7 GHz and 70 GHz spectrum frequencies in 2007, which could open the market to new concessionaries and technologies, such as WiMax, and as a result, the level of competition we face may increase.

Local Telephony Market

In connection with the privatization of Telmex, the Mexican government granted Telmex a six-year implied monopoly over local telephony services, which was eliminated in mid-1996 when the Mexican Ministry of Communications and Transportation published regulations governing the licensing of local services on a competitive basis.

In order to promote competition in the local telephony market, the Mexican government auctioned several concessions beginning in 1997, including the regional concession awarded to us for wireline local telephony service which was later expanded to a nationwide concession. Each wireline local telephony concession granted by the Mexican government generally has a 30-year term and can be extended at the request of the concessionaire, subject to the approval of the Mexican Ministry of Communications and Transportation. Each concession authorizes, among others, the provision of local telephony services and value-added services such as voice mail, call waiting, call forwarding, three-way calling and caller identification, in specified regions of the country.

The Mexican government also conducted auctions of the following spectrum frequencies:

•	450 MHz, 1.9 GHz (Personal Communications Services) and 3.4-3.7 GHz (fixed wireless local loop) nationwide and regional frequency bands;

•	7, 15, 23 and 38 GHz frequency bands for nationwide point-to-point microwave transmission links; and

•	10.5 GHz frequency band for regional point-to-multipoint microwave transmission service.

In 1998, three companies won nationwide concessions for fixed wireless local loop frequencies, although one later forfeited its right for failure to pay concession fees. In addition, in 1997 six companies won concessions in the 1.9 GHz (Personal Communications Services) frequencies on either a nationwide or regional basis, although one also forfeited its right for failure to pay concession fees. See “Business — Competition.”

In addition, the Mexican government does not permit the unbundling of local loop frequencies, requiring all telephone companies wishing to offer local telephony service to build their own last-mile connectivity to reach their targeted customers.

Long-Distance Telephony Market

In connection with the privatization of Telmex, the Mexican government granted Telmex an exclusivity period of six years for long-distance telephony services. In August 1996, the exclusivity period expired and competition commenced in January 1997.

In order to promote competition among domestic and international long-distance providers, the Mexican government granted several concessions, including the national concession awarded to us, for domestic and international long-distance services, as well as value-added services. Each concession generally has a nationwide scope and a 30-year term which can be extended at the request of the concessionary, subject to the approval of the Mexican Ministry of Communications and Transportation.

Other long-distance concessionaires include, among others:

•	Axtel, S.A.B. de C.V.;

•	Avantel, S.A. de C.V.;

•	Alestra, S. de R.L. de C.V.;

•	Bestel, S.A. de C.V.

•	Iusatel, S.A. de C.V.; and

•	Marcatel, S.A. de C.V.

International liberalization trends will likely continue to impact the flow of long-distance telephone traffic to and from Mexico. In particular, demand for long-distance services may be inhibited by the increasing use of Voice over Internet Protocol.

Mobile Telephony Market

The Mexican mobile telephony market is divided into nine regions. The Mexican Ministry of Communications and Transportation divided the cellular telephony system in each region into the cellular A-Band and cellular B-Band. When the first spectrum licenses were offered, Telcel (a subsidiary of Telmex at that time), was allocated the cellular B-Band concession in each region. Competition was introduced into the market with one alternative operator per each cellular concession area. Today, cellular A-Band concessions are owned by Telefónica Móviles México, S.A., which we refer to as Telefónica Móviles, in cellular regions 1, 2, 3 and 4, and by Iusacell in cellular regions 5, 6, 7, 8 and 9. In 1998 and 1999, various nationwide Personal Communications Services licenses were granted, however some of the new licensees were unable to provide services, as was the case of Miditel. Others were acquired by existing players, as was the case of Pegaso Telecomunicaciones (acquired by Telefónica Móviles in 2002). Currently, the main mobile telephony carriers in Mexico include:

•	Telcel, S.A. de C.V. with nationwide Personal Communications Services and cellular concessions;

•	Movistar (Telefónica Móviles) with nationwide Personal Communications Services and regional cellular (regions 1 through 4) concessions;

•	Grupo Iusacell, S.A.B. de C.V. with regional cellular (regions 5 through 9) and nationwide Personal Communications Services concessions;

•	Unefón, S.A.B. de C.V., an affiliate of Grupo Iusacell, S.A.B. de C.V., with a nationwide Personal Communications Services concession; and

•	Nextel de México, S.A. de C.V. (NII Holdings, Inc.) through enhanced specialized mobile radio licenses.

According to Pyramid Research (“Pyramid”), a well-known industry source, in 2006 mobile telephony penetration in Mexico reached 54.3% with 56.7 million mobile subscriptions. Despite the existence of five main players in the market, Telcel holds a dominant position with 76.2% of total mobile subscribers. In 2006, total mobile revenues grew 20.2% and, according to Pyramid, revenues are expected to grow at a compound annual growth rate of approximately 10.3% between 2006 and 2011. The majority of the growth in the Mexican market has resulted from the prepaid segment, which accounted for 89.8% of the total mobile subscriber base at the end of 2006. We believe wireless tariffs in the Mexican market continue to be relatively high when compared to international standards.

According to Pyramid, the number of mobile subscribers will continue to experience growth during the next five years. Mobile carriers are expected to add an average of approximately 7.3 million net subscribers each year from 2007 through 2011. Pyramid also expects that mobile operators will increase the overall subscriber base by approximately 8.9 million net additions in 2007 alone. A stronger macroeconomic climate and intense competition, namely between Telcel and Movistar, will likely drive this growth.

Mexican Market Trends

Growing population and economy

According to the Economic Commission for Latin America and the Caribbean, Mexico has the second largest population in Latin America. The Mexican National Population Council (Consejo Nacional de Población) estimates Mexico’s total population at 105.8 million in 2007. The country’s population has experienced a compound annual growth rate of 0.88% for the period between 2005 and 2007, and according to Pyramid, Mexico’s population is expected to grow at a compound annual growth rate of 1.15% between 2006 and 2011.

Mexico has the second largest economy in Latin America with a gross domestic product of U.S.$818.3 billion in 2006, according to Pyramid. After the 1994 devaluation and a subsequent decline in the real gross domestic product in 1995, Mexico’s real gross domestic product grew for five straight years, rising by 5.2% in 1996, 6.8% in 1997, 5.0% in 1998, 3.9% in 1999 and 6.6% in 2000. In 2001, the real gross domestic product decreased by 0.2%, however, growth resumed a year after, increasing by 0.8% in 2002, 1.4% in 2003, 4.2% in 2004, 2.8% in 2005 and 4.8% in 2006, according to Banco de México. The Mexican government continues to implement free market economic policies with disciplined monetary and fiscal policies.

Underserved telephony market

According to Business Monitor International Ltd, Mexico had fixed voice line penetration of 18.3% in 2005 compared to 21.5% in Argentina, 21.3% in Brazil and 21.2% in Chile during the same time period. We believe the relatively low level of wireline penetration in Mexico evidences substantial unmet demand for fixed telephony service.

Projected growth trends

Pyramid projects that the total fixed communication services market will reach approximately U.S.$11.6 billion by 2011. The following is a summary of the projected growth trends of the telecommunications sectors in which we participate.

Voice Telephony.  According to Pyramid, total voice revenues reached approximately U.S.$8.7 billion in 2006. Pyramid projects voice telephony subscriber lines to reach approximately 22.5 million in 2011, a 3.0% compound annual growth rate in lines in service since 2006. Voice telephony subscriber line penetration is expected to reach approximately 20.3% by 2011 from 18.6% in 2006.

Data.  We expect the 2007 liberalization of the “triple-play” market will continue to drive strong growth as operators reduce prices and offer service bundles to compete for market share. According to Pyramid, Internet user penetration in Mexico reached 17.6% in 2006, with approximately 18.4 million Internet users, and is expected to reach approximately 39.6% by 2011, with more than 43.8 million Internet users, a significant increase from the number of users in 2006.

Broadband subscriber line penetration in Mexico was 2.7% in 2006, with approximately 2.6 million broadband accounts. According to Pyramid, broadband subscriber line penetration is expected to reach 7.4% in 2011, with approximately 7.5 million broadband accounts.

Mobile.  According to Pyramid, Mexico’s mobile market size was approximately U.S.$11.3 billion in 2006, and is expected to reach approximately U.S.$18.4 billion in 2011, growing at a 10.3% compound annual growth rate. Total mobile subscriptions reached approximately 56.7 million in 2006 and are expected to reach approximately 93.3 million in 2011. The mix of prepaid and postpaid subscribers is expected to remain constant at approximately 90% prepaid versus 10% postpaid subscribers during the projected period.

Voice over Internet Protocol.  Pyramid projects that the Voice over Internet Protocol market in Mexico will grow at a compound annual growth rate of 100.7% between 2006 and 2011 in terms of revenue and will reach 1.5 million subscriber lines by 2011.

Internet Protocol Television.  Internet Protocol Television revenues are expected to reach approximately U.S.$275 million in 2011, representing a compound annual growth rate of approximately 165.5% between 2007 and 2011. Internet Protocol Television subscriber liens are expected to reach 1.4 million by 2011, according to Pyramid estimates.

BUSINESS

Overview

We are an integrated telecommunication services operator providing widespread voice and data services to residential and small- and medium-sized business customers in four metropolitan markets in Mexico and selected service in other markets. Since our inception in 1996, we have targeted the residential and business customer segments which we believe have been underserved by the local telephone incumbent and other competing telecommunications providers. We provide, individually, and in bundles, a wide range of services including local and long-distance voice, data, high speed, dedicated and dial-up Internet access, public telephony and Voice over Internet Protocol telephony. We also offer cable television and mobile voice service through resale and capacity leasing agreements with third parties. We recently launched multichannel television service over our own network, using Internet Protocol video transmission.

We operate our own telecommunications network and support infrastructure, including the critical “last mile,” or customers’ premise level infrastructure, which allows us to control the quality of the user experience and adapt our service offerings to meet market demand. We believe the combination of innovative, bundled offerings, competitive pricing and dedicated customer service provides an attractive value proposition for our customers, and has allowed us to achieve significant growth from 125,231 voice lines in service as of December 31, 2002, to 269,598 as of December 31, 2006, representing a compound annual growth rate of 21.1%. We also successfully reduced our churn level from 3.0% to 1.6% during this same period.

We have a history of being the first provider in Mexico to introduce new services, including the first all-digital local switching network, the first commercial digital subscriber line broadband offering, the first Voice over Internet Protocol offering, the first “triple-play” offering (through a revenue-sharing agreement with cable television companies) of voice, data/Internet and video to residential customers, the first unbundled “quadruple-play” by adding mobile services to our “triple-play” offering through capacity leasing agreements with Telefónica Móviles and in August 2007, we launched the first Internet Protocol Television offering in Mexico.

We operate in selected metropolitan areas that we believe offer opportunities for growth in telecommunications use through a combination of large population, low subscriber line penetration and economic growth. We currently offer residential and business services in the cities of Mexico City, Puebla, Queretaro and Toluca. We focus our development efforts on a small number of large cities where we seek to achieve strong penetration to capture operating efficiencies through a combination of network density and economies of scale. As of June 30, 2007, in areas covered by our networks where we own the last mile infrastructure we have achieved penetration levels (measured by homes passed) of 37% in the city of Puebla, 35% in the city of Mexico City and 24% in the city of Queretaro. We believe our business model is replicable in other cities and we plan to expand operations in other urban markets which have favorable demographics and economic conditions.

We reach our customers with efficient technology, using a combination of fiber optic cable, broadband-capable copper wire and microwave transmission technology. Since we began construction of our network in 1998, we have employed reliable technology, currently capable of providing a wide range of value-added services, including broadband and video. We regularly analyze technological developments and strive to incorporate the most capital-efficient network technology available to satisfy our customers’ requirements. We build our telecommunications networks in each city by initially installing centralized equipment, fiber optics and then adding last-mile network infrastructure in a modular fashion, strategically targeting individual neighborhoods, business areas and new residential developments. This approach enables us to adapt our network expansion plans, rapidly increase service in a given area and reduce the time between our incurrence of capital expenditures and generation of revenues. This approach also allows us to match our locally-oriented sales efforts, which are primarily conducted by our door-to-door sales force, to our network modules, or cluster builds so as to maximize the degree and speed of penetration of new areas in which we expand.

As of June 30, 2007, our network encompasses 617 route kilometers of metropolitan fiber optic cable and over 3,177 kilometers of high-quality copper loops capable of high speed data transmission. We have in service four state-of-the-art Lucent Technologies 5ESS switches located in the cities of Mexico City (two switches), Puebla and Queretaro and two softswitches, one Alcatel A5020 located in Mexico City and one Nortel located in Monterrey.

We also operate a 170-kilometer fiber optic link connecting the cities of Puebla and Mexico City and a 6,421-kilometer longhaul fiber optic backbone connecting Mexico City and Laredo, Texas. We have a point-to-point concession in the 15 GHz and 23 GHz frequency bands forming a complex microwave network through the cities of Mexico City, Puebla and Toluca. We also have a point-to-multipoint concession in the 10.5GHz frequency band, covering telecommunications regions 3, 5 and 8 (North, Gulf and South East) of Mexico.

In 2006, we invested Ps.1,004.1 million (U.S.$93.0 million) in capital expenditures, primarily for the buildout of our infrastructure. In 2007, we plan to invest Ps.1,054.2 million (U.S.$96.9 million) in capital expenditures, mainly to continue the buildout our network.

We manage all aspects of the service offering to our customers, including installation, provisioning, network monitoring and management, proactive trouble ticket management and billing. Since we control our entire network and are not dependent on the local telephone incumbent for local loops, we are able to manage the speed of our service initiation and ensure the quality of our service offerings. We have a customer retention program that includes a customer call center open 24 hours a day, seven days a week and a dedicated customer retention team. We believe our customers place high value on, among other things, quality service, accurate billing and competitive pricing.

Competitive Strengths

Our business is characterized by the following strengths:

Wide Range of Service Offerings.  We currently offer local and long-distance wireline voice and dial-up and broadband digital subscriber line Internet access throughout our service areas, and in August 2007, we launched our multichannel Internet Protocol video service in Puebla, entirely on our own network. We offer these services individually and in bundles including a “triple-play” of voice, broadband Internet and video. We also offer an unbundled “quadruple-play,” which includes mobile services, through capacity leasing agreements with Telefónica Móviles. In the cities of Toluca and Queretaro, we offer “triple-play” services through capacity leasing and revenue sharing agreements with the local cable television companies, although we expect to eventually migrate our video offering to our own network. We have a history of being the first provider in Mexico to introduce new services. In 1997, we were the first carrier to obtain competitive wireline local and long-distance telephony concessions; in 2001, the first to offer digital subscriber line; in 2005, the first to offer Voice over Internet Protocol over hybrid fiber-coaxial networks; in 2005, the first telecommunication carrier authorized to provide “triple-play” services through a joint venture with a cable operator; in 2006, the first telecommunication carrier authorized to provide “triple-play” services exclusively utilizing its own network; in January 2007, the first telecommunication carrier authorized to provide “quadruple-play” services; and in August 2007 we became the first carrier to provide Internet Protocol Television.

History of High Penetration Rates.   Our business model is based on careful geographical targeting of certain underserved segments of the residential and business population in urban markets. Our network “cluster” buildouts are executed in tandem with sales and promotional efforts to sign up customers prior to or immediately after offering service in each cluster. As of June 30, 2007, in areas covered by our network where we own the last mile infrastructure, we have achieved penetration levels (measured by homes passed) of 37% in the city of Puebla, 35% in the city of Mexico City and 24% in the city of Queretaro. These penetration levels allow us to capture operating efficiencies through a combination of network density and economies of scale. As a result of our strategy, since 2004, we have sold approximately 76% of built lines in our network clusters within 180 days after the completion of the buildout. We believe we can replicate our business model in other urban markets.

Cost Efficient, Flexible, Reliable Technology.  We deploy our network and service our customers’ needs in a cost-efficient manner. We combine optical fiber, copper lines and microwave technology which we deploy for specific customers or areas based on customer requirements, deployment cost, time to market, time to revenue and profitability potential. Our network uses fiber optic trunks and heavy gauge copper loops no more than 3 kilometers in length which provide us with the capability to deliver broadband data at speeds up to 20 Mbps. The flexibility of our network allows us to provide value-added services such as video without major outside plant upgrades. We believe our network approach allows us to reach a much broader customer universe than fiber-only networks and to provide voice and data services to residential and small business customers at lower cost than some competitors who only use wireless technology. We believe this permits us to service large and under-penetrated socioeconomic segments of the population in a profitable manner.

Valuable Last-Mile Ownership.  Current Mexican telecommunications regulations do not require the wireline incumbent (Telmex) to provide other telecom carriers with access to its unbundled local loops. This has presented a significant barrier to the entry of telecommunications service providers. We built our own last-mile infrastructure and own in excess of 3,177 kilometers of broadband capable copper wire that passes by approximately 526,000 homes. We are not dependent on other telecommunications carriers for last-mile connectivity to reach our customers. Our broadband-capable last-mile infrastructure provides flexibility to offer additional value-added services and we expect will enable our product offerings to evolve with future market shifts and technology trends.

Recognized Brand Name and Customer Perception for Quality Services.   Because we control the entire process of network provisioning, service initiation and service quality, we are able to ensure the quality of our service and maintain customer loyalty. We believe Maxcom has been able to achieve superior customer satisfaction compared to our key competitors. We constantly monitor our customer satisfaction levels through surveys and utilize this information to enhance the quality of our services and the experience for our customers.

History of Developing Strategic Alliances.  We have a track record of developing strategic alliances through revenue sharing agreements, capacity leasing, resale arrangements and business relationships with cable television and mobile wireless operators, technology suppliers and real estate developers that allow us to expand our product offerings, ensure compatible network technologies and gain access to new customers. For instance, we offer “triple-play” bundles in conjunction with cable operators Multioperadora de Servicios in Toluca and with Megacable in Queretaro. We also provide unbundled wireless services as part of the “quadruple-play” through our capacity leasing agreements with mobile operator Telefónica Móviles. In addition, we pre-install communications services for new residential developments by joining forces with real estate developers. Through our technology agreements with Alcatel-Lucent, we have access to reliable technology that is compatible with our systems and equipment while assuring consistent, cost efficient and high quality service.

Strategy

Our growth strategy includes the following components:

Increase Penetration of Niche Markets with Unmet Demand for Telecommunication Services.  We intend to continue to focus on residential customers and small- and medium-sized business customers in selected metropolitan areas that offer telecommunications growth potential due to a combination of a large population, low subscriber penetration and economic growth. Mexico’s wireline telephony, broadband and Internet access and multichannel television penetration rates are all low by international standards and we believe there is unmet demand for these services, especially among the lower and middle-low income socioeconomic classes. The lower socio-economic group, which represents approximately 50% of Mexico’s population, is growing rapidly and has low telecommunications services penetration levels with 45% in telephony, 12% in multichannel pay television and 14% in Internet access. We also focus on small- and medium-sized business customers which contributed in excess of 52% of the GDP and generated more than 72% of the employment in the country in 2002 according to the National Institute of Statistics, Geography and Informatics (Instituto Nacional de Estadistica, Geografia e Informática). This group increasingly requires reliable integrated voice and data telecommunications services which Maxcom can provide with tailor-made solutions to meet their specific needs.

Seize Wireline Opportunity Created by Highly Priced Wireless Offering.  Mobile wireless penetration in Mexico is approximately 54%, nearly triple the penetration rate of wireline telephony, according to the Mexican Federal Telecommunications Commission. Based on an average call duration of five minutes, current per-minute pricing of prepaid wireless services (used by 92% of Mexican mobile users according to the Mexican Federal Telecommunications Commission) is over ten times that of wireline. While wireless service has served as the introduction of many Mexicans to the telecommunications network, we believe the high per-minute price of wireless services combined with the socio-demographic characteristics of Mexico, including an average of more than 4 family members per household, have generated significant untapped demand in Mexican households and businesses for a wired offering at lower prices. We intend to capitalize on this trend by continuing to offer high quality and integrated fixed-line services at competitive prices.

Expand Our Network on a Disciplined Demand-Driven, Modular Basis.  As part of our growth strategy, we intend to continue building our network on a carefully targeted, modular basis with a rigorous focus on return on investment. We expand our networks in each city based on identified customer demand in specific local areas, which we refer as “clusters.” We execute network buildout in tandem with sales and promotional efforts targeted at customers in the cluster. We also construct our network on a customer demand basis to support small- and medium-sized business customers in buildings or locations other than clusters. We refer to these locations as “single sites.” The clusters, single sites and potential buildouts we identify compete internally for capital expenditure funds based on expected profitability and return on investment. In all cases, we will continue to invest network capital only when our rigorous planning process shows attractive expected returns.

Enhance Residential Penetration Rates and Average Revenue per User through Bundling.  We have offered “triple-play” voice, data and video bundled service in conjunction with cable television partners since 2005. In August 2007, we launched Mexico’s first multichannel Internet Protocol Television service over our own network in Puebla and intend to expand to the rest of our network coverage area in the short term. Our service uses broadband digital subscriber line last-mile transmission to deliver up to three simultaneous channels of digital television over a single cable with two strands of copper and will allow our users to select from over 80 channels of programming with instantaneous channel changes and an interactive programming guide. Our Internet Protocol Television services offer Video on Demand, digital video recorder equipment and WEB TV that allows our customers to have access to e-mail and other Internet-based services without the use of a personal computer. We believe that our video offerings will allow us to sell video subscriptions to non-customers already passed by our networks, increasing our overall penetration and to sell video service bundles to a substantial percentage of our existing telephony and Internet subscribers, increasing our revenue per customer. We believe that bundled services increase the use of multiple services, enhance margins and lower churn.

Maintain Our Service Quality Differentiation and Focus.  We provide a differentiated customer experience based on high service quality and customer-focused product offerings. Key elements of our differentiation strategy include proactive marketing efforts with door-to-door personal sales and promotions, competitive pricing, fast and affordable installation and tailor made solutions for small- and medium-sized business customers. We also differentiate our services by providing accurate and timely billing, minimizing activation errors and delivering near real-time activations and disconnections. Our billing systems provide us with the ability to combine all of the services provided to our customers in a convenient single invoice.

History and Organizational Structure

Maxcom Telecomunicaciones, S.A.B. de C.V. is a limited public stock corporation company (sociedad anónima bursátil de capital variable) with indefinite life, organized under the laws of Mexico on February 28, 1996. We were originally organized under the name “Amaritel, S.A. de C.V.” We changed our legal name to “Maxcom Telecomunicaciones, S.A. de C.V.” on February 9, 1999. In connection with our initial public offering, our corporate name was changed to “Maxcom Telecomunicaciones, S.A.B. de C.V.” on October 19, 2007. Our legal name is also our commercial name.

In February 1997, we were awarded Mexico’s first competitive wireline local and long-distance telephony concession, covering the Federal District of Mexico and over 100 cities and towns in the Gulf region for local service and the whole nation for long-distance service. This concession has a term of 30 years. The local telephony portion of our concession was expanded in September 1999 to cover most of the Greater Mexico City area and a wider area within the Gulf region. In September 2001, our concession was further expanded to allow us to provide nationwide wireline local telephony service. In October 1997, we were awarded seven nationwide point-to-point and three regional point-to-multipoint microwave concessions. Each of these concessions has a term of 20 years.

We commenced commercial operations on May 1, 1999. We are currently offering local, long-distance Internet, Voice over Internet Protocol services, public telephony, other value-added services and data services in the cities of Mexico City, Puebla, Toluca and Queretaro.

Maxcom’s Mexican direct subsidiaries are Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom Servicios Administrativos, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V., Telscape de México, S.A. de C.V. and Telereunión, S.A. de C.V., and its indirect personnel subsidiaries are Outsourcing Operadora de Personal, S.A. de C.V. and TECBTC Estrategias de Promoción, S.A. de C.V. (formerly “Técnicos Especializados en Telecomunicaciones, S.A. de C.V.”), each a Mexican variable capital corporation (sociedad anónima de capital variable) that provides corporate services to Maxcom. Maxcom owns all of the capital stock of its direct subsidiaries, except for one share of each, which share is owned by Corporativo en Telecomunicaciones, S.A. de C.V. in the case of Maxcom Servicios Administrativos, S.A. de C.V. and by Maxcom Servicios Administrativos, S.A. de C.V. in the cases of Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V., Telscape de México, S.A. de C.V. and Telereunión, S.A. de C.V. This organizational structure is due to the fact that Mexican law requires that corporations have a minimum of two shareholders. In addition, Maxcom wholly owns two direct subsidiaries in the United States — Maxcom U.S.A., Inc. and Sierra Communications USA, Inc. — both of which are incorporated in the state of Delaware.

Overview of Our Services

Since our inception, our primary focus has been to provide affordable, high quality telecommunications services to residential customers and small- and medium-sized businesses. We offer long-distance service as a bundled service for our local telephony customers. We do not offer our long-distance service separately from our local telephony service. Since 2005, we have offered Internet Protocol Telephony to both the residential and business markets. We also provide digital high speed, dial up and dedicated Internet access as well as leased lines and virtual private networks. We provide telecommunications services to the lowest socio-economic levels through our public telephony service using coin-operated equipment.

Additionally, we provide value-added services including voice mail, speed dialing, call waiting, call forwarding, three-way calling, call blocking, caller identification and multi-line hunting. We also offer e-security and IT equipment support and maintenance to small- and medium-sized businesses.

In August 2007, we launched multichannel television services through an Internet Protocol Television solution in the city of Puebla. We were the first to offer these services for the residential market and now compete directly with cable television companies. Also, in September 2007, we became the first Mobile Virtual Network Operator in Mexico. A Mobile Virtual Network Operator provides mobile services to its customers but does not have an allocation of spectrum. We currently offer these mobile services through capacity leasing arrangements with Telefónica Móviles. With this service, we plan to expand our product offerings and expect to become the first company to offer “quadruple-play” in Mexico.

Our Products

In addition to our innovative reliable product offering and high quality customer service, our value proposition incorporates pricing that is typically at a modest discount to the levels charged by Telmex and other competitors for comparable services. The following are the service products we currently offer to our customers.

For the residential market we have the following products:

•	LineaMax Residencial. This service provides a high-quality wireline telephone line with value-added features available, including voice mail, call waiting, call forwarding, three-way calling, call blocking, speed dialing and unlisted numbers.

•	Larga Distancia Max. This product provides domestic and international long-distance services to those of our local telephony customers who require long-distance service. Approximately 97% of our local telephony customers also subscribe to Larga Distancia Max. We do not offer our long-distance service separately from our local telephony service.

•	CentralMax. This service provides customers in residential developments with all of the functions of a private branch exchange using centrex technology (central functionality for simulating a private branch exchange), without having to acquire and maintain equipment. It allows customers to communicate with the common areas of the development with four-digit internal calling. The features offered under this product include call waiting, call forwarding, three-way calling, direct inward dialing, direct outward dialing, intercom dialing, call transfer, speed dialing, call hold, call pick up, outgoing call blocking and distinctive ringing.

•	I-line. This is our Voice over Internet Protocol service, which uses an analog-to-digital telephone adapter to allow any conventional telephone to access the telephone network through any broadband connection around the world.

•	Internet Max. This service uses a traditional telephone line and modem to provide dial-up Internet access at speeds of up to 56 Kbps. We provide this service to customers, regardless of whether they have a Maxcom telephone line.

•	SpeediMax. This is our broadband Internet access service with speeds of 128, 256 and 512 Kbps and also 1 and 2 Mbps using Asymmetric Digital Subscriber Line transmission technology over ordinary telephone lines.

•	AsistelMax. This service provides basic telephone medical and home assistance to our residential customers in case of emergency.

•	Internet Protocol Television. This service provides digital television content to our residential customers over our network using Internet Protocol.

For the small- and medium-sized businesses our product portfolio includes:

•	LineaMax Comercial. This service is identical to LineaMax Residencial, except that it also includes multi-line hunting.

•	CentralMax. This service provides business customers with all of the functions of a private branch exchange using centrex technology, without having to acquire and maintain equipment. The features offered under this product include four-digit internal calling, call waiting, call forwarding, three-way calling, direct inward dialing, direct outward dialing, intercom dialing, call transfer, speed dialing, call hold, call pick up, outgoing call blocking, single digit access to attendant and distinctive ringing. Optional solutions include voice mail, music-on-hold, multi-line hunting and operator services.

•	TroncalMax Digital. This service provides digital trunks for business customers that need highly reliable access to and from the public telephone network through their existing Private Branch Exchange. This service is sold in groups of 10, 20 or 30 trunks. The groups can be configured with direct inward dial, direct outward dial, caller identification or main telephone number assignments.

•	TroncalMax Analógica. This service provides business customers with connectivity to their analog private branch exchange or key systems. The features available with this product are multi-line hunting, caller identification and call barring.

•	SpeediMax. This is our broadband Internet access service for small businesses with speeds of 128, 256 and 512 Kbps and also 1 and 2 Mbps using Asymmetric Digital Subscriber Line transmission technology over ordinary telephone lines. An Asymmetric Digital Subscriber Line provides a secure, dedicated link to the Internet or a company’s internal data network.

•	1-800 Numbers. This service is available to our customers interested in receiving toll-free calls into their call centers or businesses.

•	Dedicated Internet Access. This service offers Internet access at high speed within a clear channel access to the Internet backbone.

•	Digital Private Lines. This service provides highly reliable dedicated circuits between two or more physical locations.

•	Hosted Private Branch Exchange. This service provides our business customers with all of the functions of an Internet Protocol Private Branch Exchange using Voice over Internet Protocol technology, without having to acquire and maintain expensive equipment. The features offered under this service include those of CentralMax as well as other Internet Protocol enhanced services such as web portal setup, “click to dial,” hosted directory and Microsoft Outlook integration.

•	I-Line. This is our Voice over Internet Protocol service, which uses an analog-to-digital telephone adapter to allow any conventional telephone to access the telephone network through a customer’s broadband connection. We market this service to customers who make and receive a significant volume of international and domestic long-distance calls. This service includes additional voice features such as call waiting, caller identification and voice mail.

•	E-Security. This service provides managed security including perimetral anti-virus, content filter and spyware solutions. Maxcom supplies all of the software and hardware equipment as an integrated solution for our customers.

•	SOSMax. This service provides preventive and corrective maintenance to our customers’ IT equipment.

•	Audio Conference. This service provides our business customers with operator-assisted and non-attendant teleconferencing services, with value-added features including recording of the conference, sound options, warning entry, password and e-mail notification.

We believe that our products will help us benefit from the significant growth expected for data applications in Mexico and help us increase our participation in the small- and medium-sized business market. In particular, we believe that the combination of voice and data services constitutes an attractive set of products for those business customers enabling us to compete more effectively in such a market.

Pricing

We generally seek to maintain very competitive prices. We offer pricing plans that are simple in order to assure customers of the integrity of the billing process. We also provide discounts to high-usage customers that are likely to generate a significant outflow of calls.

Our residential pricing offerings range from a low monthly rent option with some calls included to an all-inclusive option including unlimited local calls, long-distance and mobile minutes, broadband Internet access and customers’ premises equipment for a fixed monthly fee. For our business customers, our pricing offerings range from a per-minute charge to unlimited local usage.

We pay interconnection charges to other carriers on a per-minute basis. However, the common practice in the Mexican retail market is to charge customers on a per-call basis for local service. We seek to minimize the risk associated with this mismatch between our revenues and costs and therefore, in some cases, have implemented a per-minute charge plan for long holding time customers to be consistent with our interconnection fees that are on a per-minute basis.

Our Markets

Concession Areas

On December 20, 1996, we were awarded Mexico’s first competitive local and long-distance telephony concession, covering the Federal District of Mexico and over 100 cities and towns in the Gulf region for local service and nationwide for long-distance service. In September 1999, we received the approval of the Mexican Ministry of Communications and Transportation and the Mexican Federal Telecommunications Commission to provide local telephony services in several municipalities contiguous to the Federal District, which are part of Mexico City, as well as in selected additional cities in the Gulf region. In September 2001, our local service concession was further expanded to cover all of Mexico.

We commenced commercial operations in Mexico City in May 1999. Mexico City has the nation’s greatest concentration of service and manufacturing industries, is the center of Mexico’s public and financial services sectors and has a population of approximately 21.0 million people. Although the Federal District, which covers most of the metropolitan area, has the highest teledensity rate in Mexico of approximately 42.5 telephone lines per 100 inhabitants as of December 2006, we believe that significant unmet demand for high-quality local telephony services in Mexico City remains. As of June 30, 2007, we had 155,463 lines in service in Mexico City, representing 4.1% of all lines in service in the city according to our internal data.

We also commenced commercial operations in the city of Puebla in May 1999. Puebla is the fourth largest city in Mexico, with a population of approximately 2.2 million people. In the state of Puebla we have expanded our market share in local telephony service from 2.5% in 2000 to 12.6% of all lines in service in the state of Puebla as of June 30, 2007 according to our internal data. As of June 30, 2007, we had 102,289 lines in service, compared to 96,045 lines in service as of December 31, 2006.

We commenced commercial operations in the city of Queretaro in November 2002. The city of Queretaro has a population of approximately 1 million people. As of June 30, 2007, we had 22,597 lines in service, representing 7.9% of all lines in service in the state of Queretaro compared to 22,652 lines in service as of December 31, 2006, according to our internal data. We also offer “triple-play” bundles in Queretaro through a capacity leasing agreement with Megacable.

To take advantage of the geographical location of Toluca and its potential market, we also commenced commercial operations in the city of Toluca in November 2005 with a “triple-play” strategy through a revenue sharing agreement with Multioperadora de Servicios, a cable television company. Toluca is one of the bordering cities of Mexico City, with a population of approximately 1.4 million people. As of June 30, 2007, we had 14,812 lines in service, representing less than 1% of all lines in service in the State of Mexico area compared to 6,815 lines in service as of December 31, 2006, according to our internal data.

Clusters and Single Sites

We have developed a comprehensive marketing strategy that starts by identifying a number of underpenetrated city areas with the largest potential for new lines, which we refer to as “clusters.” We use a variety of techniques to identify potential clusters, including canvassing, plotting of potential clusters and database marketing. Once a cluster is identified, a map of the geographic area is produced and the cluster is defined. The cluster becomes the basis for network design and deployment. During the network construction phase, we also launch in tandem a targeted field sales and door-to-door marketing effort.

Our cluster strategy is divided into three stages:

•	Identify clusters through market research. Our market research is designed to identify residential customers and small- and medium-sized businesses. Once we identify potential customers within the clusters, based on the marketing sales forecast we design the deployment of the access network to cover them. We perform a return on investment and profitability analysis for each cluster to assure that the investment made in such cluster meets our return benchmarks.

•	Deploy clusters through the implementation of a sales plan for each cluster based on our network deployment schedule. We commence promoting our services at the same time we build our network. These coordinated and parallel efforts help reduce the time between network deployment and revenue generation.

•	Fill in clusters by offering our services to all customers within the cluster. Marketing efforts are focused on achieving the highest penetration within our clusters.

We also build our network on a customer demand basis to support small- and medium-sized enterprises in buildings or locations other than clusters. We refer to these locations as “single sites.” When our corporate sales personnel identify a potential opportunity, we analyze its technical feasibility, the costs associated with providing the service within such locations and the potential revenues, in order to determine whether it is economically attractive to offer our services in that particular location.

Our Network

Buildout Strategy

We build our network on a modular basis. In each city where we operate, we initially install a digital switch and obtain a backbone metropolitan fiber optic network which form the core of the network in that city. Our outside plant development is then executed in a modular and scalable fashion based on individual network clusters that target specifically identified areas of the city that include residential areas we deem attractive as well as areas with concentrations of small- and medium-sized businesses. Once a cluster has been identified by our marketing, engineering and sales departments, we build our network in clusters varying from 1,500 to 6,000 lines. This strategy allows us to match capital expenditure to customer opportunity and to concentrate our sales efforts in a timely fashion to match the in-service dates of new clusters.

Since 2004, we have historically sold 76% of all lines built in a new cluster within 180 days after the completion of the buildout. To ensure quality service to our customer, we install 24-gauge copper wire and limit the distance between our backbone network and the customer premises to three kilometers. These attributes also allow us to provide to our customers voice (including Voice over Internet Protocol services) and data services, such as xDSL services with bandwidth of up to 20 Mbps.

We have standardized our network design using Altcatel-Lucent, Advanced Fiber Communications equipment and Huawei equipment (including digital subscriber line access equipment and Video over Internet Protocol technology). We believe this equipment suite represents best-of-breed technologies that integrate well to assure consistent, cost efficient, high quality service. By standardizing the equipment throughout our networks and using a small number of suppliers who provide industry-leading vendor support and technology innovation, we increase our purchasing effectiveness and minimize our cost of network capital expenditures.

Network Backbone

We own and operate 6,421 route-kilometers of long-haul fiber connecting 23 of Mexico’s largest cities and Laredo, Texas. We have a 24-strand fiber optic link between the cities of Mexico City and Puebla and two strands of fiber throughout the rest of this network. The cities this network accesses include Nuevo Laredo, Monterrey, Saltillo, San Luis Potosi, Aguascalientes, Leon, Irapuato, Guadalajara, Celaya, Queretaro, Mexico City, Toluca, Tehuacan, Cordoba, Orizaba, Jalapa, Poza Rica, Tampico, Cd. Victoria, Matamoros, Reynosa and Matehuala. We have installed dense wavelength division multiplexing with a maximum growth capacity of up to 32 wavelengths, each with 2.5 Gbps capacity. We have installed three dense wavelength division multiplexing systems to date.

We own and operate four Lucent Technologies 5ESS digital switches in the cities of Mexico City, Puebla and Queretaro with a total capacity of 182,550 trunks. Our two softswitches, the Alcatel A5020 and the Nortel CS2K provide Voice over Internet Protocol and Voice over Cable services to the residential market. We switch our Toluca telephone traffic using our Mexico City switch. All of our switches are connected to the public switched telephone network through multiple dedicated fiber connections.

We have a lit 144-strand, 57-kilometer fiber optic ring in the city of Puebla. We also have indefeasible rights of use for 175 route-kilometers of metropolitan fiber in the Mexico City area. We recently installed coarse wavelength division multiplexing equipment in our Mexico City metro fiber network, providing a maximum growth capacity of 8 wavelengths, each with up to 2.5 Gbps capacity. We have three Lambdas already installed and we will install more Lambdas as needed to meet our customers’ requirements. In addition, we have the infrastructure in place to provide local telephony service to three towns — San Martin Texmelucan, Huejotzingo and Rio Frio — located along our Mexico City-city of Puebla fiber optic link.

We use our own fiber optic rings to connect our microwave nodes, to provide backhaul to our switches and to connect to the public switched telephone network. We also use this fiber to connect directly to the premises of some of our high-volume business customers for voice and data services and private line service.

Last-mile Connectivity

The last-mile connectivity portion of our network is comprised of a mix of wireline and wireless access technologies. We use copper feeder wire and distribution facilities to connect the majority of our end users to our fiber network and switches. Our copper feeder wire is installed with a mix of aerial and underground construction. Aerial is our preferred and most used method because of its lower cost and faster speed of deployment. For aerial deployment, we typically use electricity poles we lease from the Comisión Federal de Electricidad and the Compañía de Luz y Fuerza del Centro. We integrate fiber optic and Digital Subscriber Line Access Multiplexer facilities in the distribution plant to allow us to provide broadband services. Our copper feeder wire is designed to provide copper twisted pair loop lengths of no more than three kilometers. With these loop lengths and our use of broadband-capable copper wire, we are capable of achieving up to 20 Mbps downstream data transmission speed to customers on our copper network using our currently installed Asymmetric Digital Subscriber Line technology.

We use point-to-point microwave transmission technology to provide rapid turn-up of service connecting newly built network clusters and single site locations to our fiber backbone. We have point-to-point frequencies in the 15 GHz and 23 GHz bands forming a complex microwave network throughout the cities of Mexico City, Puebla and Queretaro. We also use microwave links to connect customers directly to our own fiber network in situations where a fiber connection is not practical and microwave provides the most cost-efficient means of providing a high-speed connection. We also have a point-to-multipoint concession in the 10.5 GHz band, covering telecommunications regions 3, 5 and 8 (North, Gulf and South East) of Mexico.

Switching

We have four Lucent Technologies 5ESS digital switches in the cities of Mexico City, Puebla and Queretaro. Our two switches in Mexico City are equipped for 103,560 trunks, our switch in the city of Puebla is equipped for 46,860 trunks and our switch in the city of Queretaro is equipped for 32,310 trunks. Each trunk can generally support between one and three access lines, depending on whether it serves a residential or a business customer. Our equipment capacity is scaleable at incremental costs according to customer demand. These switches are capable of providing analog lines, E1 digital lines, digital high-speed data services, centrex services and operator-assisted services. In addition, they can provide private analog lines, private clear-channel digital lines, data transmission and value-added services.

We also have a next generation Alcatel A5020 Softswitch which provides Voice over Internet Protocol and Voice over Cable services to the residential market. Our platform is fully Internet Protocol integrated with additional services including voice mail, call waiting and Internet Protocol centrex features such as hunting group, call transfer and 3-way conference call. Our Voice over Cable solution is fully packet cable compliant. The platform has a capacity to manage 25,000 Voice over Cable endpoints and 25,000 Voice over Internet Protocol endpoints and is interconnected to the public switched telecommunications network using SS7 signaling. We also have a class 4 CS2K Nortel Softswitch located in Monterrey with the following interconnection capacity: 488 ETSI CC S7 E1s, 63 ANSI C7 T1s, 32 R2M E1s and 32 PRI E1s.

We also own and operate one pair of SS7 Signaling Transfer Points in Puebla, two pairs in Mexico City and one pair in the city of Queretaro, to manage our interconnection with all other carriers.

Operational support systems

We have a network operations and control center in Mexico City which oversees, administers and provides technical support to all service areas. Our center, which uses Hewlett Packard, Sun Microsystems hardware and Lucent Technologies software controls and monitors, among other systems, all of our network, microwave, fiber, access equipment, data equipment, synchrony, signaling and energy systems. Our center allows us to manage a multi-vendor network with the greatest efficiency possible and to identify problems early in order to utilize available redundancy and repair the damaged part of the network.

Our operational support systems are designed to allow us to differentiate ourselves from our competitors by enabling us to:

•	offer a flexible, large selection of services;

•	provide tailored service packages;

•	quickly introduce products and services;

•	deliver near real-time activation and disconnection;

•	deliver a high quality of service;

•	minimize activation errors; and

•	provide accurate and timely billing services.

Our information technology strategy is to implement operational support systems possessing a high level of functionality and flexibility from the service order to the delivery of customer invoices. The systems include the following functional features:

•	Spanish language support for invoices and documentation;

•	a high degree of integration among all operational support systems components;

•	flow-through of information, provisioning and service activation;

•	capabilities to monitor, manage and resolve network problems;

•	allowance for growth on a modular scalable basis; and

•	support of administrative operations for financial controls.

The data center groups all information technology infrastructures (hardware and software) to support the current and future business processes that our organization demands. The data center contains solutions from leading companies in the IT industry, including Hewlett Packard, Sun Microsystems, IBM, Microsoft, Oracle, Alcatel-Lucent, Cisco and Symantec. We have a Hitachi mass storage solution whose architecture offers fiber optic technology, redundancy and high availability to support storage requirements for all operational support systems. For all IT elements, we use a backup solution by Hewlett Packard, which lets us generate a security copy to support recovery activities. The data center operates under a controlled condition which includes regulated energy, cooling, illumination and fire prevention systems. We collect, format and process call records using a mediation system provided by Byte Vendor. Provisioning is managed using the ASAP System from Metasolv. The customer account and its associated products are managed in a telecommunication business system, or TBS by Metasolv, which handles order management and service provisioning, workflow management, network inventory and design management and trouble ticketing.

We use the Arbor System by Comverse for billing. This convergent billing system is highly flexible and equipped to bill all commercial products that Maxcom offers, both to residential and business customers. It is also fully capable of bundled billing for multiple service bundles, including “double-play” and “triple-play.” This billing system will be used to support “quadruple-play” for postpay subscribers; however, for prepay subscribers we plan to implement a new application.

We use Settler by Intec Company to manage reconciliation, settlement and revenue assurance of call records and intercarrier compensation with all of the carriers with which we have interconnection agreements.

We use Siebel Customer Relationship Management by Oracle for our customer relationship management and for our contact center areas, including call center, post-sales and collections. Siebel concentrates all historical information of customers, including contacts, products, service requests, invoicing, payments, balance due, commitments, credit limit and network status.

Our administrative processes system, or Enterprise Resource Planning, is Software Application Process. Some of the processes that are handled in this system include general ledger, accounts payable, purchasing and warehouse.

Strategic Alliances

Megacable

On November 1, 2005, we entered into a commercial agreement with Operadora Central de Cable, S.A de C.V., which we refer to as Megacable, pursuant to which triple-play services were provided to customers in the City of Queretaro under the Maxcom trademark in a joint commercial effort between us and Megacable. Megacable provided cable television services and Internet and we provided telephony services to customers. Under this agreement, revenue was shared between both parties.

This agreement was terminated as of October 25, 2006, when we entered into a new commercial agreement with Megacable, pursuant to which we provide triple-play services in the City of Queretaro by way of leasing capacity in Megacable’s infrastructure and last mile access to our customers. This agreement will expire on

October 31, 2010. Under this agreement, we are bound to pay to Megacable a monthly fixed fee for each client or public telephony connection we have under Megacable’s infrastructure, as follows: (1) during the first 18 months of the commercial agreement, Ps.40 pesos for each residential, commercial and public telephony client and (2) after the first 18 months, Ps.80 pesos for each commercial and public telephony connection.

Multioperadora de Servicios (MOS)

On June 28, 2005, we entered into a collection sharing alliance agreement with Cablenet International, S.A de C.V., which we refer to as MOS, pursuant to which we provide triple-play services in the City of Toluca. This agreement will expire on June 27, 2015. Under this agreement, we share the revenue collected to our customers from the provision of telecommunication services with MOS in predetermined percentages, as follows: (1) 50% of the collection for local calls, (2) 31% of the collection for local and international long distance calls, and (3) 10% of the collection for calling party pays calls. The triple-play services are commercialized under the MOS trademarks. We are responsible for billing, collection, credit, commercialization (including marketing, point of purchase and sales force) and customer care attention for telephone services. MOS provides the last mile access.

Alcatel Internet Protocol Television Supply Agreement

On December 15, 2006, we entered into a supply and installation agreement with Alcatel Bell, N.V. and Alcatel México, S.A. de C.V. for the supply and installation of the video over digital subscriber line systems or Internet Protocol Television systems. Pursuant to this agreement, Alcatel completed installation of Internet Protocol Television systems using the Microsoft® TV platform on June 1, 2007. This system allows us to provide Internet Protocol Television to our customers including video on demand capabilities. The total price for the supply and installation of the Internet Protocol Television system was U.S.$10.5 million.

Marketing and Sales

General

We seek to develop brand name recognition by using our corporate name, logo and product names to portray a unified image. We conduct sales efforts within target clusters to residential customers and small- and medium-sized businesses. We seek to differentiate ourselves from our competitors by our pricing, consistent quality and reliability of first-to-market technology, one-stop shopping, comprehensive billing and speed of line activation. As a result, we believe we have positioned Maxcom as an excellent quality service provider.

Sales and Distribution Channels

We focus our sales efforts within clusters using door-to-door sales and telemarketing promotions. We promote our services primarily through advertisements on radio, billboards, in-building promotions, press and magazines. As we commence the deployment of our network within a cluster, we intensify our promotion efforts through our direct sales force in such cluster.

Our direct sales approach consists of assigning sales representatives or teams to locations within a cluster or to single sites. We had 420 sales representatives as of December 31, 2006, compared to 478 sales representatives as of December 31, 2005. We assign our sales force based on territory, product or market segment, depending on their background and experience. The compensation structure for our sales force is tailored to attract and retain high achievers by providing a base salary and a bonus component. Sales commissions are paid only after the new line is installed.

Candidates for our sales force undergo extensive training that covers the industry of telecommunications, our products and our internal marketing and sales procedures. In its sales effort, our sales force uses, among other things, multimedia presentations, corporate videos and corporate and product brochures.

In addition to our sales force, we have developed other distribution channels, including store fronts, agents, distributors, outsourcing and telemarketing. In order to promote our Internet Protocol services with distribution channels, we provide all the necessary support in advertising and promotion tools to our distributors.

Customer Service

We seek to differentiate ourselves by providing superior and consistent customer service. Our customer service group is divided into three areas:

Centralized Call Center.  This call center, located in Mexico City, responds to calls to our customer care telephone numbers in the cities of Mexico City, Puebla and Queretaro 24 hours a day, seven days a week. Many prospective and existing customers use our centralized call center for all types of queries, including queries regarding area codes, rates, billing and line installation and changes.

Walk-in Center.  We have two walk-in centers in Mexico City and five in the city of Puebla for prospective and existing customers who wish to make inquires in person regarding our services. Our hours of operation are from 8:30 a.m. to 6:00 p.m. on Mondays through Fridays and from 9:00 a.m. to 2:00 p.m. on Saturdays.

Centralized Trouble-Shooting Center.  This call center, located in Mexico City, responds to calls in the cities of Mexico City, Puebla and Queretaro. This center is available 24 hours a day, seven days a week and handles technical problems, inquiries and complaints.

Customers may access their billing statements through our website. Our website includes hyperlinks to the websites of two major Mexican banks for our customers to conveniently make payments. In addition, customers may pay their bills through monthly direct deposit, cash payments at four of the largest Mexican banks, or at our walk-in centers located in Mexico City and the city of Puebla. We also assist our customers with new service requests and product information.

Credit, Billing and Collection

We perform credit checks using a leading Mexican credit bureau on all of our potential business customers that request more than two lines. Depending on the result of the credit check, we may request a deposit, promissory note, third-party guarantee or standby letter of credit. For business customers with an imperfect credit history we require a one to three-month deposit, which is calculated based on the number of lines contracted. For call centers and other high-usage customers we may require higher deposits, collect on a prepaid or weekly basis and undertake a closer monitoring of call activity. We do not perform credit checks for business customers with one or two lines.

In addition, we do not perform credit checks for residential customers. Our sales representatives are required to verify the identity and address of our residential customers.

We invoice customers monthly on a staggered basis, except for those business customers with greater credit risk in which case we may invoice weekly (within the eight commercial billing cycles). For regular customers we process and print our bills within seven days after closing of each cycle. Customers then have 18 days to pay the bill after the cut off date.

For customers with one to six lines, if a bill is past-due for more than two days, we leave a reminder message on their phone. If the bill remains unpaid for five additional days, we restrict service allowing incoming calls only. If the bill remains unpaid for seven additional days, we suspend the service. If the bill remains unpaid for another seven days, we again allow incoming calls but only for Maxcom client retention specialists to contact the customer through the telephone line, negotiate and collect the payment. After an account is 30 days past-due, we visit our customers at their addresses in order to collect payment and continue to contact the customer a minimum of three times. If no payment is received after 90 days, we disconnect the line and the receivables are assigned to collection agencies. If the bill remains unpaid, we may assign the receivables to another collection or legal agency.

For our customers with 12 months of billing history, we have developed more flexible terms and we restrict and suspend their service if their accounts are unpaid 15 days later than for our newer customers. For customers with more than six lines, we use the same process described above, except that we use a personalized approach where we try to negotiate payment terms before imposing any restriction, suspension or disconnection of the service. We may suspend service when an invoice is at least 30 days past due. However, in the case of high-usage customers, we may suspend service when an invoice is at least one day past due.

We use our Siebel Customer Relationship Management tool to manage our relationships with customers. This application works on a service request registration basis, where our representatives register all contacts with our customers to track customer history, to solve inquires and perform quality service, to support our business growth, collections and training of our sales force and to enhance marketing.

Competition

We primarily compete in the local telecommunications market on the basis of customer service, value-added products and price. Our main competitors are wireline and fixed wireless local telephony operators, although we also face competition from mobile wireless operators, cable television providers and Internet service providers.

Our core strategy is to focus on underserved markets by targeting new customers that do not currently receive the type of products and services we offer. In particular, our intention is to service markets with lower teledensity rates that are also underserved by Telmex.

Although we provide long-distance service, we position such service as an integrated value-added service for our local telephony customers. As a result, in the residential market we do not offer our long-distance service separately from our local telephony service. In 2006, however, we began to compete directly in the wholesale long-distance market in certain cities where we have our fiber optic network.

Telmex

Our main local telephony competitor is Telmex, the incumbent carrier and former government-owned telecommunications monopoly. Telmex has significantly greater financial and other resources than those available to us. In addition, Telmex has an established customer base, which represents approximately 91.9% of the wireline local telephony lines in service in Mexico. Telmex customers still represent the main destination of outgoing calls from our network, therefore local interconnection with Telmex is critical to our operations. In 2006, Telmex made a strong investment in their data services, resulting in a growth rate of 76.5% in their residential broadband Internet accounts during that year.

Other Competitors

We also face competition in local telephony from companies that were awarded concessions since the opening of the Mexican wireline telecommunications market in 1997. The more significant of these competitors are Axtel, Alestra, Megacable, Marcatel, Bestphone and Vox IP.

Axtel, in which Telinor Telefonía, S. de R.L. de C.V., AIG-GE Capital Latin America Infrastructure Fund, L.P. and The Blackstone Group are shareholders, was awarded a nationwide local telephony and long-distance concession in June 1996, wireless frequencies of 60 MHz at 10.5 GHz for point-to-multipoint access, 112 MHz at 15 GHz for point-to-point backhaul access, 100 MHz at 23 GHz for point-to-point last-mile access and 50 MHz at 3.4 GHz for fixed wireless access. Axtel commenced commercial services in the northern city of Monterrey in July 1999, in Mexico City in May 2000 and in Guadalajara, Puebla, Toluca and Leon during 2001. It currently serves 12 cities. Axtel targets the high-end residential and the small- and medium-sized business segments. Axtel strategy includes packages with unlimited local calls at a fixed rate.

In June 2006, Axtel acquired Avantel. The transaction combines Axtel’s hybrid wireline and fixed-wireless local access network and 683 kilometers of metropolitan fiber optic rings with Avantel’s 7,700 kilometers of long-haul fiber optic network and 300 kilometers of metropolitan fiber optic ring. The transaction increased Axtel’s capability to provide advanced voice and data solutions such as Internet Protocol-based Virtual Private Networks hosting and security to medium, large, corporate and government clients. This agreement created the second largest fixed-line telecommunications company in Mexico.

Avantel, formerly controlled by MCI and recently acquired by Axtel, was awarded a long-distance service concession in September 1995 and a local telephony concession in April 1999. Avantel offers nationwide long-distance services and local services in several cities, including Mexico City, Monterrey, Guadalajara, Cd. Juarez, Chihuahua, Aguascalientes, Leon, Puebla, Cancun, Toluca, Queretaro, Cuernavaca, Merida, Veracruz, Hermosillo, Saltillo, Torreon, San Luis Potosi, Acapulco, Reynosa, Pachuca and Morelia.

Alestra, in which AT&T Corp. is a shareholder, was awarded a long-distance service concession in December 1995 and a local telephony concession in June 2000. In addition, Alestra has a point-to-point microwave concession in the 15 GHz and 23 GHz frequency bands, a point-to-multipoint microwave concession in the 10.5 GHz frequency band and a point-to-point national wireless telecommunications concession in the 7 GHz frequency band. Alestra offers nationwide long-distance service and local service in numerous cities, including Mexico City, Puebla and Toluca.

Alestra and Avantel are using their local telephony concessions to service primarily the corporate business segment. We believe they have recently started targeting the small- and medium-sized business and residential segments, supported by their alliances with mass-market oriented Internet service providers with which they have partnered to provide Voice over Internet Protocol service through broadband access (Netvoice with Avantel and Masternet Services with Alestra).

Other competitors such as Marcatel, Bestel, Vox IP and MetroRed that hold local telephony concessions may become more significant competitors by gaining last-mile connectivity through alliances with cable television providers. Megacable is one of the largest companies offering pay television and Internet broadband access by cable with coverage in 36 cities in 12 Mexican states, 12,000 kilometers of optical fiber and more than 750,000 clients. Since 2005, Megacable offers Internet Protocol telephony through its Megafon brand. Megacable is a strong competitor in the pay television industry. Cablevision, the exclusive cable provider in Mexico City, has offered broadband Internet access since 2005 and is expected to start a “triple-play” offering with their Internet Protocol telephony solution for their premium customers. Currently, Cablevision has more than 400,000 subscribers.

The recent adoption of the Convergence Regulations by the Mexican Ministry of Communications and Transportation could also increase the level of competition we face in certain markets. In addition, the Mexican Federal Telecommunications Commission recently issued rules relating to number portability which, when effectively applied, will enable customers to switch their telephone service to another carrier while maintaining their telephone number. Based on the results of implementation of number portability in other countries, we believe carriers who are newer market entrants, such as Maxcom, will benefit because we expect a greater number of the dominant carrier’s clients than newer entrant carriers’ clients to switch to another carrier. See “Industry Overview — Market Liberalization.”

In November 2006, the Mexican Federal Power Commission (Comisión Federal de Electricidad) announced that it had obtained a concession from the Mexican federal government, through the Mexican Ministry of Communications and Transportation, to use its power lines and infrastructure to provide telecommunication services using the new technology model known as power line communications and broadband over power lines communications. We believe that this action will cause an important reduction in the prices on the lease of infrastructure, as the Mexican Federal Power Commission owns approximately 14,000 kilometers of power lines that could be used to transmit voice, data and video. We are uncertain as to how the Mexican Federal Power Commission concession to render telecommunication services could affect us as well as the telecommunications landscape in Mexico.

As a result of the World Trade Organization settlement between Mexico and the United States regarding the disputes over U.S. telecommunications companies’ access to the Mexican telecommunications market, on August 12, 2005, the Mexican Federal Telecommunications Commission published regulations authorizing the issuance of permits for the resale of national and international long-distance public switched telecommunications services, through the use of minutes of service obtained from concessionaires and using their infrastructure at all times. This authorization has increased competition in the long-distance segment.

Employees

As of December 31, 2006, we had 1,470 employees, a 17.6% increase compared to 1,250 employees as of December 31, 2005. Of our total employees, 630 are managed through Outsourcing Operadora de Personal, S.A. de C.V., our wholly-owned subsidiary. Seventy-three of our employees are unionized and covered by the terms of a collective bargaining agreement that we entered into with the National Union of Telecommunications, Telephony, Communications, Cybernetics, Electric, Electronic and Similar Products Workers of the Mexican Republic (Sindicato Nacional de Trabajadores de Telecomunicaciones, Telefonía, Comunicaciones, Cibernética, Productos

Eléctricos, Electrónicos, Similares y Conexos de la República Mexicana). This agreement expires on March 31, 2008, but is renewable every year. We have not experienced any strikes or work stoppages and believe that our relations with our employees are satisfactory.

Facilities

We currently lease the buildings and land where our operations are carried out and our microwave transmission equipment and switching centers are located. We lease space for administrative offices in Mexico City and in the cities of Puebla and Queretaro. Our main headquarters are located in Santa Fe, Mexico City in a building leased for a 7-year term that expires on December 31, 2012 and is renewable for one additional 5-year term. The Santa Fe lease area is comprised of 85,271 square feet. Our offices in the city of Puebla are leased for a 10-year renewable term that expires on March 25, 2008. These offices in Puebla are comprised of 14,100 square feet and hold one of our Lucent Technologies 5ESS switches. We also have a branch office in Puebla that is leased under a 5-year lease which expires on September 1, 2010. This building is comprised of 2,100 square feet. Our offices in the City of Queretaro are leased for a 15-year renewable term that expires on August 1, 2017. These offices in Queretaro are comprised of 12,012 square feet. We have a branch office in Queretaro that is leased for a 15-year term that expires on June 23, 2017. This branch office is comprised of 33,947 square feet and holds one of our other Lucent Technologies 5ESS switches. On August 1, 2005, we leased a warehouse in Mexico City comprised of 29,325 square feet for a 3-year term that expires on July 31, 2008. In addition, we lease approximately 134 other sites that are used as hosts or single-site buildings and are located throughout the cities of Mexico City, Puebla and Queretaro. Additionally, we own five portions of land in the City of Puebla that are used as part of our infrastructure.

We believe that our facilities are adequate for our present needs and are suitable for their intended purposes.

Legal Matters and Administrative Proceedings

We are involved in various claims and legal actions arising in the ordinary course of business. In addition, from time to time, we become aware of potential non-compliance with applicable regulations, which have either been identified by us (through our internal compliance auditing program) or through notice from a governmental entity. In some instances, these matters could potentially become the subject of an administrative or judicial proceeding and could potentially involve monetary sanctions. We believe, after considering a number of factors, including, but not limited to, the opinion of legal counsel, our prior experience and the nature of existing claims and proceedings to which we are currently subject, that the ultimate disposition of these claims and proceedings should not materially affect our consolidated financial position or results of operations.

Mexican Federal Power Commission (Comisión Federal de Electricidad) Litigation

In July 2006, we acquired Grupo Telereunión from the Grupo VAC Investors. Telereunión was a party to a lawsuit initiated by the Mexican Federal Power Commission for Ps.38.3 million in rents due for the 30-year lease of infrastructure, entered into on June 23, 1999, that should have been paid in advance.

Although Telereunión was found ultimately liable for Ps.41.2 million (the contested amount plus interest) following its appeal and has been ordered to pay the amount claimed by the Mexican Federal Power Commission, the Grupo VAC Investors undertook to negotiate with the Mexican Federal Power Commission, on behalf of Telereunión, more favorable terms for the payment of the amount due to the Mexican Federal Power Commission. On January 9, 2007, Telereunión executed an agreement with the Mexican Federal Power Commission to pay the amount due over a two-year period in semi-annual payments beginning May 29, 2007 and ending November 29, 2008. As part of this agreement, Telereunión obtained a stand-by letter of credit issued to the Mexican Federal Power Commission to secure payment of the amount due. The Grupo VAC Investors have covered all of the expenses and costs associated with the issuance of this letter of credit. The Grupo VAC Investors have lent us Ps.38.3 million which we have agreed to repay them over a 30-year period in monthly installments of no more than Ps.106,000 per month.

Lucent Technologies Claim

Telereunión is also involved in a claim initiated by Lucent Technologies, Inc. for the collection of approximately U.S.$6.5 million in connection with the installation of part of Telereunión’s fiber optic network. We believe that the likelihood of success of the Lucent claim is remote. Although Lucent has not initiated a formal legal proceeding against Telereunión and has only sent several letters in the attempt to collect the amount they allege is due, Telereunión initiated two legal proceedings in Mexican courts seeking (i) a declaration that the applicable statute of limitations (prescripción) has expired and (ii) a declaration nullifying the document upon which Lucent bases its claim. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC Investors agreed to indemnify us for any out of pocket costs we incur in connection with the resolution of the Lucent claim.

Telereunión’s Tax Audit for the Year 2004

In January 2006, the Mexican tax authorities commenced tax audits of our subsidiary, Telereunión, S.A. de C.V. for tax payments corresponding to the fiscal year of 2004. These audits were completed on September 6, 2007. On September 11, 2007, the Mexican tax authorities assessed Telereunión, S.A. de C.V. a Ps.59,375,541.25 (approximately U.S.$5.5 million) debt (credito fiscal) for differences and omissions in the Telereunión, S.A. de C.V. tax returns for fiscal year 2004. Also as part of this audit, the Mexican tax authorities determined that Telereunión, S.A. de C.V. was liable for paying Ps.8,239,605.09 (U.S.$750,000) to former employees in connection with employees’ statutory profit sharing laws. We are currently assessing the validity of these claims and, to the extent any of them lack merit, intend to vigorously defend against such claim. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC Investors agreed to indemnify us for any out-of-pocket costs and expenses incurred in connection with the negotiation, settlement and/or resolution of these tax claims. To the extent we are ultimately found to have liability following our appeal with respect to the matters described above, we expect to obtain full indemnity from the Grupo VAC Investors.

REGULATION

Overview

The telecommunications industry in Mexico is subject to the Federal Telecommunications Law (Ley Federal de Telecomunicaciones) which was enacted in 1995. However, certain rules set forth under the General Means of Communications Law (Ley de Vías Generales de Comunicación), the Telecommunications Regulation (Reglamento de Telecomunicaciones) and the rules promulgated thereunder generally remain effective and are referred to as the Old Telecommunications Law.

Under the Federal Telecommunications Law, the Mexican telecommunications industry is regulated for administrative and operational matters by the Mexican Federal Telecommunications Commission. The Mexican Federal Telecommunications Commission was created in 1996 as an autonomous entity from the Mexican Ministry of Communications and Transportation to regulate and promote the efficient development of the telecommunications industry in Mexico. The Mexican Federal Telecommunications Commission is responsible for, among other things:

•	enacting regulations and technical standards for the telecommunications industry;

•	ensuring that holders fulfill the terms of their concessions and permits;

•	suspending operators without concessions;

•	resolving interconnection controversies between competitors; and

•	maintaining a registry of applicable rates.

The Mexican Ministry of Communications and Transportation retains the authority to grant all concessions and permits. The Mexican Federal Telecommunications Commission makes recommendations to the Mexican Ministry of Communications and Transportation on major issues, such as amending existing telecommunications laws, allocating spectrum frequencies, granting, transferring, renewing or revoking concessions and applying penalties for concession violations. The Mexican Ministry of Communications and Transportation has final decision making power on these issues. Once a final decision is made, the Mexican Federal Telecommunications Commission implements the related regulations. Effective April 11, 2006, the Mexican Congress enacted amendments to the Law on Radio and Television and to the Federal Telecommunications Law. Pursuant to these amendments, which were highly controversial, the Mexican Federal Telecommunications Commission now also has the ability to regulate broadcasting (radio and television). We cannot predict how the Mexican Ministry of Communications and Transportation or the Mexican Federal Telecommunications Commission will interpret and implement the amendments to the Federal Law on Radio and Television and the Federal Telecommunications Law and thus how these new rules could affect our business. Furthermore, the Mexican Supreme Court recently resolved that several articles of the Federal Law on Radio and Television and to the Federal Telecommunications Law are unconstitutional. Although we believe that this Supreme Court ruling does not directly affect us, we cannot predict the impact of the future interpretation and implementation of this ruling by the Mexican Ministry of Communications and Transportation or the Mexican Federal Telecommunications Commission, or the amendment by the Mexican Congress of these laws as a result of the Mexican Supreme Court ruling could have on the regulation of the telecommunications industry and on our business, results of operations and financial condition.

The terms of our concessions require us to satisfy a number of technical, buildout and financial conditions. A failure to comply with any of the terms of our concessions or to obtain the waiver or modification could result in the revocation of any of our concessions or imposition of fines. The Mexican government would not be required to compensate us in case of such revocation. See “— Concessions and Permits — Termination.” A failure to comply with any of the terms of our concessions could also result in the loss of performance bonds (fianzas) that we have issued to the Mexican Ministry of Communications and Transportation. We have issued performance bonds in the amount of Ps.14.8 million with respect to our local telephony and long-distance concessions, Ps.13.4 million with respect to all seven of our point-to-point microwave concessions and Ps.5.2 million with respect to all three of our point-to-multipoint microwave concessions.

Concessions and Permits

The Mexican Ministry of Communications and Transportation grants concessions to operators of public telecommunications networks to provide specific telecommunications services in designated areas of Mexico or nationwide. Public telecommunications network concessions granted by the Mexican Ministry of Communications and Transportation can cover a broad range of services, from local and long-distance telephone services, value-added services, such as Internet, to restricted television services, including cable television services. However, once the Mexican Ministry of Communications and Transportation grants a concession, the concessionaire can expand the scope of its concession to cover new services by submitting and application to and obtaining the approval from the Mexican Ministry of Communications and Transportation.

To provide telephony services in Mexico through a public network, a service provider must first obtain a concession from the Mexican Ministry of Communications and Transportation. Pursuant to the Federal Telecommunications Law, concessions for public telephony networks may not exceed a term of 30 years and concessions for spectrum frequencies may not exceed a term of 20 years. Generally, concessions for public telephony networks may be extended for a term equivalent to the term for which the concession was originally granted if the concessionaire is in compliance with the terms of the concession and has received Mexican Ministry of Communications and Transportation approval. Concessions for spectrum frequencies and microwave transmission concessions will be re-auctioned at least three years prior to their expiration date. Concessions specify, among other things:

•	the type and technical specifications of the network, system or services that may be provided;

•	the allocated spectrum frequencies, if applicable;

•	the geographical region in which the holder of the concession may provide the service;

•	the required capital expenditure program;

•	the term during which such service may be provided;

•	the payment, where applicable, required to be made to acquire the concession, including, where applicable, the participation of the Mexican government in the revenues of the holder of the concession;

•	the amount of the performance bond; and

•	rights granted to and obligations imposed on the concession holder.

In addition to concessions, the Mexican Ministry of Communications and Transportation may also grant permits for installing, operating or exploiting transmission-ground stations and providing telecommunications services as a reseller. There is no legally mandated maximum term for these permits unless specifically stated in the permit. Under the Federal Telecommunications Law, a company needs to notify the Mexican Federal Telecommunications Commission of the rates for telecommunication services it wishes to provide to be permitted to charge them to the public and, thereafter, such rates are made public information by the Mexican Federal Telecommunications Commission.

Ownership Restrictions

Under the Federal Telecommunications Law and the Mexican Foreign Investment Law (Ley Federal de Inversión Extranjera), concessions may be granted only to:

•	Mexican individuals; and

•	Mexican corporations in which non-Mexicans own 49% or less of the full voting stock and that are not otherwise controlled by non-Mexicans, except in the case of concessions for cellular and personal communications services, where foreign investment participation may exceed 49% of the voting stock with prior approval of the Mexican Foreign Investment Bureau of the Mexican Ministry of Economy (Secretaría de Economía).

Pursuant to the Foreign Investment Law, the Mexican Ministry of Economy may also authorize the issuance of non-voting or limited-voting stock (also known as “Neutral Shares”) or ordinary participation certificates

(certificados de participación ordinarios), or CPOs, evidencing voting shares and neutralizing their vote, that are not counted for purposes of determining the foreign investment percentage of a Mexican corporation’s ceiling allowed under the Mexican Foreign Investment Law. Foreign governments may not own an interest in the concession holder nor own the assets used to operate the relevant concession. Any share transfers resulting in a violation of these foreign ownership requirements are invalid under Mexican law and could result in the revocation of the applicable public telecommunications network concession.

Transfer

Concessions are transferable after the first three-year period of the concession if the Mexican Ministry of Communications and Transportation approves the transfer of the concession title, the assignee agrees to comply with the terms of the concession and such a transfer does not violate the foreign ownership requirements of the Federal Telecommunications Law and the Mexican Foreign Investment Law.

Termination

A concession or a permit may be terminated pursuant to the Federal Telecommunications Law upon the occurrence of any of the following events:

•	expiration of its term;

•	resignation by the concession holder or the permit holder;

•	revocation; or

•	dissolution or bankruptcy of the concession holder or the permit holder.

A concession or a permit may be revoked prior to the end of its term under certain circumstances, including:

•	failure to exercise the rights of the concession within 180 days of the grant;

•	failure to provide interconnection services to other holders of telecommunications concessions and permits without reason;

•	loss of the concession or permit holder’s Mexican nationality;

•	unauthorized assignment, transfer or encumbrance of the concession or permit;

•	unauthorized interruption of service;

•	taking any action that impairs the rights of other concessionaires or permit holders;

•	failure to comply with the obligations or conditions specified in the concession or permit (including making any necessary investments and capital expenditures); and

•	failure to pay to the Mexican government its fee for the concession or, where applicable, its participation in the revenues of the holder of the concession.

The Mexican Ministry of Communications and Transportation may revoke a concession for violations in any of the circumstances referred to in the first four events described above. Under the last four events described above, the Mexican Ministry of Communications and Transportation would have to fine the concessionaire at least three times for the same failure before moving to revoke a concession. No compensation may be claimed in the event of revocation.

Temporary Seizure

The Mexican government, through the Mexican Ministry of Communications and Transportation, may also temporarily seize all assets related to a telecommunications concession or permit in the event of a natural disaster, war, significant public disturbance, threats to internal peace or for economic reasons or for other reasons related to national security. If the Mexican government temporarily seizes such assets, except in the event of war, it must indemnify the concession holder for all losses and damages, including lost revenues. We are not aware of any instance in which the Mexican Ministry of Communications and Transportation has exercised its temporary seizure powers in connection with a telecommunications company.

Expropriation

The Mexican government has the statutory right to permanently expropriate any telecommunications concession and claim any related assets for reasons of public interest. Under Mexican law, the Mexican government is obligated to compensate the owner of such assets in the case of a statutory expropriation. The amount of the compensation is to be determined by appraisers. If the party affected by the expropriation disagrees with the appraisal amount, such party may initiate judicial action against the government. In such a case, the relevant judicial authority will determine the appropriate amount of compensation to be paid. We are not aware of any instance in which the Mexican Ministry of Communications and Transportation has exercised its expropriation rights in connection with a telecommunications company.

In the event of compensation for the temporary seizure or expropriation of a concession or a related asset, there can be no assurances that any such compensation paid by the government will be adequate or that the affected concessionaire will receive any such compensation in a timely manner.

Rates for Telecommunications Services

Under the Federal Telecommunications Law, rates for telecommunications services (including local, mobile and long-distance services) are freely determined by the providers of such services, except that such rates may not be set below a service provider’s long-term incremental cost. All rates for telecommunications services (other than value-added services) must be registered with the Mexican Federal Telecommunications Commission prior to becoming effective.

In addition, the Mexican Federal Telecommunications Commission is authorized to impose specific rate, quality and service requirements on those companies determined by the Mexican Federal Antitrust Commission (Comisión Federal de Competencia) to have substantial market power pursuant to the provisions of Mexico’s antitrust statute. The Federal Telecommunications Law also prohibits telecommunications providers from cross-subsidizing among their services and requires that they keep separate accounting for each of their services.

Our Concessions

We currently have public telecommunications network concessions to provide the services described below. Each of our public telecommunications network concessions contain one or more specific exhibits that describe the telecommunications services that we are allowed to provide under such concession. In order to broaden the scope of the services allowed under our concessions, we must undergo an authorization process before the SCT for each concession.

Local Telephony

We obtained our regional wireline local telephony concession in December 1996. In September 2001, this concession was expanded to a nationwide concession. The concession, which is not exclusive, grants us the right to provide business, residential and public wireline local telephony services all over Mexico. Our wireline local telephony concession has a term of 30 years and may be renewable for up to an equivalent period provided we have complied with all of its terms and have received the approval of the Mexican Ministry of Communications and Transportation.

The concession expressly permits us to provide the following services:

•	basic local telephony;

•	the sale or lease of network capacity for the generation, transmission or reception of signs, signals, writings, images, voice, sounds or other information of any nature;

•	the purchase and lease of network capacity from other carriers, including the lease of digital circuits;

•	value-added services;

•	operator services;

•	data, video, audio and video conference services, except for cable or other restricted television, continuous music or digital audio;

•	credit or debit telephone cards; and

•	public telephony.

The concession does not impose any limitations on the setting of our rates other than the requirement that we file with the Mexican Federal Telecommunications Commission a notification of any rate change prior to becoming effective.

The concession required us to comply with service quality specifications and, starting in September 2001, to install infrastructure on the basis of a yearly schedule, including a certain number of lines along routes between certain cities in Mexico. Although we complied with the requirement in our concession for the number of lines installed, we were in default with respect to the coverage obligations in certain cities and towns required by our concession. However, in December 2004, we obtained an amendment to both our local and long distance telephony concessions by which we were required to have capacity to provide services to 376,000 lines by the end of 2006. We met such obligation and are otherwise in compliance with the obligations of our amended concessions.

Long-distance

We obtained our nationwide long-distance concession in December 1996, concurrently with our local telephony concession. Our nationwide long-distance concession has a term of 30 years and may be renewable for up to an equivalent period, provided that we comply with all of its terms and receive approval from the Mexican Ministry of Communications and Transportation.

The concession expressly permits us to provide the following services:

•	the carrying of switched traffic between two different local calling areas that requires the use of a dialing prefix for its routing;

•	the sale or lease of network capacity for the generation, transmission or reception of signs, signals, writings, images, voice, sounds or other information of any nature;

•	the purchase and lease of network capacity from other carriers and domestic and international long-distance telephony.

The concession expressly prohibits the following services:

•	those which require a concession for frequency bands of the radio electric spectrum for specific uses;

•	those which require a concession to occupy and exploit geostationary orbital positions and satellite orbits assigned to Mexico;

•	those which require a concession to operate radio or television broadcasting systems; and

•	cable or other restricted television.

The concession does not impose any limitations on our ability to set rates other than the requirement that we file with the Mexican Federal Telecommunications Commission a notification of any rate change prior to becoming effective.

The concession required us to comply with service quality specifications and to install infrastructure on the basis of the schedule for our local telephony concession. According to this schedule, we must provide nationwide long-distance service in the same locations and at the same time in geographic areas where we provide local telephony services. As described above, in December 2004, both our local and long-distance concessions were amended and we are in compliance with the obligations of our amended concessions.

We service our long-distance concession through direct interconnection with other carriers and by reselling our long-distance traffic to other carriers with such capability. We currently have long-distance interconnection with Telmex in the cities of Mexico City, Puebla, Queretaro, Toluca, Celaya, Irapuato, Leon, Guadalajara, Aguascalientes, San Luis Potosi, Saltillo, Monterrey and Nuevo Laredo.

According to the Mexican telecommunications regulations, all local carriers must offer their customers pre-subscription, which is the option to select the long-distance carrier of their preference. However, local carriers may request a waiver of this obligation from the Mexican Federal Telecommunications Commission. On May 27, 2002, the Mexican Federal Telecommunications Commission granted us a waiver of the pre-subscription requirement. As a result of this waiver, all of our local telephony customers were required to use our long-distance service. While this waiver has expired, we believe we will be able to obtain a renewal from the Mexican Federal Telecommunications Commission or that the Mexican Federal Telecommunications Commission will issue general rules excluding companies like us from the pre-subscription requirement. In the interim, we require customer waive pre-subscription and believe we would be able to get an injunction preventing mandated pre-subscription, as has another competitor, if this practice was challenged.

The U.S. Federal Communications Commission (FCC) has granted both Maxcom U.S.A., Inc. and Sierra Telecommunications, Inc. a license under section 214 of the Communication Act of 1934, or a 214 license, to provide international telecommunications services between the United States and international points, mainly Mexico.

Microwave Transmissions

Point-to-point

In October 1997, we were awarded seven nationwide point-to-point microwave concessions. These concessions cover:

•	two consecutive frequency segments in the 15 GHz band, with a 56 MHz bandwidth;

•	three consecutive frequency segments in the 23 GHz band, with a 56 MHz bandwidth; and

•	two consecutive frequency segments in the 23 GHz band, with a 100 MHz bandwidth.

These concessions, which were issued in June 1998, have a term of 20 years. The Mexican Federal Telecommunications Commission will re-auction the frequencies covered by the concessions at least three years before the expiration date of the concessions. The concessions do not impose any limitations on the setting of our rates other than the requirement that we file with the Mexican Federal Telecommunications Commission a notification of any rate change prior to becoming effective. The concessions require us to provide available capacity to the general public. We are currently in compliance with all the material terms of the concessions.

Point-to-multipoint

In October 1997, we were awarded three regional point-to-multipoint microwave concessions covering telecommunications regions 3, 5 and 8, which include states in the north and southeast of Mexico’s Gulf region, in the 10.5 GHz frequency band with a 60 MHz bandwidth. These concessions, which were issued in April 1998, have a term of 20 years. The Mexican Federal Telecommunications Commission will re-auction the frequencies covered by the concessions at least three years before the expiration date of the concessions. These concessions originally required us to install a network and offer service to at least 30% of the population in each concessioned region by the end of the second year after the issuance of the concession.

Until December 2003, Maxcom and 14 other concessionaires were unable to start operations in some of our concessioned regions because of a lack of commercially feasible technological solutions and equipment for those frequencies. As a result, the Mexican Federal Telecommunications Commission granted us several extensions on the deadlines specified in the concession, with the last extension expiring in February 2004. On March 31, 2004, we notified the Mexican Federal Telecommunications Commission that we had started operating in Puebla and therefore were in compliance with our initial coverage obligations for region 8. Although we have the capability to initiate operations in regions 3 and 5, to date no customer has requested such service and we therefore have not initiated operations in these regions.

These concessions do not impose any limitations on the setting of our rates other than the requirement that we file with the Mexican Federal Telecommunications Commission a notification of any rate change prior to becoming effective.

Cable Television

On August 4, 2006, the Mexican Ministry of Communications and Transportation granted Maxcom a traditional cable concession to provide cable TV and radio services in the city of Puebla. Shortly thereafter, the Mexican Ministry of Communications and Transportation filed the Convergence Regulations through which different types of carriers could be authorized to provide additional services to those included in their original concessions. On October 13, 2006, we notified the Mexican Ministry of Communications and Transportation of our compliance and voluntary affiliation with the Convergence Regulations and, as a result, the Mexican Ministry of Communications and Transportation authorized us to provide cable TV and radio services in addition to those services already granted in our original public telecommunication network concession.

As a result, Maxcom is now authorized to provide nationwide cable TV and radio services and is the first telecommunication concessionaire to be authorized to provide “triple-play” services. We are able to service cities by notifying the Mexican Ministry of Communications and Transportation and to date have notified them of service provision in 99 cities. We intend to add more cities in the future.

Mobile Virtual Network Operation

On January 17, 2007, the Mexican Federal Telecommunications Commission granted us authorization to provide Mobile Virtual Network Operator services based on our 1996 concession. This authorization enables Maxcom to provide mobile service nationwide under its own brand by acquiring capacity from other mobile telephony concessionaires in Mexico. As a result of this authorization, Maxcom is the first and only telecommunications concessionaire to offer unbundled “quadruple-play” services exclusively under its own brand name.

The terms of both the cable TV and radio and Mobile Virtual Network Operator authorizations match our 1996 concession term of 30 years (expiring in 2026) and do not impose other obligations, including minimum coverage or investment commitments.

Material Ongoing Obligations Relating to Our Concessions

•	Each concession sets forth the ongoing obligations that we must meet on a monthly, quarterly or annual basis vis-à-vis the Mexican Ministry of Communications and Transportation and the Mexican Federal Telecommunications Commission. Our principal ongoing obligations include the following:

•	File information related to each concessionaire’s shareholders on the first quarter of every year;

•	Prepare a monthly report on any failures and interruptions of the services;

•	Prepare quarterly quality of services reports which shall be filed before the Mexican Ministry of Communications and Transportation if required;

•	Prepare commercial practices guidelines which shall be available for review by any third party;

•	Prepare an emergency response plan which shall be filed before the Mexican Ministry of Communications and Transportation during the following six months after the relevant concession granting date;

•	Notify the Mexican Ministry of Communications and Transportation of any relevant event that could affect the provision of the services or the performance of the network;

•	Register its service fees with the Mexican Federal Telecommunications Commission each time they are modified;

•	File within the following 150 days after the last day of the preceding fiscal year (i) the corresponding audited financial statements, (ii) a description of the principal assets of the network, and (iii) a report on the employee training and teaching programs that are being implemented;

•	Prepare a quarterly report on the status of the expansion and coverage of the network;

•	Make available the internal statistics on traffic, routing and performance of the network;

•	Grant a performance bond in favor of the Federal Government to guarantee its obligations under the concession;

•	File with the Mexican Ministry of Communications and Transportation within the following 60 days after the concession granting date a plan describing the coverage and extension of the network; and

•	File with the Mexican Ministry of Communications and Transportation the form of agreement to be entered with the concessionaire’s subscribers.

Failure to comply with the above-mentioned obligations usually entails penalties investigated and proposed by the Mexican Federal Telecommunications Commission and imposed by the Mexican Ministry of Communications and Transportation.

Interconnection

In accordance with the Mexican telecommunications laws, all local telecommunications carriers are required to provide interconnection to each local, long-distance and mobile carrier operating in Mexico. All terms of interconnection (such as point of interconnection) are negotiated between telecommunication carriers under the Mexican Federal Telecommunications Commission’s supervision. Should telecommunication carriers be unable to agree on the terms of interconnection (including rates) after a certain period of negotiation, either carrier may request the Mexican Federal Telecommunications Commission to resolve any interconnection term at issue. Telecommunications carriers are prohibited from adopting discriminatory practices in the application of rates or any other terms of interconnection.

Local Interconnection

We use Telmex’s network for call termination to service virtually all of our customers’ calls to Telmex’s customers. In November 1998, we entered into an interconnection agreement with Telmex. This agreement calls for reciprocal interconnection rates for local-to-local services. The interconnection rate is currently Ps.0.1052 (U.S.$0.00975) per minute.

This agreement was amended in February 1999 to incorporate a “bill and keep” procedure under which we do not pay Telmex an interconnection fee unless we exceed a certain level of traffic imbalance. Our interconnection agreement with Telmex provides for an allowed percentage of imbalanced traffic of 5%, subtracting from such calculation all commercial traffic and customers who have had contracts for less than 180 days. Under the “bill and keep” arrangement, if the imbalance between calls originated by Telmex and terminated by Maxcom and calls originated by Maxcom and terminated by Telmex during a month does not exceed 5%, then no interconnection fee amounts are payable by the net carrier of interconnection services. If the imbalance exceeds 5% in any given month, the “bill and keep” feature will not apply for that month.

If we fail to maintain a significant percentage of residential users, the “bill and keep” arrangement will be terminated and asymmetrical interconnection rates may apply. The Mexican Federal Telecommunications Commission has not yet defined what constitutes a “significant percentage of residential users” in this case, although in our local concession and in those granted to Alestra and Avantel it is defined as having at least 50% residential customers of total customers.

Through December 31, 2006, no material interconnection fees have been paid.

Mobile Interconnection

We have also signed reciprocal interconnection agreements with Telcel and certain affiliates of Telefónica Móviles and Iusacell. For more information on each of these carriers, see “Industry Overview — Mobile Telephony Market.” The mobile to wireline interconnection fees with these carriers, which change on a monthly basis, were Ps.0.0989 for December 2002, Ps.0.1111 for December 2003, Ps.0.1096 for December 2004, Ps.0.1031 for December 2005 and Ps.0.1072 per minute for December 2006. The wireline to mobile interconnection fees under the “calling party pays” mode was Ps.1.90 per minute for 2002, 2003 and 2004 and Ps.1.71 for 2005, Ps.1.54 for 2006 and will be Ps.1.34 for 2007, Ps.1.21 for 2008, Ps.1.09 for 2009 and Ps.1.00 for 2010. There is no interconnection fee for wireline to mobile interconnection outside of the “calling party pays” mode. The interconnection agreements provide that transit through Telmex’s network may be used at a rate per minute of U.S.$0.003.

Long-distance Interconnection

Long-distance carriers are required to ensure call termination by providing transit and direct or indirect interconnection. Since we view long-distance services as a complement to our core local telephony business, we started our operations giving our customers the option to use our long-distance services or those of other providers. As a result, we granted long-distance carriers the option to pick up calls at our facilities. However, in May 2002, we obtained a waiver from the Mexican Federal Telecommunications Commission of the obligation to offer such option to our customers. For more information about this waiver, see “— Our Concessions — Long-distance.”

We currently provide our long-distance service only to our local telephony customers through our own network and leased facilities on a reselling basis. In 2006, however, we began to compete directly in the wholesale long distance market in cities where we have a fiber optic network.

Mexican Ministry of Communications and Transportation Approvals

The terms of most public telecommunications network concessions, including ours, require Mexican Ministry of Communications and Transportation approval in the event of a transfer of more than 10% of a concessionaire’s outstanding capital stock, except shares representing “neutral stock.” Mexican Ministry of Communications and Transportation approval is not required for the transfer of the shares of a holding company that controls a company with a public telecommunications network concession. As a result, in the event we decide to complete a merger through an exchange offer, or an acquisition through the purchase of a controlling interest in a potential target that is not a holding company, we would need Mexican Ministry of Communications and Transportation approval. The transfer of an existing public telecommunications network concession from one operator to another operator also requires the approval of the Mexican Ministry of Communications and Transportation, as well as the approval of the Mexican Antitrust Commission (Comisión Federal de Competencia), if applicable. See “— Antitrust Approvals.”

Antitrust Approvals

Mergers, acquisitions and other business combinations, to the extent they exceed specific threshold amounts, generally are regulated and must be approved by the Mexican Antitrust Commission. Once a merger, acquisition or business combination is submitted to the Mexican Antitrust Commission for approval, the Commission generally has 45 days to object the transaction. If the Mexican Antitrust Commission does not object to the transaction within this 45-day time frame, the transaction is deemed approved. In addition to having the power to approve some mergers, acquisitions and business combinations, the Mexican Antitrust Commission can condition its approval of a particular merger, acquisition or other business combination upon the satisfaction of terms that it may determine, as well as reverse a transaction that was previously approved if it believes it has had an adverse effect on the market.

In addition, according to a resolution issued by the Mexican Antitrust Commission, the consummation of any future acquisitions, regardless of the value of the transaction, may be subject to approval by the Commission. We cannot assure you that we will obtain the requisite approvals from the Mexican Antitrust Commission to consummate any future acquisitions. If we are unable to obtain the requisite approvals, we will be unable to complete any proposed acquisitions.

Municipal and Other Regulatory Approvals

Our transmission antennas and telecommunication sites are located in sites that may require municipal and federal approvals to operate. See “Risk Factors — Risks Relating to Maxcom — Our telecommunications network infrastructure has several vulnerabilities and limitations.”

MANAGEMENT

Board of Directors

Our board of directors is responsible for the management of our business and is composed of nine members, each of whom is elected annually at our general ordinary meeting of shareholders. All board members hold the positions for one year and may be reelected.

Set forth below are the name, age, position and a description of the business experience of each of our directors. The business address of our directors is that of our principal office.

Name	Age	Position

Adrián Aguirre Gómez	56	Director and Chairman of the Board
María Guadalupe Aguirre Gómez	58	Director
Lauro González Moreno	45	Director
Marco Provencio Muñoz	48	Director
Rodrigo Guerra Botello	65	Director
Eduardo Vázquez	45	Director and Vice Chairman of the Board
Jacques Gliksberg	49	Director
Alfonso González Migoya	62	Director
René Sagastuy	46	Director

Raúl Sánchez Rucobo, Gabriel Vázquez, María Elena Aguirre Gómez, Miguel Gerardo Sepúlveda Aguirre and Gilberto Solís Silva serve as alternate directors during the absence of Adrián Aguirre Gómez, Eduardo Vázquez, Lauro González Moreno, María Guadalupe Aguirre Gómez and Rodrigo Guerra Botello, respectively. Marco Viola serves as an alternate director during the absence of Jacques Gliksberg. María Elena Aguirre Gómez serves as an alternate director during the absence of René Sagastuy. Gonzalo Alarcón is the secretary of the Board and our General Counsel.

Adrián Aguirre Gómez, María Guadalupe Aguirre Gómez and María Elena Aguirre Gomez are siblings. Gilberto Solís Silva is the spouse of María Elena Aguirre Gómez. Miguel Gerardo Sepúlveda Aguirre is the son of María Guadalupe Aguirre Gomez. Eduardo Vázquez and Gabriel Vázquez are siblings.

Set forth below is a brief biographical description of each of our directors:

Adrián Aguirre Gómez has been a director and chairman of the board of Maxcom since March 1996. Mr. Aguirre also sits on the board of directors of Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom Servicios Administrativos, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V. (all of which are Maxcom’s subsidiaries), Operadora Plusgamma, S.A. de C.V. (formerly known as Recover, S.A. de C.V.) and Fundación Teletón. He has been the chairman of the board for Operadora Plusgamma, S.A. de C.V. since 1992. Previously, Mr. Aguirre was chief executive officer and director of Grupo Radio Centro, S.A. de C.V. from 1980 to 1999, where he began working in 1968. Mr. Aguirre is a certified public accountant and holds an undergraduate degree in accounting from the Instituto Tecnológico Autónomo de México.

María Guadalupe Aguirre Gómez has been a director and alternate director of Maxcom since May 1998. Previously, Ms. Aguirre sat on the board of directors of Grupo Famega, a tourist development company, and OutBack Restaurant in Cancun and was a director of Grupo Radio Centro, S.A. de C.V. from 1979 to 1999. Ms. Aguirre is also a director of Sports and Therapy, S.C., a medical clinic and rehabilitation center for athletes. Ms. Aguirre holds an undergraduate degree in business administration from the Universidad Iberoamericana. Ms. Aguirre holds a diploma in advanced management from the Instituto Panamericano de Alta Dirección and has taken several financing and management courses at Harvard University. Ms. Aguirre has been a member of the Fundinnova (Fundación Mexicana para la Innovación Gubernamental y Empresarial, A.C.) since August 2004.

Lauro González Moreno has been a director of Maxcom since November 2005. Previously, Mr. González was chief executive officer of Satmex and Principia, Satmex’s holding company. In addition, Mr. González was chief executive officer of Globalstar de Mexico from 1996 to 2004, chief executive officer of Optel Telecommunications from 1994 to 1999, and an engagement manager at McKinsey & Company in Mexico and Brazil. Mr. González is the founder of Vita Brevis, a non-profit organization that promotes the use of information technology in elementary education in less developed communities and is on the board of trustees of UNETE, a non-profit organization providing education in Mexico through information technology.

Marco Provencio Muñoz has been a director of Maxcom since May 2001. He is a partner and head of the public relations practice at StructurA, a leading economic and political consulting firm in Mexico. During 2000, Mr. Provencio was the press secretary and the spokesman for the then Mexican President Mr. Ernesto Zedillo. He served 14 years in the Ministry of Finance and Public Credit where he held various positions, including director general for International Financial Affairs and spokesman of the treasury. Mr. Provencio also worked for three years for the Foreign Affairs Ministry. Mr. Provencio holds an undergraduate degree in Economics from the Universidad Iberoamericana and a master’s degree in economics and public affairs from the Woodrow Wilson School at Princeton University.

Rodrigo Guerra Botello has been a director of Maxcom since June 2002. Mr. Guerra is also president of the Universidad Regiomontana in Monterrey, Mexico. Previously, Mr. Guerra was executive president of CETRO (a private trust for the development of small private business in Mexico), the national vice president of COPARMEX and the general director and treasurer of the Businessman Coordination Council. Mr. Guerra worked for AT&T Mexico from March 1995 to January 1999 and served as president and chief executive officer of IBM de México from October 1980 to February 1995. Mr. Guerra was also director of Sidek and Situr. Mr. Guerra holds an undergraduate degree in chemical engineering from the Instituto Téchnicode Estudios Superiores de Monterrey.

Eduardo Vázquez has been a director and vice president of Maxcom since July 2006. Mr. Vázquez has served as chairman of Grupo Telereunión since July 2004. Since April 2004, Mr. Vázquez has also served as chairman of the board of BBG Wireless, S.A. de C.V., a major supplier of infrastructure and operating facilities to some of the most important cellular telephone companies in México, such as Telefónica Móviles. In 1990, Mr. Vázquez founded Baja Celular Mexicana, and through a joint venture with Motorola in 1994, he managed and served as chairman of four cellular companies: Baja Celular Mexicana, Movitel del Noroeste, Celular de Telefonía Moviles and Telefonía Celular. All four companies were combined into a regional operation covering the northern territory of México, and were subsequently sold to Telefónica in 2000. Outside of the telecommunications industry, Mr. Vázquez has founded and operated several companies in a variety of sectors, including software development, automobile dealerships and real estate. Mr. Vázquez holds a bachelor’s degree in business administration from the United States International University of San Diego, California.

Jacques Gliksberg has been a director since 2002. Mr. Gliksberg served as a Series N director of Maxcom from 1998 until 2002. He also sits on the board of directors of Geoplan Brasil Development Ltd. (Brazil), Organización Rescarven, C.A. (Venezuela), Crown Linen, LLC and is the President of Difusión Panoramica, S.A. de C.V. Mr. Gliksberg was a managing partner of Banc of America Equity Partners from 1994 until 2005. He is now a managing partner of Nexus Partners, LLC. Mr. Gliksberg holds a bachelor of arts degree in economics and political science from the University of Rochester and a master’s degree in business administration from the J. L. Kellogg Graduate School of Management at Northwestern University.

Alfonso González Migoya has been a director of Maxcom since 2007. Mr. González Migoya is currently the managing partner of Acumen Empresarial, S.A. de C.V., a Mexican finance and investment banking advisory firm. Mr. González Migoya worked for more than 24 years at Cydsa Group, where he served as director of finance for nine years and general director of the Chemical Division for eight years. Mr. Migoya was deputy general director of Grupo Financiero Bancomer for two years and was a corporate director of Grupo Alfa for ten years. He sits on the board of directors of Coca Cola — Femsa and Femsa, Grupo Industrial Saltillo, Banco Regional de Monterrey, Berel, Nacional Monte de Piedad and is a member of the audit committee of Vitro. He holds a degree in electrical mechanics engineering from Instituto Tecnológico y de Estudios Superiores de Monterrey and a master’s degree in business administration from Stanford University.

René Sagastuy has been a director since February 26, 2007 and Maxcom’s chief executive officer since March 2003. Mr. Sagastuy was Maxcom’s chief operating officer from May 2001 until March 2003. Prior to joining Maxcom, Mr. Sagastuy served for one year as director of operations for Johnson Controls in Mexico, a U.S. public company with 19 manufacturing sites in Mexico. Mr. Sagastuy also served as operations, strategic planning, manufacturing and project manager and director of several companies in Mexico, including Avex Electronics, AMP de México, S.A. and the Jefferson Smurfit Group in Mexico. Mr. Sagastuy holds a Bachelor’s degree in civil engineering from the Universidad Iberoamericana in Mexico and a master’s degree in business administration from Instituto Tecnológićo Autónomo de México.

Executive Officers

Our executive officers are appointed by the board of directors for an indefinite term and may be removed by the board of directors at will, provided the corresponding severance payments are made in accordance with Mexican labor law and the applicable labor contract.

Set forth below are the name, age, position and a description of the business experience of each of our executive officers not described above. The business address of our executive officers is that of our principal office.

Name	Age	Position

René Sagastuy	46	Chief Executive Officer
José Antonio Solbes	41	Chief Financial Officer
Ricardo Arévalo Ruiz	42	Chief Operating and Technology Officer
Alejandro Díaz y Díaz	37	Vice President of Sales and Marketing

José Antonio Solbes has been chief financial officer since October 2003 and has held various positions of increasing responsibility with Maxcom since May 1998, including treasurer, director of investor relations and director of administration. Prior to joining Maxcom, Mr. Solbes was corporate financial manager at Grupo Empresarial Organizado, S.A. de C.V. Mr. Solbes holds an accounting degree from the Universidad Anahuac and a master’s degree in finance from the same university. Mr. Solbes has completed the corporate financial strategy program at the Kellogg Graduate School of Management of Northwestern University.

Ricardo Arévalo Ruiz has been our Chief Operating and Information Technology Officer since May 2003. Mr. Arévalo was Chief Information Systems Officer from April 2001 to April 2003. Prior to joining Maxcom, Mr. Arévalo served as Vice-President, Information Systems and Chief Information Officer of Grupo Iusacell from August 1997 to May 2001. Before then, Mr. Arévalo served as Director of Information Systems, Materials, Logistics and Customer Service of AMP de México, S.A. de C.V. from May 1993 until August 1997. Mr. Arévalo was also the Information Systems Manager for Tequila Cuervo, S.A. de C.V. from October 1990 until May 1993. Mr. Arévalo has a bachelors’ degree in Computer Sciences and a diploma in Marketing from the Instituto Tecnológico y de Estudios Superiores de Monterrey. Mr. Arevalo also holds a diploma in executive management program from the Instituto Panamericano de Alta Dirección in Mexico City.

Alejandro Díaz y Díaz has been the vice president of sales and marketing since December 2005. Since 1999, Mr. Díaz has held several positions at Maxcom, including market commercial director from June 2002 to November 2005. Prior to joining Maxcom, Mr. Díaz served as customer service development and training manager at Avantel from February 1998 to December 1998. Mr. Díaz received a bachelor’s degree in business administration from Instituto Tecnológićo Autónomo de México and a diploma in telecommunications from the Instituto Tecnológico y de Estudios Superiores de Monterrey.

For a description of the agreement pertaining to the composition and operation of the board of directors, see “Related Party Transactions — Shareholders Agreement.”

Director and Executive Compensation

The only agreements that we currently maintain for purposes of compensating our employees with our capital stock are our executive stock option plans described below.

We did not pay any cash or other compensation to the members of our board of directors during 2006. However, in 2006 we granted members of our board of directors the option to purchase the equivalent of 170,000 shares of Series A common stock. The exercise price of each share is U.S.$0.01 and the date of grant is based on attendance of board and committee meetings.

In 2006, our executive officers and other senior managers, received an aggregate compensation of approximately Ps.57.6 million and the option to purchase the equivalent of 12,221,846 shares of Series A common stock. These options were granted on July 17, 2006 and have an exercise price of U.S.$0.31. For more information about the options see “— Second Executive Stock Option Plan.”

Our directors or executive officers are not entitled to any benefits upon termination, except for what is due to them according to the Federal Labor Law (Ley Federal del Trabajo).

First Executive Stock Option Plan

In May 1998, we implemented an executive stock option plan. This plan provided that Maxcom would grant options on every April 1, commencing in April 1999 through April 2001, to its executive officers. Under this plan, a technical committee determined the executive officers to whom options to purchase shares were granted, as well as the terms of those options. Once the options were awarded, holders had the right to immediately exercise 20% of such options. The right to exercise the amount of the remaining options is accrued on a yearly basis in a fifth part each remaining year. In case the officer ceases to work for us, all options not exercised are forfeited. Options expire ten years from the date of grant.

As of December 31, 2006, the aforesaid plan had an amount of 575,000 shares to back options issued for officers due to their performance for the years of 1998, 1999 and 2000. As of December 31, 2006, 575,000 options of this plan had been granted, of which 304,502 remain to be exercised and 256,094 are fully exercisable.

Options are subject to a trust established on June 20, 1999 and managed by Banco Nacional de México, S.A.

Second Executive Stock Option Plan

As part of the capital increase and acquisition of Grupo Telereunión, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Capital Stock Increase and Acquisition of Grupo Telereunión,” in July 2006, we amended the executive stock option plan granted to our officers for the services rendered during the years 2002, 2003 and 2004. The plan is divided into five levels, depending on the ranking of the different members of management. The first and second levels include the highest management level of Maxcom and depend upon achieving certain targets that the board fixes for the company every year. The participants of the three following levels are guaranteed a minimum amount of options. The granting of options for the members of the last level, which is comprised of the junior management, is discretionary. The underlying security of the options of this executive option plan is comprised of Series A common stock.

Once options are granted, holders can immediately exercise 25% of such options. The remaining 75% of the options become exercisable pro rata over the succeeding three-year period. In the event the officer ceases to work for us, all options not exercised are forfeited. Options expire five years from the date of grant.

As of December 31, 2006, our board of directors and shareholders had reserved an aggregate of 34,084,668 shares to be issued upon the exercise of options granted under the new executive stock option plan, as well as for a special plan granted to the chairman of our board of directors. As of December 31, 2006, options to purchase 32,202,504 shares had been granted, of which options to purchase 8,050,626 shares were fully exercisable. Additionally, as of December 31, 2006, we had issued options to purchase 7,714,565 shares pursuant to severance arrangements with certain of our key officers that, upon a change of control or an initial public offering of Maxcom, become fully exercisable without restriction.

Composition of the Board of Directors

Our bylaws provide that the board of directors be comprised of at least five and no more than 21 members and their corresponding alternates, in which at least 25% of the members and their corresponding alternates are independent pursuant to Mexican law. A determination about independence must be made by our shareholders and it may be challenged by the CNBV.

Meetings of the board of directors are validly convened and held if a majority of the members are present. Resolutions passed at these meetings will be valid if approved by a majority of the disinterested members of the board of directors present at the meeting. If required, the chairman of the board of directors may cast a tie-breaking vote.

Authority of the Board of Directors

The management of our company is entrusted to the board of directors and the chief executive officer. The board of directors sets forth the guidelines and general strategy for the conduct of our business and supervises the execution thereof.

Pursuant to the Mexican Securities Market Law, the board of directors must approve, among other matters:

•	our general strategy;

•	guidelines for the use of corporate assets;

•	on an individual basis, any transactions with related parties, subject to certain limited exceptions;

•	unusual or non-recurrent transactions and any transactions that imply the acquisition or sale of assets with a value equal to or exceeding 5% of our consolidated assets or the provision of collateral or guarantees or the assumption of liabilities equal to or exceeding 5% of our consolidated assets;

•	the appointment or removal of the chief executive officer;

•	accounting and internal control policies; and

•	policies for disclosure of information.

The Mexican Securities Market Law also imposes duties of care and of loyalty on directors. See “Market Information — Duty of Care and of Loyalty of Directors.”

Board Practices

The members of our board of directors are elected annually at our ordinary general meeting of shareholders. All board members hold the positions for one year and may be reelected. The current members of the board of directors were selected at the general annual ordinary and extraordinary shareholders’ meeting held on February 26, 2007.

Our executive officers are appointed by the board of directors for an indefinite term and may be removed by the Board at will, provided the corresponding severance payments are made in accordance with Mexican labor law and the applicable labor contract.

Members of the board of directors are not entitled to any benefits upon termination.

Committees

On July 23, 2007, we filed a registration statement for an initial public offering of our shares in the form of American Depositary Shares comprised of Ordinary Participation Certificates. In connection with the completion of the initial public offering, our board of directors established an audit and corporate practices committee and an operating advisory committee to assist the board of directors to manage our business.

Audit and Corporate Practices Committee

Our board of directors has established an audit and corporate practices committee responsible for advising the board on, and overseeing, our financial condition and matters regarding accounting, taxation and release of financial information, as well as to oversee and mitigate the risks of doing business in general and with related parties such as our shareholders, and to supervise the compliance of laws and securities regulations that apply to us. The charter of our audit and corporate practices committee contains the rules of operation of such committee. Under the charter, the audit and corporate practices committee must be composed of at least three members. Each member of the audit and corporate practices committee (including its president) must be independent under the rules of the United States

Securities Exchange Act of 1934, as amended, or Exchange Act, Rule 10A-3 and the Mexican Securities Market Law.

The audit and corporate practices committee is comprised of Marco Provencio Muñoz (who acts as Chairman of the committee), Lauro González Moreno and Alfonso González Migoya, all of whom are independent under the rules of the New York Stock Exchange, Rule 10A-3 promulgated under the Exchange Act and the Mexican Securities Market Law. If requested, our external independent auditor, PricewaterhouseCoopers, S.C., and certain of our executives, including our chief financial officer, will be required to participate in each meeting, although they are not formal members of the committee.

Operating Advisory Committee

Our operating advisory committee is responsible for advising the board on and overseeing Maxcom’s operations. The operating advisory committee is currently comprised of Adrián Aguirre, Jacques Gliksberg, Eduardo Vázquez and René Sagastuy.

Director and Officer Indemnification and Limitation on Liability

Our bylaws provide that, none of our directors, members of committees of our board of directors or officers shall be liable to us or our stockholders for (1) any action taken or failure to act which was in good faith and was not a violation of a material provision of our bylaws and which was not grossly negligent, willfully malfeasant or knowingly in violation of the Mexican Securities Market Law, (2) if applicable, any action or inaction that is based upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them with reasonable care the competence of which is not the subject of a reasonable doubt and (3) any action or omission that was, to the best knowledge of the board member, committee member or officer, the most adequate choice or where the adverse effects of such action or omission were not foreseeable, in each case based upon the information available at the time of the decision. To the extent a director, committee member or officer is found to have acted in bad faith, with gross negligence or with willful malfeasance in connection with an action or failure to act in good faith which is not a violation of the material provisions of the bylaws, such director, committee member or officer may be liable for damages and losses arising under Mexican law.

Our bylaws also provide that each director, member of a committee of the board of directors and officer who is made or threatened to be made a party to a proceeding as a result of his or her provision of services to us will be indemnified and held harmless by us to the fullest extent permitted by Mexican law against all expenses and liabilities incurred in connection with service for or on behalf of us. There is doubt as to whether, under Mexican law, this indemnification will be enforceable in respect of the breach of the duty of loyalty. However, in the event that a director, officer or committee member initiated a proceeding, they will only be indemnified in connection with such proceeding if it was authorized by our board of directors.

We may maintain, insurance policies under which our directors and certain officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Unless otherwise determined by our board of directors, expenses incurred by any of our directors, members of a committee or officers in defending a proceeding shall be paid by us in advance of such proceeding’s final disposition subject to our receipt of an undertaking, in form and substance satisfactory to our board of directors, to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by us.

Persons which are not covered by the foregoing indemnification rights and which are or were our employees or agents, or which are or were serving at our request as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may also be indemnified to the extent authorized at any time or from time to time by our board of directors. Such expenses related to a proceeding incurred by such other employees and agents may also be paid in advance of a proceeding’s final disposition, subject to any terms and conditions on such payment as our board of directors deems appropriate.

RELATED PARTY TRANSACTIONS

Our general policy is that we will not, and will not permit our subsidiaries to, enter into any contract or transaction with or for the benefit of any affiliate (other than transactions between us and our subsidiary), which is not at a price and on other terms at least as favorable to Maxcom or our subsidiaries as those which could be obtained on an arm’s-length basis from an unaffiliated third party.

Spin-off and Sale of Subsidiary

On August 30, 2005, our shareholders approved a corporate restructuring whereby Ps.8.7 million of assets, Ps.8.6 million of liabilities and Ps.0.1 million of equity were transferred to a newly formed spun off company, Mijolife, S.A. de C.V. which was owned by existing shareholders in the same proportion as their ownership in us. In accordance with Mexican tax law, a proportional amount of existing net operating tax loss carryforwards were also transferred therewith.

In a subsequent transaction with our shareholders, we reacquired a 99% interest in Mijolife, S.A. de C.V. for Ps.226.9 million (Ps.214.6 million in nominal pesos as of August 30, 2005), an amount equal to its fair market value. Such amount was subsequently capitalized as equity. On November 22, 2005, we sold Mijolife, S.A. de C.V. to a third party for Ps.226.9 million (Ps.214.6 million in nominal pesos as of August 30, 2005) in cash with no resulting gain or loss. Ps.15,365 of expenses incurred in the transactions described above were reflected as a special item in the statement of income.

Shareholders Agreement

On July 20, 2006, in connection with the acquisition of Grupo Telereunión, we entered into the Third Amended and Restated Shareholders Agreement among the holders of our outstanding Series A, Series B and Series N shares. The primary purpose of the shareholders agreement is to confirm the rights and obligations under the by-laws of each of the parties to such agreement. In particular, the shareholders agreement provides that we are managed by a board of directors composed of nine members and nine alternate members. Five members are designated by holders of a majority of the shares of Series A common stock voting together as a single class; provided that, subject to certain conditions, one of these members is designated by the Grupo VAC Investors. The remaining four members are designated by the holders of our Series B shares voting together as a single class, from nominees proposed by Nexus-Maxcom Holdings I, LLC and Nexus-Banc of America Fund II, L.P., which we collectively refer to as Nexus. Pursuant to the shareholders agreement, Maxcom is required to deliver to certain significant holders of Series A, Series B and Series N shares financial statements and other information reasonably requested by such shareholders. In addition, the shareholders agreement, among other things:

•	requires that certain key matters must be approved by the affirmative vote of a combination of Nexus (or exercised in writing by Bank of America Corporation on behalf of Nexus) and/or the Grupo VAC Investors (acting through a representative), as well as our board of directors;

•	provides certain of our shareholders with registration rights in connection with public offerings of their securities;

•	provides restrictions on transfers of our capital stock; and

•	provides rights of first offer, participation rights (tag-along) and forced sale (drag-along), and rights and obligations with respect to public offerings and transfers of our capital stock.

On July 23, 2007, we filed a registration statement for an initial public offering of our shares in the form of American Depositary Shares comprised of Ordinary Participation Certificates, or CPOs. The shareholders agreement described above will be terminated prior to the completion of the initial public offering and we intend to enter into the registration rights agreement described below.

Registration Rights Agreement

In connection with the termination of the shareholders agreement described above, we intend to enter into a registration rights agreement with certain of our shareholders, including certain entities associated with Bank of

America Corporation, and the Grupo VAC Investors pursuant to which we will agree to register for sale under the Securities Act shares of our Series A common stock and/or CPOs held by them and, in the case of the shares and/or CPOs currently held by certain entities associated with Bank of America Corporation, certain of their transferees to the extent so designated by BAS Capital Funding Corporation, who we refer to as the BA Transferees, in the circumstances described below. This agreement will provide some holders of our Series A common stock and/or CPOs with the right to require us to file a registration statement and will provide stockholders who are parties to the agreement with the right to include Series A common stock and/or CPOs owned by them in a registration statement under most other circumstances. The following describes such rights and circumstances.

Demand Rights.  BAS Capital Funding Corporation, Nexus Partners I, LLC, Nexus and the BA Transferees have the right to require us, from time to time, to register shares or CPOs held by them. We call the right to require us to register shares or CPOs a demand right and the resulting registration a demand registration. BAS Capital Funding Corporation, Nexus Partners I, LLC, Nexus and the BA Transferees may make an unlimited number of such demands for registration on Form F-1 or, if available to us, on Form F-3. Additionally, following the sixth anniversary of the completion of our initial public offering, the representative of the Grupo VAC Investors may make an unlimited number of such demands for registration on Form F-1 or, if available to us, on Form F-3.

Piggyback Rights.  Shareholders who are party to the registration rights agreement can request to participate in, or “piggyback” on, registrations of any of our securities for sale by us or by a third party. We call this right a piggyback right and the resulting registration a piggyback registration.

Conditions and Limitations; Expenses.  The registration rights outlined above will be subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. In addition, if so requested by the underwriters, holders of securities with registration rights will not be allowed to make any public sale of our equity securities (including sales under Rule 144) during a period that begins thirty days before the effectiveness of a registration statement and that ends, in the case of our initial public offering, 180 days after our initial public offering and, in any other underwritten offering in which registration rights were exercised, ninety days after effectiveness.

Other than underwriting discounts and commissions and brokers’ commissions, we will pay all registration expenses in connection with a registration, as well as all fees and expenses of BAS Capital Funding Corporation, Nexus Partners I, LLC, Nexus and the BA Transferees and certain entities associated with Bank of America Corporation in connection with such demand or piggyback registration and reasonable fees and disbursements of one counsel for all other holders who are party to the registration rights agreement and included in such registration.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “Company” refers only to Maxcom Telecomunicaciones, S.A.B. de C.V. (a sociedad anónima de capital variable incorporated under the laws of the United Mexican States, Mexico) and not to any of its subsidiaries. All references to “U.S.$” or “dollars” are to U.S. dollars.

The Company will issue the senior notes under an indenture among itself, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), transfer agent, paying agent and registrar and Deutsche Bank Luxembourg S.A., as Luxembourg listing agent, in a private transaction that is not subject to the registration requirements of the Securities Act.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the senior notes. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a senior note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Senior Notes and the Note Guarantees

The senior notes:

•	will be pari passu in right of payment to all senior Indebtedness of the Company;

•	will be effectively junior in right of payment to any secured Indebtedness of the Company to the extent of the assets securing such Indebtedness;

•	will be senior in right of payment to any future subordinated Indebtedness of the Company; and

•	will be unconditionally guaranteed by the Guarantors.

Principal, Maturity and Interest

The Company will issue U.S.$200,000,000 in aggregate principal amount of senior notes in this offering. The senior notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue senior notes in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof. The senior notes will mature on December 15, 2014.

Interest on the senior notes will accrue at the rate of 11% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2008. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the senior notes. The Company will make each interest payment to the holders of record on June 1 and December 1 immediately preceding the applicable interest payment date. Interest is subject to adjustment as provided under “Security — Interest Rate Adjustment.”

Interest on the senior notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If the due date for payment of any amount in respect of principal or interest on any of the senior notes is not a Business Day, the holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day and shall not be entitled to any further interest or other payment in respect of any such delay.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and/or the paying agent will, upon written request therefore from the Company or the applicable Guarantor, pay the money back to the Company. After that, holders entitled to money must look to the Company for payment as general creditors unless the applicable law designates another person.

Methods of Receiving Payments on the Senior Notes

If a holder of senior notes has given wire transfer instructions to the Company, the Company will pay all principal, interest, Additional Amounts and premium, if any, on that holder’s senior notes in accordance with those instructions. All other payments on the senior notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar for the senior notes. The Company may change the paying agent or registrar without prior notice to the holders of the senior notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange senior notes in accordance with the provisions of the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of senior notes. Holders will be required to pay all taxes due on transfer or other similar governmental charges payable in connection therewith. The Company will not be required to transfer or exchange any senior secured note selected for redemption. Also, the Company will not be required to transfer or exchange any senior secured note for a period of 15 days before a selection of senior notes to be redeemed.

Security

General

The senior notes are secured by first-priority Liens (subject to Collateral Permitted Liens), pursuant to security agreements, non-possessory pledge agreements, mortgages or other collateral assignment documents (collectively, the “Collateral Documents”) entered into from time to time by the Company and its Restricted Subsidiaries and Deutsche Bank Trust Company Americas, as collateral agent (the “Collateral Agent”) for the benefit of the holders of the senior notes from time to time.

The Company has caused to be created and perfected first-priority Liens on all its existing and future fixed assets which constitute telecommunication network comprised of switches, fiber optic and copper networks, radio and electronic equipment, computers and engineering equipment, transportation equipment and office furniture as set forth on its consolidated balance sheet under “Telephone Network Systems and Equipment”, in each case owned by the Company or any Restricted Subsidiary on the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date and all proceeds from the sale of any of the foregoing, but excluding any and all the telecommunication network systems and equipment of the Excluded Subsidiaries (collectively, and together with any assets that may be pledged from time to time, the “Collateral”). On or prior to January 1, 2009, the Company will cause each Excluded Subsidiary (to the extent such Excluded Subsidiary is a Subsidiary on the date thereof) to create and perfect first-priority Liens and to execute and deliver Collateral Documents in form and substance satisfactory to the Collateral Agent.

The Liens created will be governed by Mexican law and remedies including foreclosure will be subject to Mexican law. Pursuant to the provisions of each non-possessory pledge agreement, the Company and our Restricted Subsidiaries will retain possession and use and have the right to exploit and dispose of the Collateral, including proceeds in respect thereof, subject to Liens under the non-possessor pledge agreements, in the ordinary course of their business, in each case unless and until the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, instructs otherwise or takes other enforcement action in accordance with the terms of the Collateral Documents. Prior to an Event of Default, cash constituting Collateral by virtue of being proceeds under a non-possessory pledge agreement (other than Net Proceeds from a Collateral Asset Sale or an Event of Loss) may be used or applied as contemplated under “— Use of the Collateral” and upon such use or application such cash shall not be deemed to be collateral.

We are unaware of any material Liens on any of the Collateral as of the date hereof. There are certain risks related to the Collateral and the ability of the Collateral Agent to foreclose on the Collateral. See “Risk Factors — Risks Relating to the Collateral.”

Interest Rate Adjustment

The interest rate on the senior notes specified under “Principal, Maturity and Interest” will increase by 0.75% per annum commencing on March 31, 2007, if a first-priority Lien has not been created and perfected in respect of all of the Collateral for any reason or there is any material defect in the creation, perfection or first-priority status of any Lien (subject to Collateral Permitted Liens) in respect of Collateral. If such defect still remains as of June 30, 2007, the interest rate will increase by 0.75% (for a total increase of 1.50%). If such defect still remains as of September 30, 2007, the interest rate will increase by 0.50% (for a total increase of 2.00%).

To avoid any such interest rate adjustment, the Company shall be required to deliver to the trustee and the Collateral Agent (x) an officers’ certificate to the effect that none of the conditions requiring an interest rate adjustment are continuing, (y) copies of each of the relevant Collateral Documents, including evidence of registration with the applicable public registry in Mexico and any other related documentation, and (z) an opinion of counsel to the Company that a first-priority Lien (subject to Collateral Permitted Liens) has been perfected in the subject Collateral in accordance with Mexican law. Upon delivery of the above, the interest rate adjustment will no longer remain in effect.

Use of the Collateral

Subject to the terms and conditions of the indenture and the Collateral Documents, the Company and the applicable Restricted Subsidiary will be entitled, unless an Event of Default has occurred and is continuing and the Collateral Agent has given contrary instructions in accordance with the terms of the Collateral Documents, to generally remain in possession of and to retain exclusive control over the Collateral (other than any amounts that are the proceeds of a Collateral Asset Sale or an Event of Loss relating to the Collateral), to freely operate the Collateral, to replace the Collateral and to sell or otherwise dispose of Collateral (including, with respect to cash constituting Collateral by virtue of being proceeds under a non-possessory pledge agreement), and to collect, invest and dispose of any income in respect of any Collateral, in each case in the ordinary course of our business. See “Enforcement and Disposition of Collateral” below.

Release of the Collateral

Upon the full and final payment and performance by the Company and the Guarantors of the Obligations under the senior notes, the indenture and the Collateral Documents, the Collateral Documents will terminate and the Liens on all of the Collateral will be released. The Collateral Agent will release the Liens in favor of the Collateral Agent in any Collateral to be sold pursuant to a Collateral Asset Sale or, in the case of certain obsolete or other assets, to be disposed of in a transaction not considered a Collateral Asset Sale pursuant to clause (i) of the exclusion to the definition thereof; provided that such transaction shall be subject to the provisions under the sub-heading “— Certain Covenants — Asset Sales”. The Company may use the Net Proceeds of a Collateral Asset Sale to purchase Replacement Collateral to be made part of the Collateral or make an offer to repurchase senior notes.

Enforcement and Disposition of Collateral

The indenture and the other Collateral Documents provide that, upon the occurrence and during the continuation of an Event of Default:

•	the Collateral Agent shall be entitled to cancel any lease agreement entered into by each Restricted Subsidiary owning real property subject to a mortgage; and

•	the Collateral Agent may enter upon all or any portion of the Company’s and its Restricted Subsidiaries’ premises that comprises the Collateral to inspect the Collateral and may exercise other rights with respect to the Collateral under applicable law.

For so long as an Event of Default has occurred and is continuing, and subject to certain limitations, the Collateral Agent may be directed by the noteholders to take (or to refrain from taking) such action or exercise such power only upon the instruction of the noteholders of at least 25% in aggregate principal amount of the senior notes then outstanding and if such holders have offered to the Collateral Agent reasonable indemnity or security against any loss, liability or expense, and provided always that if the Collateral Agent receives conflicting instructions, those supported by noteholders representing a greater aggregate principal amount will prevail.

The cash proceeds of sales of, or collections on, any Collateral received upon the exercise of remedies, including pursuant to a bankruptcy proceeding, will be applied pursuant to the Collateral Documents in the following order of priority:

•	first, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the Collateral Agent (including to the extent advanced by any noteholder);

•	second, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the trustee, to the extent relating to their activities in connection with the Collateral Documents;

•	third, to the payment of principal under the senior notes, excluding any premium, interest, penalty or other amounts in respect thereof, on a pro rata basis and subject to the limitations provided below;

•	fourth, to the payment of accrued and unpaid interest under the senior notes;

•	fifth, to the payment of any other obligations under the senior notes; and

•	sixth, to the Company and its Restricted Subsidiaries or to whomever else may lawfully be entitled to receive such proceeds or as a court of competent jurisdiction may direct.

No appraisal of any of the Collateral has been prepared by or on behalf of the Company in connection with the issuance and sale of the senior notes or otherwise. There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Collateral Documents would be sufficient to satisfy payments due in respect of the senior notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. The exercise of remedies may be restricted or limited with respect to some or all of the Collateral. In addition, certain of the Collateral may be subject to additional legal or other restrictions that may inhibit or significantly delay its disposition. Accordingly, there can be no assurance that the Collateral can be disposed of in a short period of time, or at all. See “Risk Factors — Factors Relating to the Collateral.”

Note Guarantees

The senior notes will be guaranteed by each of the Company’s current and future Subsidiaries, other than Unrestricted Subsidiaries and Excluded Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. See “Risk Factors — Risks Relating to the Senior Notes and the Guarantees — You may not be able to enforce the guarantees of our subsidiaries under the senior notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture and appropriate documents satisfactory to the Trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company otherwise permitted by the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor owned by the Company and its subsidiaries to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company otherwise permitted by the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

Additional Notes

Subject to the covenants described below, the Company may issue notes under the indenture having the same terms in all respects as the senior notes except that interest will accrue on the additional notes from their date of issuance. The senior notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes.

However, additional notes that are treated as part of a single class under the indenture with the senior notes offered hereby may be treated as a separate issue for U.S. federal income tax purposes. In such case, if the additional notes are issued for an amount less than their stated principal amount, the additional notes may be considered to have been issued with original issue discount as defined in the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations issued thereunder. Because the additional notes may not be distinguishable from the senior notes issued hereby, the issuance of additional notes may affect the market value of the senior notes issued hereby.

Additional Interest

The Company and the Guarantors have agreed to cause a registration statement under the Securities Act to be declared effective for an offer to exchange the senior notes originally issued in December 2006 and January 2007 and the related guarantees for a new issue of registered senior notes and guarantees or registration of the senior notes and guarantees for resale, in each case identical in terms to the original senior notes and guarantees except for restriction on transfer. If the exchange offer is not completed or the resale registration statement is not effective on or before September 30, 2007, the Company will be required to pay additional interest on the outstanding senior notes equal to 0.50% per annum (the “Additional Interest”). This additional amount will be payable on the outstanding senior notes until the earlier of the completion of the exchange offer, the effectiveness of the registration statement or the outstanding senior notes becoming freely tradable under the Securities Act. See “Registration Rights.”

Optional Redemption

At any time prior to December 15, 2009, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of senior notes issued under the indenture at a redemption price of 111% of the principal amount, plus accrued and unpaid interest to the redemption date, using cash in an amount up to the amount of the net cash proceeds of a sale of common Equity Interests (other than Disqualified Stock) of the Company; provided that:

(1) at least 65% of the aggregate principal amount of senior notes originally issued under the indenture (excluding senior notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

At any time prior to December 15, 2010, the Company may also redeem all or a part of the senior notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of senior notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after December 15, 2010, the Company may redeem all or a part of the senior notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the senior notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below, subject to the rights of holders of senior notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2010	105.500%
2011	102.750%
2012 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the senior notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the senior notes. The Company may at any time and from time to time purchase senior notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of senior notes will have the right to require the Company to repurchase all or any part (equal to U.S.$100,000 or integral multiples of U.S.$1,000 above U.S.$100,000) of that holder’s senior notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of senior notes repurchased plus accrued and unpaid interest, if any, on the senior notes repurchased to the date of purchase, subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following the date on which a Change of Control occurs, the Company will mail, by first-class mail, a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase senior notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all senior notes or portions of senior notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior notes or portions of senior notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the senior notes properly accepted together with an officers’ certificate stating the aggregate principal amount of senior notes or portions of senior notes being purchased by the Company.

The paying agent will promptly mail to each holder of senior notes properly tendered the Change of Control Payment for such senior notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new senior secured note equal in principal amount to any unpurchased portion of the senior notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the senior notes to require that the Company repurchase or redeem the senior notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all senior notes properly tendered and not withdrawn under the Change of Control Offer or if a notice of redemption is given pursuant to the provisions under the caption “— Optional Redemption” and the redemption described therein is effected in accordance therewith.

If a Change of Control Offer is required to be made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the senior notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding senior notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder’s right to require the purchase of senior notes upon a Change of Control. Restrictions in the indenture described herein on the ability of the Company and the Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the senior notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes to require the Company to repurchase its senior notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Non-Collateral Asset Sales.  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) The Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of as determined in good faith by the Company’s Board of Directors (including as to the value of all non-cash considerations); and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash and is received at the time of such dispositions. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the senior notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement in which the transferee releases the Company or such Restricted Subsidiary from further liability; and

(c) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 30 days following the closing of such Asset Sale, to the extent of the cash received in that conversion; and

(d) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration previously received pursuant to this clause (d), not to exceed 1% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to permanently repay any Indebtedness, other than subordinated Indebtedness or any Indebtedness of a Subsidiary that is not a Guarantor and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; or

(3) to purchase long-term property or assets or make a capital expenditure used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Collateral Asset Sales.  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate a Collateral Asset Sale unless:

(a) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Collateral Asset Sale at least equal to the Fair Market Value of such Collateral;

(b) with respect to each such Collateral Asset Sale, the Company delivers an officers’ certificate to the trustee dated no more than 15 days prior to the date of consummation of the relevant Collateral Asset Sale, certifying that such sale complies with clauses (a) and (b) above;

(c) at least 75% of the consideration received for the Collateral sold by the Company or its Restricted Subsidiaries, as the case may be, shall be in the form of cash or Cash Equivalents received at the time of such Collateral Asset Sale; provided that any other consideration received for such Collateral shall constitute Collateral pursuant to appropriate Collateral Documents to which the owner thereof is a party; and

(d) the Net Proceeds therefrom shall be paid directly by the purchaser thereof to the Collateral Agent, as additional Collateral.

In the case of any Collateral Asset Sale, the Company, within 360 days from the date of consummation of a Collateral Asset Sale, may apply all of the Net Proceeds therefrom to purchase or otherwise invest in Replacement Collateral. Any such Net Proceeds not so applied will be applied to make an Asset Sale Offer in accordance with the terms described below under “— Asset Sale Offer”. In the case of a Collateral Asset Sale that represents all or substantially all of the Collateral, all of the Net Proceeds therefrom will be immediately applied to make an Asset Sale Offer in accordance with the terms described below under “— Asset Sale Offer”.

Events of Loss.  If the Company or a Restricted Subsidiary suffers an Event of Loss, the Net Proceeds therefrom will be paid directly by the party providing such Net Proceeds to the Collateral Agent, pursuant to the applicable Collateral Document, as additional Collateral. As any portion or all of the Net Proceeds from any such Event of Loss are received by the Collateral Agent, the Company may apply all of such amount or amounts, as received, together with all interest earned thereon, individually or in combination, (1) to purchase or otherwise invest in Replacement Collateral and (2) to restore the relevant Collateral. In the event that the Company elects to restore the relevant Collateral pursuant to the foregoing clause (2), within 180 days of receipt of such Net Proceeds from an Event of Loss, the Company will:

(1) give the trustee irrevocable written notice of such election, and

(2) enter into a binding commitment to restore such Collateral, a copy of which will be supplied to the trustee, and will have 360 days from the date of such binding commitment to complete such restoration, which will be carried out with due diligence. The Company will take such action, at its sole expense, as may be required to ensure that the Collateral Agent has, from the date of such purchase or investment, a first ranking Lien on such Replacement Collateral.

Any such Net Proceeds that the Company does not elect to apply within such 180 period or does not actually apply within such 360 day period will be applied to make an Asset Sale Offer in accordance with the terms described below under “— Asset Sale Offer”.

Replacement Collateral.  Under the terms of the indenture, in the event that the Company decides pursuant to the foregoing provisions to apply any portion of the Net Proceeds from a Collateral Asset Sale or an Event of Loss to purchase or otherwise invest in Replacement Collateral:

(1) the Company will deliver an officers’ certificate to the trustee dated no more than 30 days prior to the date of consummation of the relevant investment in Replacement Collateral, certifying that the purchase price for the amount of the investment in Replacement Collateral does not exceed the Fair Market Value of such Replacement Collateral;

(2) the Company will deliver an officers’ certificate to the Collateral Agent and the trustee certifying compliance with the provisions of the indenture and the Permitted Secured Obligations and requesting the release of such certified purchase price to the Company (or the applicable Restricted Subsidiary), free of the Lien of the Collateral Documents; and

(3) the Company will take such actions, at its sole expense, as may be required to permit the Collateral Agent, pursuant to the applicable Collateral Document, to release such Net Proceeds, together with any interest thereon, from the Lien of the applicable Collateral Document and to ensure that the Collateral Agent has, from the date of such purchase or investment, a first-priority Lien on such Replacement Collateral pursuant to appropriate Collateral Documents.

Notwithstanding anything to the contrary in the foregoing, pending application of such consideration to acquire Replacement Collateral or restore the relevant Collateral in an Event of Loss, any consideration received in connection with a Collateral Asset Sale, an Event of Loss or an investment in Replacement Collateral shall be paid directly by the purchaser thereof to the Collateral Agent or otherwise constitute Collateral subject to a first-priority lien in form and substance satisfactory to the Collateral Agent.

Asset Sales Offer.  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds U.S.$5.0 million, within five days thereof, the Company will be required to make an Asset Sale Offer to all holders of senior notes and all holders of other Indebtedness that is pari passu with the senior notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of senior notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at the offer price specified in the next sentence. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of senior notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the senior notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of senior notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of senior notes of their right to require the Company to repurchase the senior notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to, for example, the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited under other agreements from purchasing senior notes, the Company could seek the consent of its senior lenders under such other agreements to the purchase of senior notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing senior notes. In that case, the Company’s failure to purchase tendered senior notes would constitute an Event of Default under the indenture. Finally, the Company’s ability to pay cash to the holders of senior notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — Risks Relating to the Senior Notes and the Guarantees — We may not be able to finance the repurchase of all of the senior notes should there be a change of control offer.”

Selection and Notice

If less than all of the senior notes are to be redeemed, selection of the senior notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which the senior notes are listed, or if the senior notes are not listed on a securities exchange, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. We will redeem senior notes of U.S.$100,000 or less in whole and not in part.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each holder of senior notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the senior notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any senior secured note is to be redeemed in part only, the notice of redemption that relates to that senior secured note will state the portion of the principal amount of that senior secured note that is to be redeemed. A new senior secured note in principal amount equal to the unredeemed portion of the original senior secured note will be issued in the name of the holder of senior notes upon cancellation of the original senior secured note. Senior secured notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on senior notes or portions of senior notes called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests (a) of the Company or any direct or indirect parent of the Company or (b) of any Restricted Subsidiary held by an Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(3) make any payment on or with respect to, or purchase, redeem, defease, prepay, decrease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated in right of payment to the senior notes or the applicable Guarantee, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter period, have been permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of the amount of such deficit) accrued on a cumulative basis; plus

(b) 100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold or issued to a Subsidiary of the Company or Equity Interests of the Company sold or issued pursuant to irrevocable commitments made prior to the date of the indenture); plus

(c) to the extent that one or more Restricted Investments that were made after the date of the indenture is pursuant to this first paragraph are sold for cash or otherwise liquidated or repaid for cash or otherwise results in a return on such Investments in cash, through dividends, interest, distributions or otherwise, the lesser of (i) the cash return of capital with respect to all such Restricted Investments (less the cost of disposition, if any) and (ii) the initial amount of all such Restricted Investments, in each case taken as a whole; plus

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture, provided, however, that the foregoing sum shall not exceed, in the case of any such Unrestricted Subsidiary, the amount of Restricted Investments previously made (and treated as a Restricted Payment under this clause (3)) by the Company or any Restricted Subsidiary in such Person.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) (i) to the extent required by law, or by the by-laws of any Restricted Subsidiary in effect on the date of the indenture, or (ii) so long as no Default has occurred and is continuing or would be caused thereby and, in the case of this clause (ii), provided that no intercompany notes are outstanding pursuant to clause (1) of the definition of “Permitted Investments,” the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Leverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional shares of Capital Stock; and

(7) other Restricted Payments in an amount not to exceed U.S.$12.5 million since the date of the indenture.

The amount of all Restricted Payments (other than cash and Indebtedness) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the Fair Market Value exceeds U.S.$6.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Leverage Ratio, as of the Calculation Date, would have been no greater than (a) 4.25 to 1 in the case of any incurrence or issuance on or before December 31, 2007, (b) 4.00 to 1 in the case of any incurrence or issuance on or after January 1, 2008 and on or before December 31, 2009 and (c) 3.50 to 1 in the case of any incurrence or issuance on or after January 1, 2010, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, as of the Calculation Date.

The first paragraph of this covenant will not prohibit, so long as no Default or Event of Default has occurred and is continuing, the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by the senior notes (other than additional notes) and the related Note Guarantees to be issued on the date of the indenture (including the additional notes);

(3) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price (whether in an asset acquisition or acquisition of Equity Interests) or cost of design, construction, installation or improvement of property, plant or equipment used in the Permitted Business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), not to exceed U.S.$10.0 million at any time outstanding;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), or (3) of this paragraph;

(5) the incurrence by the Company or any of its Wholly-Owned Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the senior notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the issuance by any of the Company’s Wholly-Owned Restricted Subsidiaries to the Company or to any of its Wholly-Owned Restricted Subsidiaries that is a Guarantor of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor;

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor, and

(c) will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of managing the Company’s (or any Restricted Subsidiary’s) exposure to fluctuations in interest rates with respect to Indebtedness permitted to be Incurred by the Company pursuant to the indenture or protecting the Company (or its Restricted Subsidiaries) against currency fluctuations in the ordinary course of business and not for speculative purposes;

(8) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the senior notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(10) the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred by the Company or any Restricted Subsidiary securing the performance of contractual, franchise, concession or license obligations of the Company or a Restricted Subsidiary;

(11) Attributable Debt with Respect to a Sale and Leaseback Transaction to the extent such Sale and Leaseback Transaction complies with the provisions under “— Sale and Leaseback Transactions”;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(13) Indebtedness of the Company, to the extent the net proceeds thereof in their entirety are (i) used solely to purchase senior notes tendered in a Change of Control Offer or (ii) concurrently deposited to defease the senior notes as described under “— Satisfaction and Discharge”;

(14) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations in supply agreements, in each case in the ordinary course of business; and

(15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), but excluding the indebtedness permitted by clauses (1) through (14), not to exceed U.S.$10.0 million.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the senior notes and the applicable Note Guarantee on substantially identical terms.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the reclassification of accounts payable as Indebtedness, and the payment of dividends on Disqualified Stock or preferred stock of Restricted Subsidiaries in the form of additional shares of the same class of Disqualified Stock or preferred stock of Restricted Subsidiaries will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock of Restricted Subsidiaries for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate determined as the average daily observed currency exchange rates reported by the Federal Reserve Bank of New York for the trailing 30 calendar day period, including the date of incurrence, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated calculated based on the relevant currency exchange rates as calculated in the first sentence of this paragraph.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset or property of any character now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries or any proceeds, income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets unless:

(1) the Company or the Restricted Subsidiary, as applicable, would be entitled to:

(a) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b) create a Lien on such property or assets securing such Attributable Debt pursuant to the covenant described under the caption “— Liens”;

in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions, and

(2) the Company complies with the covenant described under the caption “— Asset Sales” in respect of such transaction.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries;

(3) pay any Indebtedness owed to the Company or any Restricted Subsidiary; or

(4) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the senior notes and the Note Guarantees;

(3) applicable law, rule, regulation or order or the applicable by-laws of the Company or any of its Restricted Subsidiaries as in effect on the date of the indenture;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the preceding paragraph;

(7) any agreement for the sale or other disposition of all or substantially all the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) customary provisions relating to assets or properties in which the Company has Investments in joint ventures, provided that the Company was allowed to make such Investment pursuant to the other terms of the indenture; and

(11) customary provisions existing in the documentation governing any Permitted Securitization.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company:

(1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary); and

(2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly-Owned Restricted Subsidiary), unless:

(a) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;

(b) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under “— Restricted Payments” if made on the date of such issuance, sale or other disposition; or

(c) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would continue to constitute a Restricted Subsidiary and the Company or such Restricted Subsidiary applies the Net Proceeds of any such sale in accordance with the “— Asset Sales” covenant.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate, merge or reorganize with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Mexico, a member of the European Union or the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the senior notes and the indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period, (x) be permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) have a Leverage Ratio equal to or higher than immediately prior to such transaction; and

(5) the Company shall have delivered to the Trustee an officers’ certificate and opinions of counsel in the relevant jurisdictions, each stating, in form and substance reasonably satisfactory to the Trustee, that such consolidation, merger or transfer and the agreements referred to in clause (2) of this paragraph comply with the indenture (provided that such opinions of counsel may assume, among other things, the satisfaction of all financial ratios in connection with such transaction).

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend or permit to exist any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$1.0 million, (i) the terms of the Affiliate Transaction are set forth in writing; (ii) a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that such Affiliate Transaction complies with this covenant and have approved such Affiliate Transaction; and (iii) the Company delivers to the Trustee a resolution of the Board of Directors of the Company set forth in an officers’ evidencing the fulfillment of the condition set out in clause (2)(a)(ii); and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$6.0 million, in addition to the conditions set out in clause (2)(a), the Company delivers to the trustee a written opinion to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries issued by an investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any reasonable and customary employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries and approved by the Board of Directors;

(2) transactions exclusively between or among the Company and/or any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

(3) payment of reasonable directors’ fees to directors of the Company and its Restricted Subsidiaries who are not otherwise Affiliates of the Company as determined in good faith by the Company’s Board of Directors;

(4) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(5) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(6) loans or advances to employees in the ordinary course of business and in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed U.S.$500,000 in the aggregate at any time outstanding;

(7) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person and no Affiliate of the Company (other than a Restricted Subsidiary thereof) owns any Equity Interests in, or controls, such Person except through their ownership of the Company; and

(8) customary and reasonable transactions in connection with a Permitted Securitization, including Standard Securitization Undertakings.

No Impairment of Security Interests

Neither the Company nor any of its Restricted Subsidiaries will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the trustee and the holders of the senior notes, including the failure to obtain any required approval or any material defect in the creation, perfection or first-priority status of any Lien granted pursuant to the Collateral Documents. The Company will cause the Restricted Subsidiaries to comply with its obligations under the Collateral Documents. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the holders of the senior notes in any material respect, except as described above under “— Security” or as permitted under “— Amendment, Supplement and Waiver.”

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage, directly or indirectly, in any business other than Permitted Businesses.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the date of the indenture, then that newly acquired or created Subsidiary will become a Guarantor and execute and deliver to the Trustee a supplemental indenture and deliver an opinion of counsel in form and substance satisfactory to the Trustee pursuant to which such Subsidiary will unconditionally and irrevocably guarantee the Company’s obligations under the senior notes within 10 Business Days of the date on which it was acquired or created provided that any Subsidiary that is designated as an Unrestricted Subsidiary need not become a Guarantor until five Business Days after as it ceases to be an Unrestricted Subsidiary.

On or prior to January 1, 2009, the Company will cause each Excluded Subsidiary (to the extent such Excluded Subsidiary is a Subsidiary on the date thereof) to become a Guarantor and to execute and deliver to the Trustee a supplemental indenture and deliver an opinion of counsel in form and substance satisfactory to the Trustee pursuant to which such Subsidiary will unconditionally and irrevocably guarantee the Company’s obligations under the senior notes. So long as any Excluded Subsidiary is not a Guarantor, the Company will not permit such Excluded Subsidiary to incur any Indebtedness (other than as otherwise constitutes Permitted Debt under “— Incurrence of Indebtedness and Issuance of Preferred Stock”).

The Company agrees to register such additional guarantees pursuant to the Securities Act.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” and, if such Indebtedness is being permitted pursuant to the first paragraph of such covenant, the Leverage Ratio being calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter Reference Period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any senior notes are outstanding, the Company will furnish to the holders of senior notes or cause the Trustee to furnish to the holders of senior notes, within 180 days following the end of each fiscal year and 60 days following the end of each successive fiscal quarter, as the case may be (or, if shorter, within the time periods (included extensions thereof) specified in the SEC’s rules and regulations), all quarterly and annual financial information that would be required to be contained in a filing with the SEC on (1) Form 6-K (provided that the Company shall be deemed to be required to file (a) such Forms for each of the first three fiscal quarters for each fiscal year (including quarterly financial statements) and (b) the information required to be filed with the SEC on Form 8-K, if applicable, for changes in control, acquisition or disposition of assets, bankruptcy or receivership and changes in the Company’s certifying accountants) and (2) Form 20-F as if the Company were required to file such Forms, including an “Operating Results and Condition” disclosure section and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants and, with respect to quarterly information, a review of the quarterly financial statements by the Company’s certified independent accountants.

Whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to the holders, securities analysts and prospective investors upon request.

The Company will make the information and reports available to securities analysts and prospective investors upon request. For so long as the senior notes are listed on the Euro MTF, the alternative market of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the above information will also be made available in Luxembourg through the offices of Deutsche Bank Luxembourg S.A., the Luxembourg listing agent.

In addition, the Company shall furnish to the holders of the senior notes and to prospective investors, upon the requests of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the senior notes are not freely transferable under the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will deliver to the Trustee: (1) within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the indenture or, if there has been a Default or Event of Default, specifying the Default or Event of Default and its nature and status; and (2) as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an officers’ certificate setting forth the details of the Default or Event of Default, and the action which the Company proposes to take with respect thereto.

Enforceability of Judgments

Since the Company is organized under the laws of Mexico and the Subsidiaries of the Company may be incorporated in various non-U.S. jurisdictions, including Mexico, and all of their directors and substantially all of their officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of the Company’s and Subsidiaries’ assets are, located outside the United States, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against the Company or the Subsidiaries in U.S. courts judgments predicated upon civil liability provisions of the US. federal or state securities laws. See “Enforceability of Civil Liabilities.”

An obligation denominated in a currency other than Mexican currency which is payable in Mexico may be satisfied through the payment of Mexican currency at the rate of exchange determined and published by Banco de México (the Bank of Mexico), or the Central Bank, in effect on the date such payment occurs. Pursuant to the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), in the event that proceedings are brought in Mexico seeking to enforce the obligations of the Company and/or each of the Subsidiaries under the senior notes, the Company or any Subsidiaries would not be required to discharge such obligations in Mexico in a currency other than Mexican currency, and any difference resulting from the conversion of such Mexican currency into U.S. dollars may not be claimed from or enforced against us. The exchange currency rate is currently determined by the Central Bank every business banking day in Mexico, published the second following business banking day in the Official Gazette of the Federation.

Luxembourg Listing

Application has been made to list the new senior notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange; however, the senior notes are not yet listed and the Company cannot assure the holders of the senior notes that they will be accepted for listing. Following the issuance of the senior secured notes, the Company will use its best efforts to obtain and maintain listing of the senior notes on the Euro MTF; provided, however, that if the Company is unable to list the senior notes on the Euro MTF, or if the Company is unable maintain its listing on the Euro MTF, it will prior to the delisting of the senior notes, list and maintain a listing of the senior notes on another internationally recognized stock exchange. In the event that a Restricted Subsidiary provides a Guarantee or is released from its obligations under a Guarantee at a time when the senior notes are listed on the Euro MTF, the Company will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of the granting or release of such Restricted Subsidiary Guarantee in the d’Wort, send a copy of such notice to the Luxembourg Stock Exchange and, in the case of the granting of a new Restricted Subsidiary Guarantee, deposit a copy of the Restricted Subsidiary Guarantee with the Luxembourg Stock Exchange and the Luxembourg sub-paying agent.

Luxembourg Listing Agent, Luxembourg Sub-Paying Agent and Luxembourg Transfer Agent

Deutsche Bank Luxembourg S.A., is the Luxembourg listing agent, the Luxembourg sub-paying agent and Luxembourg transfer agent in respect of the senior notes. The Company will maintain such agencies so long as the senior notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by the Company or the Guarantors under or in connection with the senior notes, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Company or the Guarantors or otherwise) by any holder of a senior secured note in respect of any sum expressed to be due to it from the Company or the Guarantors shall constitute a discharge to the Company or the Guarantors only to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any senior secured note, the Company or the Guarantors shall indemnify the recipient against any loss sustained by it as a result. In any event, the Company or the Guarantors shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of a senior secured note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received or recovered in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the Company or the Guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a senior secured note and shall constitute in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any senior secured note.

Additional Amounts

All payments under or in respect of the senior notes or any Note Guarantee shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges (including penalties, interest and additions related thereto) (collectively, “Taxes”) of whatever nature imposed, levied, collected, withheld or assessed unless such withholding or deduction is required by law. In the event of any such withholding or deduction imposed or levied by a Tax Jurisdiction (as defined below) is required to be made from any payments under or with respect to the senior notes or any Note Guarantee, the Company or the relevant Guarantor, as applicable, shall pay to holders of the senior notes such additional amounts (“Additional Amounts”) as will result in the net payment to such holder (including Additional

Amounts) of the amount that would otherwise have been receivable by such holder in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable with respect to:

(a) any Taxes that would not have been so withheld or deducted but for the holder or beneficial owner of the senior notes having a present or former connection to the relevant Tax Jurisdiction (including having a permanent establishment in such Tax Jurisdiction, being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed) other than the mere receipt of payments in respect of the senior notes or any Note Guarantee, the mere holding or ownership of such senior secured note or beneficial interest in the senior secured note or the exercise of any rights under the senior notes, the indenture or the registration rights agreement;

(b) where presentation is required for payment on a senior secured note, any Taxes that would not have been so withheld or deducted if the senior secured note had been presented for payment within 30 days after the Relevant Date (as defined below), except to the extent that the holder would have been entitled to Additional Amounts had the senior secured note been presented any day during such 30 day period and there were no additional withholdings or deductions as a result of such late presentment;

(c) any Taxes that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the senior secured note or any payment in respect of such senior secured note, after written request made to that holder or beneficial owner at least 60 days before any such withholding or deduction would be payable, by the Company or the relevant Guarantor, the Trustee or the paying agent, as applicable, to comply with any certification, identification, information, documentation or other similar reporting requirement concerning its nationality, residence, identity or connection with the relevant Tax Jurisdiction, which is required or imposed by a statute, regulation or administrative practice of the relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

(d) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes imposed with respect to any senior secured note;

(e) any Taxes payable other than by withholding or deduction;

(f) any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income (the “Directive”) implementing the conclusions of the European Counsel of Economic and Finance Ministers (ECOFIN) meeting on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(g) any Taxes imposed in connection with a senior secured note presented for payment by or on behalf of a holder or beneficial owner thereof who would have been able to avoid such tax by presenting the relevant senior secured note to another paying agent; or

(h) any combination of (a) through (g) above.

Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in clauses (c) and (h) above shall not apply if (i) the provision of information, documentation or other evidence described in such clauses (c) and (h) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a senior secured note (taking into account any relevant differences between U.S. and Mexican law rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8, W-8BEN and W-9) or (ii) Rule 3.23.8 issued by the Ministry of Finance and Public Credit on April 28, 2006 or a substantially similar successor of such rule is in effect, unless the provision of the information, documentation or other evidence described in clauses (c) and (h) is expressly required by statute, regulation, rule, ruling or administrative practice in order to apply Rule 3.23.8 (or a substantially similar successor of such rule), the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.23.8 (or such successor of such rule). In addition, such clauses (c) and (d) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or another holder register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

If the Directive imposes taxes upon senior notes presented for payment, the Company will use commercially reasonable efforts to maintain a paying agent with a specified office in a Member State of the European Union that will not be obligated to withhold or deduct tax pursuant to the Directive or any law implementing or complying with, or introduced in order to conform to, the Directive.

“Tax Jurisdiction” means (1) Mexico or any political subdivision thereof or any authority therein or thereof having the power to tax, (2) any jurisdiction in which the Company or any Guarantor (including any successor entity) is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein having the power to tax or (3) any jurisdiction by or through which payment is made.

“Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received in New York City, New York by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders of the senior notes in accordance with the indenture.

References to principal, interest or any other amount payable on or in respect of any senior secured note shall be deemed also to refer to any Additional Amounts which may be payable as set forth in the indenture or in the senior notes to the extent that Additional Amounts are, were or would be payable in respect thereof.

At least ten Business Days prior to the first interest payment date (and at least ten Business Days prior to each succeeding interest payment date if there has been any change with respect to the matters set forth in the below-mentioned officers’ certificate), the Company or the relevant Guarantor, as applicable, will furnish to the Trustee and the paying agent an officers’ certificate instructing the Trustee and the paying agent whether payments of principal of or interest on the senior notes due on such interest payment date shall be without deduction or withholding for or on account of any Taxes by the Tax Jurisdictions (other than the jurisdiction where the Trustee is located or organized). If any such deduction or withholding shall be required, at least 20 days prior to such interest payment date (unless the obligation to pay Additional Amounts arises after the 20th day prior to the payment date, in which case the Company or the relevant Guarantor shall notify the Trustee and the paying agent promptly thereafter), the Company, or the relevant Guarantor, as applicable, will furnish the Trustee and the paying agent with an officers’ certificate that specifies the amount, if any, required to be withheld on such payment to holders of the senior notes. If the Company or any Guarantor is obligated to pay Additional Amounts with respect to such payment, the officers’ certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to the holders on the relevant payment date. For these purposes, any officers’ certificate required by the indenture to be provided to the Trustee and any paying agent shall be deemed to be duly provided if telecopied to the Trustee and such paying agent.

The Company or the relevant Guarantor, as applicable, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the relevant Guarantor, as applicable, will obtain official receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld, or, if such receipts are not obtainable, such other documentation reasonably acceptable to the Trustee. The Company, or the relevant Guarantor, as applicable, shall furnish to the trustee the official receipts (or a certified copy of the official receipts or other such documentation, as applicable) evidencing payment of Taxes. The Company or the relevant Guarantor, as applicable, will attach to each certified copy or other such documentation, as applicable, a certificate stating (x) that the amount of such Tax evidenced by the certified copy was paid in connection with payments under or with respect to the senior notes then outstanding upon which such Taxes were due and (y) the amount of such withholding tax paid per U.S.$1,000 of principal amount of the senior notes. Copies of such receipts or other such documentation, as applicable, shall be made available to holders of the senior notes upon request.

The Company and the relevant Guarantor, as applicable, shall promptly pay when due, and indemnify the holder for, any present or future stamp, issue, registration, court and/or documentary taxes, and/or any other excise taxes, similar charges or similar levies imposed by the Tax Jurisdictions on the execution, delivery, registration or enforcement of any of the senior notes, the indenture, any Guarantee or any other document or instrument referred to herein or therein.

The Company will indemnify and hold harmless each holder of senior notes and, upon written request of any holder of senior notes, reimburse each such holder, for the amount of:

(1) any Taxes (other than Taxes excluded under clauses (a) through (h)) levied or imposed and paid by such holder as a result of payments made on or with respect to the senior notes; provided that reasonable supporting documentation is provided; and

(2) any Taxes (other than Taxes excluded under clauses (a) through (h)) levied or imposed with respect to any reimbursement under the foregoing clause (1), so that the net amount received by such holder after such reimbursement will not be less than the net amount the holder would have received if Taxes (other than Taxes excluded under clauses (a) through (h)) on such reimbursement had not been imposed.

Any payments made pursuant to the preceding sentence will be treated as Additional Amounts for all relevant purposes.

Optional Tax Redemption

The senior notes may be redeemed at the Company’s election, as a whole, but not in part, by the giving notice as provided in the indenture, at a price equal to the outstanding principal amount thereof, together with the related accrued and unpaid interest any Additional Amounts then due and that will become due on the Redemption Date as a result of the redemption or otherwise and accrued and unpaid interest to the Redemption Date, if (1) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the relevant Tax Jurisdiction, or any change in the official application, administration or interpretation of such laws, regulations or rulings in the relevant Tax Jurisdiction, the Company has or will become obligated to pay any Additional Amounts on the senior notes in excess of the Additional Amounts the Company would be obligated to pay if payments made on the senior notes were subject to withholding or deduction of Mexican taxes at a rate of 4.9 percent (“Excessive Additional Amounts”), (2) such change or amendment is announced on or after Closing Date (or, if the relevant Tax Jurisdiction has changed since the date of the indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the indenture), (3) such obligation would have arisen absent a further issuance of the senior notes pursuant to the indenture; and (4) and such obligation cannot be avoided by the Company taking reasonable measures available to it (including, without limitation, changing the jurisdiction from or through which payments are made); provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obliged to pay such Excess Additional Amounts. Prior to the giving of any notice of redemption of the senior notes pursuant to the foregoing, the Company will deliver to the Trustee (1) an officers’ certificate stating that the conditions precedent to the right of the Company to so redeem have occurred and that the obligation to pay Excess Additional Amounts cannot be avoided by the Company by taking commercially reasonable measures available to it, and (2) a written opinion of independent legal counsel of recognized standing in the relevant Tax Jurisdiction to the effect that the Company has become obligated to pay Excess Additional Amounts as a result of a change or amendment described above.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest (including any Additional Interest) or any Additional Amounts on the senior notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the senior notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the senior notes then outstanding voting as a single class to comply with any of the other covenants or agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates U.S.$5.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of U.S.$5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any authorized Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee, or any Collateral Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect; and

(8) certain events of bankruptcy, reorganization, concurso mercantil, insolvency or similar laws of Mexico, the U.S. or any other jurisdiction described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding senior notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior notes may declare all the senior notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding senior notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the senior notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any or a default pursuant to clause (5) or (6) above.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of senior notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a senior secured note may pursue any remedy with respect to the indenture or the senior notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding senior notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding senior notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding senior notes by notice to the Trustee may, on behalf of the holders of all of the senior notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the senior notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default under the indenture governing the senior notes the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the senior notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior notes by accepting a senior secured note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding senior notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding senior notes to receive payments in respect of the principal of, or interest or premium, if any and any Additional Amounts that may be due and payable, if any on such senior notes when such payments are due from the trust referred to below;

(2) The Company’s obligations with respect to the senior notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the senior notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the senior notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any and any Additional Amount that may be due and payable, if any on the outstanding senior notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the senior notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding senior notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding senior notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) the Company must deliver to the Trustee an opinion of counsel in Mexico to the effect that (A) the holders of the outstanding senior notes will not recognize income, gain or loss for Mexican Tax purposes as a result of such deposit and defeasance and will be subject to Mexican Taxes, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (B) payments from the defeasance trust will be made free and clear of, and without withholding or deduction for or on account of any present or future Taxes imposed, levied, collected, withheld or assessed by Mexico or any political subdivision or governmental authority thereof or therein having power to Tax;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) 123 days pass after the deposit is made and during the 123-day period no Event of Default under clause (8) under the caption “— Events of Default and Remedies” occurs;

(7) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(8) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of senior notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(9) the Company must deliver to the Trustee and opinion of counsel in the United States and Mexico to the effect that on the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(10) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the senior notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the senior notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the senior notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding senior notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior notes).

Without the consent of each holder of senior notes affected, an amendment, supplement or waiver may not (with respect to any senior notes held by a non-consenting holder):

(1) reduce the principal amount of senior notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any senior secured note or alter the provisions with respect to the redemption of the senior notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest or Additional Interest, on any senior secured note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the senior notes (except a rescission of acceleration of the senior notes by the holders of at least a majority in aggregate principal amount of the then outstanding senior notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any senior secured note payable in money other than that stated in the senior notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of senior notes to receive payments of principal of, or interest or premium, if any, on, the senior notes;

(7) waive a redemption payment with respect to any senior secured note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) make any change in the ranking or priority of any senior secured note that would adversely affect the noteholders;

(10) impair the right of any holder of the senior notes to receive payment of principal of and interest on such holder’s senior notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s senior notes;

(11) make any change in the provisions of the indenture described under “— Additional Amounts” or “— Optional Tax Redemption” that adversely affects the rights of any holder or amend the terms of the senior notes or the indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder or would otherwise adversely affect any noteholder for United States or Mexican tax purposes;

(12) make any change in the provisions of the Collateral Documents that would adversely affect the holders of the senior notes; or

(13) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of senior notes, the Company, the Guarantors and the Trustee may amend or supplement the indenture, the senior notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated senior notes in addition to or in place of certificated senior notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of senior notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of senior notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to allow any Guarantor to execute a supplemental indenture and /or a Note Guarantee with respect to the senior notes;

(7) conform the text of the indenture to any provisions of this “Description of Notes” to the extent that a portion of this description of senior notes was intended to be a verbatim recitation of the indenture or the senior notes;

(8) provide for the issuance of additional notes under the indenture to the extent otherwise so permitted under the terms of the indenture; or

(9) evidence and provide for the acceptance of appointment by a successor trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest and any Additional Amounts that may be due and payable, if any, to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the Redemption Date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

For so long as any senior notes remain outstanding and have not been exchanged in a transaction registered with the SEC, the Company will make available to any noteholder or beneficial owner of an interest in the senior notes, or to any prospective purchasers designated by such noteholder or beneficial owner, upon request of such noteholder or beneficial owner, and in addition to the information referred to under “— Reports” above, the information required to be delivered under paragraph (d)(4) of Rule 144A unless, at the time of such request the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Book-Entry System; Delivery and Form

Except as set forth below, the senior notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The new senior secuired notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System, or “Euroclear” and Clearstream Banking, S.A., or “Clearstream”), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Note who are Participants may hold their interests therein directly through DTC. Investors in the Global Note who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of senior notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the Trustee will treat the Persons in whose names the senior notes, including the Global Notes, are registered as the owners of the senior notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the senior notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of senior notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the senior notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to any applicable transfer restrictions, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the senior notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of senior notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the senior notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the senior notes, DTC reserves the right to exchange the Global Notes for legended senior notes in certificated form, and to distribute such senior notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the senior notes in certificated form; or

(3) there has occurred and is continuing an Event of Default with respect to the senior notes.

Beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC or any successor depositary in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC or any successor depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such securities.

Same Day Settlement and Payment

The Company will make payments in respect of the senior notes represented by the Global Notes (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

The senior notes represented by the Global Notes are expected to be eligible to trade in The PORTALsm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such senior notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Under Mexican monetary law (Ley Monetaria de los Estados Unidos Mexicanos), in the event that proceedings were brought in Mexico seeking to enforce our obligations under the senior notes in Mexico, the Company would not be required to discharge such obligations in Mexico in a currency other than Mexican currency. According to such law, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in pesos at the rate of exchange in effect on the date and in the place payment occurs. Such rate is currently determined by the Mexican Central Bank (Banco de México) every business banking day in Mexico and published the following business banking day in the Official Gazette of the Federation (Diario Oficial de la Federación).

Consent to Jurisdiction and Service

Each of the Company and the Guarantors will appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 as its agent for actions brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person, and shall include adoptive relationships. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a

Person, or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable), will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any senior secured note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the senior secured note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the senior secured note on December 15, 2010, (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the senior secured note through December 15, 2010, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the senior secured note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (including a Sale and Leaseback Transaction) of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value at the time of such transaction of less than U.S.$1.0 million;

(2) a transfer of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) for purposes of “— Repurchase at the Option of Holders — Asset Sales,” the sale or other disposition of cash or Cash Equivalents;

(6) for purposes of “— Repurchase at the Option of Holders — Asset Sales,” a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7) the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof, or the disposition of assets in connection with a foreclosure or transfer in lieu of a foreclosure or other exercise of remedial action;

(8) any exchange of like property similar to (but not limited to) those allowable under Section 1031 of the Internal Revenue Code; or

(9) grants of licenses to use the Company’s or any Restricted Subsidiary’s trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the senior notes.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday, or a day on which commercial banking institutions in The City of New York or Mexico City are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Mexican GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation (however designated) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Mexican pesos;

(2) securities issued or directly and fully guaranteed or insured by the United States or Mexican government or any agency or instrumentality of the United States or Mexican government (provided that the full faith and credit of the United States or Mexico is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) demand deposits, time deposits, certificates of deposit or Eurodollar deposits with a maturity of 365 days or less from the date of acquisition of any financial institution which at the date of acquisition has outstanding indebtedness rated at least “A−” by S&P or at least A3 by Moody’s (or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists because neither of the foregoing then rates obligations of the type described in this clause, the equivalent of such rating by any other United States nationally recognized securities rating agency);

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6) Mexican Peso deposits, with maturities of not more than 12 months from the date of acquisition, in any bank or financial institution incorporated under the laws of Mexico with total assets exceeding the equivalent of U.S.$350 million; provided that the aggregate principal amount of any such deposits in banks described in this clause shall not exceed the equivalent of U.S.$20.0 million at any time outstanding;

(7) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by Mexico and backed by the full faith and credit of Mexico maturing within one year from the date of acquisition, in each case entered into with any of the Mexican banks specified in the preceding clause (6); provided that such agreement with banks described in subclause (6)(B) shall be deemed a deposit for purposes of the U.S.$20.0 million limit in such subclause; and

(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person, if any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the Permitted Holders is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the senior notes.

“Collateral” has the meaning set forth under “Security — General.”

“Collateral Agent” has the meaning set forth under “Security — General.”

“Collateral Asset Sale” means any Asset Sale (provided however that any exchange of assets under clause 8 of the definition of Asset Sales shall only be for new assets that immediately thereof constitute Collateral and have been pledged and perfected on a first-priority basis on the date of exchange) of any Collateral, or a series of related Asset Sales by the Company or any of its Subsidiaries involving the Collateral, other than (i) the sale for Fair Market Value of machinery, equipment, furniture or implements or other similar property that may be defective or may have become worn out or obsolete or no longer used or useful in the operations of the Company or (ii) sales of inventory in the ordinary course of business. A Collateral Asset Sale will not include an Event of Loss.

“Collateral Documents” has the meaning set forth under “Security — General.”

“Collateral Permitted Liens” means any of the following:

(1) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by Mexican GAAP has been made in respect thereof;

(2) Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with Mexican GAAP shall have been made therefor;

(3) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(6) Liens existing on the Issue Date;

(7) zoning restrictions, licenses, easements, servitudes, rights of way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions not interfering in any material respect with the ordinary operation of any Collateral or materially and adversely affecting the value of the Collateral; and

(8) Liens created pursuant to the Collateral Documents, including Liens thereon securing the senior notes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations or to leases constituting a part of Sale and Leaseback Transactions;

(2) amortization of debt discount;

(3) amortization of debt issuance costs;

(4) capitalized interest;

(5) non-cash interest expense;

(6) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(7) net payments pursuant to Hedging Obligations but excluding realized and unrealized foreign exchange gains and losses with respect to Hedging Obligations and unrealized gains and losses associated with interest rate Hedging Obligations in each case in accordance with Mexican GAAP; and

(8) the product of (a) dividends paid or accrued in respect to Disqualified Stock of the Company or in respect of preferred stock of any Restricted Subsidiary, in either case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined tax rate of such Person, expressed as decimal, in each case, on a consolidated basis and in accordance with Mexican GAAP.

“Consolidated Net Income” means, for any period, the aggregate amount of net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with Mexican GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is redeemable at the option of the holder of the Capital Stock, in whole or in part, or (3) is convertible or exchangeable for Indebtedness or Disqualified Stock; in each case on or prior to the first anniversary of the Stated Maturity of the senior notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the senior notes and described under “— Repurchase at the Option of Holders” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”; (B) any such requirement only becomes operative after compliance with such terms applicable to the senior notes, including the purchase of any senior notes tendered pursuant thereto and (C) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1) Consolidated Interest Expense, to the extent deducted in calculating Consolidated Net Income, plus

(2) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with Mexican GAAP:

(a) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary and non-recurring gains or losses;

(b) depreciation, amortization (including amortization of intangibles and amortization of pre-operating expenses capitalized in accordance with Mexican GAAP but excluding amortization of prepaid cash expenses that were paid in a prior period) and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income; and

(c) all non-cash compensation expense arising out of the issuance of Equity Interests issued to directors, officers or employees of the Company or any of its Restricted Subsidiaries;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means (i) the loss of, destruction of, or damage to any Collateral, (ii) the condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise of any Collateral or (iii) any consensual settlement in lieu of any event listed in clause (ii), in each case whether in a single event or a series of related events, that results in Net Proceeds from all sources in excess of $1.0 million.

“Excluded Subsidiaries” means Telereunión, S.A. de C.V., Telscape de México, S.A. de C.V. and Sierra USA Communications, Inc.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full fault and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) Maxcom Servicios Administrativos, S.A. de C.V.,

(2) Outsourcing Operadora de Personal, S.A. de C.V.,

(3) TECBTC Estrategias de Promoción, S.A. de C.V. (formerly “Técnicos Especializados en Telecomunicaciones, S.A. de C.V.”),

(4) Corporativo en Telecomunicaciones, S.A. de C.V.,

(5) Maxcom SF, S.A. de C.V.,

(6) Maxcom TV, S.A. de C.V.,

(7) Maxcom USA, Inc.,

(8) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture, and

(9) and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) Attributable Debt under Sale and Leaseback Transactions under which such a Person is a lessee;

(6) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(7) representing any Hedging Obligations; or

(8) all Indebtedness of a Receivables Subsidiary and the net unrecovered purchase price of any receivables in connection with a Permitted Securitization.

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and obligations in connection with a Permitted Securitization referred to in clause (8)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with Mexican GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Mexican GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means December 20, 2006.

“Leverage Ratio” means as of a specific date (the “Calculation Date”), the ratio of (i) the aggregate principal amount of the Company’s outstanding Indebtedness and the Indebtedness of the Restricted Subsidiaries plus the amount of all obligations in respect of the repayment of Disqualified Stock and the liquidation preference of preferred stock of Restricted Subsidiaries, in each case determined as of the Calculation Date and calculated in accordance with Mexican GAAP, to (ii) the Company’s aggregate EBITDA for the period consisting of the last two full fiscal quarters for which financial statements are publicly available (the “Reference Period”) multiplied by two.

For purposes of calculating the Leverage Ratio:

(1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the Company or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Mexican GAAP) as if they had occurred on the first day of the Reference Period;

(2) the EBITDA attributable to discontinued operations, as determined in accordance with Mexican GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such Reference Period;

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such Reference Period; and

(5) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Mexican GAAP” means generally accepted accounting principles in Mexico in effect from time to time.

“Mexico” means the Estados Unidos Mexicanos (the United Mexican States) and any branch of power thereof and any ministry, department, authority or statutory corporation or other entity (including a trust), owned or controlled directly or indirectly by the Estados Unidos Mexicanos or any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and distributions required to be made under applicable law or the by-laws of a Restricted Subsidiary in effect on the date of the indenture to minority interest holders on account of such Asset Sale, the amount of any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with Mexican GAAP and any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and the senior notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Partial Collateral Sale” has the meaning set forth under “— Certain Covenants — Asset Sales.”

“Permitted Business” means the development, ownership and/or operation of one or more telephone, telecommunications, information or data transmission systems or networks and/or the provision of telephony, telecommunications and/or information services and any related, ancillary or complementary business, including, without limitation, local and long distance telephony, telecommunications and other information and transmission services such as the Internet, broadband or cable television.

“Permitted Holders” mean Banc America Equity Partners, Nexus-Maxcom Holdings I, LLC, BASCF-Maxcom Holding I, LLC, BAS Capital Funding Corporation, BankAmerica Investment Corporation, Mr. Adrián Aguirre Gómez, Mrs. María Trinidad Aguirre Gómez, Mr. Eduardo Vazquez and Mr. Gabriel Vázquez and any Affiliates or immediate family thereof.

“Permitted Investments” means:

(1) (a) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor, (b) any Investment in any other Restricted Subsidiary of the Company that is a Guarantor, provided that such Investment is evidenced by an intercompany note, (c) any Investment in the Equity Interests of a Restricted Subsidiary of the Company that is a Guarantor (by way of acquisition of Equity Interest or capital contribution) in an amount not to exceed U.S.$5.0 million in the aggregate for all Investments pursuant to this clause 1(c) or (d) any Investment in a Restricted Subsidiary other than a Wholly-Owned Restricted Subsidiary consisting solely of the capitalization of amounts due to the Company in exchange for Equity Interests of such Restricted Subsidiary by such Restricted Subsidiary not to exceed U.S.$5.0 million in the aggregate for all Investments made pursuant to this clause 1(d);

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person in a Related Business if, as a result of such Investment, such Person immediately becomes a Wholly-Owned Restricted Subsidiary that is a Guarantor of such Person or is immediately merged consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted

Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6) Investments represented by Hedging Obligations permitted to be incurred under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed U.S.$500,000 at any one time outstanding;

(8) repurchases of the senior notes;

(9) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person under a Permitted Securitization; that are necessary or advisable to effectuate such Permitted Securitization; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any Equity Interests;

(10) Investments to the extent made in exchange for the Issuance of Capital Stock (other than Disqualified Stock) of the Company;

(11) any Investment made within 60 days after the date of the commitment to make the Investment, that when such commitment was made, would have complied with the terms of the indenture; provided that such Investment shall be deemed to have made under the provision under which it was intended to have been made; and

(12) other Investments made since the date of the indenture that do not exceed, at any one time outstanding, U.S.$7.5 million.

“Permitted Liens” means:

(1) Liens in favor of the Company or the Guarantors;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(6) Liens existing on the date of the indenture;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with Mexican GAAP has been made therefor;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10) Liens on Receivables and related assets granted in connection with a Permitted Securitization, including Liens on Receivables transferred to a Receivables Subsidiary under a Permitted Securitization;

(11) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12) Liens in the ordinary course to secure Hedging Obligations with respect to the senior notes permitted by clause (7) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(13) Collateral Permitted Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has, at the time the Permitted Refinancing Indebtedness is incurred, a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the senior notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the senior notes on terms at least as favorable to the holders of senior notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Securitization” means any sale, transfer or other disposition by the Company or any of its Restricted Subsidiaries of Receivables and related collateral, credit support and similar rights and any other assets that are customarily transferred in a securitization of receivables, pursuant to one or more securitization programs, to a Receivables Subsidiary or a Person who is not an Affiliate of the Company; provided that (i) the consideration to be received by the Company and its Restricted Subsidiaries other than a Receivables Subsidiary for any such disposition consists of cash, a promissory note or a customary contingent right to receive cash in the nature of a “hold-back” or similar contingent right, (ii) no Default shall have occurred and be continuing or would result therefrom, and (iii) the aggregate outstanding balance of the Indebtedness in respect of all such programs at any point in time is not in excess of U.S.$20.0 million (or U.S.$50.0 million so long as a first, priority security interest for the benefit of the senior secured note holders on the Collateral is in full force and effect).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Company or any Restricted Subsidiary in connection with a Permitted Securitization, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Receivable” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for good or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the UCC and any supporting obligations.

“Receivables Subsidiary” shall mean any Wholly Owned Restricted Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or one or more of its Restricted Subsidiaries transfer Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the applicable Restricted Subsidiary (as provided below) as a Receivables Subsidiary and which meets the following conditions:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary);

(b) is recourse to or obligates the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary); or

(c) subjects any property or assets of the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(2) with which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and

(3) to which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced by a certified copy of the resolution of the Board of Directors of such Restricted Subsidiary giving effect to such designation and an officers’ certificate certifying, to the best of such officers’ knowledge and belief, that such designation complies with the foregoing conditions.

“Replacement Collateral” means, at any relevant date in connection with a Collateral Asset Sale or Event of Loss, assets to be used in the business of the Company or its Subsidiaries, which on such date (i) constitute assets under “Telephone Network Systems and Equipment” on the Company’s consolidated balance sheet, (ii) are to be acquired by the Company at a purchase price that does not exceed the Fair Market Value of such Replacement Collateral, (iii) will be upon purchase free and clear of all Liens other than Collateral Permitted Liens (other than any Lien described under clause (6) of the definition thereof), and (iv) are subject to Collateral Documents to which the owner of the Replacement Collateral is a party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of accounts receivable transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries (excluding the value of any Investments in Persons other than Restricted Subsidiaries), as shown on the most recent balance sheet of the Company delivered to the trustee pursuant to “— Reports.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2010; provided, however, that if the period from the redemption date to December 15, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, provided that such designation maybe only made if such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries;

(5) does not own any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any Person other than Unrestricted Subsidiaries of the Subsidiary to be so designated;

(6) (A) the Subsidiary to be so designated has total assets of U.S.$1,000.00 or less or (B) if such Subsidiary has assets greater than U.S.$1,000.00, such designation would be permitted under the covenant described under “— Certain Covenants — Restricted Payments”; and

(7) immediately after giving effect to such designation no Default shall have occurred and be continuing.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

TAXATION

The following discussion summarizes certain Mexican federal and U.S. federal income tax considerations relating to the purchase, ownership and disposition of the new senior notes and the exchange of the outstanding senior notes for the new senior notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own and dispose of the new senior notes, or to exchange the outstanding senior notes for the new senior notes. This summary is based on laws and regulations now in effect in Mexico, and laws, regulations, rulings and decisions now in effect in the United States, in each case which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the new senior notes and exchanging the outstanding senior notes for the new senior notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local, foreign and other tax laws.

Mexican Federal Tax Considerations

General

The following is a general summary of the principal Mexican federal income tax consequences of the acquisition, ownership and disposition of the new senior notes by holders that are not residents of Mexico for Mexican federal tax purposes and that do not hold such new senior notes through a permanent establishment in Mexico for tax purposes to which income under the new senior notes is attributable; for purposes of this summary, each such holder is referred to as a Foreign Holder. This summary is based on the Mexican federal income tax law (Ley del Impuesto sobre la Renta) and regulations in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect, or to new or different interpretations, which could affect the continued validity of this general summary. This summary does not address all of the Mexican tax consequences that may be applicable to specific holders of the new senior notes and does not purport to be a comprehensive description of all the Mexican tax considerations that may be relevant to a decision to purchase, own or dispose of the new senior notes. In particular, this summary does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than certain federal laws of Mexico.

POTENTIAL INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR CONSEQUENCES OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NEW SENIOR NOTES UNDER THE FEDERAL LAWS OF MEXICO OR ANY OTHER JURISDICTION OR UNDER ANY APPLICABLE DOUBLE TAXATION TREATY.

For purposes of Mexican taxation, an individual or corporation that does not satisfy the requirements to be considered a resident of Mexico for tax purposes, as specified below, is deemed a non-resident of Mexico for tax purposes and a Foreign Holder for purposes of this summary.

An individual is a resident of Mexico for tax purposes if he/she established his/her home in Mexico. When the individual in question has a home in another country, the individual will be deemed a resident in Mexico if his/her center of vital interests is located in Mexican territory. This will be deemed to occur if (i) more than 50% of the aggregate income realized by such individual in the calendar year is from a Mexican source or (ii) the principal center of his/her professional activities is located in Mexico. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which his/her income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is deemed a resident of Mexico for tax purposes.

A legal entity is a resident of Mexico if it maintains the principal administration of its business or the effective location of its management in Mexico.

If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican income taxes, in accordance with applicable tax laws.

The governments of the United States and Mexico entered into an income tax treaty (and a protocol thereto) to avoid double taxation, which came into effect on January 1, 1994 (the U.S.-Mexico Tax Treaty). The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

Mexico has also entered into and is negotiating tax treaties for the avoidance of double taxation with several other countries.

Payments of Interest

Pursuant to the Mexican Income Tax Law, payments of interest on the new senior notes (including original issue discount, which is deemed to be interest) made by us to Foreign Holders will be subject to Mexican withholding tax at a rate of 4.9%, if, as expected, the following requirements are met:

•	the new senior notes, as expected, are registered with the Special Section (Sección Especial) of the RNV maintained by the CNBV, and the information requirements related to such registration established in the general rules issued by the Tax Administration Service (Servicio de Administración Tributaria, or SAT) are duly complied with;

•	the new senior notes, as expected, are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has in force a treaty for the avoidance of double taxation (which currently includes the United States of America); and

•	we timely file with the SAT, fifteen days after the placement of the new senior notes, information regarding such placement, and on a quarterly basis, information, among other things, setting forth that no party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of each interest payment, and we maintain records that evidence compliance with this requirement.

If any of the above-mentioned requirements is not met, the Mexican withholding tax will be 10% or higher.

As of the date of this prospectus, the U.S.-Mexico Tax Treaty is not expected to have any effect on the Mexican tax consequences described in this summary, because, as described above, under Mexico’s Income Tax Law, we expect to be entitled to withhold taxes in connection with interest payments under the new senior notes at a 4.9% rate.

Payments of interest on the new senior notes made by us to non-Mexican pension and retirement funds will be exempt from Mexican withholding tax provided that:

•	such fund is duly incorporated pursuant to the laws of its country of residence and is the effective beneficiary of the interest payment;

•	such income is exempt from taxes in its country of residence; and

•	such fund is registered with the SAT in accordance with certain rules issued for these purposes.

Holders or beneficial owners of the new senior notes may be requested to, subject to specified exceptions and limitations, provide certain information or documentation necessary to enable us and the Subsidiary Guarantors to apply the appropriate Mexican withholding tax rate on interest payments under the new senior notes made by us or the Subsidiary Guarantors to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not timely provided, we or the Subsidiary Guarantors may withhold Mexican tax from interest payments on the new senior notes to that holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under “Description of Notes — Additional Amounts.”

Payments of Principal

Under Mexican Income Tax Law, payments of principal on the new senior notes made by us or by the Subsidiary Guarantors to a Foreign Holder will not be subject to Mexican withholding tax.

Taxation of Capital Gains

Under the Mexican Income Tax Law and regulations thereunder, capital gains resulting from the sale or other disposition of the new senior notes by a Foreign Holder to a non-Mexican resident are not taxable in Mexico. Gains resulting from the sale of the new senior notes by a Foreign Holder to a Mexican resident for tax purposes or to a Foreign Holder deemed to have a permanent establishment in Mexico for tax purposes or by a Mexican resident or Foreign Holder through a permanent establishment in Mexico for tax purposes will be subject to the Mexican taxes pursuant to the rules described above in respect of interest payments.

Other Mexican Taxes

Under current Mexican tax laws, generally there are no estate, inheritance, succession or gift taxes applicable to the acquisition, ownership or disposition of the new senior notes by a Foreign Holder. Gratuitous transfers of the new senior notes in certain circumstances may result in the imposition of a Mexican federal tax upon the recipient. There are no Mexican stamp, issuer registration or similar taxes or duties payable by Foreign Holders of the new senior notes with respect to the new senior notes.

Exchange Offer

The exchange of the outstanding senior notes for new senior notes in the exchange offer will not constitute a taxable event for Non-U.S. Holders. Consequently, a Non-U.S. Holder will not recognize gain upon receipt of a new senior secured note in exchange for an outstanding senior secured note in the exchange offer, the Non-U.S. Holder’s basis in the new senior secured note received in the exchange offer will be the same as its adjusted basis in the corresponding outstanding senior secured note immediately before the exchange, and the Non-U.S. Holder’s holding period in the new senior secured note will include its holding period in the outstanding senior secured note.

U.S. Federal Income Taxation

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any tax advice contained in this document (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the U.S. Internal Revenue Code. The tax advice contained in this document (including any attachments) was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by the document. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following is a discussion of certain material United States federal income tax considerations to U.S. Holders (as defined below) of the exchange of outstanding senior notes for new senior notes pursuant to the exchange offer and of the ownership and disposition of such new senior notes. This discussion only addresses tax considerations for beneficial owners of new senior notes that acquire such new senior notes in exchange for outstanding senior notes that were acquired at such outstanding senior notes’ original issuance.

This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their particular investment circumstances or to certain types of U.S. Holders that are subject to special tax rules such as partnerships or other pass-through entities or investors in such entities, grantor trusts, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, dealers or brokers in securities or currencies, persons that use or are required to use mark-to-market accounting, persons that hold the new senior notes or the outstanding senior notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons to whom the “constructive sale” or

“constructive ownership” rules apply, persons that have a functional currency other than the U.S. dollar, persons that own, or are deemed to own, 10 percent or more of the voting power of our stock, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income tax considerations to U.S. Holders or any state, local or foreign income or non-income tax considerations to U.S. Holders (other than certain Mexican tax considerations as discussed above), nor does it address any tax considerations to persons other than U.S. Holders. This discussion assumes that U.S. Holders hold the outstanding senior notes and will hold the new senior notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and that all payments we make are denominated in U.S. dollars. This discussion is based upon the provisions of the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or in existence on the date hereof and all of which are subject to change or differing interpretations at any time with possible with retroactive effect. Any views expressed in this discussion are not binding on the U.S. Internal Revenue Service (“IRS”) or the courts, and no assurance can be given that the IRS or the courts will agree with the discussion herein.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the new senior notes or outstanding senior notes that, for U.S. federal income tax purposes, is (i) a citizen or an individual resident of the United States; (ii) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the new senior notes or the outstanding senior notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership are urged to consult their tax advisors concerning the tax treatment of the exchange of outstanding senior notes for new senior notes pursuant to the exchange offer and of the ownership and disposition of new senior notes.

EACH PERSON CONSIDERING EXCHANGING THE OUTSTANDING SENIOR NOTES FOR NEW SENIOR NOTES IS URGED TO CONSULT ITS OWN INDEPENDENT TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OF OUTSTANDING SENIOR NOTES FOR NEW SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER AND OF THE OWNERSHIP AND DISPOSITION OF NEW SENIOR NOTES.

U.S. Tax Characterization of the Notes

We believe that the outstanding senior notes and the new senior notes should be treated as debt for U.S. federal income tax purposes and the following discussion assumes such treatment. However, no assurance can be given that the Internal Revenue Service (“IRS”) will not assert that the outstanding senior notes or the new senior notes should be treated as equity for U.S. federal income tax purposes. If either the outstanding senior notes or the new senior notes were treated as equity for U.S. federal income tax purposes, the timing, amount and character of income, gain and loss recognized by you could be different.

In addition, as described elsewhere in this document, under certain circumstances we may be obligated to make payments of amounts in excess of stated interest or principal (including amounts denominated as “Additional Amounts”) on the outstanding senior notes or on the new senior notes that differ from the payments that were expected to be made as of the date that such outstanding senior notes were issued. The fact that we may be obligated to make such payments under certain circumstances may implicate provisions of the Treasury Regulations that relate to “contingent payment debt instruments.” According to the Treasury Regulations, the possibility of such payments in excess of stated interest or principal does not cause the outstanding senior notes or the new senior notes to be considered contingent payment debt instruments if, as of the date the outstanding senior notes were issued, the likelihood that payments on the outstanding senior notes would differ from the payments that were expected to be made was “remote” or if any such difference would be “incidental,” as those terms are used in the Treasury Regulations. As of the date the outstanding senior notes were issued, we believed that the likelihood that we would be obligated to make any payments that differ from the payments expected to be made as of such date was remote. Therefore, we are not treating, and do not intend to treat, the outstanding senior notes or the new senior notes as contingent payment debt instruments. Our determination that these contingencies are remote is binding on you unless you disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination successfully, the timing, amount and character of income, gain and loss recognized by you could be different.

The remainder of this discussion assumes that neither the outstanding senior notes nor the new senior notes will be treated as equity, nor will either such notes be treated as contingent payment debt instruments.

Exchange Offer

The exchange of outstanding senior notes for new senior notes in the exchange offer will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain or loss upon receipt of a new senior note in exchange for an outstanding senior note in the exchange offer, the U.S. Holder’s tax basis in a new senior note received in the exchange offer will be the same as its adjusted tax basis in the corresponding outstanding senior note immediately before the exchange, and the U.S. Holder’s holding period in a new senior note will include its holding period in the corresponding outstanding senior note. In addition, each U.S. Holder of new senior notes will continue to be required to include interest on the notes in its gross income in accordance with each such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Payments of Interest

The outstanding senior notes were not issued with original issue discount. Accordingly, subject to the discussion of “Acquisition Premium” below, a U.S. Holder of new senior notes received in exchange for outstanding senior notes will be taxed on the stated interest on a new senior note at ordinary income rates at the time at which such interest accrues or is received in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Any Mexican tax withheld from a payment to a U.S. Holder under the Mexican withholding tax rules and paid over to the Mexican government will be treated as if the U.S. Holder received the amount withheld and paid such amount to the Mexican government itself, and the U.S. Holder will be required to include the amount withheld in such U.S. Holder’s taxable income in the same manner as payments the U.S. Holder receives on the new senior notes. Any income that the U.S. Holder recognizes from a payment on a new senior note will be treated as foreign-source income.

Sale or Other Taxable Disposition of Notes

If a U.S. Holder sells or otherwise disposes of new senior notes, the U.S. Holder will recognize capital gain or loss equal to the difference between such U.S. Holder’s adjusted tax basis in the new senior notes and the amount of cash plus the fair market value of any property that the U.S. Holder receives in exchange for the new senior notes. This capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the new senior notes is more than one year at the time of the sale or other taxable disposition and short-term capital gain or loss if the U.S. Holder’s holding period in the new senior notes is not more than one year at the time of the sale or other taxable disposition. For this purpose, a U.S. Holder’s holding period in a new senior note will include the U.S. Holder’s holding period in the corresponding outstanding senior note for which the new senior note was received in the exchange offer. Long-term capital gains recognized by individuals are taxable under current law at a maximum federal rate of 15 percent. Long-term capital gains recognized by corporations and short-term capital gains recognized by corporations or individuals are taxable at a maximum federal rate of 35 percent. Current law provides for certain increases in maximum federal tax rates beginning after December 31, 2010. Your ability to use any capital loss to offset other income or gain is subject to certain limitations. Gain or loss you recognize in connection with a sale or other taxable disposition of the new senior notes will generally be treated as U.S.-source gain or loss. However, the sourcing rules are complicated, and you should consult your own tax advisors concerning whether any gain or loss you recognize on a sale or other taxable disposition of new senior notes is U.S.-source or foreign-source.

A U.S. Holder that sells a new senior note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale and has not been previously included in income.

Acquisition Premium

If you acquired outstanding senior notes for an amount greater than such notes’ stated principal amount, you were considered to have acquired such notes at a premium, and any new senior notes that you acquire in exchange for such outstanding senior notes will also be considered acquired at a premium. You may elect to amortize the premium, if any, using the constant yield method. The amount amortized in any year will be treated as a reduction of your interest income from the notes. The election to amortize the premium on a constant yield method, once made, applies to all debt obligations held during or after the taxable year in which the election is made and may not be revoked without the consent of the IRS. If you make this election, you will be required to reduce your basis in the notes to the extent that any amortizable bond premium is applied to offset your interest income on the notes. If you do not make this election, the premium on your notes will decrease the gain or increase the loss otherwise recognized on a sale or other taxable disposition of the notes.

Mexican Withholding Tax

You will be entitled to deduct from your taxable income any Mexican tax withheld from payments of interest on the new senior notes unless you choose to claim the benefits of the foreign tax credit rules for any foreign tax (including any foreign tax unrelated to the new senior notes) in the taxable year to which the Mexican tax relates. In the latter case, you may not deduct the Mexican tax withheld and you may only claim benefits, if any, under the foreign tax credit rules with respect to such tax.

The availability of foreign tax credits is subject to certain conditions and limitations (including minimum holding period requirements), and the rules governing foreign tax credits are very complex. Subject to such conditions and limitations and a U.S. Holder’s tax circumstances, foreign tax withheld on passive income from foreign sources (including Mexican tax withheld from payments on the new senior notes) can be credited against your U.S. federal income tax liability that is attributable to passive income from foreign sources (including income from payments on the new senior notes), but not against your U.S. federal income tax liability that is attributable to non-passive income from foreign sources or attributable to passive or non-passive income from U.S. sources. You may be required to provide the IRS with a certified copy of the receipt evidencing payment of the Mexican withholding tax imposed in respect of payments on the new senior notes in order to claim a foreign tax credit in respect of such Mexican withholding tax.

As discussed above, the rules governing foreign tax credits are very complex. You should consult your own tax advisors regarding the rules governing foreign tax credits and the deductibility of foreign taxes.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to payments of interest or Additional Amounts on the new senior notes or the gross proceeds from a sale or other disposition of the new senior notes if, in either case, a payment of interest, Additional Amounts or gross proceeds is made to you within the United States or by a U.S. payor or U.S. middleman. Backup withholding (currently at a rate of 28%) may apply under certain circumstances if you (i) fail to furnish your social security or other taxpayer identification number (“TIN”), (ii) furnish an incorrect TIN, (iii) fail to report interest or dividends properly, or (iv) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding. You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

EACH PERSON CONSIDERING EXCHANGING THE OUTSTANDING SENIOR NOTES FOR NEW SENIOR NOTES IS URGED TO CONSULT ITS OWN INDEPENDENT TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OF OUTSTANDING SENIOR NOTES FOR NEW SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER AND OF THE OWNERSHIP AND DISPOSITION OF NEW SENIOR NOTES.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives new senior notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new senior notes received in exchange for outstanding senior notes where such outstanding senior notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the new senior notes by participating broker-dealers. New senior notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new senior notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new senior notes. Any participating broker-dealer that resells the new senior notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new senior notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new senior notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The applicable letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in a letter of transmittal.

The outstanding dollar senior notes are currently eligible for trading on the PORTAL market and the Luxembourg Stock Exchange. The outstanding senior notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for new senior notes by holders who are entitled to participate in the exchange offer. The holders of outstanding senior notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to their senior notes.

The new senior notes will constitute a new issue of securities with no established trading market. The initial purchasers have advised us that they currently intend to make a market in the new secured notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements, as applicable. Accordingly, no assurance can be given that an active public or other market will develop for the new senior notes as to the liquidity of the trading market for the new senior notes. If a trading market does not develop or is not maintained, holders of the new senior notes may experience difficulty in reselling the new senior notes or may be unable to sell them at all. If a market for the new senior notes develops, any such market may be discontinued at any time.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a sociedad anónima de capital variable (corporation with variable capital) organized under the laws of the United Mexican States, or Mexico, and our bylaws are governed by Mexican law. Substantially all of our directors and officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against us in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws. We have been advised by our Mexican counsel, Solertia Asesores, S.C. (Alarcon Abogados), of which our general counsel, Mr. Gonzalo Alarcon I., is a partner, that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws because Mexican courts may determine that the obligation for which enforcement is sought contravenes or goes beyond Mexican law (and public policy (órden público) thereunder). Additionally, our Mexican counsel has advised us, among other things, that no treaty is currently in effect between the United States and Mexico that addresses the reciprocal enforcement of foreign judgments, and that service of process by mail does not constitute effective service under Mexican law and if a final judgment is obtained based on service of process by mail, it would not be enforceable in Mexico.

LEGAL MATTERS

The validity of the new senior notes and the guarantees offered in this offering, including the tax-free nature of the exchange, will be passed upon for the Issuer and the Guarantors by Kirkland & Ellis LLP. Certain matters of Mexican law relating to the new senior notes and the guarantees will be passed upon for the Issuer and the Guarantors by Solertia Asesores, S.C. (Alarcon Abogados).

EXPERTS

The financial statements as of December 31, 2005 and 2006 and for each of the three years ended December 31, 2004, 2005 and 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-4 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to foreign private issuers and, in accordance therewith, file reports and other information with the SEC. Accordingly, we will be required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we file annual reports on Form 20-F within the time period required by the SEC, which is currently six months from December 31, the end of our fiscal year. As a foreign private issuer, we are exempt from Exchange Act rules regarding proxy statements and short-swing profits.

We will provide the depositary with annual reports in English, which will include a review of operations and annual audited consolidated financial statements prepared according to Mexican GAAP.

You may request a copy of our SEC filings, at no cost, by contacting us at the number or address specified below.

Maxcom Telecomunicaciones, S.A.B. de C.V.
Guillermo González Camarena No. 2000
Colonia Centro de Ciudad Santa Fe, México, D.F. 01210
Attention: Director, Investor Relations
Tel.: 011-52-55-5147-1125

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mexico City, March 15, 2007, except for Note 22 for which the date is June 20, 2007.

To the Board of Directors and Shareholders of
Maxcom Telecomunicaciones, S. A. de C. V. and subsidiaries

We have audited the consolidated balance sheets of Maxcom Telecomunicaciones, S. A. de C.V. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated income statements, the statements of changes in shareholders’ equity, and the statements of changes in the financial position for the three years ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Mexico and with the Standards of the Public Company Accounting oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the Mexican Financial Reporting Standards used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maxcom Telecomunicaciones, S. A. de C. V. and its subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations, changes in equity and changes in financial position for each of the three years in the period ended December 31, 2006, in conformity with Mexican Financial Reporting Standards.

Mexican Financial Reporting Standards vary in certain significant respects from the accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 22 to the consolidated financial statements.

PricewaterhouseCoopers, S. C.

Humberto Pacheco Soria
Auditing Partner

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005
(Notes 1 to 5)

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of December 31, 2006

	2006		2005

ASSETS
Current assets:
Cash and cash equivalents	Ps.	712,508	Ps.	232,479
Restricted cash (Note 12)		22,612		—

		735,120		232,479

Accounts receivable:
Customers, net of allowance for doubtful accounts of Ps.89,373 and Ps.89,732 for 2006 and 2005, respectively		321,850		179,116
Value added tax recoverable		106,808		23,676
Other accounts receivable		39,019		22,388

		467,677		225,180

Inventory		34,493		16,027
Prepaid expenses — Net		63,358		79,898

Total current assets		1,300,648		553,584
Restricted long-term cash (Note 12)		—		7,983
Telephone network systems and equipment — Net (Note 6)		3,042,816		2,167,218
Intangible assets — Net (Note 7)		322,371		315,829
Preoperating expenses — Net		94,777		127,262
Frequency rights — Net (Note 8)		85,172		89,592
Other assets:
Labor obligations upon retirement (Note 15)		14,522		15,398
Other assets		22,069		10,924

Total assets	Ps.	4,882,375	Ps.	3,287,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and accounts payable	Ps.	508,487	Ps.	142,627
Commercial paper (Note 10)		151,500		157,641
Payable bonds (Note 11)		126,047		—
Bank loans — short term portion (Note 12)		—		69,349
Notes payable short term		37,521		119,029
Accrued Interest		6,813		12,594
Clients’ deposits		2,635		4,161
Other taxes		26,377		19,465
Derivative financial instruments (Notes 5r. and 14)		14,651		—

Total current liabilities		874,031		524,866

Long-term liabilities:
Payable bonds (Note 11)		1,631,325		587,698
Notes payable		40,335		146,147
Bank loans (Note 12)		—		82,277
Other accounts payables		35,807		26,072
Deferred taxes (Note 19)		85,483		27,608
Labor obligations upon retirement (Note 15)		20,968		17,370
Derivative financial instruments (Notes 5r. and 14)		—		19,601

Total long-term liabilities		1,813,918		906,773

Total liabilities		2,687,949		1,431,639

Shareholders’ equity (Notes 16 y 17):
Capital stock		3,206,932		2,855,853
Additional paid-in capital		243,927		228,524
Deficit		(1,256,433)		(1,228,226)

Total shareholders’ equity		2,194,426		1,856,151
Commitments and contingencies (Note 20)
Subsequent events (Note 21)

Total liabilities and shareholders’ equity	Ps.	4,882,375	Ps.	3,287,790

The accompanying notes are an integral part of these consolidated financial statements, which were authorized to be issued by the Company’s Board of Directors on March 15, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of December 31, 2006

	2006		2005		2004

Net revenues (Note 18)	Ps.	1,678,593	Ps.	1,197,104	Ps.	933,513

Operating costs and expenses:
Network operating costs		(652,452)		(399,320)		(329,439)
Selling, general and administrative expenses		(585,496)		(487,250)		(402,551)
Depreciation		(186,338)		(148,134)		(231,333)
Amortization		(103,244)		(144,917)		(128,738)

Total operating costs and expenses		(1,527,530)		(1,179,621)		(1,092,061)

Operating income (loss)		151,063		17,483		(158,548)

Integral cost of financing:
Interest expense and commissions — Net		(138,814)		(105,389)		(40,303)
Interest income		8,280		4,331		—
Exchange gain (loss) — net		6,511		20,783		(1,510)
Gain from monetary position		20,724		22,985		92,649

		(103,299)		(57,290)		50,836

Other income — Net		(1,065)		9,354		(852)

Income (loss) before special item		46,699		(30,453)		(108,564)
Special item (Notes 3b. and 7)		(17,031)		(15,988)		—

Income (loss) before provision for taxes		29,668		(46,441)		(108,564)

Tax provision (Note 19):
Assets tax		—		(661)		(28,963)
Deferred income tax		(57,875)		(27,024)		(1,181)

		(57,875)		(27,685)		(30,144)

Net loss for the year	Ps.	(28,207)	Ps.	(74,126)	Ps.	(138,708)

The accompanying notes are an integral part of these consolidated financial statements, which were authorized to be issued by the Company’s Board of Directors on March 15, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of December 31, 2006

			Additional				Total
	Capital		Paid-In				Shareholders’
	Stock		Capital		Deficit		Equity

Balances at December 31, 2003	Ps.	1,982,246	Ps.	1,689	Ps.	(1,691,891)	Ps.	292,044
Increase in capital stock arising from debt restructuring		620,081		930,102		—		1,550,183
Comprehensive loss for the year						(138,708)		(138,708)

Balances at December 31, 2004		2,602,327		931,791		(1,830,599)		1,703,519
Spin-off effect (Note 3b.)		(676,605)		—		676,499		(106)
Capitalization of premium on shares subscription (Note 16)		930,131		(930,131)		—		—
Capitalization of liabilities (Notes 3b. and 16)		—		226,864		—		226,864
Comprehensive loss for the year		—		—		(74,126)		(74,126)

Balances at December 31, 2005		2,855,853		228,524		(1,228,226)		1,856,151
Increase in capital stock (Note 16)		351,079		—		—		351,079
Stock option plan (Note 17)		—		15,403		—		15,403
Comprehensive loss for the year		—		—		(28,207)		(28,207)

Balances at December 31, 2006	Ps.	3,206,932	Ps.	243,927	Ps.	(1,256,433)	Ps.	2,194,426

The accompanying notes are an integral part of these consolidated financial statements, which were authorized to be issued by the Company’s Board of Directors on March 15, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of December 31, 2006

	2006		2005		2004

Operating activities:
Net income (loss)	Ps.	(28,207)	Ps.	(74,126)	Ps.	(138,708)
Charges to income not affecting resources:
Depreciation		186,338		148,134		231,333
Amortization		103,244		144,917		127,738
Deferred income tax		57,875		27,024		1,181
Compensation expense on stock option plan		15,403		—		—
Special item		17,031		—		—
Labor obligations upon retirement		4,474		1,972		—
(Increase) decrease in:
Accounts receivables — Net		(241,927)		(65,017)		(17,166)
Inventory — Net		(18,466)		(3,865)		8,707
Prepaid expenses — Net		17,747		(11,228)		(10,436)
Restricted cash and other current assets and liabilities — Net		(28,798)		142,864		84,281

Resources provided by operating activities		84,714		310,675		287,930

Financing activities:
Capital stock increase		351,079		—		620,081
Contributions for future capital increases		—		—		930,102
Spin off effect		—		(106)		—
Capitalization of liabilities		—		226,864		—
Derivative financial instruments		(5,028)		19,601		—
Benefits of loans and bonds payable net of payments and capitalizations		1,053,395		75,920		(1,446,732)

Resources provided by financing activities		1,399,446		322,279		103,451

Investing activities:
Telephone network system and equipment — Net		(825,804)		(458,946)		(349,447)
Acquisition of subsidiaries		(97,508)		—		—
Intangible assets — Net		(79,845)		(17,799)		(33,839)
Other assets		(974)		11,562		9,360

Resources used in investing activities		(1,004,131)		(465,183)		(373,926)

Cash and cash equivalents:
Increase of cash and cash equivalents		480,029		167,771		17,455
Cash and cash equivalents at the beginning of the period		232,479		64,708		47,253

Cash and cash equivalents at the end of the period	Ps.	712,508	Ps.	232,479	Ps.	64,708

The accompanying notes are an integral part of these consolidated financial statements, which were authorized to be issued by the Company’s Board of Directors on March 15, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Figures in thousands of Mexican Pesos (“Ps.”) of purchasing power as of December 31, 2006, and in thousands of U.S. Dollars (“$”), except for exchange rates, stock values, options and warrants)

NOTE 1 —	INCORPORATION AND BUSINESS:

Maxcom Telecomunicaciones, S. A. de C. V. (“Maxcom” or the “Company”), is a Mexican company incorporated on February 28, 1996. Its main corporate purpose is the construction and operation of a telephone network, for the provision of local, national and international long-distance services, data transfer services, virtual private network services and other value-added services, within Mexico. The Company started its commercial operations in May 1999.

NOTE 2 —	CONCESSIONS, FREQUENCY RIGHTS AND INTERCONNECTION AGREEMENTS:

Concessions:

On February 3, 1997, the Mexican Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes) awarded the Company a concession to install and operate a public telecommunications network in Mexico (the “concession”). Subsequently, on December 7, 1999, September 27, 2001 and December 2, 2004, the Company received amendments to the initial terms and conditions of the concession. This concession is not exclusive. The initial term of the concession is 30 years and includes certain renewal rights. In order to be eligible for renewal the Company must have complied with all the requirements established by the regulator in the concession agreement, request the renewal before the concession enters in its fifth and last period based on its initial duration and accept any new conditions set by the regulator in accordance with the applicable laws and dispositions. The concession grants the Company the right to provide the services granted in the concession in any part of the Republic of Mexico and, under the last amendment dated December 2, 2004, certain obligations were set forth for the Company, as described in Note 20d.

Frequency rights:

On October 3, 1997, the Mexican Federal Government granted the Company ten concession rights (the “frequency rights”) to use and exploit different bands of the radio-electric spectrum and to establish point-to-point and point-to-multi-point microwave links; seven are nationwide point-to-point and three are regional point-to-multipoint microwave concessions. The frequency rights became effective on February 28, 1998, and shall remain in effect until 2018, see Note 8. In accordance with the terms of these frequency rights concession, the Company must provide to the Mexican Ministry of Communications and Transportation a guarantee on its operations in the form of a performance bond. This guarantee must be renewed every year, see Note 20e.

Convergence agreement:

On October 2, 2006, the Mexican Federal Government, through the Mexican Ministry of Communications and Transportation, issued a non-binding agreement for the rendering of services in convergence, which is known as “Agreement of Convergence of Fixed Services of Local Telephony and Restricted Audio and/or Television that are provided through Wire and Wireless Public Networks” (“Convergence Agreement”).

The convergence agreement allows certain concessionaires of services of telecommunications to provide other services not included in the original concessions that were granted to them. The suppliers of cable television will now be able to provide the service of internet and telephony. Also the telephony operators, like Maxcom, now will be able to also provide restricted services of audio and/or video. Additionally, Maxcom has adhered to the Convergence Agreement and, therefore, it obtained the additional authorization to provide the restricted services of audio and video in most of its service areas.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interconnection agreements:

On January 22, 1999, the Company entered into a contract to provide local interconnection services (the “agreement”) with Teléfonos de México, S. A. de C. V. (“Telmex”), whereby Maxcom agrees to render Telmex interconnection services to finish Telmex’s long-distance traffic in Maxcom’s local network.

Likewise, the Company subscribed an interconnection agreement to handle Maxcom’s           long-distance traffic towards Telmex’s local network.

The Company has negotiated the signing of various amending agreements to the contract with Telmex, to extend the original term of that contract, irrespective of the fact that the contract provides that the interconnection between the two companies is carried out based on the clause of “continuous application”. This clause sets forth that upon termination of the first period, the original terms and conditions of the contract will continue in full force and effect until the parties sign a new contract to continue interconnecting their networks.

During 2003 and 2002, the Company entered into various interconnection and reselling agreements with other local and long distance carriers, as well as mobile phone companies, as well as agreements which allow the Company to render public toll telephony services through the capacity acquired from mobile networks.

NOTE 3 —	MAIN CORPORATE EVENTS:

a)  Acquisition of Grupo Telereunión:

On March 13, 2006, Maxcom announced that it had reached an agreement to acquire three companies of Grupo Telereunión, a long distance operator with the concession to also provide other added value services. Grupo Telereunión obtained its concession in 1998 and began its operations in 2000. This acquisition was completed on July 21, 2006.

As a result of the acquisition, Grupo Telereunión contributed a broader national footprint by adding long-term rights over approximately 4,300 additional kilometers of national backbone, including a border crossing into the United States of America, and approximately 480 kilometers of urban and suburban fiber optic rings and 680 kilometers of fiber optic infrastructure in the Gulf region. The acquisition also provided us with local interconnection in 59 cities and increased switching capabilities.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of acquisition date of the companies of Grupo Telereunión by Maxcom, the preliminary assets and liabilities to fair value are described below, including the preliminary purchase price allocation:

					Net Assets
	Book Value				Recognized
	of Net Assets			Negative	at Fair Value
	at June 30,			Goodwill	at June 30,
	2006			Allocation	2006

Assets:
Fixed assets	Ps.	406,299	Ps.	(254,677)	Ps.	151,622
Intangible assets		216,698		(122,917)		93,781
Current assets		54,482		—		54,482
Deferred taxes		36,110		(36,110)		—

		713,589		(413,704)		299,885
Liabilities:
Current liabilities		(203,624)		—		(203,624)

Net acquired assets		509,965		(413,704)		96,261
Fair value of net assets		(96,261)		—		(96,261)

Value in excess over investment on subsidiaries (negative goodwill)	Ps.	413,704	Ps.	(413,704)	Ps.	—

On September 7, 2006 a trust agreement was signed between the former owner of Grupo Telereunión companies and Maxcom. The purpose of this trust agreement is to provide a mechanism to ensure the performance of certain obligations (as described below) of the former owners of the Grupo Telereunión companies, as seller of the shares. The 7,487,283 Series N shares pertaining to the new stockholder were deposited in the trust (see note 16).

As a result of this transaction, the former shareholders of Telereunión subscribed to a U.S.$31.2 million increase in Maxcom’s capital stock (equivalent to 75,988,379 shares with a subscription price of $0.3957), equivalent to 16.34% of Maxcom’s total shares. At the time of capital stock subscription Maxcom received U.S.$22.7 million in cash and 100% of the outstanding shares of Telereunión, S.A. de C.V., Telscape de México, S.A. de C.V. and Sierra USA Communications, Inc., companies with a preliminary fair value of U.S.$8.5 million.

In connection with the share purchase agreement related to the Grupo Telereunión acquisition, Grupo VAC agreed to indemnify the Company for any adverse results derived from the claims mentioned in Note 20 items g.

Following is a condensed combined income statement of Grupo Telereunión companies from July 1, 2006 to December 31, 2006:

Net revenues	Ps.	85,211
Network operating costs		(59,005)
SG&A		(1,213)
Depreciation		(10,041)

Operating income	Ps.	14,952

Net income	Ps.	25,786

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro Forma Financial Information -

The unaudited pro forma combined financial information set forth below presents Maxcom’s results of operations for the year ended December 31, 2006 and 2005 after giving effect to the acquisition of 100% of Grupo Telereunión as if it had occurred on January 1, 2005. Since the acquisition occurred on July 21, 2006 the historical balance sheet at December 31, 2006 already includes the net assets of Grupo Telereunión. The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to be indicative of the results of operations that actually would have been achieved had this transaction been consummated for the period indicated and does not purport to be indicative of the results of operations as of any future date or for any future period:

	December 31,
	2006		2005
	(unaudited)

Net revenues	Ps.	1,744,759	Ps.	1,338,272
Network operating costs		(696,961)		(490,000)
SG&A		(601,246)		(519,958)
Depreciation		(309,952)		(343,729)
Operating income (loss)		136,600		(15,415)

Net loss for the year	Ps.	(502,326)	Ps.	(151,766)

b)  Spin off and sale of subsidiary:

On August 30, 2005, the Company’s shareholders’ approved a corporate restructuring whereby Ps.8,733 of assets, Ps.8,627 of liabilities and Ps.106 of equity were transferred to a newly formed spun off company, Mijolife, S.A. de C.V. (Mijolife), which was owned by the existing shareholders in the same proportion as their ownership in the Company. In accordance with Mexican tax law, a proportional amount of existing tax accounts were also transferred therewith.

Following is the condensed result of the spin-off of Maxcom as of August 30, 2005:

	Consolidated
	Balances		Consolidated Balance
	of Maxcom		Sheets After Spin Off
	Before Spin-Off		Mijolife		Maxcom

ASSETS
Current assets	Ps.	164,992		—	Ps.	164,992
Accounts receivables and other accounts receivable		212,977	Ps.	8,733		204,244
Fixed assets and other long term assets		2,572,207		—		2,572,207

Total assets	Ps.	2,950,176	Ps.	8,733	Ps.	2,941,443

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	Ps.	1,457,404	Ps.	8,627	Ps.	1,448,777
Shareholders’ equity		1,492,772		106		1,492,666

Total liabilities and shareholders’ equity	Ps.	2,950,176	Ps.	8,733	Ps.	2,941,443

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In a subsequent transaction, the Company reacquired a 99% interest in Mijolife for Ps.226,864 (Ps.214,000 in historical pesos), an amount equal to its fair market value (see Note 16). Such amount was subsequently capitalized as equity.

On November 22, 2005, the Company sold to a third party its participation in this subsidiary company. The expenses incurred in the transactions described above were reflected as a special item in the statement of income.

NOTE 4 —	BASIS OF PRESENTATION:

a.  Consolidation -

The consolidated financial statements include the accounts of Maxcom and its subsidiaries:

Subsidiary Company	Interest%	Line of Business

Corporativo en Telecomunicaciones, S. A. de C. V.	100%	Technical personnel services
Maxcom Servicios Administrativos, S. A. de C. V.	100%	Administrative personnel services
Maxcom SF, S. A. de C. V.	100%	Rendering of financial services
Outsourcing Operadora de Personal, S. A. de C. V.	100%	Operating personnel services
Técnicos Especializados en Telecomunicaciones, S. A. de C. V.	100%	Operating personal services
Maxcom TV, S. A. de C. V.	100%	Cable television services
Maxcom USA, Inc.	100%	International telecommunication service provider
Telereunión, S. A. de C. V.	100%	Long distance service provider and infrastructure lessor
Telscape de México, S. A. de C. V.	100%	Infrastructure lessor and computer services provider
Sierra USA Communications, Inc.	100%	International telecommunication service provider

Maxcom TV and Maxcom USA are still in the preoperating stage.

The financial statements of Telereunión, S.A. de C.V. (Telereunión), Telscape de México, S. A. de C. V. (Telscape) and Sierra Communications the USA, Inc., (Sierra), as a whole “Grupo Telereunión”, were incorporated to the consolidated financial statements of Maxcom as of July 2006 .

All significant balances between consolidated companies are eliminated in the consolidation process.

NOTE 5 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accompanying consolidated financial statements are expressed in thousands of Mexican pesos, denoted by the symbol “Ps.”, and have been prepared in accordance with the Mexican Financial Reporting Standards (MFRS or NIF, for its initials in Spanish as described below) or (Mexican GAAP), to show a reasonable presentation of the financial information, also, are expressed in thousands of pesos of purchasing power for the last year reported.

On May 31, 2004, the Mexican Institute of Public Accountants (MIPA) formally transferred the function of issuing financial information standards to the Mexican Board for Research and Development of Financial

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information Standards (CINIF, for its initials in Spanish), consistently with the international trend of requiring this function to be performed by an entity independent from the accounting professional boards.

Accordingly, the task of establishing Mexican GAAP bulletins and Circulars formerly issued by the MIPA was transferred to CINIF, which adopted and subsequently renamed standards of Mexican GAAP as Normas de Informacion Financiera Mexicanas (NIF) and determined that NIF encompasses: (i) new bulletins established under the new function; ii) any interpretations issued thereon; iii) any Mexican GAAP bulletins that have not been amended, replaced, revoked by the new NIFs; and iv) International Financial Reporting Standards (IFRS) that are supplementary guidance to be used when NIF or Mexican GAAP does not provide primary guidance. As of January 1, 2006, all financial statements must be prepared in accordance with NIF.

On March 15, 2007, the Board of Directors authorized the issuance of these consolidated financial statements which are subject to approval by the General Shareholders’ Meeting that could decided their modification in accordance to the Mexican Corporate Law (Ley General de Sociedades Mercantiles).

The significant accounting policies used by the Company in the preparation of its consolidated financial statements, including the items, methods and criteria related to the recognition of the effects of inflation on the financial information, are summarized below:

a.  Recognition of the effects of the inflation -

The consolidated financial statements of the Company have been prepared in accordance with the B-10 Bulletin “Recognition of the Effects of the Inflation in the Financial Information” (integrated Document), of the NIF, which provides the basis for the recognition of the effects of the inflation.

i. The Company restates its income statement to reflect the purchasing power of the Mexican peso as of the most recent reporting date (December 31, 2006), using a restatement factor derived from the change in the National Consumer Price Index (“NCPI”) from the month in which the transaction occurred to the most recent year-end. These financial statements have been restated to Mexican pesos as of December the 31, 2006 purchasing power, using the NCPI as of that date. The financial statements of the previous years have also been restated in terms of the purchasing power of the Mexican peso as of the most recent financial reporting date, thus making them comparable. The restatement is determined by using a restatement factor derived from the change in the NCPI, which for 2006, 2005 and 2004 was 1.000, 1.0405 and 1.0752, respectively. Therefore, these amounts differ from those previously reported.

ii. Capital stock, premium on shares subscription, deficit, fixed assets and intangible assets represent the value of these items stated in purchasing power at the end of the most recent balance sheet presented. These values are determined by applying the restatement factors derived from the NCPI.

iii. Comprehensive loss is represented by the net loss for the year, plus those entries required by specific accounting standards to be reflected in shareholders’ equity but which do not constitute capital contributions, reductions or distributions, and it is restated on the basis of NCPI factors.

iv. The gain on monetary position represents the effect of inflation, measured in terms of the NCPI, on net monthly monetary assets and liabilities for the year, expressed in Mexican pesos of purchasing power as of the most recent year.

v. Integral cost of financing consists of interest income and expenses, net exchange gains or losses, and the gain or loss on the net monetary position. The integral cost of financing during the development stage period was capitalized to construction in progress and preoperating expenses proportionally. Once the Company commenced operations, amortization of these costs began over the useful life of the assets.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b.  Cash and temporary investments -

Temporary investments include highly liquid investments, valued to market value. The Company considers highly liquid investments with maturities of three months or less from date of purchase to be cash equivalents.

c.  Inventories -

Inventory consists of materials used to install telephone lines. It is initially recorded at average cost and subsequently restated based on factors derived from the NCPI. Amounts determined do not exceed fair value.

d.  Telephone network systems and equipment -

Telephone network systems and equipment are recorded at acquisition cost and restated by applying factors derived from the change in the NCPI since their acquisition date. Telecommunication equipment held for sale is valued at the lower of acquisition cost or net realization value, where the acquisition cost is determined based on the method last in first out (“LIFO”).

The Company constructs certain of its own network systems and related facilities. Internal costs directly related to the construction of such facilities are capitalized.

The Company opted to capitalize the integral cost of financing attributable to assets under construction. Capitalized integral financing includes interest expenses, gains from monetary position, and foreign exchange losses, and are determined by reference to the Company’s average interest cost on borrowings. The integral cost of financing capitalized was Ps.21,078, Ps.393 and Ps.300 in 2006, 2005 and 2004 respectively.

When the installation cost is not invoiced to the client, such cost is capitalized and amortized during the estimated useful life of the line contracted by the client which is estimated to be 20 years.

Depreciation is calculated by the straight-line method over the restated cost, based on the estimated useful lives of the assets. Depreciation is charged to results of operations.

The Company requested a technical study from an independent third party appraiser on the remaining useful lives of its fixed assets, taking into consideration their operating and use conditions as of December 31, 2005. As a result thereof, useful lives were increased. As a result of this study, the Company modified the remaining useful lives and recalculated the amount of depreciation expense for the year 2005, which amounted to Ps.148,134. If depreciation would have been estimated based on the previous remaining useful lives, the depreciation expense for the year 2005 would have been of Ps.224,312.

Maintenance and repairing costs are charged to results as incurred; replacement and improvement costs are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting profit or loss is reflected in results of operations.

e.  Intangibles -

Intangible assets are recognized in the balance sheet as long as they are identifiable, they provide future economic benefits, and the Company has control over such benefits. Intangible assets with a definite useful life are amortized systematically based on the best estimation of its useful life, as determined in accordance with the expected future economic benefits.

Purchased software and certain activities of developing internal-use software are capitalized and amortized over its expected useful lives. Other activities, such as training, maintenance and re-engineering are recognized in the results of the period, as incurred.

Debt issuance costs are amortized using the straight-line method over the term of the related debt.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At the end of the year 2006, in accordance to the Bulletin C-9 “Liabilities, Accruals, Contingent Assets and Liabilities and Commitments” of NIF, Company’s management determined that the issuance of Bonds made on December 2006, represented a new debt in accordance with the provisions specified in such Bulletin, thus any remaining balances for debt issued in prior years, were written off. The expenses incurred for the issuance of the new debt will be amortized in an 8 year period. The anticipated amortization of the old debt amounted to Ps.17,031 and were classified as a special item in the income statement for the year 2006. The total amount of capitalized expenses incurred for issuing the new debt amounted to Ps.40,870 at December 31, 2006, see Notes 7 and 11.

f.  Concessions -

As previously mentioned in Note 2, on February 3, 1997, the Mexican Ministry of Communications and Transportation awarded the Company, at no cost, a concession to install and operate a public telecommunications network for a 30-year period. That concession was subsequently amended in 1999, 2001, and 2004, and currently permits the Company to render basic telephony services with national coverage, long-distance services, data transfer services, and other value added services.

In accordance with Bulletin C-8 “Intangible Assets” of NIF, this concession was not accounted for financial reporting purposes and it is only disclosed through one note to these financial statements.

g.  Frequency rights -

Frequency rights are recorded at acquisition cost and restated by applying factors derived from the NCPI since the acquisition date. Amortization is calculated by the straight-line method over the term of 20 years, which is the term of the frequency rights, see Note 8.

h.  Preoperating expenses -

All expenses incurred during the development stage or in specific projects in progress are capitalized. Such expenses are amortized on a straight-line basis for a term of ten years. The amortization period begins when the corresponding project commences its operations.

For the years ended on December 31, 2006, 2005 and 2004, the Company recorded amortization expenses in the amounts of Ps.30,870, Ps.37,773 and Ps.38,099, respectively. The accumulated amortization was Ps.281,362 and Ps.250,466 as of December the 31, 2006 and 2005, respectively.

i.  Long-lived assets -

Long-lived assets, tangible and intangible, are subject to an annual study to determine its value in use and to define whether impairment exists or not. At December 2005, the Company’s management carried out studies to determine the value in use of its long-lived assets and identified its national telephony concession as its predominant asset, even though it represents a non-amortizable intangible asset with a definite life. To this effect, the Company prepared its financial projections considering the date when this concession expires, February 2027. As result of such evaluations, it was determined that no impairment exists as of December 31, 2005. As of December 31, 2006, no indicators of impairment exists, therefore Company’s management did not prepare a study to determine the value in use of such assets.

j.  Liabilities and provisions -

The Company’s liabilities and provisions recognized in the balance sheet represent current obligations which probably will require the disbursement of economic resources. These provisions have been recorded at the best reasonable estimate to pay the current obligation; however, actual results could differ from recognized provisions.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

k.  Transactions in foreign currencies -

Transactions in foreign currencies are recorded at the rates of exchange prevailing on the date of the transaction. Assets and liabilities denominated in such currencies are valued at the exchange rate in force at the close of the period. The exchange profit or loss is recognized as part of the integral financing cost.

l.  Income tax and employees’ statutory profit sharing -

Income tax is recorded by the comprehensive asset-and-liability method, which consists of recognizing deferred tax on all temporary differences determined between the book and tax values of assets and liabilities, see Note 19.

m.  Labor obligations upon retirement -

Seniority premiums, to which employees are entitled upon termination of employment after 15 years of service and compensation obligations at the end of the labor relationship, are recorded as cost in the years in which the respective services are rendered, based on actuarial studies carried out using the projected unit credit method, see Note 15.

The Company has no other benefits or pension plans for its employees after retirement, or at the end of the labor relationship.

n.  Financial instruments -

The Company’s financial instruments consist principally of cash and temporary investments, restricted cash, accounts receivable, accounts payable and notes payable. The profit and loss related to components of financial instruments classified as assets and/or liabilities are recorded in the integral financing cost. The book values of these financial instruments are close to its fair value.

o.  Revenue recognition -

The Company recognizes revenues from telephone services provided to its clients, the sale of telephone equipment, services provided to other telephone-service companies (such as interconnection services), and installation charges.

Revenues from services provided to clients, including installation and maintenance, are recognized in the month the service is rendered.

Revenues from the sale of telephone equipment to clients are recognized at the time of the sale and/or delivery and installation of such equipment.

Revenues for public toll telephone services, are recognized when the client deposits his coin inside the telephone and it is recognized and accepted by the system.

Revenues from mobile telephone services are recognized when the traffic with suppliers of cellular phone has been reconciled and the charge to the client has been done.

Revenues from interconnection services are recognized on an accrual basis. The Company entered into local interconnection agreements with various telephone companies under the “bill and keep” compensatory clause. In accordance with these agreements, if the imbalance between local calls originated from the other telephony company and completed by Maxcom, and the calls originated from Maxcom and completed by the other telephony company over the course of one month do not exceed a determined percentage (15% from January 31, 2005 through December 31, 2006), there will be no payment of an interconnection rate charge to the user for the interconnection services. However, if the imbalance exceeds that percentage in a determined month, the net user will be subject to a per minute charge. For 2006, 2005 and 2004 no interconnection payments were either paid or received.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company also has interconnection agreements for long-distance and mobile services with other telephony companies. However, they do not include the clause of the “bill and keep” compensatory agreement.

During 2004, the Company started a new business line, the lease of transmission capacity through its fiber optic ring. Revenues from lease of capacity are recorded in deferred revenue when billed and then recognized ratably into revenue over the term of the contract.

During 2005, the Company entered into alliances with two companies that render cable television and internet services in order to also render telephony services using cable television infrastructure. The Company issues a monthly invoice to the final client and records the three services (voice, data and video) as revenue. Likewise, the Company receives from cable television companies an invoice for television and internet services (for the pertinent month), which is recorded as a decrease to revenue of the Company so that only revenue for voice services is recognized.

Advance payments from clients are classified as current liabilities until reimbursed. When the contract is rescinded, these deposits are applied to any outstanding balance with the respective customer.

The Company creates an allowance for doubtful accounts in the amount of 90% of accounts receivable with balances due over 90 but less than 119 days, and of 100% of accounts receivable due over 120 days, except when there is a negotiated agreement with a client. In such cases, the allowance is created based on the agreement with the client.

p.  Stock-options compensation -

In July 2006, the Company decided to amend its different stock option plans to give better benefits to the holders of the options in such plans. Consequently, the Company changed the requisite service period as well as the strike price and vested period on the different stock option plans as explained below:

The stock options are granted to members of the Board of Directors, officers and employees of the company, as described in Note 17. Through December 31, 2005 and 2004, the Company had different plans which were replaced by the new plan.

The Company applies the guidelines of the International Financial Reporting Standard (IFRS) No. 2 — “Share-based Payments” (IFRS-2), for the recognition, valuation and recording of costs of these plans. The IFRS-2 began its mandatory application for fiscal years beginning on January 1, 2005. The IFRS-2 is applied in a supplementary manner in Mexico, as per Bulletin A-8 “Supplemental application of international accounting standards” of NIF.

The IFRS-2 sets forth that the valuation of the expense for the stock option plan granted to employees must be estimated, inter alia, by applying the fair value method, for which the company hired an independent third party to carry out this computation. The total amount of the expense estimated under this method is amortized throughout the period granted. It is estimated at the date when each plan is established. For the period ended December 31, 2006, the Company recognized a compensation expense for the amount of Ps 15,402. No expenses were recognized for the years ended December 31, 2005 and 2004.

Stock options exercised, net of any other cost or expense attributable to transactions, are credited to the capital stock at par value and at a stock subscription premium upon being exercised. On the contrary, options exercised through the payment in cash are recognized as liabilities, immediately callable in favor of employees. During 2006, 2005 and 2004 no options were exercised.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the options is estimated on the date they are granted using a binomial valuation model, using the Black & Scholes method, considering the following weighted-average assumptions used for stock options granted during the years ended on December 31, 2006, 2005 and 2004 respectively, as follows:

	2006	2005	2004

Expected yield	—	—	—
Expected stock price volatility	30.00%	55.00%	52.03.	%
Risk-free interest rate	5.00%	4.35%	2.76%
Expected life of options	3.5	10	3

q.  Information by segments -

The Bulletin B-5 “Financial Information by Segments” of NIF requires the Company to review its internal organizational structure and internal reporting system for purposes of identifying segments. For the years presented, the Company has operated only one segment of business: Telecommunications. The revenues presented by geographical location included in Note 18 meet a specific disclosure required by the Mexican Ministry of Communications and Transportation in the Company’s concession title.

r.  Derivative financial instruments -

The Company applied the provisions of Bulletin C-10, “Derivative Financial Instruments and Coverage Hedging” of NIF, which, besides requiring detail recording, valuation and disclosure of all derivative financial instruments and embedded derivative financial instruments. On July 11, 2005, the Company contracted a swap from IXE Banco, S.A., the fair value of this instrument at December 31, 2006 and 2005 amounted to Ps.14,651 and Ps.19,601 respectively. This instrument qualified as an economic hedge but not for accounting purposes, therefore changes in fair value are recognized in the income statement.

In accordance to the Bulletin C-10, it is set forth that any derivative financial instrument, including embedded derivatives which are allocated in certain contracts, should be recorded in the balance sheet as assets and/or liabilities measured at their fair value. At December 31, 2006, the Company has a Corporate Office leasing long-term agreement, which is denominated in US dollars which represents a risk for the exchange rate fluctuation. The Company recognized a credit in its income statement for the amount of Ps.7,879 for the effect for this embedded derivative. The valuation has been treated as a forward for the monthly obligation established in the contract.

s.  Infrastructure rights -

The company acquired exclusive and unlimited rights to use transmission capacity in other carriers infrastructure. Likewise, when the company installs copper wire or optic fiber, contributions paid to local governments are also charged to this account. Infrastructure rights are recorded at acquisition cost and restated by applying factors derived from the NCPI since the acquisition date. Amortization is calculated by the straight-line method over a term between 30 and 15 years, depending on the nature of the right, see Note 7.

t.  New accounting standards -

Beginning January 1, 2007, the dispositions of the following NIF issued by the CINIF became effective. These dispositions will not have significant impact in the Company’s financial information:

NIF B-3 “Income Statement” — Incorporates, among others a new approach to classify income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and establishes employees’ profit sharing as an ordinary expense and not as a profit tax.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NIF B-13 “Subsequent events” — Requires, among others, recognition of asset and liability restructuring items in the period in which they actually take place and the effect of obtaining wavers for covenant defaults. These issues will only be disclosed in the notes to the financial statements.

NIF C-13 “Related Parties” — Extends, among others, the definition (scope) of the related parties’ concept and increases the disclosure requirements in the notes to the financial statements.

NIF D-6 “Capitalization of the Financing Integral Result” — Establishes, among others, the obligation of capitalization of the financing integral results and the rules for its capitalization.

NOTE 6 —	TELEPHONE NETWORK SYSTEMS AND EQUIPMENT — NET:

As of December 31, telephone network systems and equipment consists of:

					Estimated
					Useful
	2006		2005		Live Years

Telecommunication network and equipment	Ps.	2,657,077	Ps.	1,740,089	17
Leasehold improvements		525,401		470,391	12
Radio equipment		295,949		280,711	30
Line installation cost		359,065		277,783	20
Electronic equipment		255,183		232,355	25
Capitalized expenses due to construction of networks		285,315		218,215	30
Computer equipment		105,392		82,101	5
Transportation equipment		35,203		31,194	4
Office furniture		21,397		18,696	10
Other		19,019		18,199	10
Engineering equipment		12,431		12,427	10

Subtotal		4,286,117		3,163,946
Accumulated depreciation and amortization		(1,679,397)		(1,293,432)

Subtotal		2,606,720		1,870,514
Constructions in progress		436,096		296,704

	Ps.	3,042,816	Ps.	2,167,218

For the years ended December 31, 2006, 2005 and 2004, the Company recorded depreciation expenses of Ps.186,338, Ps.148,134, and Ps.231,333 respectively.

As part of the agreement entered into with the Bondholders’ issued in December 20, 2006, as mentioned in Note 11, the Company committed to provide all fixed assets of Maxcom as a warranty in favor of such Bondholders, see Note 21b.

Nonetheless the assets mentioned above have been encumbered in favor of the Bondholders, the Company might dispose of such assets as long as it complies with the requirements and conditions established in the instruments that govern the issuance of Bonds.

The Company executed financial leases with different institutions, in pesos and US dollars, for telecommunications equipment, computer equipment and transportation equipment, see Note 20c.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The gross amount of the acquired fixed assets through a capitalized leasing as of December 31, is the following:

	2006		2005

Computer equipment	Ps.	2,195	Ps.	16,599
Transportation equipment		8,472		11,392
Telecommunications equipment		41,690		9,312

Total	Ps.	52,357	Ps.	37,303

NOTE 7 —	INTANGIBLE ASSETS:

As of December 31, intangible assets consist of the following:

					Useful
					Live Years
	2006		2005		2006

Infrastructure rights	Ps.	335,494	Ps.	312,653	30 y 15
Debt issuance costs		40,870		254,059	8
Software licenses		172,199		156,065	3.3

		548,563		722,777
Accumulated amortization		(226,192)		(406,948)

	Ps.	322,371	Ps.	315,829

For the years ended December 31, 2006 and 2005, the Company recorded an amortization expense by Ps.64,035 and Ps.95,368, respectively; including Ps.13,863 and Ps.34,041 of software amortization, respectively.

As a result of the debt issuance made on December 20, 2006 (see Note 11), the Company recognized, in the 2006 income statement, as a special item Ps.17,031, derived from the total amortization of the costs of debt emission of the previous outstanding Bonds that were paid in advance.

NOTE 8 —	FREQUENCY RIGHTS:

At December 31, frequency rights are analyzed as follows:

	2006		2005

Frequency rights	Ps.	150,364	Ps.	150,364
Less — Accumulated Amortization		(65,192)		(60,772)

	Ps.	85,172	Ps.	89,592

For the years ended December 31, 2006, 2005 and 2004, the Company recorded amortization expenses in amounts of Ps.4,095, Ps.11,776, and Ps.7,518, respectively.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	RELATED PARTIES:

For the years ended on December 31, related party transactions are analyzed as follows:

	2006		2005		2004

Commission and administrative services paid to:
Comercializadora Road el Camino, S. A, de C. V.(1)	Ps.	311	Ps.	1,485	Ps.	41
Road Telco & Consulting, S. A, de C. V.(2)		1,580		—		—
Expenses related to Bank of America, Co.(3)		383		508		431
Advertising services provided by Difusión Panorámica, S. A. de C. V.(4)		21		35		95
Leasing of office space(5)		—		—		284
Commissions paid to Francisco Adrián Aguirre Palme(6)		—		—		62
Travel expenses related to Bachow and Associates, Inc.(7)		—		—		33

	Ps.	2,295	Ps.	2,028	Ps.	946

Revenues for telephony services collected from related parties	Ps.	906	Ps.	896	Ps.	1,069

(1)	Adrián Aguirre (Maxcom shareholder) is a shareholder of the entity. The activity of 2005 and 2004 2006 correspond to sales’ commissions and telephone lines.
(2)	Adrián Aguirre (Maxcom shareholder) is a shareholder of Road Telco & Consulting. The transactions carried out during 2006 correspond to administrative services.
(3)	Correspond to expenses relating to the debt restructuring and travel expenses of Bank of America (Maxcom shareholder).
(4)	Bank of América is a shareholder of Difusión Panorámica. Balances represent advertising services provided.
(5)	The Company leased a site located within the premises of a building that, until 2004, was controlled by the family of Adrián Aguirre (Maxcom shareholder).
(6)	During 2004, the Company incurred expenses of sales’ commissions of telephone lines.
(7)	Travel expenses related to certain shareholders.

As of December 31, 2006, the company does not have outstanding balances with related parties

NOTE 10 —	COMMERCIAL PAPER:

On July 14, 2005, the Company commenced a financing program in Mexico with the issuance of 1,500,000 certificates in commercial paper with a value of Ps.01 each, with one-year maturity equivalent to Ps.150,000. The amount of these certificates was renewed during 2006 and will be paid on May 17, 2007. These certificates have an interest rate equal to the Equilibrium Interbanking Interest Rate (EIIR) plus 2.30 points and taxes that apply. As of December 31, 2006, the balance includes Ps.1,561 of accrued interest.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	PAYABLE BONDS:

As of December 31, 2006 and 2005, the bonds debt consisted of:

	2006		2005

$11,590: “Series B Bonds” (issued on March 17, 2000) bearing interest at a rate of 13.75%, with maturity date on April 1st, 2007	Ps.	126,047	Ps.	129,166
$5,118: “Old Bonds” (issued in 2002 due to restructuring debt) with maturity in 2007, bearing interest at 0% until March of 2006, and as of the last year, bearing interest at a rate of 10%(1)		—		57,057
$36,118: “New Bonds” (issued in the year 2004 due to restructuring debt) bearing a variable interest rate of 4% to 11.25% until October 2009(1)		—		402,520
Less: Discount (net of accumulated amortization)		—		(1,045)

Subtotal		126,047		587,698
Accrued interest		6,813		12,594

Total payable bonds	Ps.	132,860	Ps.	600,292

$150,000 Senior notes issued on December 20, 2006 with maturity in 2014, bearing interest at fixed rate of 11% per annum, payable semi-annually as from June 15, 2007(2)	Ps.	1,631,325	Ps.

(1)	On December 20, 2006, Maxcom delivered an irrevocable notice of redemption with respect to these bonds, in each case at a redemption price equal to 101% of the aggregate principal amount plus accrued and unpaid interest. At the same time, Maxcom effected a satisfaction and discharge under the terms of the relevant indentures by transmitting payment of the aggregate principal amount of the redeemed notes together with the premium amount and accrued interest through the redemption date.

In accordance with the terms of the indenture governing these bonds, satisfaction and discharged served to discharge the indenture. Thus, the debt was paid on that date and the indenture ceased to be of any further force or effect thereafter. Consequently, for accounting purposes the company was legally released by the note holders from being the primary obligor for this indebtedness. As a result, we recognized a loss on extinguishment of debt in the amount of Ps.17 million in 2006.

(2)	On December 20, 2006, the Company issued debt instruments denominated “Bonds” in the international markets in the amount of $150,000 in accordance with Rule 144A and Regulation S, both part of the U.S. Securities Act of 1933.

As part of the agreements reached with the Bondholders, the Company agreed to encumber, in order of priority and degree, in favor of said Bondholders, the fixed assets that comprise the item “Systems and Telephonic Network Equipment”, same that include, but are not limited to constructions, transportation equipment and vehicles, computers, information electronic processing equipment, telecommunications and office furniture and equipment, as well as all the assets that integrate the item denominated “Systems and Telephonic Network Equipment” of the assets shown in the balance sheet.

The obligation of the Company to encumber the assets should be completed before March 31, 2007, otherwise, the interest rate of the Bonds would increase. The Company was able to pledge the assets on February 13, 2007, through the constitution of a voluntary mortgage in first grade in order of priority, see Note 21b.

It is important to mention that the concessions of the Company to provide telecommunication services were not affected by the mortgage mentioned above; therefore, they are free of liens or restrictions of use or ownership.

Even though the assets mentioned above have been pledged in favor of the Bondholders, the Company might dispose of such assets as long as it meets the requirements and conditions established in the instruments that govern the issuance of the Bonds.

The main characteristics of this Bonds issuance are: a) they represent unsecured preferential liabilities of the Company (subject to the mortgage security mentioned in the paragraphs above); b) pari-passu (equal conditions) on payment rights for the principal current debt of the Company; c) it is considered secondary debt in regards to any debt entered into that has the acquired fixed assets as a guarantee; d) it is considered preferential debt in regards to any future principal debt of the Company; e) are unconditionally guaranteed by the shares of all subsidiaries of the Company, except for the shares of the Grupo Telereunión companies, which will be pledged beginning year 2009; and f) are subject to registration before the Securities and Exchange Commission, in accordance with the Registration Rights Agreement.

Bonds previously mentioned contain affirmative and negative covenants that have been complied with as of December 31, 2006.

Interests paid abroad will be subject to income tax withholding at a rate of 4.9%, payable by the Bondholder and the interests will be paid net after tax.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On October 6, 2004, the Company concluded the restructuring of its debt of “Old Bonds” of $174,418. In exchange, the holders received:

i. $5,118 of the same “Old Bonds” with maturity on March 1, 2007, which will not bear interest until March 1, 2006, and in the last year, will bear interest at a rate of 10% per annum.

ii. $36,118 of “New Bonds”, which will bear interest at a variable rate. Said rate will be of 4% as of the date of issuance until April 14, 2005, 5.75% until October 14, 2005, 7.75% until April 14, 2006, 8.25% until October 14, 2006, 9.25% until October 14, 2007, 10.25% until October 14, 2008 and 11.25% until October 14, 2009.

iii. Regarding the remaining $126,388, the holders of the bonds accepted to make an increase to the variable portion of the capital stock of the Company. Holders received 101,110,338 shares with no-par value shown, of which 96,776,597 were Series N1 shares and 4,333,741 were Series B1 shares, at a subscription price of $1.25 per share, of which $0.75 was recorded as premium on subscription of stock and $0.50 as capital stock.

As of December 31, 2006 and 2005, the Company had fulfilled all affirmative and negative covenants set forth in the agreement.

NOTE 12 —	LONG TERM BANK LOANS:

As of December 31, 2005 bank loans consist of:

Short term portion:
IXE Banco, S. A.(1)	Ps.	49,502
Banco Mercantil del Norte, S. A.(2)		19,847

	Ps.	69,349

Long term portion:
IXE Banco, S. A.	Ps.	26,040
Banco Mercantil del Norte, S. A.		56,237

	Ps.	82,277

(1)	The Company had two unsecured credits with IXE Banco, S. A. One was taken out in April of 2005 for a term of 24 months; the second was taken out in October of 2005 for a term of 19 months. For both credits the monthly interest rate is estimated based on the EIIR plus 3.0 percentage points and will be paid-off by equal monthly amortizations of principal and interest on unpaid balances. The credit was paid in advance in December 2006.

(2)	Unsecured line of credit taken out with Banco Mercantil del Norte, S. A. in October of 2005. This line of credit bears monthly interest at the EIIR plus 3.0 percentage points. The line of credit was taken out for a term of 48 months. The credit was paid in advance in December 2006.

In 2006, the restricted cash amounted to Ps.22,612 and it was deposited in a trust as a guarantee of the payment obligations of two credits that the company obtained from IXE, Banco Mercantil del Norte, and a transaction of derivative financial instruments. Even that the obligations were paid during the December 2006, the restricted cash was released in January 2007. The restricted cash as of December 2005 was Ps.7,983.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	POSITION IN FOREIGN CURRENCY:

As of December 31, the Company’s foreign-currency position was the following:

	2006		2005

U.S. dollars:
Assets		$ 69,050		$ 15,351
Liabilities		(174,234)		(79,938)

Net liabilities in U.S. dollars		$ (105,184)		$ (64,587)

Exchange rate at end of the year (Ps. per U.S.$1.00)	Ps.	10.88	Ps.	10.71

In July 2005, the Company contracted a swap to guarantee the exchange rate to pay commitments in foreign currencies in the year 2007, see Note 14.

NOTE 14 —	DERIVATIVE FINANCIAL INSTRUMENTS -

As of December 31, 2006, the Company credited its income statement in the amount of Ps.7,879, due to the valuation of an embedded derivative, which arises from the Corporate offices lease long term agreement, such contract is denominated in US dollars and represents a risk for the exchange rate fluctuation. For valuation purposes, the exposure has been treated as a forward for the monthly obligation established in the contract (see Note 20b).

On July 11, 2005, the Company contracted a swap with from IXE Banco, S.A. Once the details of this transaction were analyzed and defined as a trading instrument, the Company decided to record and to enter its effects in accordance with the guidelines of Bulletin C-10 “Derivative financial instruments and hedge transactions” of NIF.

This transaction relates to the payment of commitments due in 2007 agreed in a foreign currency different from the functional currency of the company. The swap expires in 2007. This transaction has no additional related costs; the notional amount of the swap is $16,709, contracted at a future exchange rate fixed of Ps.11.40 per U.S. dollar.

The exchange rate swap has been agreed at a fixed interest rate of 2.9750% per annum, based on 360 days. The interest is paid each month. As of December 31, 2006, accrued interest amounted to Ps.78.

NOTE 15 —	LABOR OBLIGATIONS UPON RETIREMENT:

The Company has no benefits or pension plans for its employees after retirement, or at the end of the labor relationship aside from the benefit described in the next sentence. Obligations and costs of seniority premiums that employees are entitled to receive upon the termination of employment, are recognized based on actuarial studies prepared by an independent third party. The actuarial study shows the net cost of the period and the labor obligations determined according to the requirements set forth in Bulletin D-3 “Labor Obligations” of NIF, and under generally accepted actuarial principles.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006 and 2005, the amounts of accrued liabilities, transition assets and net cost for the period are analyzed as follows:

	2006		2005

a. Seniority premiums:
Obligations due to current benefits	Ps.	973	Ps.	626
Less: assets of the plan		—		—

Current net liabilities		973		626
Less: projected net liabilities		(1,387)		(1,270)

Additional liabilities	Ps.	—	Ps.	—

Obligation for projected benefits	Ps.	1,125	Ps.	740
Plus (less): Items pending of amortization in 22 and 24 years:		—		—
Net transition asset		508		530
Profit due to the changes in assumptions		(246)		—

Projected net liabilities	Ps.	1,387	Ps.	1,270

Net cost for the period:
Labor cost	Ps.	227	Ps.	225
Financial cost		29		21
Transition asset amortization		(22)		(22)

Total net cost for the period(*)	Ps.	234	Ps.	224

b. Termination of employment:
Obligations due to current benefits	Ps.	19,581	Ps.	16,100
Less: assets of the plan		—		—

Current net liabilities		19,581		16,100
Less: projected net liabilities		(5,059)		(702)

Additional liabilities	Ps.	14,522	Ps.	15,398

Obligation for projected benefits	Ps.	25,979	Ps.	21,270
Plus (less): Items pending of amortization in 22 and 24 years		—		—
Net transition liability		(19,556)		(20,568)
Loss due to changes in assumptions		(1,364)		—

Projected net liabilities	Ps.	5,059	Ps.	702

Net cost for the period:
Labor cost	Ps.	2,651	Ps.	2,617
Finance cost		819		788
Amortization of transition of assets		1,004		1,003

Total net cost for the period(*)	Ps.	4,474	Ps.	4,408

*	The net cost of the period was Ps.4,690 and it was determined in the same manner as the obligations for projected benefits, using an expected real rate of yield of 4% and an average increase of salaries of 1.5%, see Note 5m.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following is a summary of the provision for the year at December 31, by concept of labor obligations:

	2006		2005

Obligations due to current benefits for termination of labor relationships	Ps.	19,581	Ps.	16,100
Projected net liabilities for seniority premiums		1,387		1,270

Total labor obligations upon retirement	Ps.	20,968	Ps.	17,370

NOTE 16 —	SHAREHOLDERS’ EQUITY:

Under Mexican Federal Telecommunications Law and Foreign Investment Law, no more than 49% of the full voting capital stock of a Mexican corporation holding a concession to provide local and long-distance telecommunication services may be held by foreigners.

On April 11, 2002, the Company obtained an authorization from the Mexican Foreign Investment Bureau (Dirección General de Inversión Extranjera) to increase its ability to issue limited voting shares up to 95% of its total capital stock.

On July 17, 2006, all of the preferred shares were converted into common shares by eliminating the liquidation preference of certain shares that represented, at the time of the conversion, approximately 95% of the capital stock. As consideration for eliminating the preferred rights that would have been triggered in case of Maxcom’s liquidation or deemed liquidation, the shareholders approved the payment of a stock dividend to the preferred shareholders equal to the deemed liquidation price of the preferred stock at the date of payment. The shareholders holding preferred shares received as consideration a stock dividend in the aggregate amount of 126,297,257 common shares.

In accordance with the provisions of Bulletin C-11 “Equity” of NIF, the increase in number of outstanding shares resulting from this stock dividend payment had no accounting effect since the value of capital stock remained the same.

All the series of preferred shares were converted into common shares as disclosed below:

—	6,088,896 shares of the A-1 series in shares of the series A to at the rate of one to one;

—	10,181,950 shares of the B-1 series in shares of the series B to the rate of one to one;

—	220,714,874 shares of the N-1 series in shares of the series N to the rate of one to one, and

—	26,867,820 shares of the N-2 series in share o the N2 to the rate of one to one.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, the shares that represent the capital stock of the Company are registered shares with no par value face, and consist of:

	2006	2005	2004

Series and Class of Shares:
Issued and outstanding:
“A” Series Class I (fixed portion)	1,528,827	1,528,827	1,528,827
“A” Series Clase II (variable portion)	15,760,793	2,979,817	2,979,817
“A1” Series Clase II (variable portion)	—	6,088,896	6,088,896
“B” Series Clase II (variable portion)	16,611,595	—	—
“B1” Series Clase II (variable portion)	—	10,181,950	10,181,950
“N” Series Clase II (variable portion)	448,433,563	8,861,834	10,331,670
“N1” Series Clase II (variable portion)	—	220,714,874	219,245,038
“N2” Series Clase II (variable poriton)	—	26,867,820	26,867,820

Subtotal	482,334,778	277,224,018	277,224,018

Authorized shares not outstanding:
(treasury shares)
“N” Series	45,901,176	3,024,011	3,361,483
“N1” Series	—	23,110,943	22,679,507

Subtotal	45,901,176	26,134,954	26,040,990

Total authorized shares	528,235,954	303,358,972	303,265,008

At December 31, the capital stock of the Company was integrated as follows:

	2006		2005

Capital stock	Ps.	2,863,807	Ps.	2,524,094
Restatement effect		343,125		331,759

Total capital stock	Ps.	3,206,932	Ps.	2,855,853

Shareholders of Series “A” and “B” shares have full voting capacity while Series “N” shares are neutral and provide to its shareholders limited voting rights. Series “N” shares are not considered to compute the level of participation of foreign investment in the Company’s capital stock, in accordance with the Foreign Investment Law, and are of free subscription for Mexican or foreign investors.

Under the Mexican Corporate Law (Ley General de Sociedades Mercantiles) (“LGSM”), and with the Company’s bylaws, no shares of capital stock can be issued until all the shares issued have been actually paid, prior to the agreements that amend the number of shares of the capital stock due to increases, reductions, amortizations and splits of capital stock. Therefore, all treasury shares were cancelled and issued again every time there was an agreement that modified the current number of shares outstanding.

In accordance with the capital restructuring completed on October 6, 2004 (see Note 11), the holders of bonds accepted a capitalization of $131,506 of the “Old Bonds” to increase the variable portion of the Company’s capital stock. In exchange, bondholders received 101,110,338 Series “N1” shares, with no par value shown. The subscription price was $1.25 per share, of which $0.75 was recorded as premium on subscription of stock and $0.50 as capital stock.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, an exchange of shares was made as follows: i) the holders of all Series “B” shares (1,226,373 shares) exchanged those shares for Series “A” shares at a 1:1 ratio; ii) 4,333,741 Series “N1” shares were exchanged for Series “B1” shares, issuing an equal number of shares at a 1:1 ratio; and, finally, iii) it was agreed to exchange 2,005,843 Series “N” shares for Series “A” shares at a 1:1 ratio.

These exchanges were approved at the Annual General Extraordinary Stockholders’ Meetings held on August 23, 2004.

At the General Extraordinary Stockholders’ Meeting held on December 17, 2004, the stockholders approved the cancellation of 26,040,990shares of Series “N” Class II capital stock held in treasury, which were all the Series “N”, Class II shares of capital stock of the Company. An equal number of shares, with no-par value shown were issued as follows: i) 3,361,483 Series “N” shares, Class II and, ii) 22,679,507 Series “N1” shares, Class II, to be held in treasury to meet certain commitments under stock option and warrant plans, which have been approved by the shareholders and the Board of Directors of the Company.

In February 2005, several officers of the Company exercised their withdrawal right from the corporation, under Articles 213,220,221, and other applicable articles of the LGSM. Thus, 1,469,836 Series “N” shares were cancelled. On the same date, several officers of the Company decided to exercise their options and thus the company issued 1,469,836 Series “N1” Shares.

At the General Extraordinary Shareholders’ Meeting held on August 30, 2005, the shareholders approved the following, inter alia: (i) to spin-off Maxcom Telecomunicaciones, S. A. de C. V., (see Note 3b.), (ii) to capitalize the share subscription premium, in an amount of Ps.930,131 (Ps.874,268 in historical pesos) paying up, under Article 116 of the LGSM, 72,078,245 fully paid-up and subscribed shares, with no-par value shown, which were delivered to shareholders in proportion to their equity interest, including series and class of shares, and (iii) to cancel 26,040,990 shares held in the treasury of the company to guarantee their issuance under the different options and warrants commitments of the Corporation, of which 3,361,483 correspond to the “N” Series, Class II, of the capital stock and 22,679,507 to the “N1” Series, Class II, of the capital stock, and issue up to 26,134,954 shares, with no-par value shown, of which 3,024,011 will be “N” Series, Class II shares, and 23,110,943 will be “N1” Series, Class II shares, to be maintained in the treasury of the Company.

At the General Extraordinary Shareholders’ Meeting held on August 31, 2005, the shareholders agreed to increase the variable portion of the capital stock in the amount of Ps.226,864 (Ps.214,000 in historical pesos) by capitalizing the debt that the Company assumed with a shareholder, and thus one single “N” Series, Class II share was issued. The one single share issued was assigned a value of $0.50, and the remaining increase in capital stock was allocated to additional paid-in capital.

As consequence of the acquisition of Grupo Telereunión companies, described in Note 3a., at the General Stockholders’ meeting held on July 17, 2006, Grupo VAC (the former owners of the Grupo Telereunión companies) subscribed a $31.2 million (Ps.351,079) increase in Maxcom’s capital stock equivalent to 16.34% of the total Company’s shares. From this capital stock subscription, Maxcom received $22.7 million in cash and the outstanding shares of Telereunión, S. A. de C. V., Telscape de México, S.A. de C.V. and Sierra USA Communications, Inc., valued at the preliminary fair value of $8.5 million.

In case of a reduction to the capital stock or to the share subscription premium any surplus of the amount reimbursed over the balances of the accounts of contributed capital, a tax equivalent to 38.89% shall be incurred, when paid in the future. The tax incurred shall be paid by the Company and may be credited against the Income Tax for the fiscal year, or the Income Tax for the two immediately following fiscal years.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	STOCK OPTION PLAN:

Stock option plan

In July 2006, the Company increased its capital stock by 16.34% of the Company’s outstanding shares, as described in Note 16. As a result of this transaction, the Company changed its capital structure switching from 95% of preferred stock and 5% of common stock to 100% common stock and eliminated the liquidation preference or deemed liquidation right.

This change produced that the fair value of the Company’s shares increased from $0.00 to $0.31 on common stock and from $0.28 to $0.31 on its preferred stock.

Together with this change in its capital structure the Company decided to amend its different stock option plans to give better benefits to the holders of the options in such plans. As a result in July 2006, the Company changed the requisite service period as well as the strike price and vested period on the different stock option plans as explained below:

	Original	Modified
	Plan	Plan

Requisite service period(1)	5 years	3 years
Fair value on modification date	$0.00	$0.09
Exercise price	$0.50	$0.31
Unrecognized compensation cost in July 2006 (in dollars: $0 x 23,837,331 options)	0	n/a

(1)	At the modification date most of the awards were already vested.

The additional compensation cost stemming from the modification and the total compensation cost per option is $0.09 as shown below:

Fair value of modified option in July 2006	$0.09
Fair value of original option in July 2006	$0.00

Incremental value of modified option in July 2006	$0.09

Incremental value of modified option in July 2006	$0.09
Unrecognized compensation cost for original option	0.00

Total compensation cost to be recognized	$0.09

The total remaining compensation cost of Ps.30,089 will be recognized over the modified award’s three-year requisite service period. Accordingly, the Company’s compensation cost will be recognized ratably over the remaining three years. The cost recognized for the year ended December 31, 2006 amounted to Ps.15,402.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

After amending the different stock option plans in July 2006, the break down of the options granted and its vesting periods are described below:

		Plan for the	Penny
	Employees New	Chairman of	Warrants for
	Stock Option Plan	the Board	Board Members	Total

Granted	26,485,923	5,716,580	775,000	32,977,504
Expected forfeitures	(2,648,592)	—	—	(2,648,592)
Outstanding authorized options	1,882,164	—	145,777	2,027,941
Options vested per year	5,959,333	1,429,145	124,569	7,513,047

The fair value of the stock options of the new plan was computed by an independent third party specialist, using a binomial valuation model by the Black & Scholes method.

Black-Scholes assumptions:

		Exercise	Risk Free	Fair
Vesting Period	Volatility	Price	Rate	Value

3 years	30%	$0.31	4.37%	$0.09

Through June 30, 2006, the Company had the following stock option plans:

a. Executive Plan — under the aforesaid plan, there were 575,000 available options as a grant for officers’ performance for the years of 1998, 1999 and 2000. As of December 31, 2005, 526,214 options of this plan had been granted, of which 304,502 remained to be exercised, and 256,094 were fully exercisable.

b. New Stock Option Plan for Executives — As of December 31, 2005, the Board of Directors and shareholders of the Company authorized an aggregate of 17,998,500 options to remunerate officers for the services they rendered during the years 2002, 2003 and 2004. Also, part of these options served as extraordinary remunerations granted to certain key officers in case of a change in the control of the Company. As of December 31, 2005, 13,529,500 options had been granted, of which 2,705,900 were fully exercisable.

c. Members of the Board of Directors and Members of Various Committees — For each meeting of the Board or of the different committees of the Company where directors and members of the different committees attend, they receive an option to purchase 2,500 shares at an exercise price of $0.01 per share. The chairman of the Board or of the different committees is entitled to receive options to subscribe 5,000 shares at the same above mentioned exercise price. Options granted in each meeting may be exercised immediately and expire three years after, beginning on the date when granted, except when the same Board or the shareholders’ meeting provides another mechanism. As of December 31, 2005, 955,000 options had been granted in this plan, of which 637,500 were fully exercisable.

d. Signing Bonuses and Other Bonuses for Officers or Directors — From time to time the Company has granted signing bonuses, special bonuses and other bonuses by way of stock options. There is a reserve of 246,215 N1 Series, Class II treasury shares, available so that the management or the Board of Directors may grant options on these shares as part of the signing bonuses negotiated and signed to contract new key officers with the Company.

The fair value of options for services rendered was determined by an independent third party using a binomial valuation model applying the Black & Scholes method, as a result of which there was no charge to results during the years that ended December 31, 2005 and 2004.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Below is the summary of changes in employees’ stock options plans for the year ended on December 31, 2006 (in thousands of shares):

	2006		2004		2005
		Weighed		Weighed-		Weighed-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	18,099	$0.65	4,465	$1.14	4,377	$1.16
Granted	26,147	0.31	13,712	0.49	188	0.01
Exercised	0	0	0	0.00	(100)	0.01
Cancelled	(18,099)	0.65	(78)	0.01	0	0.00

Outstanding at the end of the year	26,147	0.31	18,099	0.65	4,465	1.14

Options exercisable at the end of the year	6,537	0.31	7,226	0.71	2,675	1.36

Weighted-average of options granted during the year (nominated in U.S. dollars)		$0.31		$0.00		$0.00

Options (“warrants”) for services rendered to the Company

Since 1998 and through 2001, the Company issued options to subscribe shares of the Company in exchange of different services rendered. For the year ended December 31, 2000, the Company granted bondholders, initial purchasers and underwriter of the Notes with maturity in 2007 that bear annual interest at a rate of 13 3/4%, options to subscribe 764,938 “N” Series shares representing the capital stock of the Company at an exercise price of $0.01 per share. Options expire 7 years after the grant date. As of December 31, 2006 and 2005, the 764,938 options of this plan are fully exercisable.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 18 —	REVENUE BY GEOGRAPHICAL LOCATION:

The Company primarily evaluates its segment performance based on its revenues. No inter-segment revenues are applicable for the periods presented herein:

	MetropolitanCentral-
Services	Area		South		North		Total

Year ended on December 31, 2006:
Local	Ps.	900,668	Ps.	371,307	Ps.	—	Ps.	1,271,975
Long distance		212,156		117,226		27,428		356,810
Rent of dedicated links		330		151		—		481
Sale of client equipment		5,842		8,058		—		13,900
Lease of capacity		35,427		—		—		35,427

	Ps.	1,154,423	Ps.	496,742	Ps.	27,428	Ps.	1,678,593

Assets	Ps.	5,747,883	Ps.	366,419	Ps.	447,470	Ps.	6,561,772
Accumulated depreciation	Ps.	—	Ps.	—	Ps.	—	Ps.	(1,679,397)

Total assets	Ps.	5,747,883	Ps.	366,419	Ps.	447,470	Ps.	4,882,375

Acquisition of telephone network systems and equipment	Ps.	630,644	Ps.	129,926	Ps.	670	Ps.	761,240

Year ended December 31, 2005:
Local	Ps.	484,436	Ps.	315,799	Ps.	—	Ps.	800,235
Long distance		198,434		167,610		—		366,044
Rent of dedicated links		345		497		—		842
Sale of client equipment		2,776		3,094		—		5,870
Lease of capacity		23,253		—		—		23,253
Other		860		—		—		860

	Ps.	710,104	Ps.	487,000	Ps.	—	Ps.	1,197,104

Assets	Ps.	4,407,183	Ps.	174,039	Ps.	—	Ps.	4,581,222
Accumulated depreciation	Ps.	—	Ps.	—	Ps.	—	Ps.	(1,293,432)

Total assets	Ps.	4,407,183	Ps.	174,039	Ps.	—	Ps.	3,287,790

Acquisition of telephone network systems and equipment	Ps.	617,054	Ps.	200,873	Ps.	—	Ps.	817,927

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	MetropolitanCentral-
Services	Area		South		North		Total

Year ended December 31, 2004:
Local	Ps.	481,518	Ps.	278,942	Ps.	—	Ps.	760,460
Long distance		94,822		50,552		—		145,374
Rent of dedicated links		482		981		—		1,463
Sale of client equipment		3,812		2,101		—		5,913
Lease of capacity		19,039		—		—		19,039
Other		1,264		—		—		1,264

	Ps.	600,937	Ps.	332,576	Ps.	—	Ps.	33,513

Assets	Ps.	3,938,389	Ps.	70,255	Ps.	—	Ps.	—
Accumulated depreciation	Ps.	—	Ps.	—	Ps.	—	Ps.	(1,158,368)

Total assets	Ps.	3,938,389	Ps.	70,255	Ps.	—	Ps.	2,863,912

Acquisition of telephone network systems and equipment	Ps.	386,233	Ps.	23,707	Ps.	—	Ps.	409,940

Secondarily, the Company also performs business analysis’s based on revenue by product. No inter-segment revenues are applicable for the periods presented herein:

	Year Ended on December 31,
	2006		2005		2004

Voice	Ps.	1,302,910	Ps.	967,852	Ps.	769,365
Data		76,467		53,478		4,929
Wholesale		299,216		175,774		119,219

Total revenues	Ps.	1,678,593	Ps.	1,197,104	Ps.	933,513

The Company does not allocate total assets by segment since they are used to provide all segment services.

NOTE 19 —	INCOME TAX, ASSET TAX AND TAX LOSS CARRYFORWARDS:

The Company and its subsidiaries are subject separately to the payment of income tax and asset tax, thus meaning that they are not consolidated for tax purposes.

During 2006, some subsidiaries generated taxable income in the amount of Ps.92,623 and other generated tax losses in the amount of Ps.61,996 (taxable income of Ps.82,367 and tax loss carry forwards of Ps.101,637 in 2005 respectively). In prior periods the Company incurred in tax losses carryforward. Tax result differs from accounting result due to differences of permanent and temporary nature, as shown herein below.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision for Income Tax in 2006, 2005 and 2004 is analyzed as follows:

	2006		2005		2004

Asset tax incurred	Ps.	—	Ps.	661	Ps.	28,963
Deferred income tax		57,875		27,024		1,181

Total provision	Ps.	57,875	Ps.	27,685	Ps.	30,144

During 2006, the company did not generate income tax payable due to tax loss carryforwad being amortized against the taxable income obtained.

Due to the amendments to the Mexican Income Tax Law approved on November 13, 2004, the income tax rate was 29% in 2006 and will be 28% in 2007.

The following table shows the reconciliation between the effective tax rate and the real tax rate as of December 31, 2006:

Profit before tax provisions	Ps.	29,668
Income tax rate		x 29%

Income tax provision		8,604
Plus (less) tax effect of the permanent items:
Non- deductible expenses		1,254
Inflationary annual adjustment		14,267
Inflation restatement in the income statement		8,884
Cancellation of allowance on Asset tax for prior years(1)		30,531
Other permanent items		(5,665)

Income tax provision adjusted by permanent items	Ps.	57,875

Effective tax rate = 195%

(1)	Through December 31, 2005, the Company had considered that it had possibilities of recovering the asset tax paid in prior years, based on the results from legal proceedings that had initiated, considering the amendment in the previous Asset Tax Law, which allowed deduction of liabilities within the computation of net assets. However, during the last quarter of year 2006, the conditions of the legal process radically changed and, along with the changes in the Asset Tax Law, effective beginning January 1, 2007, which now precludes the inclusion of the liabilities to determine the asset tax base, the Company assessed that there are not enough elements to obtain a favorable resolution, and decided, on a conservative basis, to record a valuation allowance in the total amount of such tax.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, the effect of the deferred income tax over the main temporary differences is analyzed below:

	2006		2005

Current:
Allowance for doubtful accounts	Ps.	25,024	Ps.	25,124
Prepaid expenses		(16,205)		(31,117)
Provisions		64,086		73,262

Total current		72,905		67,269

Non-current:
Telephone network, equipment and leasehold improvements, frequency rights, intangible assets, and preoperating expenses — Net		(232,796)		(225,224)
Asset tax paid in prior years		34,573		34,573
Tax loss carry forwards		188,406		99,816

Total non-current		(9,817)		(90,835)

Net deferred tax asset (liabilities) before valuation allowance		63,088		(23,566)
Tax losses and asset tax valuation allowance		(148,571)		(4,042)

Deferred income tax liabilities	Ps.	(85,483)	Ps.	(27,608)

As of December 31, 2006, the Company determined deferred tax liabilities generated mainly by the net change in the tax effect of the temporary differences and the increase in the valuation allowance relative to asset tax and tax losses carry forwards. As of December 31, 2005, the Company determined deferred income tax liability generated mainly by the net tax effect of temporary differences and a valuation allowance for the expected tax losses carry forwards that would not be realized within a reasonable term.

As of December 31, 2006, the Company had cumulative tax losses in aggregate of Ps.672,878, that will be carry forward against future taxable income as follows:

			Year of
Year of Loss	Amount		Maturity

1999	Ps.	15,857	2009
2000		71,980	2010
2001		74,481	2011
2002		246,857	2012
2003		30,978	2013
2004		69,621	2014
2005		101,108	2015
2006		61,996	2016

	Ps.	672,878

Asset tax is incurred at the rate of 1.8% over the net amount of certain assets and liabilities only when this tax exceeds the Income Tax incurred. During the fiscal year ended December 31 2006 and 2005, the Company did not generate a taxable base for the Asset Tax, since its liabilities were higher than its assets.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employees’ statutory profit sharing is estimated applying the procedures set forth in the Mexican Income Tax Law. During the fiscal year ended December 31, 2006 and 2005 the Company did not generate profit sharing base. At December 31, 2004 the employees’ statutory profit sharing was Ps.502.

NOTE 20 —	COMMITMENTS AND CONTINGENCIES:

As of December 31, 2006, the Company had the following commitments:

a.  Operating lease agreements:

The Company maintains operating leases on buildings, sites, poles and office equipment. The Company recorded leasing expense of Ps.56,370, Ps.42,997 and Ps.60,074 in 2006, 2005 and 2004, respectively.

The schedule of estimated future minimum lease payments is as follows:

2007	Ps.	48,784
2008		46,755
2009		41,650
2010		41,191
2011 and thereafter:		84,526

	Ps.	267,906

b.  Corporate building lease agreement for the building currently occupied by the Company.

On September 1, 2005 the Company renewed a corporate lease agreement for a 7 year term ending now on December 31, 2012. The surface leased is 7,922 square meters. The Company recorded leasing expense of $1,639 and $1,653 for the years ended December 31, 2006 and 2005, respectively.

The schedule of estimated future minimum lease payments is as follows:

2007	$1,759
2008	1,759
2009	1,759
2010	1,759
2011 and thereafter	3,518

$10,554

c.  Finance lease agreements:

As of December the 31, 2006, the Company has executed finance lease agreements with different entities in Mexican pesos and U.S. dollars regarding: telecommunication equipment, computer equipment and transportation equipment. The term of such agreements ranges from 18 to 36 months, with option to purchase the leased good at reduced prices once the term is completed. The interest rate agreed in these agreements ranges from 6.9% to 10%, as per the specific conditions of each agreement.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The schedule of future minimum payments in Mexican pesos is as follows:

2007	Ps.	9,020
2008		8,004
2009		4,717

Total	Ps.	21,741

Includes interest to be accrued Ps.3,254

d.  Geographic expansion commitment:

The amending agreement to the national concession certificate to install and operate a public telecommunications network in Mexico, entered into on December the 2, 2004, sets forth a capacity installation program to attend a certain number of lines at the end of the year 2006. Moreover, it sets forth a geographic expansion commitment up to 2014. At December 31, 2006 the Company had met all requirements established in the concession certificates.

The Company, among other terms, should comply with the capacity installation and geographic expansion commitment discussed above in order for the concession to remain in effect.

e.  Commitment related to frequency rights:

As of December 31, 2006, the Company complied with its obligation to provide to the Mexican Ministry of Communications and Transportation the renewal of the surety bonds for the fiscal year 2006, according to the commitments and obligations set forth in the concessions.

f.  Commitment of sale of capacity:

In October of 2003, the Company executed a sale agreement of optical fiber capacity with another carrier for $2,000, which was recognized at the time of sale as an advanced collection to render this service; the term of this agreement is of 13 years. As of December 31, 2006, deferred revenue amounted to $1,538. The amortized revenue for the years 2005 and 2006 was Ps.1,729 y Ps.1,639 respectively.

g.  Lucent Technologies:

Telereunión , one of the companies recently acquired by the Company, is involved in a claim initiated by Lucent Technologies, Inc. for the collection of approximately $6.5 million in connection with the installation of part of Telereunión’s fiber optic network. Company’s management believes that the likelihood of success of the Lucent claim is remote. Although Lucent has not initiated a formal legal proceeding against Telereunión and has only sent several letters in the attempt to collect the amount they allege is due, Telereunión initiated two legal proceedings in Mexican courts seeking (i) a declaration that the applicable statute of limitations (prescription) has expired and (ii) a declaration nullifying the document upon which Lucent bases its claim. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC investors agreed to indemnify the Company for any adverse results of the Lucent claim, including the payment of any and all amounts due to Lucent.

h.  Comisión Federal de Electricidad:

Telereunión is party to a lawsuit initiated by the Mexican Federal Power Commission, or Comisión Federal de Electricidad, for approximately Ps.38.3 million in rents due for the 30-year lease of infrastructure, entered into on June 23, 1999, that should have had been paid in advance.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Although Telereunión was found ultimately liable for the amounts following its appeal and has been ordered to pay the amount claimed by the Mexican Federal Power Commission, Grupo VAC has undertaken to negotiate with the Mexican Federal Power Commission, on behalf of Telereunión, more favorable terms for the payment of the amount due to the Mexican Federal Power Commission. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC investors agreed to provide the Company with financing to the extent the amount of Telereunión’s financial obligations to the Mexican Federal Power Commission related to any claim exceeds of Ps.38.3 million, payable over a 30-year period in monthly installments of no more than Ps.106 per month.

On January 9, 2007, Telereunión and the Mexican Federal Power Commission reached an agreement of judicial transaction in relation to the definite sentence that ordered Telereunión the payment of approximately Ps.38.3 million.

The agreement with the Mexican Federal Power Commission establishes that the referred debt plus its corresponding updates will be paid in November 29, 2008, though interests generated will be paid in 4 semesters beginning May 29, 2007.

Within the acquisition terms of Telereunión, entered into with Grupo VAC, the latter committed to grant Telereunión or, if it is the case, to the Company, financing to pay the debt mentioned above to the Mexican Federal Power Commission. Such financing would be paid to Grupo VAC in a 30 years term, beginning on the granting date, at an annual interest rate equivalent to EIIR plus 300 base points.

NOTE 21 —	SUBSEQUENT EVENTS:

a. As mentioned in Note 11 to the financial statements, in December 20, 2006, debt instruments denominated “Bonds” were issued in the international financial markets, in the amount of $150,000. Such placement was complemented in January 10, 2007, when the Company made an additional issuance of $25,000, under the same terms as the previous offering.

b. As mentioned in Note 8, the Company was obligated to execute the mortgage pledging the Bond issued in December 2006, with the assets of the Company, before March 31, 2007. The Company was able to pledge the assets on February 13, 2007, through the constitution of a voluntary mortgage in first grade in order of priority.

NOTE 22 —	SIGNIFICANT DIFFERENCES BETWEEN MEXICAN AND THE UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

The Company’s consolidated financial statements are prepared in accordance with Mexican Financial Reporting Standards (MFRS or NIF, for its initials in Spanish as described below) or (Mexican GAAP), which differs in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Statement B-10, issued by the MIPA. The application of this Statement represents a comprehensive measure of the effects of price level changes in the Mexican economy, and is considered to result in a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes. Therefore, the following reconciliation to U.S. GAAP does not include the reversal of such inflationary effects.

The principal differences between Mexican GAAP and U.S. GAAP other than inflation accounting, are presented in the following pages with an explanation, where appropriate, of the effects on consolidated net loss and consolidated shareholders’ equity. Reconciling items are presented net of any gain or loss from monetary position.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the adjustments to consolidated net loss and consolidated shareholders’ equity:

	Years Ended December 31,
	2006		2005		2004

Net loss under Mexican GAAP	Ps.	(28,207)	Ps.	(74,126)	Ps.	(138,708)

Adjustments:
Amortization of pre-operating expenses(a)		30,870		37,773		38,100
Capitalization of interest(b)		48,136		(1,167)		(810)
Amortization of capitalized interest(b)		(26,153)		2,699		1,854
Installation revenues and related costs(c)		827		3,126		(21,070)
Installation costs not charged to customers(d)		(205,521)		(66,898)		(68,438)
Debt restructuring(e)		189,869		50,587		1,460,360
Capitalized internal compensation cost(f)		138		138		138
Spin-off and sale of subsidiary(g)		—		226,758		—
Retirement obligations(h)		(875)		—		—
Reversal of SAB 108(k)		2,925		—		—
Total US GAAP adjustments		40,216		253,016		1,410,134

Net income under U.S. GAAP	Ps.	12,009	Ps.	178,890	Ps.	1,271,426

	As of December 31,
	2006		2005

Shareholders’ equity (deficit) under Mexican GAAP	Ps.	2,194,426	Ps.	1,856,151
Accumulated adjustments:
Preoperating expenses(a)		(377,751)		(377,751)
Amortization of preoperating expenses(a)		282,974		252,104
Capitalization of interest(b)		117,477		69,341
Depreciation of capitalized interest(b)		(38,986)		(12,833)
Installation revenues and related costs(c)		(64,790)		(65,617)
Installation costs not charged to customers(d)		(504,106)		(298,585)
Debt restructuring(e)		—		(189,869)
Capitalized internal compensation cost(f)		(2,202)		(2,340)
Retirement obligations(h)		(875)		—
SAB 108 initial effects(i)		6,779		—
SAB 108 effects for the year(k)		2,925		—
Total U.S. GAAP adjustments	Ps.	(578,555)	Ps.	(625,550)

Shareholders’ equity (deficit) under U.S. GAAP	Ps.	1,615,871	Ps.	1,230,601

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Provided below is an analysis of changes in shareholders’ equity (deficit) under U.S. GAAP:

	Year Ended December 31,
	2006		2005

Balance at the beginning of the year	Ps.	1,230,601	Ps.	1,051,711
Net income (loss) under U.S. GAAP		12,009		178,890
Increase in capital stock		351,079		—
SAB 108 initial effects(i)		6,779		—
Stock option plan		15,403		—

Balance at the end of the year	Ps.	1,615,871	Ps.	1,230,601

I.  Explanation of reconciling items

a.  Preoperating expenses -

Under the former Statement C-8 “Intangibles” in Mexican GAAP, all expenses incurred while a company or a project is in the preoperating or development stages were capitalized. The Company’s operations commenced in May 1999 and capitalized expenses are being amortized on a straight-line basis for a period not exceeding 10 years. The Company has not incurred in preoperating or development expenses since 2003.

Under US GAAP, such pre-operating expenses are expensed as incurred.

b.  Capitalization of interest -

In accordance with Mexican GAAP, the Company capitalizes integral cost of financing (which is comprised of interest expense, foreign exchange gains or losses and monetary gain related to the debt) incurred during the period of construction and installation of an asset. Further, cost capitalized is limited to the specific financing obtained for the construction of the related asset. The Company is amortizing capitalized interests on a straight-line basis over 10 years.

Under U.S. GAAP, capitalization of interest is required for certain qualifying assets that require a period of time to get them ready for their intended use. The amount of interest to be capitalized is that portion of the interest cost incurred during the asset acquisition period that theoretically could have been avoided if expenditures for the assets had not been made, and is not limited to indebtedness directly attributable to the assets. In an inflationary economy, such as Mexico, acceptable practice is to capitalize interest net of its monetary gain. US GAAP does not allow the capitalization of foreign exchange losses.

c.  Installation revenues and related costs -

Under Mexican GAAP, installation revenues and related costs are recognized are recorded immediately, when installations are charged to customers.

Under U.S. GAAP, installation revenues and related costs are deferred and amortized over the expected customer relationship period when installation is charged to the customers. The Company estimated its customer relationship period to be 4 years.

d.  Installation costs not charged to customers -

Under Mexican GAAP, installation costs not charged to customers are capitalized and amortized on a straight-line basis over the remaining term of the concession. The concession term expires in October 2017.

Under U.S. GAAP, installation costs not charged to customers are expensed as incurred.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

e.  Debt restructuring -

Under Mexican GAAP, the difference between the old carrying value and new carrying value of the debt is taken directly to equity at the time of the restructuring and recorded as capital stock and additional paid-in capital. Debt issuance costs and the debt discount recorded due to the issuance of warrants are amortized over the original term of the corresponding debt with which it was originally issued with no adjustment at the time of restructuring.

Under U.S. GAAP the April 2002, July 2002 and October 2004 debt restructurings qualify as troubled debt restructurings pursuant to the provisions of Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings (“FAS 15”).

The 2002 debt restructurings are accounted for as a combination of types, as stock, warrants, and senior notes issued in 2002 (the “Old Senior Notes”) that were exchanged for the 13 3/4% Notes. A gain was recognized in 2002, as the adjusted carrying value of the 13 3/4% Notes (including unamortized debt issuance costs and warrant discount) was greater than total future cash payments of the Old Senior Notes at the dates of the 2002 restructurings. To calculate the gain on the 2002 restructurings, the carrying value of the 13 3/4% Notes was reduced by the fair value of the equity interest granted as well as by all legal and other costs in relation to the restructurings, to determine the adjusted carrying value, which was compared to the gross future cash payments of the Old Senior Notes to determine the gain.

For the purposes of applying the provisions of FAS 15 to October 8, 2004 restructuring, the exchanges of the primary and other holders were recorded as follows:

(a) The exchange with the primary holder is accounted for as a combination of types as the primary holder received both senior notes issued in 2004 (the “New Senior Notes”) and stock in exchange for the Old Senior Notes exchanged. A gain was recorded, as the adjusted carrying value of the Old Senior Notes exchanged was greater than the total future cash payments of the New Senior Notes at the time of the exchange. To calculate the gain on the restructuring, the carrying value of the Old Senior Notes was reduced by the fair value of the equity interest granted as well as all legal and other costs in relation to the restructuring, to determine the adjusted carrying value, which was compared to the gross future cash payments under the terms of the New Senior Notes to determine the gain.

(b) The other holders exchanged Old Senior Notes for New Senior Notes, which is accounted for as a modification of terms under FAS 15 due to the extension of the maturity date and the increase in total interest payments. Since the carrying amount of the Old Senior Notes on October 8, 2004 did not exceed the total future cash payments of the New Senior Notes, no gain on the exchange with the other holders was recognized.

Interest expense on the New Senior Notes provided to other holders is determined using an effective interest rate that equates the present value of the future cash payments specified by the New Senior Notes, with the carrying amount of the Old Senior Notes.

On December 20, 2006 the Company redeemed its outstanding debt related to its Old Senior Notes and its New Senior Notes (see Note 11). Under Mexican GAAP, in accordance to the Bulletin C-9 “Liabilities, Accruals, Contingent Assets and Liabilities and Commitments” of NIF, Company’s management determined that the issuance of Bonds made on December 2006, represented a new debt in accordance with the provisions specified in such Bulletin, thus any remaining balances for debt issuance costs in prior years, were taken to income. Under U.S. GAAP, the remaining outstanding balance of the debt restructuring was recognized into the income results.

f.  Capitalized internal compensation cost-

Mexican GAAP allows that certain compensation charges directly attributable to capital expenditures to be capitalized. During 2002 the Company capitalized some compensation expenses in an amount of Ps.2,753, that are being amortized on a straight-line basis over 20 years. The Company has not incurred in these charges since 2003.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under U.S. GAAP, these charges were expensed.

g.  Spin-off and sale of subsidiary

As more fully described in Note 3, in 2005, the Company undertook a corporate restructuring whereby certain net assets were spun off and subsequently sold to a third party. The transactions were recorded at fair market value resulting in an increase in stockholder’s equity of Ps. 226,864 and no gain or loss reflected in the statement of income.

Under U.S. GAAP, the spin off and subsequent reacquisition of Mijolife, S.A. de C.V. described above would be accounted for at historical cost with no change in the carrying basis of existing assets and liabilities, including net operating tax loss carryforwards, which had previously been fully reserved for given the uncertainty of recoverability. Under U.S. GAAP, a gain would be recognized in the income statement related to the sale of Mijolife, S.A. de C.V. to third parties. Such gain would be equal to the difference between the sale price and the historical basis of existing assets and liabilities, including net operating loss carryforwards.

h.  Retirement obligations -

Under Mexican GAAP, as described in Note 15, effective January 1, 2005 revised Bulletin D-3 requires the recognition of a severance indemnity liability calculated based on actuarial computations. Similar recognition criteria under U.S. GAAP are established in SFAS No. 112, “Employers’ Accounting for Postemployment Benefits”. Mexican GAAP allows for the Financial Group to amortize the transition obligation related to the adoption of revised Bulletin D-3 over the expected service life of the employees.

Under U.S. GAAP, it is required to recognize such effect upon initial adoption, which results in a difference in the amount recorded under the two accounting principles.

i.  Initial application of SAB 108 -

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement-including the reversing effect of prior year misstatements-but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. Prior to our application of the guidance in SAB 108, we used the roll-over method for quantifying financial statement misstatements.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods.

SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been applied or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. We elected to record the effects of applying SAB 108 using the cumulative effect transition method.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the preparation of its Annual Report for the year ended December 31, 2006, Maxcom detected prior year misstatements, not identified during prior years. In order to evaluate whether such errors resulted in a material misstatement to the previously issued financial statements, management quantified the aggregate misstatement to the prior years financial statements using its pre-SAB 108 quantification method (the roll-over method). This analysis included all misstatements relating to the prior years financial statements including the misstatements that were “corrected” through the cumulative effect adjustment (recorded as of January 1, 2006) relating to the initial application of SAB 108.

Based on their consideration of the total misstatement of the prior years financial statements (using the roll-over method), management determined that the prior years financial statements were not materially misstated.

The following table summarizes the effects (up to January 1, 2006) of applying the guidance in SAB 108 (in thousands):

		Period in	Period in			Period in
		which the	Which the			Which the
		Misstatement	Misstatement			Misstatement	Adjustment
		Originated(1)	Originated(1)			Originated(1)	Recorded
		Year Ended	Year Ended			Year Ended	as of
		December 31,	December 31,			December 31,	January 1,
		2003	2004			2005	2006

Labor liabilities(2)	Ps.	(15,397)	Ps.	—	Ps.	(624)	Ps.	(16,021)
Capitalized interest(3)		(4,410)		(1,263)		591		(5,082)
Increasing-debt rate(4)		—		(3,549)		(8,020)		(11,569)
Stock-option plan(5)		—		(581)		(2,785)		(3,366)
Embedded derivatives(6)		—		—		7,028		7,028
Debt restructuring(7)		—		132,612		6		132,618
Installation costs not charged(7)		—		(107,471)		1,535		(105,936)
Installation revenues and costs(8)		—		—		11,173		11,173
Other(9)		10,935		(9,189)		(3,812)		(2,066)
Deferred income taxes(10)		—		—		—		—

Impact on net income(11)	Ps.	(8,872)	Ps.	10,559	Ps.	5,092

Retained earnings(12)							Ps.	6,779

(1)	We previously quantified these errors under the roll-over method and concluded that they were immaterial-individually and in the aggregate.

(2)	We were not recognizing this difference for severance indemnity as required by U.S. generally accepted accounting principles (see reconciling item h.). As a result of this error, our severance indemnity expense was understated by Ps.15.4 million in 2003 and by Ps.0.6 million in 2005, no expense recognition is applicable for 2004. We recorded a Ps.16 million increase in our liability for severance indemnity as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(3)	We incorrectly amortized capitalized interest expenses in 2005 and prior years. As a result of this error, our expenses were understated in 2003 by Ps.4.4 million, in 2004 by Ps.1.3 and overstated by Ps.0.6 million in 2005. We recorded a Ps.5.1 million decrease in our capitalized interest as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(4)	We were not adjusting our expenses for increasing-debt rate as required by U.S. generally accepted accounting principles to the interest method. As a result of this error, our interest expense was understated by Ps.3.6 million in 2004 and by Ps.8.0 million in 2005. We recorded a Ps.11.6 million increase in our liability for interest payable as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements (see k below for reversal in 2006).

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	We were not recognizing compensation cost expense as required by U.S. generally accepted accounting principles. As a result of this error, our compensation expense was understated by Ps.0.6 million in 2004 and by Ps.2.8 million in 2005. We recorded a Ps.3.4 million increase in our additional-paid in capital for stock-option plans as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(6)	We were not recognizing the effect in income generated by embedded derivatives as required by U.S. generally accepted accounting principles. As a result of this error in both GAAPs in 2005, our income was understated by Ps.7.0 million. We recorded a Ps.7.0 million increase in our assets as of January 1, 2006 with a corresponding increment in retained earnings to correct these misstatements. This balance does not represent a difference between GAAPs, however for Mexican GAAP purposes this effect was immaterial for being adjusted (see k for reversal in 2006).

(7)	We were incorrectly presenting the accumulated amortization related to debt restructuring and installation costs not charged to customers. As a result of both reclassification errors, our income was understated by Ps.25.1 million in 2004 and by Ps.1.5 million in 2005 (amounts presented net). We recorded a Ps.26.6 million increase in our assets as of January 1, 2006 with a corresponding increment in retained earnings to correct these misstatements.

(8)	We were incorrectly recognizing the effect in income generated by the amortization installation revenues and costs. As a result of this error, our income was understated by Ps.11.2 million in 2005. We recorded a Ps.11.2 million increase in our assets as of January 1, 2006 with a corresponding increment in retained earnings to correct these misstatements.

(9)	We incorrectly recorded minor entries representing preoperating expenses, leasehold improvements and revenue recognition. As a result of these errors, our expense was overstated by Ps.11.0 million in 2003 and understated by Ps.9.3 million in 2004 and Ps.3.8 million in 2005. We recorded a Ps.2.1 million increase in our liabilities for these concepts as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(10)	No deferred taxes were calculated in the application of the SAB 108 as those balances would represent a deferred tax asset for the net balance to be adjusted on January 1, 2006, that is not deemed recoverable and should be fully reserved for accounting purposes.

(11)	Represents the net over-statement of net income for the indicated periods resulting from these misstatements

(12)	Represents the net reduction to retained earnings recorded as of January 1, 2006 to record the initial application of SAB 108.

k.  Reversal of SAB 108 -

Below are disclosed entries adjusted for SAB 108 and their effect on the current fiscal year:

	December 31,
	2006

Preoperating expenses	Ps.	(1,615)
Increasing debt rate(1)		11,568
Embedded derivatives(2)		(7,028)

	Ps.	2,925

(1)	These notes were called in advance during 2006 and thus, outstanding payable balances under U.S. GAAP were therefore eliminated.

(2)	In 2006, the Company started recognizing embedded derivatives in local books, therefore reconciling item should be reversed accordingly.

II.  Significant Disclosures

(1)  a. Earnings per share -

As a result of acquisition of Grupo Telereunión, our capital structure initially consisted of 482,334,778, common stock outstanding. Earnings per share for the prior period ended December 31, 2005 and the year ended December 31, 2004 reflect our initial post-Acquisition capital structure on a consistent basis see note 16. Basic earnings per share have been computed based upon the weighted average number of common shares outstanding. Dilutive earnings per share have been computed based upon the weighted average number of common shares outstanding plus the effect of all potentially dilutive common stock equivalents. For years 2006 and 2005, stock options and warrants were out of the money and therefore, not included in the calculation due to their antidilutive effect.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)  The following table sets forth the computation of basic and diluted earnings per share (in thousands of pesos and number of shares):

	Years Ended December 31,
	2006		2005		2004

Basic and diluted earnings per share:
Net income	Ps.	12,009	Ps.	178,890	Ps.	1,271,426
Denominator:
Weighted average shares used in basic computation		442,928		403,521		293,032
Add: dilutive impact of stock options and warrants		24,700		—		—
Weighted average shares used in basic computation		467,628		403,521		293,032
Earnings per share, basic		0.03		0.44		4.34
Earnings per share, diluted		0.03		0.44		4.34

(3)  b. Registration payment arrangement -

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before September 30, 2007, the annual interest rate borne by the notes will be increased by 0.50% per annum. This increase in the interest rate will end upon the earlier of (i) completion of the exchange offer, (ii) the effectiveness of the shelf registration or (iii) the notes being freely tradable under the Securities Act.

(4)  c. Restrictive Covenants -

The terms of the old notes and the new notes, impose significant operating and financial restrictions to the Company. These restrictions affect, and in many respects significantly limit or prohibit, its ability to, among other things:

•	borrow money;

•	pay dividends on our capital stock;

•	purchase stock or repay subordinated indebtedness;

•	sell assets; and

•	consolidate or merge into other companies.

If we do not comply with these restrictions, we could be in default even if we are able to service our debt. If there were a default, holders of the notes could demand immediate payment of the aggregate principal amount and accrued interest on the notes outstanding. This could lead to our bankruptcy or reorganization for the benefit of our creditors or to our inability to pay our obligations.

(5)  d. Deferred income taxes -

For Mexican GAAP purposes, the Company applies revised Statement D-4 and recognizes future tax impacts based on the differences between the financial statements and tax bases of assets and liabilities-temporary differences- as of the date of the financial statements. For purposes of the reconciliation to U.S. GAAP, the Company has applied Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (FAS 109), for all periods presented.

FAS 109 requires an asset and liability method of accounting, whereby, deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bases of assets and liabilities. Under U.S. GAAP, the effect on deferred taxes of changes in tax rates is recognized in the income statement in the period in which the tax rates are enacted.

FAS 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely that some portion or all of the deferred tax assets will not be realized. Accordingly, the Company has established a valuation allowance for the full amount of the deferred tax assets.

Significant components of deferred income taxes under U.S. GAAP are as follows:

	SFAS 109		SFAS 109
	Applied to		Applied to
	Mexican GAAP		U.S. GAAP
	Balances		Balances		Total

December 31, 2006
Deferred assets:
Bad debt allowance	Ps.	25,024		—	Ps.	25,024
Asset tax payments		34,573		—		34,573
Tax loss carryforwards		188,406		—		188,406
Accruals		64,086		—		64,086
Installation revenues		—		18,141		18,141
Installation costs not charged to customers		—		141,149		141,149

Deferred tax assets		312,089		159,290		471,379

Deferred liabilities:
Prepaid expenses		(16,205)		—		(16,205)
Telephone network equipment and leasehold improvements, frequency rights, intangible assets and preoperating expenses		(232,796)		5,422		(227,374)
Deferred tax liabilities		(249,001)		5,422		(243,579)

Net deferred income tax asset before valuation allowance		63,088		164,712		227,800
Valuation allowance		(148,571)		(164,712)		(313,283)

	Ps.	(85,483)	Ps.	—	Ps.	(85,483)

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	SFAS 109		SFAS 109
	Applied to		Applied to
	Mexican GAAP		U.S. GAAP
	Balances		Balances		Total

December 31, 2005
Deferred assets:
Bad debt allowance	Ps.	25,124		—	Ps.	25,124
Asset tax payments		34,573		—		34,573
Tax loss carryforwards		99,816		—		99,816
Accruals		73,262				73,262
Installation revenues		—		18,373		18,373
Installation costs not charged to customers not		—		83,603		83,603

Deferred tax assets		232,775		101,976		334,751

Deferred liabilities:
Prepaid expenses		(31,117)		—		(31,117)
Telephone network equipment and leasehold improvements, frequency rights, intangible assets and preoperating expenses		(225,224)		20,015		(205,209)
Deferred tax liabilities		(256,341)		20,015		(236,326)

Net deferred income tax asset before valuation allowance		(23,566)		121,991		98,425
Valuation allowance		(4,042)		(121,991)		(126,033)

	Ps.	(27,608)	Ps.	—	Ps.	(27,608)

III.  Additional Disclosures

a.  Cash flow information -

Under Mexican GAAP, the Company presents statements of changes in financial position in constant Mexican pesos. This presentation identifies the generation and application of resources representing differences between beginning and ending financial statement balances in constant Mexican pesos.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under U.S. GAAP, pursuant to FAS No. 95 “Statement of Cash Flows”, a statement of cash flows is a required component of a complete set of financial statements in lieu of a statement of changes in financial position. FAS 95 establishes specific presentation requirements and additional disclosures but does not provide guidance with respect to inflation adjusted financial statements. The following price-level adjusted consolidated statement of cash flows presented for the years ended December 31, 2006, 2005 and 2004, includes the effect of inflation in conformity with recommendations established by the American Institute of Certified Public Accountants SEC Regulations Committees’ International Practices Task Force.

	Year Ended December 31,
	2006	2005	2004

Operating activities:
Net income (loss) under U.S. GAAP	12,009	178,890	1,271,426
Adjustments to reconcile net income (loss) to net cash flow provided by operating activities:
Depreciation and amortization	161,644	252,442	347,885
Gain on restructuring of debt	—	—	(1,402,565)
Fixed asset write-offs	—	11,944	—
Allowance for doubtful accounts	35,232	29,785	36,985
Monetary gain	(20,724)	(22,985)	(118,481)
Allowance for inventory of obsolescence	—	318	1,124
Deferred Income Tax	57,875	27,024	—
Employee benefits	4,474	—	—
Stock option plan	15,403	—	—
Loss on sale of fixed assets	1,319	—	—
Other	(964)	—	—
Foreign currency exchange (gain) loss	(87,492)	(18,876)	106,373

	178,776	458,542	242,747
Changes in operating assets and liabilities:
Accounts receivable	(309,912)	(103,094)	(3,902)
Inventory	(18,466)	(4,184)	6,553
Prepaid expenses	13,754	(13,441)	(14,302)
Accrued interest	—	—	787
Accrued expenses and other accounts payable	24,351	149,760	(80,578)

Cash flow (used in) provided by operating activities	(111,497)	487,583	151,305
Financing activities:
Restricted cash	(14,629)	11,626	(19,609)
Capital increase — Net of equity issuance cost	344,402	—	—
Bank financing and debt payments	(449,005)	135,267	169,798
Senior notes issued — Net of debt issuance cost	1,590,455	—	—

Cash flow provided by financing activities	1,471,223	146,893	150,189

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2006		2005		2004

Investing activities:
Acquisition of fixed assets		(744,777)		(396,017)		(257,581)
Proceeds on sale of fixed assets		4,268		—		—
Purchase of Telereunion, net of cash acquired		(97,508)		—		—
Acquisition of intangible assets		(34,088)		(57,390)		—

Cash flow used in investing activities		(872,105)		(453,407)		(257,581)

Cash and cash equivalents:
Effect of inflation and exchange rate changes on cash and cash equivalents		(7,592)		(13,300)		(26,408)
Net increase (decrease) increase in cash and cash equivalents		480,029		167,769		17,505

Cash and cash equivalents at beginning of the year		232,479		64,710		47,205

Cash and cash equivalents at end of the year		712,508		232,479		64,710

Interest paid	Ps.	134,654	Ps.	72,831	Ps.	24,982

Taxes paid	Ps.	1,345	Ps.	525	Ps.	14,084

Supplemental disclosures of non-cash investing and financing activities:
Reduction of notes payable from troubled debt restructuring	Ps.	—	Ps.	—	Ps.	1,534,150

b.  Operating income -

Mexican GAAP allows certain non-recurring charges, such as asset write-offs, to be classified as non-operating.

Under U.S. GAAP, such items are considered part of operating income.

(6)  c. New U.S. GAAP accounting pronouncements -

SFAS No. 155, “Accounting for certain hybrid financial instruments-and amendment of FASB Statements Nos. 133 and 140” was issued on February 2006. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have any impact on the Company’s current financial condition or results of operations. The adoption of SFAS No. 155 is not expected to have any impact on the Company’s current financial condition or results of operations.

SFAS No. 156, “Accounting for servicing of financial assets-an amendment of FASB Statement No. 140” was issued on March 2006. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. This Statement permits an entity to reclassify certain available-for-sale securities to trading securities, regardless of the restriction in paragraph 15 of Statement 115, provided that those available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value. This option is available only once, as of the beginning of the fiscal year in which the entity adopts this Statement. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided that the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this Statement is the date an entity adopts the requirements of this Statement. An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement. The adoption of SFAS No. 156 is not expected to have any impact on the Company’s current financial condition or results of operations.

SFAS No. 157 “Fair Value Measurements” was issued in September 2006. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. The definition of fair value retains the exchange price notion in earlier definitions of fair value. This Statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. Therefore, the definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). This Statement also emphasizes that fair value is a market-based measurement, not an entity-specific measurement. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007. Earlier application is encouraged. The adoption of SFAS No. 157 is not expected to have any impact on the Company’s current financial condition or results of operations.

SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” an amendment of FASB Statements No. 87, 88, 106, and 132(R) was published by FASB in September 2006. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This Statement amends

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement 87, FASB Statement No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, Statement 106, and FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, and other related accounting literature. Upon initial application of this Statement and subsequently, an employer should continue to apply the provisions in Statements 87, 88, and 106 in measuring plan assets and benefit obligations as of the date of its statement of financial position and in determining the amount of net periodic benefit cost.

The required date of adoption of the recognition and disclosure provisions of this Statement an employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Earlier application of the recognition or measurement date provisions is encouraged; however, early application must be for all of an employer’s benefit plans. Retrospective application of this Statement is not permitted. The adoption of SFAS No. 158 is not expected to have any impact on the Company’s current financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, “ which provides a fair value option to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS No. 159 is effective for the Company beginning in the 2008 first quarter. The adoption of SFAS No. 159 is not expected to have any impact on the Company’s current financial condition or results of operations.

On July 13, 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. FIN 48 will be applicable to us on January 1, 2007. The adoption of FIN 48 is not expected to have any impact on the Company’s current financial condition or results of operations.

In June 2006, the EITF ratified the consensus on EITF Issue No. 06-3 (EITF 06-03), How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). EITF 06-03 concluded that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, such as sales, use, value-added and certain excise taxes is an accounting policy decision that should be disclosed in a company’s financial statements. In addition, companies that record such taxes on a gross basis should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. EITF 06-03 is effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to have any impact on the Company’s current financial condition or results of operations.

m.  Subsidiary Guarantor Information

On December 20, 2006, the Company issued $150 million of senior notes (“Senior Notes”) in an international offering of debt. The Senior Notes are joint and severally guaranteed on a senior unsubordinated, unsecured, full and unconditional basis and are expected to be registered in an exchange offer on or before September 30, 2007, pursuant to a guarantee by the Company’s subsidiaries Corporativo en Telecomunciaciones, S.A. de C.V., Maxcom Servicios Administrativos, S.A. de C.V., Outsourcing Operadora de Personal, S.A. de C.V., Tecnicos Especializados en Telecomunicaciones, S.A. de C.V, Maxcom TV, S.A. de C.V. and Maxcom, USA, Inc.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

																	Non-Guarantor Subsidiaries
											Maxcom		Maxcom						Sierra
	Maxcom		Corporativo		Servicios		OOP		MSF		USA		TV		TET		Telereunión		USA		Telscape		Elimination		Consolidated

Balance sheet as of December 31, 2006:
Cash and cash equivalents and Current restricted cash	Ps.	723,685		900		1,083		31		3,323						10		4,723		1,365				—		735,120
Accounts receivable — net		423,503		29,008		212,474		43,797		161,664		110		50		649		55,307		12,368		2,081		(473,332)		467,677
Inventory — net		34,493																								34,493
Prepaid expenses		62,078		254		952		10										49		15						63,358
Investment in subsidiaries		295,461				1,606																		(297,067)		—
Frequency rights — net		85,172																								85,172
Telephone network system and Equipment net		2,810,128																201,997		10,468		20,223				3,042,816
Preoperating expenses — net		94,777																								94,777
Intangible assets — net		322,371																								322,371
Obligations				1,542		12,980																				14,522
Deposits		356		377		7				4,286								715		14						5,757
Deferred taxes						2,306																				2,306
Other assets		14,022																		(16)						14,006

Total assets	Ps.	4,866,046	Ps.	32,081	Ps.	231,408	Ps.	43,838	Ps.	169,273	Ps.	110	Ps.	50	Ps.	659	Ps.	262,791	Ps.	24,214	Ps.	22,304	Ps.	(1,048,609)	Ps.	4,882,375

Total liabilities	Ps.	2,671,620	Ps.	33,094	Ps.	228,887	Ps.	42,301	Ps.	11,545	Ps.	—	Ps.	—	Ps.	590	Ps.	175,593	Ps.	11,729	Ps.	—	Ps.	487,410	Ps.	2,687,949

Shareholders’ Equity:
Capital Stock and Additional Paid- In Capital		3,450,859		90		64		53		165,284		122		53		52		677,754		12,572		94,327		(950,371)		3,450,859
Accumulated deficit		(1,256,433)		(1,103)		2,457		1,484		(7,554)		(12)		(3)		17		(590,556)		(86)		(72,023)		667,379		(1,256,433)

Total shareholders’ equity		2,194,425		(1,013)		2,521		1,537		157,730		110		50		69		87,198		12,486		22,304		(282,992)		2,194,426

Total liabilities and Shareholders — equity	Ps.	4,866,046	Ps.	32,081	Ps.	231,408	Ps.	43,838	Ps.	169,275	Ps.	110	Ps.	50	Ps.	659	Ps.	262,791	Ps.	24,219	Ps.	22,304	Ps.	(1,048,609)	Ps.	4,882,375

Total shareholders’ equity under Mexican GAAP	Ps.	2,194,426	Ps.	(1,013)	Ps.	(2,521)	Ps.	1,537	Ps.	157,730	Ps.	110	Ps.	50	Ps.	69	Ps.	87,198	Ps.	12,486	Ps.	22,304	Ps.	(282,991)	Ps.	2,194,426

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

									Non-Guarantor Subsidiaries
							Maxcom	Maxcom		Sierra
	Maxcom	Servicios	Corporativo	OOP	TET	MSF	USA	TV	Telereunión	USA	Telscape	Elimination	Consolidated

Preoperating expenses	(377,751)												(377,751)
Amortization of preoperating expenses	282,974												282,974
Capitalization of interest	117,477												117,477
Amortization of capitalized interest	(38,986)												(38,986)
Amortization of frequency rights
Installation revenues	(64,790)												(64,790)
Installation costs	(504,106)												(504,106)
Debt restructuring
Capitalized internal compensation cost	(2,202)												(2,202)
Retirement obligation	(875)												(875)
SAB 108 initial effect	6,779												6,779
SAB effects for the year	2,925												2,925
Total shareholders’ equity under US. GAAP	1,615,871												1,615,871

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

																	Non-Guarantor Subsidiaries
													Maxcom		Maxcom				Sierra
	Maxcom		Corporativo		Servicios		OOP		TET		MSF		USA		TV		Telereunión		USA		Telscape		Elimination		Consolidated

Statements of Operations for the year ended December 31, 2006:
Revenues	Ps.	1,654,168	Ps.	43,532	Ps.	326,039	Ps.	60,827	Ps.	874							Ps.	85,109	Ps.	13,658			Ps.	(505,584)	Ps.	1,678,593
Operating cost and expenses		(1,528,448)		(42,283)		(322,874)		(59,188)		(854)		4,294						(69,199)		(14,615)				505,584		(1,527,530)
Integral (cost) income of financing		(118,105)		11		(96)		(110)		(3)		4,202		(4)		(2)		10,108		769		(69)				(103,299)
Other income (expenses)		(35,792)		(295)		1,745		(49)				(13,244)						1		28				(28,365)		(75,971)

Net (loss) income	Ps.	(28,207)	Ps.	965	Ps.	4,871	Ps.	1,480	Ps.	17	Ps.	(4,748)	Ps.	(4)	Ps.	(2)	Ps.	26,018	Ps.	(163)	Ps.	(69)	Ps.	(28,365)	Ps.	(28,207)

Net (loss) income for the year under Mexican GAAP	Ps.	(28,207)	Ps.	965	Ps.	4,871	Ps.	1,480	Ps.	17	Ps.	(4,748)	Ps.	(4)	Ps.	(2)	Ps.	26,018	Ps.	(163)	Ps.	(69)	Ps.	(28,365)	Ps.	(28,207)

Preoperating expenses
Amortization of preoperating expenses		30,870																								30,870
Capitalization of interest		48,136																								48,136
Amortization of capitalized Interest		(26,153)																								(26,153)
Installation revenues		827																								827
Installation costs		(205,521)																								(205,521)
Debt restructuring		189,869																								189,869
Capitalized internal compensation cost		138																								138
Retirement obligations		(875)																								(875)
Reversal of SAB 108		2,925																								2,925
Net loss (income) for the year Under U.S. GAAP	Ps.	12,009																							Ps.	12,009

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

																	Non-Guarantor Subsidiaries
											Servicios		Maxcom		Maxcom				Sierra
	Maxcom		Servicios		Corporativo		OOP		TET		Financieros		USA		TV		Telereunión		USA		Telscape		Elimination		Consolidated

Statement of Cash Flows under U.S. GAAP for the Year Ended December 31, 2006:
Net (loss) income the year under U.S. GAAP	Ps.	12,009	Ps.	4,871	Ps.	965	Ps.	1,480	Ps.	17	Ps.	(4,748)	Ps.	(4)	Ps.	(2)	Ps.	26,018	Ps.	(163)	Ps.	(69)	Ps.	(28,365)	Ps.	12,009
Depreciation and amortization		153,513																						8,131		161,644
Other adjustments to reconcile net income to cash provided by operating activities		(40,807)																						45,930		5,123

Net change in working capital		(83,879)																						(206,394)		(290,273)

Resources (used in) provided by Operating activities		40,836		4,871		965		1,480		17		(4,748)		(4)		(2)		26,018		(163)		(69)		(180,698)		(111,497)

Resources used in financing activities		1,273,479																						197,444)		1,471,223

Resources (used in) provided by investing activities		(830,524)																						(41,581)		(872,105)

Effect of inflation on cash and cash equivalents		(7,286)																						(306)		(7,592)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents		476,505		4,871		965		1,480		17		(4,748)		(4)		(2)		26,018		(163)		(69)		(24,841)		480,029
Beginning balances		224,568																						7,911		232,479

Ending balances	Ps.	701,073	Ps.	4,871	Ps.	965	Ps.	1,480	Ps.	17	Ps.	(4,748)	Ps.	(4)	Ps.	(2)	Ps.	26,018	Ps.	(163)	Ps.	(69)	Ps.	(16,930)	Ps.	712,508

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

									Servicios
	Maxcom		Corporativo		Servicios		OOP		Financieros		Elimination		Consolidated

Balance sheet as of December 31, 2005:
Cash and cash equivalents and Current restricted cash	Ps.	224,568		681		492		85		6,653		—		232,479
Accounts receivable — net		149,910		147		12,927		2,355		201,747		(141,905)		225,181
Inventory — net		16,027												16,027
Prepaid expenses		78,840		417		634		7		6,736		(6,738)		79,896
Restricted cash long term		7,983												7,983
Investment in subsidiaries		214,840				57						(214,897)		—
Frequency rights — net		89,592												89,592
Telephone network system and Equipment net		2,167,216												2,167,216
Preoperating expenses — net		127,262												127,262
Retirement Obligations				1,652		13,745								15,397
Intangible assets — net		315,830												315,830
Other assets		6,195		186		2,160				4,539		(2,153)		10,927

Total assets	Ps.	3,398,263	Ps.	3,083	Ps.	30,015	Ps.	2,447	Ps.	219,675	Ps.	(365,693)	Ps.	3,287,790

Total liabilities	Ps.	1,542,112	Ps.	5,059	Ps.	32,367	Ps.	2,390	Ps.	624	Ps.	(150,913)	Ps.	1,431,639

Shareholders’ Equity:
Capital Stock and Additional Paid- In Capital		3,084,378		93		63		53		221,857		(222,066)		3,084,378
Accumulated deficit		(1,228,227)		(2,069)		(2,415)		4		(2,806)		7,286		(1,228,227)

Total shareholders’ equity		1,856,151		(1,976)		(2,352)		57		219,051		(214,780)		1,856,151

Total liabilities and Shareholders — equity	Ps.	3,398,263	Ps.	3,083	Ps.	30,015	Ps.	2,447	Ps.	219,675	Ps.	(365,693)	Ps.	3,287,789

Total shareholders’ equity under Mexican GAAP	Ps.	1,856,151	Ps.	(1,976)	Ps.	(2,352)	Ps.	57	Ps.	219,051	Ps.	(214,780)	Ps.	1,856,151

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Servicios
	Maxcom	Corporativo	Servicios	OOP	Financieros	Elimination	Consolidated

Preoperating expenses	(377,751)						(377,751)
Amortization of preoperating expenses	252,104						252,104
Capitalization of interest	69,341						69,341
Amortization of capitalized interest	(12,833)						(12,833)
Installation revenues	(65,617)						(65,617)
Installation costs	(298,585)						(298,585)
Debt restructuring	(189,869)						(189,869)
Capitalized internal compensation cost	(2,340)						(2,340)
Total shareholders’ equity under US. GAAP	1,230,601	(1,976)	(2,352)	57	219,051	(214,780)	1,230,601

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

									Servicios
	Maxcom		Corporativo		Servicios		OOP		Financieros		Elimination		Consolidated

Statements of Operations for the year ended December 31, 2005:
Revenues	Ps.	1,196,999	Ps.	39,702	Ps.	281,938					Ps.	(321,534)	Ps.	1,197,105
Operating cost and expenses		(1,179,295)		(39,618)		(282,044)		24		(222)		321,534		(1,179,621)
Integral (cost) income of financing		(54,357)		(2)		18		(40)		(2,908)				(57,289)
Other income (expenses)		(37,473)		(240)		1,896		20		324		1,152		(34,327)

Net (loss) income	Ps.	(74,126)	Ps.	(158)	Ps.	1,808	Ps.	4	Ps.	(2,806)	Ps.	1,152	Ps.	(74,126)

Net (loss) income for the year under Mexican GAAP	Ps.	(74,126)	Ps.	(158)	Ps.	1,808	Ps.	4	Ps.	(2,806)	Ps.	1,152	Ps.	(74,126)

Amortization of preoperating expenses		37,773												37,773
Capitalization of interest		(1,167)												(1,167)
Amortization of capitalized Interest		2,699												2,699
Amortization of frequency rights Installation revenues		3,126												3,126
Installation costs		(66,898)												(66,898)
Debt restructuring		50,587												50,588
Capitalized internal compensation cost		138												138
Spin-off and sale of subsidiary		226,758												226,758

Net loss (income)
For the year Under U.S. GAAP	Ps.	178,890	Ps.	(158)	Ps.	1,808	Ps.	4	Ps.	(2,806)	Ps.	1,152	Ps.	178,890

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

									Servicios
	Maxcom		Corporativo		Servicios		OOP		Financieros		Elimination		Consolidated

Statement of Cash Flows under U.S. GAAP for the Year Ended December 31, 2005:
Net (loss) income	Ps.	178,890	Ps.	(158)	Ps.	1,808	Ps.	4	Ps.	(2,806)	Ps.	1,152	Ps.	178,890
Depreciation and amortization		252,442												252,442
Other adjustments to reconcile net income to cash provided by operating activities		27,210												27,210

Net change in working capital		29,041		(158)		1,808		4		(2,806)		1,152		458,542

Resources (used in) provided by Operating activities		697,917		420		(192)		85		6,653		(217,309)		487,573

Resources used in financing activities		146,893												146,893

Resources (used in) provided by investing activities		676,949										217,309		(459,640)

Effect of inflation on cash and cash equivalents		(7,057)												(7,057)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents		160,803		420		(192)		85		6,653				167,769
Beginning balances		63,764		260		685								64,710

Ending balances	Ps.	224,568	Ps.	680	Ps.	493	Ps.	85	Ps.	6,653	Ps.	—	Ps.	232,479

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Maxcom		Corporativo		Servicios		Elimination		Consolidated

Balance sheet as of December 31, 2004:
Cash and cash equivalents	Ps.	63,764	Ps.	260	Ps.	685	Ps.		Ps.	64,709
Current restricted cash		5,973								5,973
Accounts receivable — net		158,491		251		15,387		(13,964)		160,165
Inventory — net		12,162								12,162
Prepaid expenses		71,316		204		480				72,000
Restricted cash long term		13,636								13,636
Frequency rights — net		101,368								101,368
Telephone network system and equipment — net		1,856,137								1,856,137
Preoperating expenses — net		165,036								165,036
Intangible assets — net		393,663								393,665
Other assets		22,307		180						22,485

Total assets	Ps.	2,863,853	Ps.	895	Ps.	16,552	Ps.	(13,964)	Ps.	2,867,336

Total liabilities	Ps.	1,160,336	Ps.	2,712	Ps.	20,712	Ps.	(19,941)	Ps.	1,163,818

Shareholders’ Equity:
Capital stock and additional paid-in-capital		3,534,119		93		63		(156)		3,534,119
Accumulated deficit		(1,830,601)		(1,909)		(4,224)		6,133		(1,830,601)

Total shareholders’ equity		1,703,518		(1,817)		(4,160)		5,977		1,703,518

Total liabilities and shareholders’ equity	Ps.	2,863,853	Ps.	896	Ps.	16,551	Ps.	(13,964)	Ps.	2,867,336

Total shareholders’ equity under Mexican GAAP	Ps.	1,703,518	Ps.	(1,817)	Ps.	(4,160)	Ps.	5,977	Ps.	1,703,518
Preoperating expenses		(377,751)								(377,751)
Amortization of preoperating expenses		214,331								214,331
Capitalization of interest		70,508								70,508
Amortization of capitalized interest		(15,532)								(15,532)
Installation revenues		(68,743)								(68,743)
Installation costs		(231,686)								(231,686)
Debt restructuring		(240,456)								(240,456)
Capitalized internal compensation cost		(2,478)								(2,478)

Total shareholders’ equity under US GAAP	Ps.	1,051,711	Ps.	(1,817)	Ps.	(4,160)	Ps.	5,977	Ps.	1,051,711

	Maxcom		Corporativo		Servicios		Elimination		Consolidated

Statements of Operations for the year ended December 31, 2004:
Revenues	Ps.	933,512	Ps.	32,288	Ps.	244,749	Ps.	(277,037)	Ps.	933,513
Operating cost and expenses		(1,093,609)		(31,431)		(244,058)		277,037		(1,092,062)
Integral (cost) income of financing		50,639		(45)		245				50,838
Other income (expenses)		(29,249)		(666)		(415)		(666)		(30,996)

Net (loss) income	Ps.	(138,707)	Ps.	146	Ps.	520	Ps.	(666)	Ps.	(138,707)

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Maxcom		Corporativo		Servicios		Elimination		Consolidated

Net (loss) income for the year Under Mexican GAAP	Ps.	(138,708)	Ps.	146	Ps.	520	Ps.	(666)	Ps.	(138,707)
Amortization of preoperating expenses		38,100								38,100
Capitalization of interest		(810)								(810)
Amortization of capitalized interest		1,854								1,854
Installation revenues		(21,070)								(21,070)
Installation costs		(68,438)								(68,438)
Debt restructuring		1,460,360								1,460,360
Bonus Capitalization		138								138

Net income (loss) for the year under U.S. GAAP	Ps.	1,271,426	Ps.	146	Ps.	520	Ps.	(666)	Ps.	1,271,426

Statement of Changes in Financial Position for the Year Ended December 31, 2004:
Net (loss) income	Ps.	(138,707)	Ps.	146	Ps.	520	Ps.	(666)	Ps.	(138,707)
Depreciation and amortization		360,071								360,071

Net change in working capital		221,364		146		520		(666)		221,364

Resources provided by operating activities		287,157		153		685				287,994

Financing activities:
Issuance of capital stock		620,100								620,100
Additional paid in capital		930,130								930,130
Proceeds from loans and notes payable		(1,450,893)								(1,450,894)

Resources used in financing activities		99,357								99,337

Investing activities:
Telephone network systems and equipment		(369,397)								(369,397)
Intangible assets		(34,700)								(34,700)
Other assets		9,352		8						9,361

Resources (used in) provided by investing activities		(394,745)		8						(394,745)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents		16,659		161		685				17,505
Beginning balances		47,105		100						47,205
Ending balances	Ps.	63,764	Ps.	260	Ps.	685	Ps.	—	Ps.	64,790

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

o.	Valuation and Qualifying Accounts-

(Amounts expressed in Million of Mexican Pesos (Ps.) with Purchasing Power as of December 31, 2006)

		Balance at		Charged to				Balance at
		Beginning of		Cost and				End of
		Period		Expenses		Deductions		Period

Allowance for doubtful accounts	2006	Ps.	71.6	Ps.	37.8	Ps.	(39.7)	Ps.	69.7
	2005	Ps.	67.8	Ps.	25.4	Ps.	(21.7)	Ps.	71.5
	2004	Ps.	70.4	Ps.	37.9	Ps.	(40.5)	Ps.	67.8
Allowance for obsolete and slow-moving supply inventories	2006	Ps.	0.3	Ps.	—	Ps.	—	Ps.	0.3
	2005	Ps.	0.3	Ps.	—	Ps.	—	Ps.	0.3
	2004	Ps.	0.3	Ps.	—	Ps.	—	Ps.	0.3
Allowance for obsolete and slow-moving network inventories	2006	Ps.	9.8	Ps.	—	Ps.	(0.1)	Ps.	9.7
	2005	Ps.	9.7	Ps.	—	Ps.	0.1	Ps.	9.8
	2004	Ps.	10.8	Ps.	—	Ps.	(1.1)	Ps.	9.7
Allowance for lease penalty	2006	Ps.	—	Ps.	—	Ps.	—	Ps.	—
	2005	Ps.	—	Ps.	—	Ps.	—	Ps.	—
	2004	Ps.	—	Ps.	—	Ps.	—	Ps.	—

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006
(Notes 1 and 2)

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of June 30, 2007

	2007		2006
	(Unaudited)		(Audited)

ASSETS
Current assets:
Cash and cash equivalents	Ps.	152,832	Ps.	716,653
Restricted cash		2,700		22,744

		155,532		739,397

Accounts receivable:
Clients, net of allowance for doubtful accounts of Ps.83,142 and Ps.89,623 in 2007 and 2006, respectively		430,882		323,722
Value added tax recoverable		189,489		107,429
Other accounts receivable		61,590		39,492

		681,961		470,643

Inventory		32,857		34,694
Prepaid expenses — Net		53,886		63,726

Total current assets		924,236		1,308,460
Telephone network systems and equipment — Net (Note 4)		3,552,660		3,060,517
Preoperating expenses — Net		76,194		95,328
Frequency rights — Net (Note 5)		81,869		85,667
Other assets		351,192		361,049

Total Assets	Ps.	4,986,151	Ps.	4,911,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Interest payable	Ps.	9,103	Ps.	8,440
Accrued expenses and accounts payable		650,577		514,090
Commercial paper		—		150,873
Notes payable short-term		10,066		37,739
Derivative financial instruments — short term		—		14,658
Bonds payable (Note 7)		—		126,780
Other taxes payable		34,154		26,530

Total current liabilities		703,900		879,110

Payable bonds long-term (Note 7)		1,888,705		1,640,815
Derivative financial instruments — long term		4,441
Notes payable		10,746		40,570
Deferred taxes (Note 8)		125,872		86,227
Other long-term liabilities		55,575		57,106

Total long-term liabilities		2,085,339		1,824,718

Total liabilities		2,789,239		2,703,828

Shareholders’ equity:
Capital stock		3,226,227		3,225,588
Additional paid-in capital		251,227		245,346
Deficit		(1,280,542)		(1,263,741)

Total shareholders’ equity		2,196,912		2,207,193

Commitments and contingencies (Note 10)
Total liabilities and shareholders’ equity	Ps.	4,986,151	Ps.	4,911,021

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements, which were authorized to be issued by the company’s Board of Directors on July 25, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006
(Notes 1 and 2)

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of June 30, 2007

	2007		2006
	(unaudited)		(unaudited)

Net revenues (Note 9)	Ps.	1,075,507	Ps.	739,408

Operating cost and expenses:
Network operating costs		(456,471)		(265,676)
Selling, general and administrative expenses		(320,310)		(273,001)
Depreciation		(129,650)		(70,909)
Amortization		(60,695)		(59,999)

Total operating costs and expenses		(967,126)		(669,585)

Operating income		108,381		69,823

Integral cost of financing:
Interest expense and commissions — Net		(111,939)		(43,692)
Interest income (loss)		21,828		(3,166)
Exchange gain (loss) — Net		18,430		(30,781)
Gain on monetary position		5,330		3,966

		(66,351)		(73,673)

Other (loss) income — Net		(2,777)		666

Income (loss) before provision for taxes		39,253		(3,184)

Tax provisions (Note 10):
Asset tax		(16,409)		(778)
Deferred income tax		(39,645)		(2,932)

		(56,054)		(3,710)

Net loss for the period	Ps.	(16,801)	Ps.	(6,894)

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements, which were authorized to be issued by the company’s Board of Directors on July 25, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED STATEMENTS OF CHANGES
IN CONSOLIDATED FINANCIAL POSITION
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006
(Notes 1 and 2)

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of June 30, 2007

	2007		2006
	(unaudited)		(unaudited)

Operating activities:
Net loss for the period	Ps.	(16,801)	Ps.	(6,894)
Charges (credits) to income not affecting resources:
Depreciation		129,650		70,909
Amortization		60,695		59,999
Deferred income tax		39,645		2,932
Compensation expense on stock option plan		5,881		—
Labor obligations upon retirement		2,757		2,185
(Increase) decrease in:
Accounts receivable — Net		(211,318)		(102,888)
Inventory — Net		1,837		(17,106)
Prepaid expenses — Net		9,840		(6,546)
Net change in restricted cash and other current assets and liabilities		163,412		25,978

Resources provided by operating activities		185,598		28,569

Financing activities:
Capital stock increase and additional paid-in capital		641		—
Net resources (used for payment of) obtained from bonds issuance and bank loans		(97,477)		238,599

Resources (used in) provided by financing activities		(96,836)		238,599

Investing activities:
Telephone, network, system and equipment — Net		(600,019)		(411,945)
Intangible assets		(15,563)		16,691
Other assets — Net		(37,001)		(45,678)

Resources used in investing activities		(652,583)		(440,932)

Cash and cash equivalents:
Decrease in cash and cash equivalents		(563,821)		(173,764)
Cash and cash equivalents at the beginning of the period		716,653		233,831

Cash and cash equivalents at the end of the period	Ps.	152,832	Ps.	60,067

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements, which were authorized to be issued by the company’s Board of Directors on July 25, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

(Monetary figures in thousands of Mexican Pesos (“Ps.”) in purchasing power as of June 30, 2007 and in thousands of U.S. Dollars (“$”),
except exchange rates and stock value)

NOTE 1 — BASIS OF PRESENTATION:

The interim condensed consolidated financial statements of Maxcom Telecomunicaciones, S. A. de C. V. (Maxcom) and its subsidiaries (the “Company”) as of June 30, 2007 and 2006, are unaudited. In the opinion of the management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the consolidated financial statements have been included therein. The results of interim periods are not necessarily indicative of results for the entire year.

For purposes of these interim consolidated financial statements, certain information and disclosures, normally included in financial statements prepared in accordance with Mexican Financial Reporting Standards (MFRS or NIF, for its initials in Spanish) or (Mexican GAAP), have been condensed or omitted. These unaudited interim financial statements should be read in conjunction with the consolidated and audited financial statements and notes thereto of the Company, for the years ended December 31, 2006 and 2005 (the “Audited Annual Financial Statements”).

The 2006 year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by NIFs. As of January 1, 2007 we adopted NIF B-3 “Statement of Income”, which incorporates, among other things, a new approach to classifying income and expenses as ordinary and non-ordinary eliminates special and extraordinary items and eliminates the cumulative effect of accounting changes.

As described in Note 3, the results of the acquired Grupo Telereunión have been included in the Maxcom consolidated financial statements as from July 1, 2006.

NOTE 2 — EFFECTS OF INFLATION ON THE FINANCIAL STATEMENTS:

The interim consolidated financial statements of the Company have been prepared in accordance with NIF B-10, as described in the audited annual financial statements. The interim consolidated financial statement for the six-month period ended June 30, 2006, have been restated to Mexican Pesos of purchasing power as of June 30, 2007, and by using a restatement factor derived from the National Consumer Price Index (“NCPI”), which was 1.0398 from June 2006 to June 2007. The 2006 condensed consolidated audited balance sheet as of December 31, 2006 has been restated to Mexican pesos on purchasing power as of June 30, 2007 using a restatement factor of 1.0058.

NOTE 3 — MAIN CORPORATE EVENTS:

Acquisition of Grupo Telereunión —

Pro forma information showing the results of the Company on a pro forma basis as if the acquisition of Grupo Telereunión had occurred as of January 1, 2006, is not presented herein as the pro forma results would not have been materially different that the actual historical results for that period.

NOTE 4 — TELEPHONE NETWORK SYSTEMS AND EQUIPMENT — NET:

Telephone network system and equipment consists of:

					Estimated
	June 30,		December 31,		useful live
	2007		2006		years

Telecommunication network and
Equipment	Ps.	2,718,697	Ps.	2,385,496	17
Leasehold improvements		676,976		528,443	12
Radio equipment		302,087		297,663	30
Line installation cost		389,413		361,144	20
Electronic equipment		256,667		256,661	25
Capitalized expenses due to construction of network		349,953		286,967	30
Computer equipment		119,715		106,002	5
Transportation equipment		45,636		35,407	4
Office furniture		22,310		21,521	10
Other		19,510		19,130	10
Engineering equipment		12,612		12,503	10

Subtotal		4,913,576		4,310,937
Accumulated depreciation and amortization		(1,822,064)		(1,689,122)

Subtotal		3,091,512		2,621,815
Constructions in progress		461,148		438,702

	Ps.	3,552,660	Ps.	3,060,517

For the six-month periods ended June 30, 2007 and 2006, the Company recorded depreciation expenses of Ps.129,650 and Ps.70,909, respectively. Increase between periods primarily due to the acquisition of Grupo Telereunión.

As part of the agreement entered into with the Bondholders’ issued in December 20, 2006, the Company executed the mortgage pledging the bonds with its assets on February 13, 2007, through the constitution of a voluntary mortgage in first grade in order of priority.

Nonetheless the assets mentioned above have been encumbered in favor of the Bondholders, the Company might dispose of such assets as long as it complies with the requirements and conditions established in the instruments that govern the issuance of Bonds.

It is important to mention that the concessions of the Company to provide telecommunication services were not affected by the mortgage mentioned above; therefore, they are free of liens or restrictions of use or ownership.

NOTE 5 — FREQUENCY RIGHTS:

Frequency rights are analyzed as follows:

	June 30,		December 31,
	2007		2006

Frequency rights	Ps.	150,553	Ps.	150,602
Less accumulated amortization		(68,684)		(64,935)

	Ps.	81,869	Ps.	85,667

For the periods ended June 30, 2007 and 2006, the Company recorded for these rights, an amortization expense of Ps.4,297 and Ps.2,418, respectively.

NOTE 6 — RELATED PARTIES:

For the six-month periods ended June 30, transactions with related parties are analyzed as follows:

	2006	2007

Commission and administrative services paid to:
Road Telco & Consulting, S. A, de C. V.(1)	Ps.1,508	Ps. 787
Vázquez Eduardo(2)	224	—
Vázquez Gabriel Agustín(2)	224	—
Expenses related to Bank of America, Co.(3)	174	260

	Ps. 2,130	Ps. 1,047

(1)	Mr. Adrián Aguirre (Maxcom shareholder) is a shareholder or Road Telco & Consulting. The transactions carried out during 2007 and 2006 correspond to administrative services.
(2)	Correspond to expenses related to site and office leases owned by relatives of a Maxcom’s shareholder.
(3)	Correspond to expenses relating to the debt restructuring and travel expenses held with Bank of America (Maxcom shareholder).

NOTE 7 — PAYABLE BONDS:

As of June 30, 2007 and December 31, 2006, the bonds debt consisted of:

	2007		2006

Short-term:
$11,590: “13 3/4 B series bonds” (issued on March 17th, 2000) bearing interest at rate of 13.75%, with maturity date on April 1st, 2007	Ps.	—	Ps. 126,780

Accrued interest	Ps.	9,103	Ps. 6,852

Long-term:
$175,000 Senior secured notes issued as of June 30, 2007 ($150,000 as of December 31, 2006), with maturity in 2014, bearing interest at fixed rate of 11% per annum, payable semiannually as from June 15, 2007(1)	Ps.	1,888,705	Ps. 1,640,815

(1)	On January 10, 2007, the Company made an additional issuance of $25,000 “Senior secured notes” under the same terms as the previous offering. The main characteristics of these Bonds issuances are described in Note 11 to the December 31, 2006 Annual Audited Financial Statements.

Bonds previously mentioned contain affirmative and negative covenants that have been complied with as of June 30, 2007.

On April 2, 2007 the Company paid, at maturity date, $11,590 “13 3/4 B series bonds” (issued on March 17th, 2000) bearing interest at rate of 13.75%.

On May 16, 2007 the Company repaid 1,500,000 certificates in commercial paper, issued on July 14, 2005, in relation to Maxcom’s financing program in Mexico, with a value of Ps.0.01 each, with one-year maturity equivalent to Ps.150,000. These certificates had an interest rate equal to the Equilibrium Interbanking Interest Rate (EIIR) plus 2.30 points.

On May 25, 2007, we entered into a currency swap transactions with Bank Morgan Stanley A.G. and Merrill Lynch Capital Markets A.G. in order to minimize the exchange rate risk related to the coupon payments of $150 million principal amount of the senior secured notes due 2014, for the payments to be made during the period from June 2007 to December 2010. As of June 30, 2007, the fair value of the swap amounted to Ps.4,441.

NOTE 8 — INCOME TAX, ASSET TAX AND TAX LOSS CARRYFORWARDS:

The company and its subsidiaries are subject separately to the payment of income tax and asset tax, thus meaning, they are not consolidated for tax purposes.

As of June 30, 2007, the Company had recorded deferred tax charges of Ps.39,645 as a result of the application of effective tax rate of the projected income tax for fiscal year 2007, which was estimated to be 101% of the pre-tax income. As of June 30, 2006, the Company had recorded deferred tax charges of Ps.2,932 as a consequence of the application of the effective tax rate for the year 2006 which was estimated to be 92%.

Through December 2006 asset tax was incurred at the rate of 1.8% over the net amount of certain assets and liabilities only when this tax exceeds the income tax incurred. For 2007, the asset tax law was amended to establish that the tax should be computed on the gross assets owned by the taxpayer, without the possibility of deducting liabilities, as it was the case until December 2006. Due to this change, the asset tax rate was reduced from 1.8% to 1.25%.

Maxcom estimates that it will pay Ps.21.9 million in asset tax. The asset tax provision of Ps.16,409 was computed from the valuation allowance on the monthly installments paid as of 2007 due to the change in the asset tax law. For the year 2006, the Company did not generate a taxable base for the asset tax.

Employees’ profit sharing is estimated applying the procedures set forth in the Mexican Income Tax Law. The Company did not generate employee’s profit sharing.

NOTE 9 — REVENUES AND ASSETS BY SEGMENT:

The Company primarily evaluates its segment performance based on its revenues. No inter-segment revenues are applicable for the periods presented herein:

Six-months ended on	Metropolitan		Downtown —
June 30, 2007:	Area		South		North		Total

Local	Ps.	631,351	Ps.	206,166	Ps.	—	Ps.	837,517
Long distance		76,204		121,868		7,964		206,036
Rent of dedicated links		105		78		—		183
Sale of client equipment		6,807		3,852		—		10,659
Lease of capacity		21,112		—		—		21,112

	Ps.	735,579	Ps.	331,964	Ps.	7,964	Ps.	1,075,507

Assets	Ps.	5,890,416	Ps.	459,233	Ps.	458,566	Ps.	6,808,215
Accumulated depreciation								(1,822,064)

Total assets as of June 30, 2007	Ps.	5,890,416	Ps.	459,233	Ps.	458,566	Ps.	4,986,151

Acquisition of telephone network systems and equipment as of June 30, 2007	Ps.	509,254	Ps.	90,700	Ps.	65	Ps.	600,019

	Metropolitan		Downtown —
Services — Six-months ended on June 30, 2006:	Area		South		North		Total

Local	Ps.	386,988	Ps.	219,916	Ps.	—	Ps.	606,904
Long distance		63,758		49,696		—		113,454
Rent of dedicated links		172		82		—		254
Sale of client equipment		1,215		2,254		—		3,469
Lease of capacity		15,327		—		—		15,327

	Ps.	467,460	Ps.	271,948	Ps.	—	Ps.	739,408

Assets	Ps.	5,781,567	Ps.	368,551	Ps.	450,075	Ps.	6,600,193
Accumulated depreciation								(1,689,172)

Total assets as of December 31, 2006	Ps.	5,781,567	Ps.	368,551	Ps.	450,075	Ps.	4,911,021

Acquisition of telephone network systems and equipment as of June 30, 2006	Ps.	358,780	Ps.	52,821	Ps.	344	Ps.	411,945

Secondarily, the company also performs a business analysis based on revenue by product. No inter-segment revenues are applicable for the periods presented herein:

	Six-Month Periods
	Ended on June 30,
	2007		2006

Voice	Ps.	813,889	Ps.	608,228
Data		47,754		30,298
Wholesale		213,864		100,882

Total revenues	Ps.	1,075,507	Ps.	739,408

The company does not allocate total assets by segment since they are used to provide all segment services.

NOTE 10 — COMMITMENTS AND CONTINGENCIES:

As of June 30, 2007, the Company had the following commitments:

a.  Operating lease agreements:

The Company maintains operating leases on buildings, sites, poles and office equipment. The Company recorded leasing expense of Ps.32,613 and Ps.30,320 for the six-month periods as of June 30, 2007 and 2006, respectively.

The schedule of estimated future minimum lease payments is as follows:

July 1 to December 31, 2007	Ps.	36,287
2008		61,965
2009		54,582
2010		50,882
2011 and thereafter:		54,379

Total	Ps.	258,095

b.  Corporate building lease agreement for the building currently occupied by the Company.

On September 1, 2005 the Company renewed a corporate lease agreement for a 7 year term ending now on December 31, 2012. The surface leased is 7,922 square meters. The Company recorded leasing expense of $850 and $921 for the six-month periods ended June 30, 2007 and 2006, respectively.

The schedule of estimated future minimum lease payments is as follows:

July 1 to December 31, 2007	$911
2008	1,821
2009	1,821
2010	1,821
2011 and thereafter	3,187

Total	$9,561

c.  Finance lease agreements:

As of June 30, 2007 the Company had executed finance lease agreements with different entities in Mexican Pesos and U.S. Dollars regarding: telecommunication equipment, computer equipment and transportation equipment. The term of such agreements ranges from 18 to 36 months, with option to purchase the leased good at reduced prices once the term is completed. The interest rate agreed in these agreements ranges from 6.9% to 10%, as per the specific conditions of each agreement. The Company recorded finance lease expense of Ps.578 and Ps.473 for the six-month period ended June 30, 2007 and 2006 respectively

The schedule of future minimum payments in Mexican Pesos is as follows:

July 1 to December 31, 2007	Ps.	6,107
2008		9,440
2009		5,197

Total	Ps.	20,744

Includes interest to be accrued Ps.2,353

d.  Geographic expansion commitment:

The amending agreement to the national concession certificate to install and operate a public telecommunications network in Mexico, entered into on December 2, 2004, sets forth a capacity installation program to attend a certain number of lines at the end of the year 2006. Moreover, it sets forth a geographic expansion commitment up to 2014. As of June 30, 2007 the Company had met all the requirements established in the concession certificates.

The Company, among other terms, should comply with the capacity installation and geographic expansion commitment discussed above in order for the concession to remain in effect.

e.  Commitment related to frequency rights:

As of December 31, 2006, the Company complied with its obligation to provide to the Mexican Ministry of Communications and Transportation the renewal of the surety bonds for the fiscal year 2006, according to the commitments and obligations set forth in the concessions.

f.  Commitment of sale of capacity:

In October of 2003, the Company executed a sale agreement of optical fiber capacity with another carrier for $2,000, which was recognized at the time of sale as an advanced collection to render this service; the term of this agreement is of 13 years As of June 30, 2007, the balance pending to be accrued is of $1,462. The amortization income for the six-month periods ended June 30, 2007 and 2006 amounted to Ps.863.4 and Ps.897.1, respectively.

g.  Lucent Technologies:

Telereunión, a Maxcom subsidiary, is involved in a claim initiated by Lucent Technologies, Inc. for the collection of approximately $6.5 million in connection with the installation of part of Telereunión’s fiber optic network. Company’s management believes that the likelihood of success of the Lucent claim is remote. Although Lucent has not initiated a formal legal proceeding against Telereunión and has only sent several letters in the attempt to collect the amount they allege is due, Telereunión initiated two legal proceedings in Mexican courts seeking (i) a declaration that the applicable statute of limitations (prescription) has expired and (ii) a declaration nullifying the document upon which Lucent bases its claim. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC investors (the former owners of Telereunión) agreed to indemnify the Company for any adverse results of the Lucent claim, including the payment of any and all amounts due to Lucent.

h.  Comisión Federal de Electricidad:

Telereunión is party to a lawsuit initiated by the Mexican Federal Power Commission, or Comisión Federal de Electricidad, for approximately Ps.38.3 million in rents due for the 30-year lease of infrastructure, entered into on June 23, 1999, that should have had been paid in advance.

Although Telereunión was found ultimately liable for the amounts following its appeal and has been ordered to pay the amount claimed by the Mexican Federal Power Commission, Grupo VAC has undertaken to negotiate with the Mexican Federal Power Commission, on behalf of Telereunión, more favorable terms for the payment of the amount due to the Mexican Federal Power Commission. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC investors agreed to provide the Company with financing to the extent the amount of Telereunión’s financial obligations to the Mexican Federal Power Commission related to any claim exceeds of Ps.38.3 million, payable over a 30-year period in monthly installments of no more than Ps.105.7 per month.

On January 9, 2007, Telereunión and the Mexican Federal Power Commission reached an agreement of judicial transaction in relation to the definite sentence that ordered Telereunión the payment of approximately Ps.38.3 million.

The agreement with the Mexican Federal Power Commission establishes that the referred debt plus its corresponding indexation will be paid totally in November 29, 2008, though interests generated will be paid every six months in four different installments beginning May 29, 2007.

Within the acquisition terms of Telereunión, entered into with Grupo VAC, the latter committed to grant Telereunión or, if it is the case, to the Company, financing to pay the debt mentioned above to the Mexican Federal Power Commission. Such financing would be paid to Grupo VAC in a 30 years term, beginning on the granting date, at an annual interest rate equivalent to EIIR plus 300 base points.

NOTE 11 — SUBSEQUENT EVENTS:

On July 18, 2007, the Company obtained from IXE Banco, S.A. an unsecured credit of Ps.70.0 million renewable on a monthly basis. The monthly payable interest rate is estimated based on EIIR plus 2.4 percentage points. In addition, on September 5, 2007, the Company issued an additional U.S.$25 million aggregate principal amount of our Senior Notes.

Due to the fact that the exchange offer was not completed and the shelf registration statement was not declared effective on September 30, 2007, the annual interest rate borne by the notes has been increased by 0.50% per annum. This increase in the interest rate will end upon the earlier of (i) completion of the exchange offer, (ii) the effectiveness of the shelf registration or (iii) the notes being freely tradable under the Securities Act.

NOTE 12 —	SIGNIFICANT DIFFERENCES BETWEEN MEXICAN AND THE UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

The Company’s interim condensed consolidated financial statements are prepared in accordance with Mexican Financial Reporting Standards (MFRS or NIF, for its initials in Spanish) or (“Mexican GAAP”), which differs in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The MFRS interim condensed consolidated financial statements include the effects of inflation as provided for under Statement B-10, issued by the MIPA. The application of this Statement represents a comprehensive measure of the effects of price level changes in the Mexican economy, and is considered to result in a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes. Therefore, the following reconciliation to U.S. GAAP does not include the reversal of such inflationary effects.

The principal differences between MFRS and U.S. GAAP other than inflation accounting, are presented in the following pages with an explanation, where appropriate, of the effects on consolidated net loss and consolidated shareholders’ equity. Reconciling items are presented net of any gain or loss from monetary position.

The following is a summary of the adjustments to consolidated net loss and consolidated shareholders’ equity for the six-month periods ended June 30, 2007 and 2006:

	Period Ended June 30,
	2007		2006

Net loss under Mexican GAAP	Ps.	(16,801)	Ps.	(6,894)
Adjustments:
Amortization of pre-operating expenses(a)		19,133		14,930
Capitalization of interest(b)		(11,153)		24,208
Amortization of capitalized interest(b)		(5,815)		(13,153)
Installation revenues and related costs(c)		6,752		11,871
Installation costs not charged to customers(d)		(30,474)		(153,142)
Debt restructuring(e)		—		95,488
Capitalized internal compensation cost(f)		69		69
Retirement obligations(g)		(440)		(440)
Reversal of SAB 108(i)		—		4,292
Total US GAAP adiustments		(21,928)		(15,877)

Net income under U.S. GAAP	Ps.	(38,729)	Ps.	(22,771)

	As of June 30,
	2007		2006

Shareholders’ equity (deficit) under Mexican GAAP	Ps.	2,196,912	Ps.	1,860,053
Accumulated adjustments:
Preoperating expenses(a)		(379,948)		(379,948)
Amortization of preoperating expenses(a)		303,754		268,501
Capitalization of interest(b)		107,007		93,952
Depreciation of capitalized interest(b)		(45,029)		(26,060)
Installation revenues and related costs(c)		(58,415)		(54,126)
Installation costs not charged to customers(d)		(537,513)		(453,464)
Debt restructuring(e)		—		(95,486)
Capitalized internal compensation cost(f)		(2,147)		(2,285)
Retirement obligations(g)		(1,319)		(440)
SAB 108 initial effects(h)		6,819		6,819
Reversal of SAB 108(i)		2,943		4,292
Total U.S. GAAP adjustments	Ps.	(603,848)	Ps.	(638,245)

Shareholders’ equity (deficit) under U.S. GAAP	Ps.	1,593,064	Ps.	1,221,808

Provided below is an analysis of changes in shareholders’ equity (deficit) under U.S. GAAP for the six-month periods ended June 30, 2007 and 2006:

	Period Ended June 30,
	2007		2006

Balance at the beginning of the year	Ps.	1,625,273	Ps.	1,237,760
Net income (loss) under U.S. GAAP		(38,729)		(22,771)
Increase in capital stock		639		—
SAB 108 initial effects(h)		—		6,819
Stock option plan		5,881		—

Balance at the end of the year	Ps.	1,593,064	Ps.	1,221,808

I.  Explanation of reconciling items

a. Preoperating expenses -

Under the former Statement C-8 “Intangibles” in MFRS, all expenses incurred while a company or a project is in the preoperating or development stages were capitalized. The Company’s operations commenced in May 1999 and capitalized expenses are being amortized on a straight-line basis for a period not exceeding 10 years. The Company has not incurred in preoperating or development expenses since 2003.

Under U.S. GAAP, such pre-operating expenses are expensed as incurred.

b. Capitalization of interest -

In accordance with MFRS, the Company capitalizes integral cost of financing (which is comprised of interest expense, foreign exchange gains or losses and monetary gain related to the debt) incurred during the period of construction and installation of an asset. Further, cost capitalized is limited to the specific financing obtained for the construction of the related asset. The Company is amortizing capitalized interests on a straight-line basis over 10 years.

Under U.S. GAAP, capitalization of interest is required for certain qualifying assets that require a period of time to get them ready for their intended use. The amount of interest to be capitalized is that portion of the interest cost incurred during the asset acquisition period that theoretically could have been avoided if expenditures for the assets had not been made, and is not limited to indebtedness directly attributable to the assets. In an inflationary economy, such as Mexico, acceptable practice is to capitalize interest net of its monetary gain. U.S. GAAP does not allow the capitalization of foreign exchange losses.

c. Installation revenues and related costs -

Under MFRS, installation revenues and related costs are recognized are recorded immediately, when installations are charged to customers.

Under U.S. GAAP, installation revenues and related costs are deferred and amortized over the expected customer relationship period when installation is charged to the customers. The Company estimated its customer relationship period to be 4 years.

d. Installation costs not charged to customers -

Under MFRS, installation costs not charged to customers are capitalized and amortized on a straight-line basis over the remaining term of the concession. The concession term expires in October 2017.

Under U.S. GAAP, installation costs not charged to customers are expensed as incurred.

e. Debt restructuring -

Under MFRS, the difference between the old carrying value and new carrying value of the debt is taken directly to equity at the time of the restructuring and recorded as capital stock and additional paid-in capital. Debt issuance costs and the debt discount recorded due to the issuance of warrants are amortized over the original term of the corresponding debt with which it was originally issued with no adjustment at the time of restructuring.

Under U.S. GAAP the April 2002, July 2002 and October 2004 debt restructurings qualify as troubled debt restructurings pursuant to the provisions of Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings (“FAS 15”).

The 2002 debt restructurings are accounted for as a combination of types, as stock, warrants, and Old Senior Notes were exchanged for the 13 3/4% Notes. A gain was recognized in 2002, as the adjusted carrying value of the 13 3/4% Notes (including unamortized debt issuance costs and warrant discount) was greater than total future cash payments of the Old Senior Notes at the dates of the 2002 restructurings. To calculate the gain on the 2002 restructurings, the carrying value of the 13 3/4% Notes was reduced by the fair value of the equity interest granted as well as by all legal and other costs in relation to the restructurings, to determine the adjusted carrying value, which was compared to the gross future cash payments of the Old Senior Notes to determine the gain.

For the purposes of applying the provisions of FAS 15 to October 8, 2004 restructuring, the exchanges of the primary and other holders were recorded as follows:

(a) The exchange with the primary holder is accounted for as a combination of types as the primary holder received both New Senior Notes and stock in exchange for the Old Senior Notes exchanged. A gain was recorded, as the adjusted carrying value of the Old Senior Notes exchanged was greater than the total future cash payments of the New Senior Notes at the time of the exchange. To calculate the gain on the restructuring, the carrying value of the Old Senior Notes was reduced by the fair value of the equity interest granted as well as all legal and other costs in relation to the restructuring, to determine the adjusted carrying value, which was compared to the gross future cash payments under the terms of the New Senior Notes to determine the gain.

(b) The other holders exchanged Old Senior Notes for New Senior Notes, which is accounted for as a modification of terms under FAS 15 due to the extension of the maturity date and the increase in total interest payments. Since the carrying amount of the Old Senior Notes on October 8, 2004 did not exceed the total future cash payments of the New Senior Notes, no gain on the exchange with the other holders was recognized.

Interest expense on the New Senior Notes provided to other holders is determined using an effective interest rate that equates the present value of the future cash payments specified by the New Senior Notes, with the carrying amount of the Old Senior Notes.

On December 20, 2006 the Company redeemed its outstanding debt related to its Old Senior Notes and its New Senior Notes (see Note 11 in the annual consolidated financial statements). Under MFRS, in accordance to the Bulletin C-9 “Liabilities, Accruals, Contingent Assets and Liabilities and Commitments” of NIF, Company’s management determined that the issuance of Bonds made on December 2006, represented a new debt in accordance with the provisions specified in such Bulletin, thus any remaining balances for debt issuance costs in prior years, were taken to income. Under U.S. GAAP, the remaining outstanding balance of the debt restructuring was recognized into the income results.

f. Capitalized internal compensation cost -

MFRS allows that certain compensation charges directly attributable to capital expenditures to be capitalized. During 2002 the Company capitalized some compensation expenses in an amount of Ps.2,769 that are being amortized on a straight-line basis over 20 years. The Company has not incurred in these charges since 2003.

Under U.S. GAAP, these charges were expensed.

g. Retirement obligations -

Under MFRS, as described in Note 15 in the annual consolidated financial statements, effective January 1, 2005 revised Bulletin D-3 requires the recognition of a severance indemnity liability calculated based on actuarial computations. Similar recognition criteria under U.S. GAAP are established in SFAS No. 112, “Employers’ Accounting for Postemployment Benefits”. MFRS allows for the Financial Group to amortize the transition obligation related to the adoption of revised Bulletin D-3 over the expected service life of the employees.

Under U.S. GAAP, it is required to recognize such effect upon initial adoption, which results in a difference in the amount recorded under the two accounting principles.

h. Initial application of SAB 108 -

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement-including the reversing effect of prior year misstatements-but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. Prior to our application of the guidance in SAB 108, we used the roll-over method for quantifying financial statement misstatements.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods.

SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been applied or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. We elected to record the effects of applying SAB 108 using the cumulative effect transition method.

In connection with the preparation of its Annual Report for the year ended December 31, 2006. Maxcom detected prior year misstatements. not identified during prior years. In order to evaluate whether such errors resulted in a material misstatement to the previously issued financial statements, management quantified the aggregate misstatement to the prior years financial statements using its pre-SAB 108 quantification method (the roll-over method). This analysis included all misstatements relating to the prior years financial statements including the misstatements that were “corrected” through the cumulative effect adjustment (recorded as of January 1, 2006) relating to the initial application of SAB 108.

Based on their consideration of the total misstatement of the prior years financial statements (using the roll-over method), management determined that the prior years financial statements were not materially misstated.

The following table summarizes the effects (up to January 1, 2006) of applying the guidance in SAB 108 (in thousands):

		Period in which	Period in which			Period in which
		the Misstatement	the Misstatement			the Misstatement
		Originated(1)	Originated(1)			Originated(1)	Adjustment
		Year Ended	Year Ended			Year Ended	Recorded as of
		December 31,	December 31,			December 31,	January 1,
		2003	2004			2005	2006

Labor liabilities(2)	Ps.	(15,487)	Ps.	—	Ps.	(628)	Ps.	(16,114)
Capitalized Interest(3)		(4,436)		(1,270)		594		(5,112)
Increasing-debt rate(4)		—		(3,570)		(8,067)		(11,636)
Stock-option plan(5)		—		(584)		(2,801)		(3,386)
Embedded derivatives(6)		—		—		7,069		7,069
Debt restructuring(7)		—		133,383		6		133,389
Installation costs not charged(7)		—		(108,096)		1,544		(106,552)
Installation revenues and costs(8)		—		—		11,238		11,238
Other(9)		10,999		(9,242)		(3,834)		(2,078)
Deferred income taxes(10)				—		—		—
Impact on net income(11)	Ps.	(8,924)	Ps	10,620	Ps.	5,122
Retained earnings(12)							Ps.	6,818

(1)	We previously quantified these errors under the roll-over method and concluded that they were immaterial-individually and in the aggregate.

(2)	We were not recognizing this difference for severance indemnity as required by U.S. generally accepted accounting principles (see reconciling item h.). As a result of this error, our severance indemnity expense was understated by Ps.15.5 million in 2003 and by Ps.0.6 million in 2005, no expense recognition is applicable for 2004. We recorded a Ps.16.1 million increase in our liability for severance indemnity as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(3)	We incorrectly amortized capitalized interest expenses in 2005 and prior years. As a result of this error, our expenses were understated in 2003 by Ps.4.4 million, in 2004 by Ps.1.3 and overstated by Ps.0.6 million in 2005. We recorded a Ps.5.1 million decrease in our capitalized interest as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(4)	We were not adjusting our expenses for increasing-debt rate as required by U.S. generally accepted accounting principles to the interest method. As a result of this error, our interest expense was understated by Ps.3.6 million in 2004 and by Ps.8.1 million in 2005. We recorded a Ps.11.7 million increase in our liability for interest payable as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements (see k below for reversal in 2006).

(5)	We were not recognizing compensation cost expense as required by U.S. generally accepted accounting principles. As a result of this error, our compensation expense was understated by Ps.0.6 million in 2004 and by Ps.2.8 million in 2005. We recorded a Ps.3.4 million increase in our additional-paid in capital for stock-option plans as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(6)	We were not recognizing the effect in income generated by embedded derivatives as required by U.S. generally accepted accounting principles. As a result of this error in both GAAPs in 2005, our income was understated by Ps.7.0 million. We recorded a Ps.7.0 million increase in our assets as of January 1, 2006 with a corresponding increment in retained earnings to correct these misstatements. This balance does not represent a difference between GAAPs. however for Mexican GAAP purposes this effect was immaterial for being adjusted (see k for reversal in 2006).

(7)	We were incorrectly presenting the accumulated amortization related to debt restructuring and installation costs not charged to customers. As a result of both reclassification errors, our income was understated by Ps.25.3 million in 2004 and by Ps.1.5 million in 2005 (amounts presented net). We recorded a Ps.26.8 million increase in our assets as of January 1, 2006 with a corresponding increment in retained earnings to correct these misstatements.

(8)	We were incorrectly recognizing the effect in income generated by the amortization installation revenues and costs. As a result of this error, our income was understated by Ps.11.3 million in 2005. We recorded a Ps.11.3 million increase in our assets as of January 1, 2006 with a corresponding increment in retained earnings to correct these misstatements.

(9)	We incorrectly recorded minor entries representing preoperating expenses, leasehold improvements and revenue recognition. As a result of these errors, our expense was overstated by Ps.11.0 million in 2003 and understated by Ps.9.3 in 2004 and Ps.3.8 million in 2005. We recorded a Ps.2.1 million increase in our liabilities for these concepts as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(10)	No deferred taxes were calculated in the application of the SAB 108 as those balances would represent a deferred tax asset for the net balance to be adjusted on January 1, 2006, that is not deemed recoverable and should be fully reserved for accounting purposes.

(11)	Represents the net over-statement of net income for the indicated periods resulting from these misstatements

(12)	Represents the net reduction to retained earnings recorded as of January 1, 2006 to record the initial application of SAB 108.

i. Reversal of SAB 108 -

Below are disclosed entries adjusted for SAB 108 and their effect on 2006:

	June 30,		December 31,
	2006		2006

Preoperating expenses	Ps.	(1,624)	Ps.	(1,624)
Increasing debt rate(1)		5,916		11,636
Embedded derivatives(2)		—		(7,069)

	Ps.	4,292	Ps.	2,943

(1)	These notes were called in advance during December 2006 and thus, the associated interest for the period was reversed.

(2)	In December 2006, the Company started recognizing embedded derivatives in local books, therefore reconciling item should be reversed accordingly.

II.  Significant Disclosures

a. Earnings per share -

Basic earnings per share have been computed based upon the weighted average number of common shares outstanding. Dilutive earnings per share have been computed based upon the weighted average number of common shares outstanding plus the effect of all potentially dilutive common stock equivalents. For years 2006 and 2005, stock options and warrants were out of the money and therefore, not included in the calculation due to their antidilutive effect.

The following table sets forth the computation of basic and diluted earnings per share (in thousands of pesos and number of shares):

	Period Ended June 30,
	2007		2006

Basic and diluted earnings per share:
Net income	Ps.	(38,729)	Ps.	(22,771)
Denominator:
Weighted average shares used in basic computation		482,934		403,521
Add: dilutive impact of stock options and warrants		46,082		—
Weighted average shares used in basic computation		529,016		403,521
Earnings per share (loss), basic		(0.08)		(0.06)
Earnings per share (loss), diluted		—		—

b. Restrictive Covenants -

The terms of the old notes and the new notes, impose significant operating and financial restrictions to the Company. These restrictions affect, and in many respects significantly limit or prohibit, its ability to, among other things:

•	borrow money;

•	pay dividends on our capital stock;

•	purchase stock or repay subordinated indebtness;

•	sell assets; and

•	consolidate or merge into other companies.

If we do not comply with these restrictions, we could be in default even if we are able to service our debt. If there were a default, holders of the notes could demand immediate payment of the aggregate principal amount and accrued interest on the notes outstanding. This could lead to our bankruptcy or reorganization for the benefit of our creditors or to our inability to pay our obligations.

c. Income taxes

For MFRS purposes, the Company applies revised Statement D-4 and recognizes future tax impacts based on the differences between the financial statements and tax bases of assets and liabilities-temporary differences- as of the date of the financial statements. For purposes of the reconciliation to U.S. GAAP, the Company has applied Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (FAS 109), for all periods presented. The net deferred tax derived from the U.S. GAAP adjustments has been fully reserved since it is more likely than not that such balance will not be recovered in the future.

FAS 109 requires an asset and liability method of accounting, whereby, deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. Under U.S. GAAP, the effect on deferred taxes of changes in tax rates is recognized in the income statement in the period in which the tax rates are enacted.

FAS 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely that some portion or all of the deferred tax assets will not be realized. Accordingly, the Company has established a valuation allowance for the full amount of the deferred tax assets.

As of June 30, 2007, the Company had recorded income tax charges as a result of the application of effective tax rate of the projected income tax for fiscal year 2007, which was estimated to be 101% of the pre-tax income. For the six-month periods ended June 30, 2006, deferred tax charges were recorded as a consequence of the application of the effective tax rate for the year 2006 which was estimated to be 92%.

III.  Additional Disclosures

a. Cash flow information -

Under MFRS, the Company presents statements of changes in financial position in constant Mexican pesos. This presentation, dentifies the generation and application of resources representing differences between beginning and ending financial statement balances in constant Mexican pesos.

Under U.S. GAAP, pursuant to FAS No. 95 “Statement of Cash Flows”, a statement of cash flows is a required component of a complete set of financial statements in lieu of a statement of changes in financial position. FAS 95 establishes specific presentation requirements and additional disclosures but does not provide guidance with respect to inflation adjusted financial statements. The following price-level adjusted consolidated statement of cash flows presented for the six-month periods ended June 30, 2007 and 2006, includes the effect of inflation in conformity with recommendations established by the American Institute of Certified Public Accountants SEC Regulations Committees’ International Practices Task Force.

	Period Ended June 30,
	2007	2006

Operating activities:
Net income (loss) under U.S. GAAP	(38,729)	(22,771)
Adjustments to reconcile net income (loss) to net cash flow provided by operating activities:
Depreciation and amortization	188,935	9,562
Allowance for doubtful accounts	(1,198)	(364)
Monetary gain	(10,861)	(5,5261
Deferred Income Tax	39,645	2,932
Employee benefits	3,197	2,625
Stock option plan	5,881
Loss on sale of fixed assets	(271)	(82)
Other	(6,821)	(16,232)
Foreign currency exchange (gain) loss	(25,661)	(64,509)

	154,117	(94,365)
Changes in operating assets and liabilities:
Accounts receivable	(216,825)	(106,520)
Inventory	1,837	(17,106)
Prepaid expenses	9,290	(7,267)
Accrued expenses and other accounts payable	176,148	32,066

Cash flow provided by (used in) operating activities	124,567	(193,192)
Financing activities:
Restricted cash	(20,044)	(6,321)
Capital increase. Net of equity issuance cost	641	—
Bank financing and debt payments	(288,557)	315,888
Senior notes issued. Net of debt issuance cost	247,890	—
Cash flow provided by financing activities	(60,070)	309,567

Investing activities:
Acquisition of fixed assets	(570,031)	(263,039)

	Period Ended June 30,
	2007		2006

Proceeds on sale of fixed assets		2		3,909
Intangible assets		(15,708)		16,583
Other assets		(37,130)		(45,710)

Cash flow used in investing activities		(622,867)		288,257)

Effect of inflation and exchange rate changes on cash and cash equivalents		(5,451)		(1,882)
Net increase (decrease) increase in cash and cash equivalents		(622,867)		(288,257)

Cash and cash equivalents at beginning of the year		716,653		233,831

Cash and cash equivalents at end of the year		152,832		60,067

Interest paid	Ps.	89,017	Ps.	25,989

Taxes paid	Ps.	2,814	Ps.	1,022

b. Operating income -

MFRS allows certain non-recurring charges, such as asset write-offs, to be classified as non-operating. Under U.S. GAAP, such items are considered part of operating income.

m. Subsidiary Guarantor Information

On December 20, 2006, the Company issued $150.0 million of Senior Notes in an international offering of debt that was subsequently completed on January 10, 2007, with the additional issuance of $25.0 million. The Senior Notes are joint and severally guaranteed on a senior unsubordinated, secured, full and unconditional basis and are expected to be registered as public debt in a exchange offer on or before September 30, 2007, pursuant to a guarantee by certain Maxcom subsidiaries: Corporativo en Telecomunciaciones, S.A. de C.V., Maxcom Servicios Adminsitrativos, S.A.de C.V., Outsourcing Operadoradora de Personal, S.A. de C.V., Tecnicos Especializados en Telecomunicaciones, S.A. de C.V, Maxcom TV, S.A. de C.V. and Maxcom, USA, Inc.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

																	Non-Guarantor Subsidiaries
													Maxcom		Maxcom				Sierra
	Maxcom		Servicios		Corporativo		OOP		TET		MSF		U.S.A.		T.V.		Telereunión		U.S.A.		Telscape		Elimination		Consolidated

Balance sheet as of June 30, 2007 under Mexican GAAP:
Cash and cash equivalents and
Current restricted cash	Ps.	128,561	Ps.	2,381	Ps.	1,456	Ps.	143	Ps.	—	Ps.	1,206	Ps.	—	Ps.	—	Ps.	4,962	Ps.	16,823	Ps.	—	Ps.	—	Ps.	155,532
Accounts receivable — net		1,258,734		235,605		30,132		45,418		971		167,078		109		51		50,895		765		2,081		(1,109,878)		681,961
Inventory — net		32,857																								32,857
Prepaid expenses		52,237		1,320		226		85										3		15						53,886
Investment in subsidiaries		280,611		1,430																				(282,041)
Frequency rights — net		81,869																								81,869
Telephone network system and Equipment net		3,336,341																186,415		9,562		20,342				3,552,660
Preoperating expenses — net		76,194																								76,194
Intangible assets — net		318,035																								318,035
Impairment
Pensions & postretirement obligations				12,980		1,542																				14,522
Deposits		697		7		257						4,333								15						5,309
Deferred taxes
Other assets		13,342																		(16)						13,326

Total assets	Ps.	5,579,478	Ps.	253,723	Ps.	33,613	Ps.	45,646	Ps.	971	Ps.	172,617	Ps.	109	Ps.	51	Ps.	242,275	Ps.	27,164	Ps.	22,423	Ps.	(1,391,919)	Ps.	4,986,151

Total liabilities	Ps.	3,382,568	Ps.	253,092	Ps.	34,665	Ps.	44,282	Ps.	905	Ps.	26	Ps.	3	Ps.	—	Ps.	167,155	Ps.	16,421	Ps.	—	Ps.	(1,109,878)	Ps.	2,789,239

Shareholders’ Equity:
Capital Stock and Additional
Paid- In Capital		3,477,454		64		93		54		52		166,245		123		54		680,798		12,645		94,877		(955,005)		3,477,454
Accumulated deficit		(1,280,544)		567		(1,145)		1,310		14		6,346		(17)		(3)		(605,678)		(1,902)		(72,454)		672,964		(1,280,542)
Total shareholders’ equity		2,196,910		631		(1,052)		1,364		66		172,591		106		51		75,120		10,743		22,423		(282,041)		2,196,912
Total liabilities and Shareholders — equity under
Mexican GAAP	Ps.	5,579,478	Ps.	253,723	Ps.	33,613	Ps.	45,646	Ps.	971	Ps.	172,617	Ps.	109	Ps.	51	Ps.	242,275	Ps.	27,164	Ps.	22,423	Ps.	(1,391,919)	Ps.	4,986,151

																	Non-Guarantor Subsidiaries
													Maxcom		Maxcom				Sierra
	Maxcom		Servicios		Corporativo		OOP		TET		MSF		U.S.A.		T.V.		Telereunion		U.S.A.		Telscape		Eliminatión		Consolidated

Preoperating expenses		(379,948)																								(379,948)
Amortization of preoperating expenses		303,754																								303,754
Capitalization of interest		107,007																								107,007
Depreciation of capitalized interest		(45,029)																								(45,029)
Amortization of frequency rights
Installation revenues		(58,415)																								(58,415)
Installation costs		(537,513)																								(537,513)
Debt restructuring
Capitalized internal compensation cost		(2,147)																								(2,147)
Retirement obligation		(1,319)																								(1,319)
SAB 108 initial effect		6,819																								6,819
Reversal of SAB 108		2,943																								2,943

Total shareholders’ equity under US. GAAP	Ps.	1,593,064	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	1,593,064

																	Non-Guarantor Subsidiaries
													Maxcom		Maxcom				Sierra
	Maxcom		Servicios		Corporativo		OOP		TET		MSF		U.S.A.		T.V.		Telereunión		U.S.A.		Telscape		Elimination		Consolidated

Income Statements under Mexican GAAP for the six-month period ended June 30, 2007:
Revenues	Ps.	1,070,809	Ps.	190,521	Ps.	25,147	Ps.	33,353	Ps.	855	Ps.	—	Ps.	—	Ps.	—	Ps.	56,983	Ps.	5,309	Ps.		Ps.	(307,470)	Ps.	1,075,507
Operating cost and expenses		961,838		187,700		24,740		32,276		824		7		3				61,129		6,079				(307,470)		967,126
Integral (cost) income of financing		59,858		69		15		77		8		(2,426)		1				7,692		1,045		12				66,351
Other income (expenses)		4,840		(212)														(151)						(1,700)		2,777
Tax Provisions		61,074		4,869		427		1,183		26		(11,525)														56,054

Net (loss) income under Mexican GAAP	Ps.	(16,801)	Ps.	(1,905)	Ps.	(35)	Ps.	(183)	Ps.	(3)	Ps.	13,944	Ps.	(4)	Ps.	—		Ps,(11,687)	Ps.	(1,815)	Ps.	(12)	Ps.	1,700	Ps.	(16,801)

Preoperating expenses
Amortization of preoperating expenses		19,133																								19,133
Capitalization of interest		(11,153)																								(11,153)
Amortization of capitalized Interest		(5,815)																								(5,815)
Amortization of frequency rights
Installation revenues		6,752																								6,752
Installation costs		(30,474)																								(30,474)
Capitalized internal compensation cost		69																								69
Retirement obligation		(440)																								(440)
Net loss (income) for the year under U.S. GAAP	Ps.	(38,729)	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	(38,729)

																	Non-Guarantor Subsidiaries
													Maxcom		Maxcom				Sierra
	Maxcom		Servicios		Corporativo		OOP		TET		MSF		USA		TV		Telereunion		USA		Telscape		Elimination		Consolidated

Statement of Cash Flows under U.S. GAAP for the six-month period ended June 30, 2007:
Net (loss) income the year under U.S. GAAP		Ps. (38,729)	Ps.	(l,905)	Ps.	(35)	Ps.	(183)	Ps.	(3)	Ps.	13,944	Ps.	(4)	Ps.	—	Ps.	(11,687)	Ps.	(1,815)	Ps.	(12)	Ps.	1,700	Ps.	(38,729)
Depreciation and amortization		188,935																23,060		489				(23,549)		188,935
Other adjustments to reconcile net income to cash provided by operating activities		(32,482)		3,356		647		920		21		(11,593)												6,649		(32,482)
Net change in working capital		(8,626)		(337)		(63)		(626)		(28)		(4,489)		5		(1)		(3,960)		16,295		12		8,661		6,843
Resources (used in) provided by Operating activities		109,098		1,114		549		111		(10)		(2,138)		1		(1)		7,413		14,969				(6,539)		124,567
Resources used in financing activities		(60,070)				2		1						(1)		1		(898)		(1)		(1)		897		(60,070)
Resources (used in) provided by investing activities		(622,867)		179														(6,303)		481		1		5,642		(622,867)
Effect of inflation on cash and cash equivalents		(5,451)																								(5,451)
Net increase (decrease) in cash and cash equivalents		(579,290)		1,293		551		112		(10)		(2,138)						212		15,449						(563,821)

Beginning balances	Ps.	705,151	Ps.	1,088	Ps.	905	Ps.	31	Ps.	10	Ps.	3,344	Ps.	—	Ps.	—	Ps.	4,750	Ps.	1,374	Ps.	—	Ps.	—	Ps.	716,653

Ending balances	Ps.	125,861	Ps.	2,381	Ps.	1,456	Ps.	143	Ps.	—	Ps.	1,206	Ps.	—	Ps.	—	Ps.	4,962	Ps.	16,823	Ps.	—	Ps.	—	Ps.	152,832

									Tecnicos				Maxcom
	Maxcom		Servicios		Corporativo		OOP		Especializados		MSF		U.S.A.		Elimination		Consolidated

Balance sheet as of June 30, 2006 under Mexican GAAP:
Cash and cash equivalents and Current restricted cash	Ps.	54,609	Ps.	3,871	Ps.	878	Ps.	124	Ps.	—	Ps.	585	Ps.	—	Ps.	—	Ps.	60,067
Accounts receivable — net		63,272		83,861		11,306		9,032				217,928		114		(56,136)		329,377
Inventory — net		33,227																33,227
Prepaid expenses		81,048		4,857		930		73										86,908
Investment in subsidiaries		220,738		230												(220,968)
Frequency rights — net		88,387																88,387
Telephone network system and Equipment net		2,520,861																2,520,861
Preoperating expenses — net		111,446																111,446
Retirement Obligations				13,728		1,651												15,379
Intangible assets — net		300,980																300,980
Deposit		242		7		392						4,640						5,281
Other assets		24,491		—		—		—				—		—		—		24,491

Total assets	Ps.	3,499,301	Ps.	106,554	Ps.	15,157	Ps.	9,229	Ps.	—	Ps.	223,153	Ps.	114	Ps.	(277,104)	Ps.	3,576,404

Total liabilities	Ps.	1,638,985	Ps.	110,754	Ps.	17,148	Ps.	9,142	Ps.	141	Ps.	(3,657)	Ps.	—	Ps.	(56,162)	Ps.	1,716,351

Shareholders’ Equity:
Capital Stock and Additional Paid-In Capital		3,102,321		64		92		54		52		223,148		114		(223,524)		3,102,321
Accumulated deficit		(1,242,005)		(4,264)		(2,083)		33		(193)		3,662				2,582		(1,242,267)
Total shareholders’ equity		1,860,316		(4,200)		(1,991)		87		(141)		226,810		114		(220,942)		1,860,053

Total liabilities and Shareholders — equity under Mexican GAAP	Ps.	3,499,301	Ps.	106,554	Ps.	15,157	Ps.	9,229	Ps.	—	Ps.	223,153	Ps.	114	Ps.	(227,104)	Ps.	3,576,404

									Tecnicos					Maxcom
	Maxcom		Servicios		Corporativo		OOP		Especializados			MSF		U.S.A.		Elimination		Consolidated

Preoperating expenses		(379,948)																	(379,948)
Amortization of preoperating expenses . .		268,501																	268,501
Capitalization of interest		93,952																	93,952
Amortization of capitalized interest		(26,060)																	(26,060)
Amortization of frequency right
Installation revenues		(54,126)																	(54,126)

Installation costs		(453,464)																	(453,464)
Debt restructuring		(95,486)																	(95,486)
Capitalized internal compensation cost		(2,285)																	(2,285)
Retirement obligations		(440)																	(440)
SAB 108 initial effects		6,819																	6,819
Reversal of SAB 108		4,292																	4,292
Total shareholders’ equity under US. GAAP	Ps.	1,222,071	Ps.	(4,200)	Ps.	(1,991)	Ps.	87	Ps.	(14l	)	Ps.	226,810	Ps.	114	Ps.	(220,942)	Ps.	1,221,808

									Tecnicos				Maxcom
	Maxcom		Servicios		Corporativo		OOP		Especializados		MSF		U.S.A.		Elimination		Consolidated

Income Statements under Mexican GAAP for the six-month period ended June 30, 2006:
Revenues	Ps.	739,408	Ps.	16 1,563	Ps.	21,358	Ps.	—		Ps.—	Ps.	—	Ps.	—	Ps.	(182,921)	Ps.	739,408
Operating cost and expenses		672,402		163,328		20,748		(29)		193		(4,136)				(182,921)		669,585
Integral (cost) income of financing		75,943		79		4						(2,353)						73,673
Other income (expenses)		(5,258)		(126)		(55)						2				4,771		(666)
Tax Provisions		2,932		116		662												3,710

Net (loss) income under mexican GAAP	Ps.	(6,611)	Ps.	(1,834)	Ps.	(1)	Ps.	29	Ps.	(193)	Ps.	6,487	Ps.	—	Ps.	(4,771)	Ps.	(6,894)

Amortization of preoperating expenses		14,930																14,930
Capitalization of interest		24,208																24,208
Amortization of capitalized Interest		(13,153)																(13,153)
Amortization of frequency rights		11,871																11,871
Installation revenues
Installation costs		(153,142)																(153,142)
Debt restructuring		95,488																95,488
Capitalized internal compensation cost		69																69
Retirement obligations		(440)																(4,40)

Reversal of SAB 108		4,292																4,292
Net loss (income) For the year under U.S. GAAP	Ps.	(22,488)	Ps.	(1,834)	Ps.	(1)	Ps.	29	Ps.	(193)	Ps.	6,487	Ps.	—	Ps.	(4,771)	Ps.	(22,771)

									Tecnicos
	Maxcom		Servicios		Corporativo		OOP		Especializados		MSF		Elimination		Consolidated

Statement of Cash Flows under U.S. GAAP for the six-month period ended June 30, 2006:
Net (loss) income	Ps.	(22,488)	Ps.	(l,834)	Ps.	(1)	Ps.	29	Ps.	(193)	Ps.	6,487	Ps.	(4,771)	Ps.	(22,771)
Depreciation and amortization		9,562		—		—		—				—		—		9,562
Other adjustments to reconcile net income to cash provided by operating activities		72,401		4,368		(190)		—				—		(4,178)		72,401
Net change in working capital		(99,242)		1,013		385		6		193		(12,594)		10,996		(99,242)
Resources (used in) provided by Operating activities		(39,767)		3,547		194		35				(6,107)		2,047		(40,050)
Resources used in financing activities		309,567		2		—		1				—		(3)		309,567
Resources (used in) provided by investing activities		(441,399)		(172)		—		—				—		172		(441,399)
		(1,882)														(1,882)
Net increase (decrease) in cash and cash equivalents		(173,481)		3,377		194		37		—		(6,107)		2,216		(173,764)

Beginning balances	Ps.	225,873	Ps.	495	Ps.	684	Ps.	87	Ps.	—	Ps.	6,692	Ps.	—	Ps.	233,831

Ending balances	Ps.	52,392	Ps.	3,872	Ps.	878	Ps.	123	Ps.	—	Ps.	585	Ps.	2,216	Ps.	60,067

o.  Valuation and Qualifying Accounts -

(Amounts expressed in Million of Mexican Pesos (Ps.) with Purchasing Power as of June 30, 2007)

		Balance at		Charged to				Balance at
		Beginning		Cost and				End of
		of Period		Expenses		Deductions		Period

Allowance for doubtful accounts as of June 30,	2007	Ps.	70.2	Ps.	26.0	Ps.	(12.9)	Ps.	83.3
	2006	Ps.	72.0	Ps.	19.7	Ps.	(20.0)	Ps.	71.7
Allowance for obsolete and slow-moving supply inventories as of June 30,	2007	Ps.	0.3	Ps.	—	Ps.	(0.1)	Ps.	0.2
	2006	Ps.	0.3	Ps.	—	Ps.	—	Ps.	0.3
Allowance for obsolete and slow-moving network inventories as of June 30,	2007	Ps.	9.7	Ps.	—	Ps.	(0.7)	Ps.	9.0
	2006	Ps.	9.7	Ps.	—	Ps.	—	Ps.	9.7
Allowance for lease penalty as of June 30	2007	Ps.	—	Ps.	—	Ps.	—	Ps.	—
	2006	Ps.	—	Ps.	—	Ps.	—	Ps.	—

ANNEX I

UNAUDITED FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2007

Set forth below are our unaudited condensed consolidated balance sheets as of December 31, 2006 and September 30, 2007, and statements of income for the nine months ended September 30, 2006 and 2007. The financial information included in this Annex I has been prepared in accordance with Mexican FRS and is adjusted in thousands of constant pesos of purchasing power as of September 30, 2007. In the opinion of management, the unaudited financial information set forth in this Annex I includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair statement of this financial information. The unaudited financial information set forth in this Annex I should be read in connection with our audited consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, and the unaudited consolidated financial statements as of June 30, 2007 and 2006 and for the six months ended June 30, 2007 and 2006, which are included elsewhere in this prospectus. Financial information set forth in this Annex I is presented in constant pesos of purchasing power as of September 30, 2007, and is therefore not directly comparable to the financial information presented elsewhere in this prospectus, which, unless otherwise stated, except for the financial data as of and for the six months ended June 30, 2007 and 2006, which has been restated in constant pesos as of June 30, 2007, is presented in constant pesos of purchasing power as of December 31, 2006.

Although it is not otherwise required to be included in this prospectus by the SEC’s Rules, the information contained in this Annex I is being provided in response to Item 8.A.5 of Form 20-F because the information has been made available to shareholders, exchanges or others. Because this information is not otherwise required to be disclosed by the SEC’s Rules, it does not contain all of the information and disclosures normally included in interim financial statements prepared in accordance with Mexican FRS. We have not undertaken a U.S.GAAP reconciliation for the periods or dates included in this Annex I. The change in the inflation rate for the nine-month period ended September 30, 2007 was 2.1%.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of September 30, 2007

	2007		2006
	(Unaudited)		(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	Ps.	230,727	Ps.	727,716
Restricted cash		15,050		23,095

		245,777		750,811

Accounts receivable:
Clients, net of allowance for doubtful accounts of Ps.85,885 and Ps.81,413 in 2007 and 2006, respectively		534,760		328,720
Value added tax recoverable		190,890		109,088
Other accounts receivable		45,852		40,102

		771,502		477,910

Inventory		27,839		35,229
Prepaid expenses — Net		53,785		64,710

Total current assets		1,098,903		1,328,660
Telephone network systems and equipment — Net		3,774,662		3,107,763
Preoperating expenses — Net		69,980		96,799
Frequency rights — Net		81,221		86,990
Other assets		367,514		366,622

Total Assets	Ps.	5,392,280	Ps.	4,986,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Interest payable	Ps.	73,682	Ps.	8,570
Accrued expenses and accounts payable		491,468		522,031
Commercial paper		—		153,202
Notes payable short-term		8,266		38,322
Bonds payable		—		128,737
Other taxes payable		30,547		26,940

Total current liabilities		603,963		877,802

Long-term liabilities:
Payable bonds long-term		2,184,060		1,666,145
Derivative financial instruments — long term		—		14,884
Notes payable		9,223		41,196
Deferred taxes		158,607		87,558
Other long-term liabilities		208,938		57,987

Total long-term liabilities		2,560,828		1,867,770

Total liabilities		3,164,791		2,745,572

Shareholders’ equity:
Capital stock		3,276,031		3,275,382
Additional paid-in capital		259,371		249,133
Deficit		(1,307,913)		(1,283,253)

Total shareholders’ equity		2,227,489		2,241,262

Commitments and contingencies
Total liabilities and shareholders’ equity	Ps.	5,392,280	Ps.	4,986,834

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS
FOR THE NINE-MONTHS PERIOD ENDED SEPTEMBER 30, 2007 AND 2006

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of September 30, 2007

	2007		2006
	(Unaudited)		(Unaudited)

Net revenues	Ps.	1,699,746	Ps.	1,226,980

Operating cost and expenses:
Network operating costs		(713,192)		(465,757)
Selling, general and administrative expenses		(506,435)		(443,138)
Depreciation		(205,731)		(130,121)
Amortization		(91,962)		(94,068)

Total operating costs and expenses		(1,517,320)		(1,133,084)

Operating income		182,426		93,896

Integral cost of financing:
Interest expense and commissions — Net		(172,113)		(85,341)
Interest income (loss)		29,490		11,900
Exchange gain (loss) — Net		5,464		(22,635)
Gain on monetary position		37,547		14,645

		(99,612)		(81,431)

Other (loss) income — Net		(8,373)		709

Income (loss) before provision for taxes		74,441		13,174

Tax provisions:
Asset tax		(23,918)		(2,585)
Deferred income tax		(75,184)		(44,967)

		(99,102)		(47,552)

Net loss for the period	Ps.	(24,661)	Ps.	(34,378)